FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206361-08

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated February 28, 2017, may be amended or completed prior to time of sale.

PROSPECTUS

$944,063,000 (Approximate)

JPMCC Commercial Mortgage Securities Trust 2017-JP5

(Central Index Key Number 0001695154)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)
Starwood Mortgage Funding VI LLC
(Central Index Key Number 0001682518)
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-JP5

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-JP5 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class D, Class D-RR, Class E-RR, Class F-RR, Class NR-RR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMCC Commercial Mortgage Securities Trust 2017-JP5. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in April 2017. The rated final distribution date for the certificates is March 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$43,930,000%		(5)	January 2022
Class A-2	$82,828,000%		(5)	January 2022
Class A-3	$38,000,000%		(5)	December 2023
Class A-4	$135,000,000%		(5)	November 2026
Class A-5	$396,306,000%		(5)	January 2027
Class A-SB	$69,023,000%		(5)	November 2026
Class X-A	$836,131,000	(6)%	Variable(7)	February 2027
Class X-B	$51,917,000	(6)%	Variable(7)	February 2027
Class X-C	$56,015,000	(6)%	Variable(7)	February 2027
Class A-S	$71,044,000%		(5)	February 2027
Class B	$51,917,000%		(5)	February 2027
Class C	$56,015,000%		(5)	February 2027

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 51 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC is acting as lead manager and sole bookrunner with respect to this offering. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about March 29, 2017. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately [__]% of the aggregate certificate balances of the offered certificates plus accrued interest from March 1, 2017, before deducting expenses payable by the depositor.

J.P. Morgan
Lead Manager and Sole Bookrunner

Drexel Hamilton	Academy Securities
Co-Manager	Co-Manager

March       , 2017

JPMCC Commercial Mortgage Securities Trust 2017-JP5

Commercial Mortgage Pass-Through Certificates, Series 2017-JP5

Oklahoma
1 property
$6,581,000
0.6% of total
Minnesota
1 property
$2,800,000
0.3% of total
Wisconsin
1 property
$6,335,152
0.6% of total
Illinois
17 properties
$73,763,123
6.7% of total
Michigan
1 property
$21,100,000
1.9% of total
Pennsylvania
2 properties
$6,385,157
0.6% of total
Massachusetts
1 property
$33,424,589
3.1% of total
Ohio
3 properties
$28,102,500
2.6% of total
Connecticut
1 property
$51,000,000
4.7% of total
New Jersey
1 property
$41,842,074
3.8% of total
Maryland
1 property
$33,250,000
3.0% of total
Virginia
1 property
$38,000,000
3.5% of total
South Carolina
1 property
$6,170,852
0.6% of total
North Carolina
1 property
$16,475,654
1.5% of total
Georgia
4 properties
$76,332,165
7.0% of total
Florida
4 properties
$94,306,221
8.6% of total
Alabama
1 property
$8,850,000
0.8% of total
Texas
9 properties
$180,293,502
16.5% of total
Arizona
1 property
$5,925,000
0.5% of total
Hawaii
2 properties
$119,945,058
11.0% of total
California
4 properties
$222,350,000
20.3% of total
Nevada
1 property
$19,750,000
1.8% of total
Percentage of
Initial Pool Balance
0.3% – 5.0%
5.1% – 10.0%
10.1% – 20.3%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Principal Window(4)
Offered Certificates
A-1	$43,930,000		30.000%	%	(5)	January 2022	2.76	04/17-01/22
A-2	$82,828,000		30.000%	%	(5)	January 2022	4.79	01/22-01/22
A-3	$38,000,000		30.000%	%	(5)	December 2023	6.71	12/23-12/23
A-4	$135,000,000		30.000%	%	(5)	November 2026	9.63	11/26-11/26
A-5	$396,306,000		30.000%	%	(5)	January 2027	9.77	11/26-01/27
A-SB	$69,023,000		30.000%	%	(5)	November 2026	7.34	01/22-11/26
X-A	$836,131,000	(6)	NAP	%	Variable(7)	February 2027	NAP	NAP
X-B	$51,917,000	(6)	NAP	%	Variable(7)	February 2027	NAP	NAP
X-C	$56,015,000	(6)	NAP	%	Variable(7)	February 2027	NAP	NAP
A-S	$71,044,000		23.500%	%	(5)	February 2027	9.86	01/27-02/27
B	$51,917,000		18.750%	%	(5)	February 2027	9.88	02/27-02/27
C	$56,015,000		13.625%	%	(5)	February 2027	9.88	02/27-02/27
Non-Offered Certificates
D	$36,888,000	(8)	10.250%	%	(5)	February 2027	9.88	02/27-02/27
D-RR	$27,325,000	(8)	7.750%	%	(5)	February 2027	9.88	02/27-02/27
E-RR	$28,691,000		5.125%	%	(5)	April 2027	9.98	02/27-04/27
F-RR	$17,761,000		3.500%	%	(5)	April 2027	10.04	04/27-04/27
NR-RR	$38,254,046		0.000%	%	(5)	April 2027	10.04	04/27-04/27
R(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal. The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal. The Class X-C certificates are notional amount certificates. The notional amount of the Class X-C certificates will be equal to the certificate balance of the Class C certificates outstanding from time to time. The Class X-C certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for that distribution date. The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class C certificates for that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-C certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	The approximate initial certificate balances of the Class D and Class D-RR certificates are estimated based in part on the estimated ranges of certificate balances and estimated fair values described in “Credit Risk Retention”. The Class D certificate balances are expected to fall within a range of $31,423,000 and $43,720,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of regular certificates issued by the issuing entity. The Class D-RR certificate balances are expected to fall within a range of $20,493,000 and $32,790,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class D-RR,

Class E-RR, Class F-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of regular certificates issued by the issuing entity.

(9)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class D, Class D-RR, Class E-RR, Class F-RR, Class NR-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	19
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	51
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	52
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Office Properties Have Special Risks	58
Retail Properties Have Special Risks	58
Mixed Use Properties Have Special Risks	60
Hotel Properties Have Special Risks	60
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Industrial Properties Have Special Risks	63
Multifamily Properties Have Special Risks	64
Manufactured Housing Community Properties Have Special Risks	65
Condominium Ownership May Limit Use and Improvements	66
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	67
Concentrations Based on Property Type, Geography, Related
Borrowers and Other Factors May Disproportionately Increase Losses	68
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	69
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	70
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	71
Risks Related to Zoning Non-Compliance and Use Restrictions	73
Risks Relating to Inspections of Properties	74
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	74
Insurance May Not Be Available or Adequate	74
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	75
Terrorism Insurance May Not Be Available for All Mortgaged Properties	75
Risks Associated with Blanket Insurance Policies or Self-Insurance	77
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	77
Limited Information Causes Uncertainty	77
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	78
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	78
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	79
Static Pool Data Would Not Be Indicative of the Performance of this Pool	80

Appraisals May Not Reflect Current or Future Market Value of Each Property	80
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	81
The Borrower’s Form of Entity May Cause Special Risks	82
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	83
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	84
Other Financings or Ability to Incur Other Indebtedness Entails Risk	85
Tenancies-in-Common May Hinder Recovery	86
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	86
Risks Associated with One Action Rules	87
State Law Limitations on Assignments of Leases and Rents May Entail Risks	87
Various Other Laws Could Affect the Exercise of Lender’s Rights	87
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	88
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	88
Risks Related to Ground Leases and Other Leasehold Interests	89
Increases in Real Estate Taxes May Reduce Available Funds	91
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	91
Risks Relating to Shari’ah Compliant Loans	91
Risks Related to Conflicts of Interest	91
Interests and Incentives of the Originators, the Sponsors and
Their Affiliates May Not Be Aligned With Your Interests	91
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	93
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	94
Potential Conflicts of Interest of the Operating Advisor	96
Potential Conflicts of Interest of the Asset Representations Reviewer	97
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	98
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	100
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	101
Other Potential Conflicts of Interest May Affect Your Investment	101
Other Risks Relating to the Certificates	102
The Certificates Are Limited Obligations	102
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	102
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	102
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	105
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	107
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	110

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	111
Risks Relating to Modifications of the Mortgage Loans	115
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	116
Risks Relating to Interest on Advances and Special Servicing Compensation	116
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	117
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	117
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	118
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	118
Description of the Mortgage Pool	120
General	120
Certain Calculations and Definitions	121
Definitions	121
Mortgage Pool Characteristics	128
Overview	128
Property Types	130
Mortgage Loan Concentrations	134
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	134
Geographic Concentrations	135
Mortgaged Properties With Limited Prior Operating History	136
Tenancies-in-Common	136
Condominium Interests	137
Fee & Leasehold Estates; Ground Leases	137
Environmental Considerations	138
Redevelopment, Renovation and Expansion	140
Assessments of Property Value and Condition	142
Appraisals	142
Engineering Reports	142
Zoning and Building Code Compliance and Condemnation	142
Litigation and Other Considerations	143
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	143
Tenant Issues	144
Tenant Concentrations	144
Lease Expirations and Terminations	145
Purchase Options and Rights of First Refusal	148
Affiliated Leases	149
Insurance Considerations	149
Use Restrictions	150
Appraised Value	151
Non-Recourse Carveout Limitations	151
Real Estate and Other Tax Considerations	153
Delinquency Information	153
Certain Terms of the Mortgage Loans	153
Amortization of Principal	153
Due Dates; Mortgage Rates; Calculations of Interest	154
Single Purpose Entity Covenants	154
Prepayment Protections and Certain Involuntary Prepayments	155
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	156
Defeasance; Collateral Substitution	157
Partial Releases	158
Escrows	160
Mortgaged Property Accounts	161
Shari’ah Compliant Loan	161
Exceptions to Underwriting Guidelines	162
Additional Indebtedness	162
General	162
Whole Loans	162
Mezzanine Indebtedness	162
Preferred Equity	165
Other Secured Indebtedness	165
Other Unsecured Indebtedness	165
The Whole Loans	166
General	166
The Serviced Whole Loans	168
The Non-Serviced Whole Loans	182
Additional Information	201
Transaction Parties	202
The Sponsors and Mortgage Loan Sellers	202
JPMorgan Chase Bank, National Association	202

Starwood Mortgage Funding VI LLC	210
The Depositor	216
The Issuing Entity	217
The Trustee and Certificate Administrator	217
The Master Servicer	220
The Special Servicer	222
The Hilton USA Trust 2016-HHV Master Servicer, the JPMCC 2016-JP4 Master Servicer and the JPMDB 2016-C4 Master Servicer	226
The Operating Advisor and Asset Representations Reviewer	229
Credit Risk Retention	232
General	232
Qualifying CRE Loans; Required Credit Risk Retention Percentage	232
Material Terms of the Eligible Horizontal Residual Interest	232
Determination of Amount of Required Credit Risk Retention	233
General	233
Swap-Priced Principal Balance Certificates	234
Interest-Only Certificates	237
Yield-Priced Principal Balance Certificates	239
Calculation of Estimated Fair Value of All Certificates	239
Hedging, Transfer and Financing Restrictions	240
Description of the Certificates	241
General	241
Distributions	243
Method, Timing and Amount	243
Available Funds	243
Priority of Distributions	245
Pass-Through Rates	248
Interest Distribution Amount	249
Principal Distribution Amount	250
Certain Calculations with Respect to Individual Mortgage Loans	251
Application Priority of Mortgage Loan Collections or Whole Loan Collections	253
Allocation of Yield Maintenance Charges and Prepayment Premiums	255
Assumed Final Distribution Date; Rated Final Distribution Date	257
Prepayment Interest Shortfalls	257
Subordination; Allocation of Realized Losses	259
Reports to Certificateholders; Certain Available Information	261
Certificate Administrator Reports	261
Information Available Electronically	266
Voting Rights	270
Delivery, Form, Transfer and Denomination	270
Book-Entry Registration	271
Definitive Certificates	273
Certificateholder Communication	274
Access to Certificateholders’ Names and Addresses	274
Requests to Communicate	274
List of Certificateholders	274
Description of the Mortgage Loan Purchase Agreements	275
General	275
Dispute Resolution Provisions	283
Asset Review Obligations	283
Pooling and Servicing Agreement	283
General	283
Assignment of the Mortgage Loans	284
Servicing Standard	284
Subservicing	286
Advances	286
P&I Advances	286
Servicing Advances	287
Nonrecoverable Advances	288
Recovery of Advances	289
Accounts	290
Withdrawals from the Collection Account	292
Servicing and Other Compensation and Payment of Expenses	294
General	294
Master Servicing Compensation	298
Special Servicing Compensation	301
Disclosable Special Servicer Fees	306
Certificate Administrator and Trustee Compensation	307
Operating Advisor Compensation	307
Asset Representations Reviewer Compensation	308
CREFC® Intellectual Property Royalty License Fee	309
Appraisal Reduction Amounts	309
Maintenance of Insurance	315
Modifications, Waivers and Amendments	317
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	321
Inspections; Collection of Operating Information	322
Collection of Operating Information	323
Special Servicing Transfer Event	323
Asset Status Report	325
Realization Upon Mortgage Loans	328
Sale of Defaulted Loans and REO Properties	330
The Directing Certificateholder	333

General	333
Major Decisions	335
Asset Status Report	337
Replacement of Special Servicer	337
Control Termination Event and Consultation Termination Event	338
Servicing Override	339
Rights of Holders of Companion Loans	340
Limitation on Liability of Directing Certificateholder	340
The Operating Advisor	341
General	341
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	341
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	342
Recommendation of the Replacement of the Special Servicer	344
Eligibility of Operating Advisor	344
Other Obligations of Operating Advisor	345
Delegation of Operating Advisor’s Duties	346
Termination of the Operating Advisor With Cause	346
Rights Upon Operating Advisor Termination Event	347
Waiver of Operating Advisor Termination Event	347
Termination of the Operating Advisor Without Cause	347
Resignation of the Operating Advisor	348
Operating Advisor Compensation	348
The Asset Representations Reviewer	348
Asset Review	348
Eligibility of Asset Representations Reviewer	353
Other Obligations of Asset Representations Reviewer	353
Delegation of Asset Representations Reviewer’s Duties	354
Assignment of Asset Representations Reviewer’s Rights and Obligations	354
Asset Representations Reviewer Termination Events	354
Rights Upon Asset Representations Reviewer Termination Event	355
Termination of the Asset Representations Reviewer Without Cause	355
Resignation of Asset Representations Reviewer	356
Asset Representations Reviewer Compensation	356
Replacement of Special Servicer Without Cause	356
Termination of Master Servicer and Special Servicer for Cause	359
Servicer Termination Events	359
Rights Upon Servicer Termination Event	360
Waiver of Servicer Termination Event	361
Resignation of the Master Servicer and the Special Servicer	362
Limitation on Liability; Indemnification	362
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	365
Dispute Resolution Provisions	365
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	365
Repurchase Request Delivered by a Party to the PSA	366
Resolution of a Repurchase Request	366
Mediation and Arbitration Provisions	369
Servicing of the Non-Serviced Mortgage Loans	370
Servicing of the Hilton Hawaiian Village Mortgage Loan	370
Servicing of the Moffett Gateway Mortgage Loan and the Riverway Mortgage Loan	372
Servicing of the Fresno Fashion Fair Mall Mortgage Loan	374
Rating Agency Confirmations	377
Evidence as to Compliance	378
Limitation on Rights of Certificateholders to Institute a Proceeding	380
Termination; Retirement of Certificates	380
Amendment	381
Resignation and Removal of the Trustee and the Certificate Administrator	383
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	384
Certain Legal Aspects of Mortgage Loans	385
General	387
Types of Mortgage Instruments	387
Leases and Rents	387
Personalty	388
Foreclosure	388
General	388
Foreclosure Procedures Vary from State to State	388

Judicial Foreclosure	388
Equitable and Other Limitations on Enforceability of Certain Provisions	389
Nonjudicial Foreclosure/Power of Sale	389
Public Sale	389
Rights of Redemption	390
Anti-Deficiency Legislation	391
Leasehold Considerations	391
Cooperative Shares	392
Bankruptcy Laws	392
Environmental Considerations	397
General	397
Superlien Laws	397
CERCLA	397
Certain Other Federal and State Laws	398
Additional Considerations	398
Due-on-Sale and Due-on-Encumbrance Provisions	399
Subordinate Financing	399
Default Interest and Limitations on Prepayments	399
Applicability of Usury Laws	399
Americans with Disabilities Act	400
Servicemembers Civil Relief Act	400
Anti-Money Laundering, Economic Sanctions and Bribery	400
Potential Forfeiture of Assets	401
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	401
Pending Legal Proceedings Involving Transaction Parties	403
Use of Proceeds	403
Yield and Maturity Considerations	403
Yield Considerations	403
General	403
Rate and Timing of Principal Payments	403
Losses and Shortfalls	404
Certain Relevant Factors Affecting Loan Payments and Defaults	405
Delay in Payment of Distributions	406
Yield on the Certificates with Notional Amounts	406
Weighted Average Life	406
Pre-Tax Yield to Maturity Tables	412
Material Federal Income Tax Considerations	416
General	416
Qualification as a REMIC	416
Status of Offered Certificates	418
Taxation of Regular Interests	419
General	419
Original Issue Discount	419
Acquisition Premium	421
Market Discount	421
Premium	422
Election To Treat All Interest Under the Constant Yield Method	422
Treatment of Losses	422
Yield Maintenance Charges and Prepayment Premiums	423
Sale or Exchange of Regular Interests	423
Taxes That May Be Imposed on a REMIC	424
Prohibited Transactions	424
Contributions to a REMIC After the Startup Day	424
Net Income from Foreclosure Property	424
Bipartisan Budget Act of 2015	425
Taxation of Certain Foreign Investors	425
FATCA	426
Backup Withholding	426
Information Reporting	427
3.8% Medicare Tax on “Net Investment Income”	427
Reporting Requirements	427
Certain State and Local Tax Considerations	428
Method of Distribution (Underwriter)	428
Incorporation of Certain Information by Reference	429
Where You Can Find More Information	430
Financial Information	430
Certain ERISA Considerations	430
General	430
Plan Asset Regulations	431
Administrative Exemptions	432
Insurance Company General Accounts	433
Legal Investment	434
Legal Matters	435
Ratings	435
Index of Defined Terms	439

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX F	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT GATEWAY MORTGAGE LOAN
ANNEX G	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE COURTYARD MARRIOTT – KING KAMEHAMEHA MORTGAGE LOAN

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE

CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 19 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 51 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 439 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)    TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)    TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)    IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT,

PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND

FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE

OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMCC Commercial Mortgage Securities Trust 2017-JP5, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	Starwood Mortgage Funding VI LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and the initial purchaser of the non-offered certificates. Starwood Mortgage Funding VI LLC is an affiliate of (a) Starwood Mortgage Capital LLC, an originator, (b) LNR Partners, LLC, the initial special servicer of the whole loans identified as “Moffett Gateway” and “Riverway” on Annex A-1, (c) LNR Partners, LLC, the initial special servicer, (d) LNR Securities Holdings, LLC, the entity expected to purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates on the closing date and to be appointed as the initial directing certificateholder and (e) LNR Securities Holdings, LLC, the entity holding a majority interest in the control eligible certificates issued, and acting as the initial directing certificateholder, under the JPMCC 2016-JP4 pooling and servicing Agreement. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association (1)	22	$924,280,100	84.6%
Starwood Mortgage Funding VI LLC	21	168,701,947	15.4
Total	43	$ 1,092,982,047	100.0%

(1)	One (1) mortgage loan identified as “Hilton Hawaiian Village” on Annex A-1, representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A. One (1) mortgage loan identified as “Fresno Fashion Fair Mall” on Annex A-1, representing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Société Générale.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. Starwood Mortgage Funding VI LLC, an indirect wholly-owned subsidiary of Starwood Property Trust, Inc., is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirements through the purchase by LNR Securities Holdings, LLC, a majority-owned affiliate (as such term is defined in Regulation RR) of Starwood Mortgage Funding VI LLC, from the depositor, on the closing date, an “eligible horizontal residual interest”, which will be comprised of the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates. Starwood Mortgage Funding VI LLC, as the “retaining sponsor” for the transaction, will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the pooling and servicing agreement indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and the related companion loans other than with respect to any non-serviced mortgage loan (except where otherwise indicated) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. LNR Partners, LLC was appointed to be the special servicer by LNR Securities Holdings, LLC. LNR Securities Holdings, LLC, an affiliate of LNR Partners, LLC, will purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates (and may purchase other classes of certificates), and, on the closing date, is expected to be the initial directing certificateholder. The principal servicing office of the special servicer is located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305)-695-5600. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”. LNR Securities Holdings, LLC, the entity expected to purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates on the closing date and be the initial directing certificateholder, LNR Partners, LLC, the special servicer, Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller, and Starwood Mortgage Capital LLC, an originator, are affiliates of each other.

LNR Partners, LLC assisted LNR Securities Holdings, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to appoint (and may remove and replace with or without cause) a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Hilton USA Trust 2016-HHV

Master Servicer, the

JPMCC 2016-JP4 Master

Servicer and the JPMDB

2016-C4 Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer of certain of the non-serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreements identified in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Hilton USA Trust 2016-HHV, JPMCC 2016-JP4 and JPMDB 2016-C4 Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its telephone number is 410-884-2000. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction (i) with respect to a non-serviced mortgage loan or any related REO property or (ii) with respect to the Courtyard Marriott – King Kamehameha mortgage loan or any related REO property, until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Whole Loan—Consultation and Control” and “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan,

(ii) the Courtyard Marriott – King Kamehameha mortgage loan until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Whole Loan—Consultation and Control” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that LNR Securities Holdings, LLC, an affiliate of (i) LNR Partners, LLC, the initial special servicer, (ii) Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller, and (iii) Starwood Mortgage Capital LLC, an originator, will purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) the Courtyard Marriott – King Kamehameha mortgage loan, until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement and (iii) any excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate

Companion Loan	Three (3) mortgage loans identified as “Hilton Hawaiian Village”, “Moffett Gateway” and “Courtyard Marriott – King Kamehameha” on Annex A-1, collectively representing approximately 18.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are comprised of one or more senior pari passu notes (included in the issuing entity), in certain cases, one or more pari passu senior notes (not included in the issuing entity) and one or more subordinate notes (not included in the issuing entity).

With respect to the mortgage loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related subordinate companion loan will have the right (i) to cure certain defaults with respect to the related mortgage loan, and (ii) to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the subordinate companion loan will also have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, the holder of the related subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the Courtyard Marriott – King Kamehameha mortgage loan at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement. As of the closing date, TH Commercial JPM LLC, which is an affiliate of Two Harbors Investment Corp. is the holder of the Courtyard Marriott – King Kamehameha subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Whole Loan”, “—The Non-Serviced Whole Loans—The Hilton Hawaiian Village Whole Loan”, “—The Non-Serviced Whole Loans—The Moffett Gateway Whole Loan” and “Transaction Parties—Replacement of the Special Servicer”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in March 2017, or with respect to any mortgage loan that has its first due date in April 2017, the date that would otherwise have been the related due date in March 2017.

Closing Date	On or about March 29, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in April 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, Kansas, Pennsylvania, Florida or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	January 2022
Class A-2	January 2022
Class A-3	December 2023
Class A-4	November 2026
Class A-5	January 2027
Class A-SB	November 2026
Class X-A	February 2027
Class X-B	February 2027
Class X-C	February 2027
Class A-S	February 2027
Class B	February 2027
Class C	February 2027

The rated final distribution date will be the distribution date in March 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-JP5:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class X-C

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class D, Class D-RR, Class E-RR, Class F-RR, Class NR-RR and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be forty-three (43) fixed rate commercial mortgage loans secured by first mortgage liens on fifty-nine (59) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) thirty-six (36) mortgage loans (which have no related pari passu or subordinate interest secured by the related mortgaged property or properties), (ii) four (4) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu interests that are not assets of the issuing entity secured by the related mortgaged property or properties) and (iii) three (3) mortgage loans, each represented by one or more senior pari passu portions of a whole loan and one or more subordinate companion loans that are not assets of the issuing entity secured by the related mortgaged property or properties.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$ 43,930,000	4.019%	30.000%
Class A-2	$ 82,828,000	7.578%	30.000%
Class A-3	$ 38,000,000	3.477%	30.000%
Class A-4	$ 135,000,000	12.352%	30.000%
Class A-5	$ 396,306,000	36.259%	30.000%
Class A-SB	$ 69,023,000	6.315%	30.000%
Class X-A	$ 836,131,000	NAP	NAP
Class X-B	$ 51,917,000	NAP	NAP
Class X-C	$ 56,015,000	NAP	NAP
Class A-S	$ 71,044,000	6.500%	23.500%
Class B	$ 51,917,000	4.750%	18.750%
Class C	$ 56,015,000	5.125%	13.625%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
Class A-SB	%
Class X-A	%(2)
Class X-B	%(2)
Class X-C	%(2)
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class C certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B and Class X-C certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.  Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.08500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00590%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00290%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00071%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(1)	Special Servicer Fee Rate
Hilton Hawaiian Village	0.00125%	0.12500%
Moffett Gateway	0.00250%	0.25000%
Fresno Fashion Fair Mall	0.00250%	0.25000%
Riverway	0.00250%	0.25000%

(1)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

Distributions

A. Amount and Order of
Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class

A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions— Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-C certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-C certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-C certificates are interest-only certificates.

(2)	Other than the Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-C or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-C certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

	●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

	●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

	●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

	●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

	●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

● protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

● maintain the lien on the related mortgaged property; and/or

● enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-three (43) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in fifty-nine (59) commercial, multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,092,982,047.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-three (43) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of three (3) mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)(2)
Hilton Hawaiian Village	$80,000,000	7.3%	$616,600,000	$578,400,000	57.2%	2.44x
Moffett Gateway	$80,000,000	7.3%	$163,000,000	$102,000,000	65.7%	1.43x
Dallas Design District	$75,000,000	6.9%	$45,000,000	N/A	62.1%	1.28x
Fresno Fashion Fair Mall	$69,000,000	6.3%	$256,000,000	N/A	57.5%	2.19x
Riverway	$64,763,123	5.9%	$62,770,411	N/A	72.4%	1.42x
Landmark Square	$51,000,000	4.7%	$49,000,000	N/A	56.9%	2.19x
Courtyard Marriott – King Kamehameha	$39,945,058	3.7%	N/A	$14,979,397	41.3%	1.94x

(1)	Calculated including any related pari passu companion loan(s) and the related subordinate companion loan(s) but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	In the case of one (1) mortgage loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the payments used for calculating the Whole Loan Underwritten NCF DSCR were based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) mortgage loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Whole Loan Underwritten NCF DSCR is calculated using the sum of principal and interest payments over the first 12 payments allocable to the mortgage loan following the cut-off date based on a pro rata allocation between the mortgage loan and the related subordinate companion loan of principal payable on the related whole loan as set forth on Annex G.

The Dallas Design District whole loan, the Landmark Square whole loan and the Courtyard Marriott – King Kamehameha whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and the related companion loans are referred to in this prospectus as “serviced companion loans”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related controlling companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Hilton Hawaiian Village	Hilton USA Trust 2016-HHV	7.3%	Wells Fargo Bank, National Association	Aegon USA Realty Advisors, LLC	Wilmington Trust, National Association

Moffett Gateway	JPMCC 2016-JP4	7.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association

Fresno Fashion Fair Mall	JPMDB 2016-C4	6.3%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association

Riverway	JPMCC 2016-JP4	5.9%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Directing Certificateholder
Hilton Hawaiian Village	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	Franklin CMBS, L.P.

Moffett Gateway	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC

Fresno Fashion Fair Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Blackrock Realty Advisors, Inc.

Riverway	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,092,982,047
Number of mortgage loans	43
Number of Mortgaged Properties	59
Range of Cut-off Date Balances	$2,786,930 to $80,000,000
Average Cut-off Date Balance	$25,418,187
Range of Mortgage Rates	3.31940% to 5.75200%
Weighted average Mortgage Rate	4.67097%
Range of original terms to maturity	60 months to 126 months
Weighted average original term to maturity	114 months
Range of remaining terms to maturity	58 months to 121 months
Weighted average remaining term to maturity	112 months
Range of original amortization term(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	355 months
Range of remaining amortization terms(2)(3)	297 months to 360 months
Weighted average remaining amortization term(2)(3)	354 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	30.0% to 74.9%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	59.1%
Range of LTV Ratios as of the maturity date(4)(5)	25.3% to 69.6%
Weighted average LTV Ratio as of the maturity date(4)(5)	52.5%
Range of UW NCF DSCR(5)(6)	1.21x to 4.47x
Weighted average UW NCF DSCR(5)(6)	1.97x
Range of UW NOI Debt Yield(5)	8.3% to 19.0%
Weighted average UW NOI Debt Yield(5)	11.7%
Percentage of Initial Pool Balance consisting of:
Balloon	39.2%
IO-Balloon	32.0%
Interest Only	28.2%
Amortizing-IO-Balloon	0.6%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Excludes seven (7) mortgage loans identified as “Hilton Hawaiian Village”, “Fresno Fashion Fair Mall”, “55 Hawthorne”, “Landmark Square”, “Reston EastPointe”, “Courtyard Business Center” and “Walgreens Cooper City” on

Annex A-1, representing approximately 28.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term.
(3)	In the case of one (1) mortgage loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan will amortize based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) mortgage loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan will amortize based on a pro rata allocation between the mortgage loan and the related subordinate companion loan of principal payable on the related whole loan as set forth on Annex G.
(4)	With respect to three (3) mortgaged properties identified as “Moffett Gateway”, “Reston EastPointe” and “Hilton Durham” on Annex A-1, securing three (3) mortgage loans representing approximately 12.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.
(5)	With respect to six (6) mortgage loans identified as “Hilton Hawaiian Village”, “Moffett Gateway”, “Dallas Design District”, “Fresno Fashion Fair Mall”, “Riverway” and “Landmark Square” on Annex A-1, representing approximately 38.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to three (3) mortgage loans identified as “Hilton Hawaiian Village”, “Moffett Gateway” and “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 18.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten operating income debt yield including the related subordinate companion loans are (a) with respect to the mortgage loan identified as “Hilton Hawaiian Village” on Annex A-1, 2.44x, 57.2% and 10.4%, respectively, (b) with respect to the mortgage loan identified as “Moffett Gateway” on Annex A-1, 1.43x, 65.7% and 8.4%, respectively, and (c) with respect to the mortgage loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, 1.94x, 41.3% and 13.5%, respectively.
(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan. In the case of one (1) mortgage loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) mortgage loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the underwritten net cash flow debt service coverage ratio is calculated using the sum of principal and interest payments over the first 12 payments allocable to the mortgage loan following the cut-off date based on a pro rata allocation between the mortgage loan and the related subordinate companion loan of principal payable on the related whole loan as set forth on Annex G. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to seven (7) mortgaged properties identified as “Moffett Gateway”, “Dallas Design District”, “Riverway”, “55 Hawthorne”, “Landmark Square”, “Milton Park” and “11200 Rockville Pike” on Annex A-1, securing seven (7) mortgage loans representing approximately 37.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain assumptions and/or adjustments were made to the underwritten net cash flow reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

One (1) of the mortgage loans identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was a refinancing of a prior loan which was acquired by the mortgage loan seller at a discount.

See “Description of the Mortgage Pool —Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on
Limited Operating Histories	With respect to twenty-three (23) mortgaged properties identified as “Moffett Gateway”, “55 Hawthorne”, “Pangea 15”, “The Shoppes at Letson Farms”, “Northgate Business Park III”, “Aldine Plaza”, “Walgreens Cooper City” and “Rite Aid Sugar Hill” on Annex A-1, securing eight (8) mortgage loans representing approximately 16.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, such mortgaged properties (i) were constructed, substantially renovated, opened for business or in a lease-up period within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool”.

Certain Variances from
Underwriting Standards	None of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties-The Sponsors and Mortgage Loan Sellers”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

● Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics and Thomson Reuters Corporation;

● The certificate administrator’s website initially located at www.ctslink.com; and

The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, or (ii) if the mortgage loan identified on Annex A-1 as “Moffett Gateway” is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the mortgage loan identified on Annex A-1 as “Moffett Gateway” on any date of determination and 1% of the aggregate principal balance of the mortgage loans as of the cut-off date by (B) the aggregate principal balance of the mortgage loans as of the cut-off date and (y) the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the distribution date in April 2027.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Starwood Mortgage Capital LLC, as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section

1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the Hilton Hawaiian Village whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

● Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

● The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

● You will be required to report income on your offered certificates using the accrual method of accounting.

● It is anticipated that the Class and Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1 and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage

Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	if the anchor tenant or shadow anchor tenant decides to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”. See Annex A-2 for the five largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types— Manufactured Housing Community Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hotel, mixed use and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, Hawaii,

Florida, Georgia and Illinois. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 42 in “Annex D-1—Mortgage Loan Representations and Warranties” and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1 and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in “Annex D-1—Mortgage Loan Representations and Warranties” and the exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—Starwood Mortgage Funding VI LLC —Review of SMF VI Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the ”as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage

Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in “Annex D-1—Mortgage Loan Representation and Warranties” and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, Starwood Mortgage Funding VI LLC, a sponsor, mortgage loan seller and originator, is an affiliate of LNR Partners, LLC, the special servicer under the JPMCC 2016-JP4 pooling and servicing agreement, which will govern the servicing of the Moffett Gateway whole loan and the Riverway whole loan. Starwood Mortgage Funding VI LLC and LNR Partners, LLC are also affiliates of LNR Securities Holdings, LLC, the initial directing certificateholder under the JPMCC 2016-JP4 pooling and servicing agreement.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor and originator and a warehouse lender to Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to appoint (and may remove and replace with or without cause) a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMCC 2017-JP5 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

LNR Securities Holdings, LLC (or its affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement, and LNR Partners, LLC is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

LNR Securities Holdings, LLC, the entity that is expected to purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates on the closing date and is expected to be the initial directing certificateholder, LNR Partners, LLC, the special servicer, Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller, and Starwood Mortgage Capital LLC, an originator, are affiliates of each other. In addition, LNR Partners, LLC is an affiliate of LNR Securities Holdings, LLC, which is expected to purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates and is expected to be appointed as the initial directing certificateholder, and assisted LNR Securities Holdings, LLC with due diligence relating to the mortgage loans to be included in the mortgage pool. The directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

In addition, Starwood Mortgage Finance VI LLC, a sponsor, mortgage loan seller and originator, is an affiliate of LNR Partners, LLC, the special servicer under the JPMCC 2016-JP4 pooling and servicing agreement, which will govern the servicing of the Moffett Gateway whole loan and the Riverway whole loan. Starwood Mortgage Finance VI LLC and LNR Partners, LLC are also affiliates of LNR Securities Holdings, LLC, the initial directing certificateholder under the JPMCC 2016-JP4 pooling and servicing agreement.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Pentalpha Surveillance and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LNR Securities Holdings, LLC (or its affiliate) will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan and other than with respect to the Courtyard Marriott – King Kamehameha whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan and other than with respect to the Courtyard Marriott – King Kamehameha whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Pooling Agreement	Controlling Noteholder	Directing Party(1)
Hilton Hawaiian Village	Hilton USA Trust 2016-HHV	Hilton USA Trust 2016-HHV	Franklin CMBS, L.P.
Moffett Gateway	JPMCC 2016-JP4	JPMCC Commercial Mortgage Securities Trust 2016-JP4	LNR Securities Holdings, LLC
Dallas Design District	JPMCC 2017-JP5	JPMCC Commercial Mortgage Securities Trust 2017-JP5	LNR Securities Holdings, LLC
Fresno Fashion Fair Mall	JPMDB 2016-C4	JPMDB Commercial Mortgage Securities Trust 2016-C4	BlackRock Realty Advisors, Inc.
Riverway	JPMCC 2016-JP4	JPMCC Commercial Mortgage Securities Trust 2016-JP4	LNR Securities Holdings, LLC
Landmark Square	JPMCC 2017-JP5	JPMCC Commercial Mortgage Securities Trust 2017-JP5	LNR Securities Holdings, LLC
Courtyard Marriott – King Kamehameha	JPMCC 2017-JP5	JPMCC Commercial Mortgage Securities Trust 2017-JP5	TH Commercial JPM LLC(2)

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The holder of the subordinate companion loan, identified here, will have certain control and consultation rights with respect to the related mortgage loan until the occurrence of a control appraisal period pursuant to the related intercreditor agreement. The holder of the subordinate companion loan has pledged the note to JPMCB under a warehouse lending facility. Please see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus for additional information.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than (i) with respect to any excluded loan and (ii) with respect to the Courtyard Marriott – King Kamehameha whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan); provided that the directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-controlling class of certificates. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the Courtyard Marriott – King Kamehameha whole loan, the holder of the related subordinate companion loan will have certain rights with respect to the related whole loan under certain circumstances, including the right, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan. In addition, the holder of the related subordinate companion loan with respect to the Courtyard Marriott – King Kamehameha whole loan will have the right to purchase the related mortgage loan at any time that an event of default has occurred and is continuing under the mortgage loan. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Whole Loan” in this prospectus. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase option that the holder of the Courtyard Marriott – King Kamehameha subordinate companion loan holds pursuant to the related intercreditor agreement generally permits such holder to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott King Kamehameha Whole Loan—Purchase Option”. In addition, the related subordinate companion loan holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, while the B-piece buyer under this transaction is prohibited under the risk retention rules to enter into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the other sponsor as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Hilton Hawaiian Village Whole Loan—Consultation and Control”, “—The Moffett Gateway Whole Loan—Consultation and Control”, “—The Fresno Fashion Fair Mall Whole Loan—Consultation and Control” and “—The Riverway Whole Loan—Consultation and Control”.

LNR Partners, LLC, which is expected to act as the special servicer, assisted the B-piece buyer with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the Courtyard Marriott – King Kamehameha whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, the holder of the related subordinate companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On 30 September 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-C certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-C certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-C certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-C certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A, Class X-B and Class X-C certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
X-B	Class B certificates
X-C	Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B and Class X-C certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates and then the Class X-C certificates. Investors in the Class X-A, Class X-B and Class X-C certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D-RR Certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, and then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-C certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan and the Courtyard Marriott – King Kamehameha whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) and the right to replace the special servicer with or without cause (provided that the directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, with respect to the Courtyard Marriott – King Kamehameha whole loan, the holder of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and the holder of the subordinate companion loan will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) for so long as the holder of the related subordinate companion loan is the controlling noteholder (as defined in the related intercreditor agreement), approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of the subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Mortgage Loan”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans or, with respect to the Moffett Gateway mortgage loan, prior to a control appraisal event, the holder of the related subordinate companion loan, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)    may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan and the Courtyard Marriott – King Kamehameha whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer Without Cause”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Moffett Gateway Mortgage Loan and the Riverway Mortgage Loan” and “—Servicing of the Fresno Fashion Fair Mall Mortgage Loan”. There will be no operating advisor under the Hilton USA Trust 2016-HHV trust and servicing agreement with respect to the Hilton Hawaiian Village mortgage loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder (other than with respect to the Courtyard Marriott – King Kamehameha whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) will have the right to terminate and replace the special servicer (i) for cause at any time and (ii) without cause if either (a) LNR Partners, LLC or its affiliate is no longer the special servicer or (b) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the then-controlling class of certificates, in each case so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to the serviced mortgage loan will have certain consultation rights (on a non-binding basis), and under certain circumstances, the holder of the Courtyard Marriott – King Kamehameha subordinate companion loan will have consent rights, with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Starwood Mortgage Capital LLC will guarantee the performance of Starwood Mortgage Funding VI LLC’s obligations to repurchase or replace defective mortgage loans. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors (or Starwood Mortgage Capital LLC, as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Starwood Mortgage Funding VI LLC”. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing

Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-three (43) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,092,982,047 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in March 2017, or with respect to any Mortgage Loan that has its first Due Date in April 2017, the date that would otherwise have been the related Due Date in March 2017.

Seven (7) Mortgage Loans, representing approximately 42.1% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) in the case of four (4) Mortgage Loans, collectively representing approximately 23.8% of the Initial Pool Balance, one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), (iii) in the case of two (2) Mortgage Loans, representing approximately 14.6% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”) and (iv) in the case of one (1) Mortgage Loan, representing approximately 3.7% of the Initial Pool Balance, one Subordinate Companion Loan that is subordinate in right of payment to the Mortgage Loan. The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMCB(1)	22	$924,280,100	84.6%
SMF VI	21	168,701,947	15.4
Total	43	$1,092,982,047	100.0%

(1)	One (1) Mortgage Loan identified as “Hilton Hawaiian Village” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A. One (1) Mortgage Loan identified as “Fresno Fashion Fair Mall” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB and Société Générale.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on March 29, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, 12 times the monthly payment of principal and interest payable during the amortization period. Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan, subject to the proviso to the prior sentence. In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, the Annual Debt Service is calculated using the sum of principal and interest payments over the first 12 payments allocable to the Mortgage Loan following the Cut-off Date based on a pro rata allocation between the Mortgage Loan and the related Subordinate Companion Loan of principal payable on the related Whole Loan as set forth on Annex G. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan. Except as provided in the previous sentence, Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“CMA Lockbox” or “CMA” means that the related Mortgage Loan documents currently require tenants, or the related borrower (or its property manager), at the related Mortgaged Property to pay rent or other income directly to the lockbox account; provided, however, that thereafter funds deposited in such lockbox account are paid directly to the related borrower or affiliated property manager who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received. However, in some cases, upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratios at Maturity” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates, respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants (or the related property manager) to pay rent or other income directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the Serviced Companion Loan(s) (or Non-Serviced Companion Loan(s), as applicable) and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms, beds or pads, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the

Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox, Soft Lockbox or CMA Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments allocable to the Mortgage Loan following the initial interest-only period based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated using the sum of principal and interest payments over the first 12 payments allocable to the Mortgage Loan following the Cut-off Date based on a pro rata allocation between the Mortgage Loan and the related Subordinate Companion Loan of principal payable on the related Whole Loan as set forth on Annex G. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans was calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, in which case the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the initial interest-only period based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated using the sum of principal and interest payments over the first 12 payments allocable to the Mortgage Loan following the Cut-off Date based on a pro rata allocation between the Mortgage Loan and the related Subordinate Companion Loan of principal payable on the related Whole Loan as set forth on Annex G. The Underwritten Net Operating Income Debt Service Coverage Ratio for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loans.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the five largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, Underwritten NOI and UW NCF were based on the average rent of the sole tenant at the related Mortgaged Property, Google.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units, (d) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units or (e) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,092,982,047
Number of Mortgage Loans	43
Number of Mortgaged Properties	59
Range of Cut-off Date Balances	$2,786,930 to $80,000,000
Average Cut-off Date Balance	$25,418,187
Range of Mortgage Rates	3.31940% to 5.75200%
Weighted average Mortgage Rate	4.67097%
Range of original terms to maturity	60 months to 126 months
Weighted average original term to maturity	114 months
Range of remaining terms to maturity	58 months to 121 months
Weighted average remaining term to maturity	112 months
Range of original amortization term(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	355 months
Range of remaining amortization terms(2)(3)	297 months to 360 months
Weighted average remaining amortization term(2)(3)	354 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	30.0% to 74.9%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	59.1%
Range of LTV Ratios as of the maturity date(4)(5)	25.3% to 69.6%
Weighted average LTV Ratio as of the maturity date(4)(5)	52.5%
Range of UW NCF DSCR(5)(6)	1.21x to 4.47x
Weighted average UW NCF DSCR(5)(6)	1.97x
Range of UW NOI Debt Yield(5)	8.3% to 19.0%
Weighted average UW NOI Debt Yield(5)	11.7%
Percentage of Initial Pool Balance consisting of:
Balloon	39.2%
Interest Only-Balloon	32.0%
Interest Only	28.2%
Amortizing-IO-Balloon	0.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes seven (7) Mortgage Loans identified as “Hilton Hawaiian Village”, “Fresno Fashion Fair Mall”, “55 Hawthorne”, “Landmark Square”, “Reston EastPointe”, “Courtyard Business Center” and “Walgreens Cooper City” on Annex A-1, representing approximately 28.2% of the Initial Pool Balance, that are interest only for the entire term.

(3)	In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, the loan will amortize based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, the Mortgage Loan will amortize based on a pro rata allocation between the Mortgage Loan and the related Subordinate Companion Loan of principal payable on the related Whole Loan as set forth on Annex G.

(4)	With respect to three (3) Mortgaged Properties identified as “Moffett Gateway”, “Reston EastPointe” and “Hilton Durham” on Annex A-1, securing or partially securing three (3) Mortgage Loans representing approximately 12.3% of the Initial Pool Balance, the LTV Ratios were calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	With respect to six (6) Mortgage Loans identified as “Hilton Hawaiian Village”, “Moffett Gateway”, “Dallas Design District”, “Fresno Fashion Fair Mall”, “Riverway” and “Landmark Square” on Annex A-1, representing approximately 38.4% of the Initial Pool Balance, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, LTV Ratios and debt yields have been calculated including the related Pari Passu Companion Loans. With respect to three (3) Mortgage Loans, identified as “Hilton Hawaiian Village”, “Moffett Gateway” and “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 18.3% of the Initial Pool Balance, the calculation of the debt service coverage ratios, LTV Ratios and debt yields includes any Pari Passu Companion Loans, as applicable, but excludes the related

Subordinate Companion Loans. The related UW NCF DSCR, LTV Ratio as of the Cut-off Date and UW NOI Debt Yield including the related Subordinate Companion Loans are (a) with respect to the Mortgage Loan identified as “Hilton Hawaiian Village” on Annex A-1, 2.44x, 57.2% and 10.4%, respectively, (b) with respect to the Mortgage Loan identified as “Moffett Gateway” on Annex A-1, 1.43x, 65.7% and 8.4%, respectively, and (c) with respect to the Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, 1.94x, 41.3% and 13.5%, respectively.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan. In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, the payments used for calculating the UW NCF DSCR were based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, the Mortgage Loan UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 payments allocable to the Mortgage Loan following the Cut-off Date based on a pro rata allocation between the Mortgage Loan and the related Subordinate Companion Loan of principal payable on the related Whole Loan as set forth on Annex G. Certain assumptions and/or adjustments were made to the UW NCF. For example, with respect to seven (7) Mortgaged Properties identified as “Moffett Gateway”, “Dallas Design District”, “Riverway”, “55 Hawthorne”, “Landmark Square”, “Milton Park” and “11200 Rockville Pike” on Annex A-1, securing seven (7) Mortgage Loans representing approximately 37.1% of the Initial Pool Balance, certain assumptions and/or adjustments were made to the UW NCF reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include six (6) Mortgage Loans representing approximately 14.9% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	9	$313,488,123	28.7%
CBD	2	103,342,074	9.5
Retail
Anchored	6	121,813,314	11.1
Super Regional Mall	1	69,000,000	6.3
Unanchored	2	7,731,809	0.7
Shadow Anchored	1	6,581,000	0.6
Freestanding	2	6,086,930	0.6
Hotel
Full Service	5	183,287,842	16.8
Limited Service	2	12,505,845	1.1
Extended Stay	1	11,882,296	1.1
Mixed Use
Office/Retail	3	61,442,484	5.6
Office/Industrial	1	55,352,648	5.1
Industrial
Flex	3	85,950,000	7.9
Warehouse	1	14,215,053	1.3
Multifamily
Garden	18	31,064,623	2.8
Mid-Rise	1	6,438,005	0.6
Manufactured Housing
Manufactured Housing	1	2,800,000	0.3
Total	59	$1,092,982,047	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and mixed use properties that include office tenants:

●	With respect to six (6) Mortgaged Properties identified as “Moffett Gateway”, “55 Hawthorne”, “Landmark Square”, “11200 Rockville Pike”, “Liberty Center” and “100 North Citrus” on Annex A-1, securing six (6) Mortgage Loans representing approximately 23.7% of the Initial Pool Balance, the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which may compete with the related Mortgaged Property.

●	Two (2) Mortgaged Properties identified as “55 Hawthorne” and “Gwinnett Commerce Center” on Annex A-1, securing two (2) Mortgage Loans representing approximately 7.3% of the Initial Pool Balance, at origination of the related Mortgage Loan, have at least one not for profit tenant among the five largest tenants (by net rentable area) at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties.

With respect to the retail properties or mixed use properties with retail components set forth in the above chart:

●	Eight (8) of the Mortgaged Properties identified as “Fresno Fashion Fair Mall”, “Landmark Square”, “Orchard Hill Park”, “Royal Oaks Plaza”, “Las Palmas”, “Ocotillo Plaza”, “The Shoppes at Letson Farms”, “Neilson Square” and “Lake Geneva Commons” on Annex A-1, securing or partially securing eight (8) Mortgage Loans representing approximately 22.7% of the Initial Pool Balance by allocated loan amount, are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	With respect to two (2) Mortgaged Properties identified as “Las Palmas” and “Ocotillo Plaza” on Annex A-1, securing two (2) Mortgage Loans representing approximately 4.0% of the Initial Pool Balance, the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another retail property within a 5-mile radius which may compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more office, retail and/or industrial components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Mixed Use Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to four (4) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Partridge Inn Augusta”, “TownePlace Suites Dallas Las Colinas” and “Hampton Inn & Suites Huntsville” on Annex A-1, securing four (4) Mortgage Loans representing approximately 10.4% of the Initial Pool Balance, there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “Holiday Inn Express Orangeburg” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the related borrower or borrower sponsor has an ownership interest in a hotel property that is currently located within five miles of the related Mortgaged Property that directly compete or are expected to directly compete with such Mortgaged Property.

●	With respect to the Mortgaged Property identified as “Marriott Galleria” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the Mortgaged

Property is subject to a Declaration of Reciprocal Easements, Parking and Central Plant Agreement (the “REA”) between the borrower and ROC II TX 1700 West Loop, LLC (“Office Owner”), which owns the office property adjacent to the Mortgaged Property and certain other facilities on the office property that are required for the operation and use of the Mortgaged Property, including the central plant, electrical panel and cooling tower. The REA provides for the establishment of an operating committee to administer the rights and obligations of each owner under the REA. Each of the borrower and Officer Owner is entitled to two representatives to the operating committee, comprised of four total representatives, and two votes to all of the operating committee’s decisions, which include approval of any capital expenditure within the easement areas anticipated to exceed $100,000. Decisions by the committee are made by a majority vote of the representatives. The REA is senior to the Mortgage Loan, but the lender is entitled to (i) any material notice of default or non-performance by the borrower and (ii) upon foreclosure or deed-in-lieu, assignment of the borrower’s interest in the REA without consent of any other party.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hilton Hawaiian Village	$80,000,000	7.3%	12/31/2047	11/1/2026
Courtyard Marriott – King Kamehameha	$39,945,058	3.7%	6/1/2031	2/1/2027
Marriott Galleria	$31,921,895	2.9%	12/29/2028	1/1/2022
Hilton Durham	$16,475,654	1.5%	1/31/2032	2/6/2027
Partridge Inn Augusta	$14,945,235	1.4%	1/9/2030	12/1/2026
TownePlace Suites Dallas Las Colinas	$11,882,296	1.1%	6/28/2034	2/1/2027
Hampton Inn & Suites Huntsville	$6,334,993	0.6%	4/30/2033	1/6/2027
Holiday Inn Express Orangeburg	$6,170,852	0.6%	11/28/2026	12/6/2026

●	Four (4) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Courtyard Marriott – King Kamehameha”, “Marriott Galleria” and “Partridge Inn Augusta” on Annex A-1, securing four (4) Mortgage Loans representing approximately 15.3% of the Initial Pool Balance, are identified as hotel properties even though each is comprised of a mixture of a hotel and one or more restaurant facilities, retail components and/or a full-service spa that comprise a material portion of the revenue at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart or mixed use properties with industrial components:

●	With respect to one (1) Mortgaged Property identified as “4400 Dixie Highway” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.3% of the Initial Pool Balance, there are two (2) newly constructed properties or properties under construction totaling 642,750 square feet located within five miles of the Mortgaged Property that are expected to compete directly with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

●	With respect to sixteen (16) Mortgaged Properties identified as “Pangea 15” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, there are 28 units, accounting for approximately 13.7% of the total units at the Mortgaged Property, with rent subsidized under Section 8 tenant-based assistance program of the U.S. Department of Housing and Urban Development.

●	With respect to eighteen (18) Mortgaged Properties identified as “Woodglen Village”, “Pangea 15” and “Studio City Apartments” on Annex A-1, securing three (3) Mortgage Loans representing approximately 2.9% of the Initial Pool Balance, in each case, the related borrower and borrower sponsor currently own properties within a 5-mile radius which compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the five largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	7	11.6%
Parking Garage/Accounts	2	8.7
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	6	7.5
Bank branch	2	7.4
Theater	1	4.7
Gun Range	1	3.8
Gym, fitness center or a health club	4	3.0
Data Center	3	2.2
Gas/Servicing Station	1	2.2
Car Wash	2	0.6
Total	29	51.7%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Square Foot/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
Hilton Hawaiian Village	$80,000,000	7.3%	243,566	4.47x	31.2%	Hotel
Moffett Gateway	$80,000,000	7.3%	397	1.95x	46.3%	Office
Dallas Design District	$75,000,000	6.9%	165	1.28x	62.1%	Industrial
Fresno Fashion Fair Mall	$69,000,000	6.3%	606	2.19x	57.5%	Retail
Riverway	$64,763,123	5.9%	147	1.42x	72.4%	Office
55 Hawthorne	$61,500,000	5.6%	451	2.61x	50.0%	Office
Bardmoor Palms	$55,352,648	5.1%	100	1.39x	73.8%	Mixed Use
Landmark Square	$51,000,000	4.7%	132	2.19x	56.9%	Mixed Use
Centre Market Building	$41,842,074	3.8%	108	2.48x	47.0%	Office
Courtyard Marriott – King Kamehameha	$39,945,058	3.7%	88,374	3.06x	30.0%	Hotel
Top 3 Total/Weighted Average	$235,000,000	21.5%		2.59x	46.2%
Top 5 Total/Weighted Average	$368,763,123	33.7%		2.31x	52.9%
Top 10 Total/Weighted Average	$618,402,903	56.6%		2.31x	52.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Square Foot/Room, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loan(s). The UW NCF DSCR and the Cut-off Date LTV Ratio including the related subordinate companion loan(s) are: (a) with respect to the Mortgage Loan identified as “Hilton Hawaiian Village” on Annex A-1, 2.44x and 57.2%, respectively, (b) with respect to the Mortgage Loan identified as “Moffett Gateway” on Annex A-1, 1.43x and 65.7%, respectively and (c) with respect to the Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, 1.94x and 41.3%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Mortgaged Property identified as “Moffett Gateway”, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include two (2) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 1.4% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

Multi-Property Mortgage Loans

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Pangea 15	$9,000,000	0.8%
St. Albans & Camino Commons	6,385,157	0.6
Total	$15,385,157	1.4%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Mortgage Loans secured by the Mortgaged Properties identified as “Hilton Hawaiian Village”, “Moffett Gateway”, “Fresno Fashion Fair Mall”, “Pangea 15” and “St. Albans & Camino Commons” on Annex A-1, representing approximately 22.4% of the Initial Pool Balance by allocated loan amount, the related Mortgaged Properties are comprised of more than one (1) parcel, which parcels are owned by separate borrowers.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 9.6% of the Initial Pool Balance, is not cross-collateralized but has borrower sponsors related to each other. The following table shows such group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Riverway	$64,763,123	5.9%
Milton Park	39,900,000	3.7
Total for Group 1:	$104,663,123	9.6%

Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	4	$222,350,000	20.3%
Texas	9	$180,293,502	16.5%
Hawaii	2	$119,945,058	11.0%
Florida	4	$94,306,221	8.6%
Georgia	4	$76,332,165	7.0%
Illinois	17	$73,763,123	6.7%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout sixteen (16) other states, with no more than 4.7% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Fourteen (14) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Bardmoor Palms”, “Landmark Square”, “Centre Market Building”, “Courtyard Marriott – King Kamehameha”, “Orchard Hill Park”, “Marriott Galleria”, “Royal Oaks Plaza”, “Woodglen Village”, “Partridge Inn Augusta”, “Bellfort Village Apartments”, “Courtyard Business Center”, “Aldine Plaza” and “Walgreens Cooper City” on Annex A-1, securing fourteen (14) Mortgage Loans representing approximately 37.9% of the Initial Pool Balance by allocated loan amount, are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Five (5) Mortgaged Properties identified as “Moffett Gateway”, “Fresno Fashion Fair Mall”, “55 Hawthorne”, “Courtyard Marriott – King Kamehameha” and “100 North Citrus” on Annex A-1, securing five (5) Mortgage Loans representing approximately 24.0% of the Initial Pool Balance, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 18.0%.

Mortgaged Properties With Limited Prior Operating History

Three (3) Mortgaged Properties identified as “55 Hawthorne”, “The Shoppes at Letson Farms” and “Northgate Business Park III” on Annex A-1, securing three (3) Mortgage Loans representing approximately 6.9% of the Initial Pool Balance, were acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

Eighteen (18) Mortgaged Properties identified as “Moffett Gateway”, “Pangea 15” and “Aldine Plaza” on Annex A-1, securing or partially securing three (3) Mortgage Loans representing approximately 8.5% of the Initial Pool Balance by allocated loan amount, were each constructed, substantially renovated, opened for business or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

Two (2) Mortgaged Properties identified as “Walgreens Cooper City” and “Rite Aid Sugar Hill” on Annex A-1, securing or partially securing two (2) Mortgage Loans representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, are single tenant properties where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Two (2) Mortgaged Properties identified as “Dallas Design District” and “Neilson Square” on Annex A-1, securing two (2) Mortgage Loans representing 7.5% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

One (1) Mortgage Loan secured by one (1) Mortgaged Property identified as “Hilton Hawaiian Village” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, is secured in part by the related borrower’s interest in one or more units in a condominium. With respect to such Mortgage Loan, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	55	$847,036,989	77.5%
Fee/Leasehold	3	206,000,000	18.8
Leasehold	1	39,945,058	3.7
Total	59	$1,092,982,047	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to one (1) Mortgaged Property identified as “Hilton Hawaiian Village” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the Mortgage Loan is secured in part by one of the borrower’s leasehold interests in the portion of the Mortgaged Property, constituting approximately 5,900 square feet, and by the other borrower’s fee simple interest in the remaining portion of the Mortgaged Property. The fully extended term of the ground lease expires on July 31, 2035, which is not more than 20 years beyond the maturity date of the Whole Loan.

In regards to ground leases, see representation and warranty number 36 in Annex D-1 and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for

an additional description of the leasehold interests related to four (4) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Dallas Design District”, “Landmark Square” and “Courtyard Marriott – King Kamehameha” on Annex A-1, securing four (4) Mortgage Loans representing approximately 22.5% of the Initial Pool Balance.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than seven (7) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Environmental Assessment” and “Certain Legal Aspects of Mortgage Loans”.

●	With respect to one (1) Mortgaged Property identified as “Dallas Design District” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.9% of the Initial Pool Balance, a substantial portion of the Mortgaged Property is included in a multiple settings designation (“MSD”), under which the state environmental agency is reviewing an application to conduct a voluntary cleanup process (“VCP”) and a City ordinance prohibits the potable use of groundwater beneath properties that are within the MSD. It does not appear that any of the Mortgaged Property is covered by the VCP application or has been identified as a source of the groundwater contamination in the MSD, consisting of contaminants that exceed groundwater ingestion protective concentration levels from former industrial uses at adjacent properties. The ESA characterized the environmental contamination as a controlled REC, and the ESA recommended continued implementation of the existing institutional controls that are associated with the MSD for the Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “Bardmoor Palms” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.1% of the Initial Pool Balance, the ESA obtained at origination disclosed that the Mortgaged Property appears on standard environmental databases as a leaking underground storage tank (“LUST”) site due to three releases reported in 1987, 1991 and 1997. According to the ESA, the discharges are related to onsite underground storage tanks (“UST”) operated by a former tenant. Two of the releases are open, in that no final action has been taken. These two releases on the Mortgaged Property were characterized by the ESA as a REC, and the ESA recommended that any investigation, remediation and cooperation with the state department of environmental protection be completed as required to obtain regulatory closure of them. The Mortgage Loan agreement contains a covenant for the borrower to cooperate with the state environmental agency to maintain eligibility in the state funded early detection incentive program or any other state funded clean-up program and to take any requested action or remediation required by the agency in connection with the LUST cases. There were no reserves required at origination for the environmental issues, and the borrower was not required to obtain environmental insurance. However, the Mortgage Loan agreement provides a recourse carve-out capped at $10,000 plus all related costs and expenses.

●	With respect to one (1) Mortgaged Property identified as “Las Palmas” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.2% of the Initial Pool Balance, the ESA obtained at origination disclosed the historic presence of a gas station at the Mortgaged Property. The ESA indicated that no information regarding any USTs were available for review from the state environmental agency. The ESA indicated that a 2012 subsurface investigation did not identify any contaminants of concern in soil above state regulatory levels, but noted petroleum odors at the Mortgaged Property, that the potential for vapor intrusion was not evaluated and that no ground penetrating radar/geophysical study was conducted at the time to determine if any USTs still existed on the Mortgaged Property. The ESA characterized the former presence of a gas station as a REC and recommended that the borrower further evaluate the potential impacts to the Mortgaged Property from the former gas station and, depending on the results of such investigation, the installation of a vapor mitigation system at the Mortgaged Property. The ESA provided an estimated cost of $80,000-$110,000 for the additional investigation and, if recommended by the investigation, the design and installation of a vapor mitigation system. Prior to origination, the borrower spent $15,000 to conduct the additional testing, which recommended that the borrower install and maintain the vapor mitigation system at an estimated cost of $65,000. At origination, the borrower was required to reserve $80,000 for costs and expenses associated with the installation, maintenance and monitoring of the vapor mitigation system as recommended by the additional investigation.

●	With respect to one (1) Mortgaged Property identified as “Liberty Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.9% of the Initial Pool Balance, the ESA obtained in connection with the origination of the Mortgage Loan disclosed that both buildings on the Mortgaged Property had USTs previously associated with emergency generators that have been identified as open LUST cases with the Michigan Department of Environmental Quality (“MDEQ”) based on soil screenings conducted from June through December 2007 that indicated petroleum contaminated soils. According to the ESA, the discharges are related to the former onsite USTs that were removed and replaced in June 2007 during system upgrades. MDEQ found a closure report submitted in March 2008 for the 100 West Big Beaver building to be inadequate because groundwater was not assessed. The report has been resubmitted. A closure report has not been submitted for the 50 West Big Beaver building, but a soil testing report has been re-submitted to the MDEQ. Even though it reported that the site groundwater table is approximately 100 feet below surface grade, the ESA recommended that necessary steps be taken to achieve closure and estimated that any additional investigations that may be required by the MDEQ are estimated by the environmental consultant not to be in excess of $100,000. At origination of the Mortgage Loan, in lieu of establishing a reserve, the borrower obtained an environmental insurance policy from Zurich Steadfast Insurance Company with limits of liability of $1,000,000 per occurrence and in the aggregate, a self-insured retention amount of $25,000, an initial term expiring on January 31, 2030, and naming the lender as an additional named insured.

●	With respect to one (1) Mortgaged Property identified as “Partridge Inn Augusta” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, the ESA obtained at origination identified a fill cap and vent pipe located adjacent to the east side of the existing building, which the ESA indicated was evidence of a UST. The ESA noted that the property manager was unaware of the presence of current or historical underground storage tanks located on the Mortgaged Property, and a review of state environmental regulatory databases and local fire department files did not identify records of registered USTs at the Mortgaged Property. Accordingly, the ESA characterized the potential presence of an undocumented UST as a REC. The ESA recommended that a geophysical survey, including a ground penetrating radar survey and/or magnetometer survey, be conducted in order to determine whether a UST is located on the eastern portion of the Mortgaged Property in the area of the observed vent and fill pipe. The ESA additionally recommended that subsurface soil and/or groundwater conditions at this location be properly characterized in this area. The estimated cost for the survey provided by the ESA is $3,500. In addition, the ESA also noted that a review of historical city directories indicated a dry cleaner operated at the Mortgaged Property from 1948 until 1958. The city directories did not provide additional information regarding relevant operations or the use, storage, treatment, or disposal of hazardous substances or petroleum products associated with this former facility. The historical presence of a dry cleaner at the Mortgaged Property was characterized by the ESA as a REC. The environmental consultant recommended that a limited subsurface investigation be conducted in the vicinity of the former on-site cleaning facility in order to determine whether historical dry cleaning operations have impacted the Mortgaged Property. The ESA provided an estimated cost range for the subsurface investigation of $12,000 - $15,000. At origination of the Mortgage Loan, the borrower obtained an environmental insurance policy from Great American Insurance Group in lieu of further investigation and to cover the cost of any potential remediation, with minimum limits of $1,000,000 per occurrence and in the aggregate, with a $50,000 deductible and an initial term expiring on November 30, 2029.

●	With respect to one (1) Mortgaged Property identified as “4400 Dixie Highway” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.3% of the Initial Pool Balance, the Mortgaged Property was previously occupied by the General Motors Company (“GMC”) from approximately 1956 to the late 1980s. It contains an area where GMC’s Fisher Body Division operated, which area was identified as being subject to a Resource Conservation and Recovery Act Corrective Action (“CORRACTS”) based on its history of having generated a large quantity of hazardous waste between 1980 and 1998 while performing motor vehicle metal stamping and special die and tool, die set, jig, and fixture manufacturing. The CORRACTS site was discovered in 1992 and was given a low corrective action priority. Portions of the Fisher Body area were subsequently investigated in 1995 and found to have a low potential for a release to ground water and soils, but the Fisher Body corrective action remains open. The ESA recommended that the corrective action be completed to obtain regulatory closure, and the borrower is required under the Mortgage Loan documents to communicate with the Ohio Environmental Protection Agency (“OEPA”) to determine whether additional work needs to be undertaken to close out the corrective action and complete any necessary corrective action indicated by the OEPA. The corrective action and estimated costs for closure of the issue are expected to be finalized upon receiving feedback from the OEPA but the borrower sponsor has indicated that it expects any corrective action and related costs and expenses to be immaterial.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to one (1) Mortgaged Property identified as “Fresno Fashion Fair Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.3% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to engage in several re-development activities which are currently under consideration by the borrower, which may include, without limitation (i) releasing certain surface parking surrounding one anchor tenant parcel from the lien of the Mortgage Loan documents to accommodate the development of a new anchor department store or (ii) either terminating and/or modifying the leases for Macy’s Men’s & Children’s and/or JCPenney (which may include approving the expansion of the current Macy’s Women and Home store and a monetary contribution by the guarantor to Macy’s to help fund such expansion, reducing rent under such leases, providing inducements to such tenants and/or releasing the Macy’s Men’s & Children’s store improvements and some or all of the adjacent parking area from the lien of the Mortgage Loan documents). No funds were reserved at origination for any such re-development activities. If there is any decrease in underwritten net operating income (as defined in the Mortgage Loan documents) over the preceding quarter as a result of the redevelopment activities (including as the result of any modification or termination of the Macy’s Men’s & Children’s or JCPenney leases), then the borrower is required to enter into a master lease with the guarantor for all such applicable space and all then vacant space at the property. There are no reserves for any of these re-development activities, and if undertaken, there can be no assurance that such activities will not result in adverse impacts on the performance of the Mortgage Loan generally due to any construction or any termination or modification of an anchor tenant lease. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans —Partial Releases” for additional information.

●	With respect to one (1) Mortgaged Property identified as “Landmark Square” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.7% of the Initial Pool Balance, the borrower sponsor has proposed a capital improvements plan for the Mortgaged Property, which is expected to cost approximately $5,115,000 and be completed over the next three (3) years. The capital improvement plan includes renovations and upgrades to the garage, walls and exterior, tower steel framing, roof replacement, HVAC and fire systems, gym, corridors and bathrooms, stairs and atrium. The borrower was not required to reserve any funds at origination in connection with the capital improvement plan.

●	With respect to one (1) Mortgaged Property identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, as of the origination date, the borrower was negotiating a new PIP with the franchisor under the franchise agreement. The Mortgage Loan documents require the borrower to reserve $191,667 on each payment date during the term of the Mortgage Loan in connection with the new PIP. The reserve is capped at an amount equal to the greater of (i) the total estimated cost of the new PIP and (ii) if the borrower has commenced working on the PIP, the amount required to complete the PIP in accordance with the budget provided for the PIP, as reasonably determined by the lender. For each of the first 24 payment dates, the borrower may elect to deposit up to 50% of the monthly deposits required for the FF&E reserve into the PIP reserve. The estimated cost of the PIP as of the Cut-off Date is expected to be approximately $4,493,715, and a failure to complete any PIP would result in a default under the franchise agreement and potentially a termination of the agreement.

●	With respect to one (1) Mortgaged Property identified as “Hilton Durham” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, as required by the related franchise agreement in connection with the borrower’s acquisition of the Mortgaged Property, the borrower is required to complete a PIP estimated to cost approximately $3,144,878 to bring the hotel up to the franchisor’s latest brand standards and complete required repairs, which is required to be completed by January 2018. In the event the borrower fails to complete the PIP by the completion deadline, the franchisor may at its discretion extend such deadline or terminate the franchise agreement. At origination of the Mortgage Loan, the borrower was required to reserve $3,202,753 for the completion of the PIP, including for the required repairs set out in the Mortgage Loan documents.

●	With respect to one (1) Mortgaged Property identified as “TownePlace Suites Dallas Las Colinas” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is subject to a PIP required by the related franchise agreement, which was commenced prior to the origination of the Mortgage Loan. The remaining portion of the PIP is estimated to cost approximately $105,100 and is required to be completed by January 18, 2018. The borrower was required at origination to reserve the full estimated remaining cost for the PIP. The PIP includes upgrades to, among other things, the guestroom locks, hotel sign, parking area, general landscape and the exercise room. In the event the borrower fails to complete the PIP by the completion deadline, the franchisor may at its discretion extend such deadline or terminate the franchise agreement, with opportunity for the borrower to cure within 30 days of notice of the default.

●	With respect to one (1) Mortgaged Property identified as “Holiday Inn Express Orangeburg” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, as required by the related franchise agreement, the borrower is required to complete a PIP estimated to cost approximately $719,415.84 to make the hotel compliant with the franchisor’s new design plan, which is required to be completed by March 2021. If the franchisee fails to perform the work and meet the milestones in accordance with the PIP, the franchisor may terminate the franchise agreement. At origination of the Mortgage Loan, the borrower was required to reserve $350,000 for completion of the PIP. In addition, so long as the franchisor does not require the borrower to maintain a capital reserve in accordance with the franchise agreement, upon the completion of the PIP, the monthly deposit by the borrower into the FF&E reserve will be reduced from one-twelfth of an amount equal to 5% of annual gross revenues to one-twelfth of an amount equal to 4% of annual gross revenues.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current (within four (4) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Appraisals”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within seven (7) months of the Cut-off Date. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Property Condition Assessments”.

See “Risk Factors— Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, and “—Starwood Mortgage Funding VI LLC— SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Zoning and Building Code Compliance”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1 and the identified exceptions to that representation and warranty in Annex D-2.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to fifteen (15) Mortgaged Properties identified as “Dallas Design District”, “Fresno Fashion Fair Mall”, “55 Hawthorne”, “Landmark Square”, “Courtyard Marriott – King Kamehameha”, “Orchard Hill Park”, “Partridge Inn Augusta”, “4400 Dixie Highway”, “TownePlace Suites Dallas Las Colinas”, “100 North Citrus”, “Montgomery Triangle Gateway”, “St. Albans & Camino Commons”, “Holiday Inn Express Orangeburg” and “Bellfort Village Apartments” on Annex A-1, securing fourteen (14) Mortgage Loans collectively representing approximately 37.4% of the Initial Pool Balance, (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to four (4) Mortgaged Properties identified as “Dallas Design District”, “Fresno Fashion Fair Mall”, “55 Hawthorne” and “Landmark Square” on Annex A-1, securing four (4) Mortgage Loans representing approximately 23.5% of the Initial Pool Balance, in each case, the related borrower sponsor, has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to one (1) Mortgaged Property identified as “Courtyard Marriott - King Kamehameha” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, the borrower sponsor acquired the Mortgaged Property in 2007 using the proceeds of a loan from Santa Barbara Bank & Trust. The sponsor used the proceeds of the prior loan to acquire the Mortgaged Property and renovate it to re-position the hotel with a major franchise. In June 2010, the sponsor failed to make a debt service payment to the prior lender. The prior loan was modified in May 2011 to reduce the interest rate and to sweep excess cash flow from the Mortgaged Property to the lender. The prior loan was also subsequently amended to extend the interest only period to February 2014 and increase the interest rate. In May 2014, JPMCB purchased the prior note for 95.7% of the then-current principal balance, resulting in a 4.3% loss to the prior lender. At the time of origination of the current Mortgage Loan in January 2017, the prior loan originated in 2007 was performing with no defaults.

●	With respect to one (1) Mortgaged Property identified as “Orchard Hill Park” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the prior loan secured by the Mortgaged Property was initially scheduled to mature on November 10, 2016. The borrower sponsor obtained a 60-day extension from the prior lender to provide the sponsor with additional time to close on the Mortgage Loan. The Mortgage Loan was originated during the extension period without any discounted payoff or default under the prior loan.

Twenty-five (25) Mortgage Loans, representing approximately 63.0% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Sixteen (16) Mortgage Loans, representing approximately 29.9% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Two (2) Mortgage Loans, representing approximately 7.1% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Two (2) Mortgaged Properties identified as “Centre Market Building” and “Reston EastPointe” on Annex A-1, securing two (2) Mortgage Loans representing approximately 7.3% of the Initial Pool Balance, is leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	Four (4) Mortgaged Properties identified as “Moffett Gateway”, “55 Hawthorne”, “Walgreens Cooper City” and “Rite Aid Sugar Hill” on Annex A-1, securing in whole four (4) Mortgage Loans, representing approximately 13.5% of the Initial Pool Balance, are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date. With respect to the Mortgaged Property identified as “55 Hawthorne” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.6% of the Initial Pool Balance, the largest tenant, Yelp, is contractually required to lease spaces that are being vacated by the other current tenants at the Mortgaged Property throughout 2017 as their leases expire. The last of the other tenants’ leases expires in August 2017. One current tenant at the Mortgaged Property, Make-a-Wish Foundation, has one, five-year renewal option. However, the borrower sponsor does not expect the tenant to exercise this renewal option, which would increase the tenant’s current rent from $32.00 per square foot to market value, which the related appraisal concluded to be approximately $72.00 per square foot. In the event Make-a-Wish Foundation does exercise its right to renew its lease, Yelp is required to take the remaining vacant space excluding the Make-a Wish Foundation’s leased space, and Yelp will have the right (but not the obligation) to lease such space at the expiration of the related renewal period. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans

Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Moffett Gateway	7.3%	3/31/2027	4/1/2027
55 Hawthorne(1)	5.6%	7/31/2025	1/1/2027
Rite Aid Sugar Hill	0.3%	1/14/2024	12/6/2026

(1)	Yelp is contractually required to lease spaces that are being vacated by the other current tenants at the Mortgaged Property throughout 2017 as their leases expire. The last of the other tenants’ leases expires in August 2017. One current tenant at the Mortgaged Property, Make-a-Wish Foundation, has one, five-year renewal option. In the event Make-a-Wish Foundation does exercise its right to renew its lease, Yelp is required to take the remaining vacant space excluding the Make-a-Wish Foundation’s leased space, and Yelp will have the right (but not the obligation) to lease such space at the expiration of the related lease renewal period.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
Centre Market Building	3.8%	62.6%	2020	1/1/2027
Reston EastPointe	3.5%	56.1%	2020	12/1/2023

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest five tenants at each Mortgaged Property):

●	Eleven (11) Mortgaged Properties identified as “Dallas Design District”, “Fresno Fashion Fair Mall”, “Riverway”, “55 Hawthorne”, “Bardmoor Palms”, “Landmark Square”, “Centre Market Building”, “Milton Park”, “Reston EastPointe”, “Orchard Hill Park” and “11200 Rockville Pike” on Annex A-1, securing eleven (11) Mortgage Loans representing approximately 51.5% of the Initial Pool Balance by allocated loan amount, are each subject to leases where one or more of the top five tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “Fresno Fashion Fair Mall”, representing approximately 6.3% of the Initial Pool Balance, JCPenney and Macy’s are the largest tenant and the anchor tenant, respectively, at the Mortgaged Property. On January 4, 2017, Macy’s, Inc. announced that it will close 68 stores in fiscal year 2017. While the Macy’s at the Mortgaged Property is not currently scheduled to be closed, we cannot assure you that it will remain open for business. Additionally, on February 24, 2017, J.C. Penney Company, Inc. announced that it will close 130 to 140 stores over the next few months. While a list of store closures has not been released by J.C. Penney Company yet, we cannot assure you that the J.C. Penney at the Mortgaged Property will remain open for business. In addition, JCPenney, has the right to purchase its leased parcel under the related lease under certain circumstances. The borrower may reject the tenant’s exercise of this purchase option, and the Mortgage Loan documents require that the borrower reject any offer to purchase the leased parcel. However, the lease also provides that if the borrower rejects the offer to purchase, the lease will be terminated and the tenant will be released from its obligations under the lease. The tenant is required to pay all outstanding amounts due under its lease at the time of termination, but there is no termination fee or other consideration payable for an early termination of the lease. Please refer to Annex A-1 for historical and current occupancy statistics at the Mortgaged Property.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property and have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Riverway	5.9%	GSA Public Buildings	3.8%	5.7%
Centre Market Building	3.8%	GSA Customs and Border Protection Agency; GSA Drug Enforcement Agency; GSA Social Security Administration	85.6%	97.9%
Las Palmas	2.2%	CPS Energy	6.8%	8.9%
Gwinnett Commerce Center	1.7%	GSA United States Department of Veterans Affairs; GSA Federal Energy Regulatory Commission	14.0%	16.9%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-3:

●	Five (5) of the Mortgaged Properties identified on Annex A-1 to this prospectus as “Moffett Gateway”, “55 Hawthorne”, “Landmark Square”, “Milton Park” and “11200 Rockville Pike” representing approximately 24.3% of the Initial Pool Balance, the five largest tenants at such Mortgaged Property (by net rentable area leased) include tenants that (i) have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, (ii) have executed leases, but have not taken possession or commenced payment of rent, (iii) are in a buildout phase and have not taken occupancy, (iv) are expanding their space but have not commenced payment of the additional rent, (v) renewed leases that provide free rent and have not commenced payment of rent or (vi) are entitled to free rent periods or rent abatement in the future. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 and the accompanying footnotes for additional information with respect to these Mortgage Loans.

●	With respect to one (1) Mortgaged Property identified as “Riverway” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.9% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property is Central States Pension Fund, which leases approximately 21.9% of net rentable area and constitutes approximately 25.2% of underwritten base rents. The borrower sponsor has indicated that the tenant is facing solvency issues due to the number of participants in the pension plan and the pay out of benefits to retirees. In March 2016, the US Department of the Treasury rejected a plan put forth by the tenant to partially reduce the pensions of 115,000 retirees and the future benefits of 155,000 current workers. According to the loan sponsor, it is anticipated that without federal assistance, the pension fund will become insolvent by the end of 2025.

In addition, certain other Mortgaged Properties may have tenants among the five largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to one (1) Mortgaged Property identified as “Milton Park” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, the fourth largest tenant (by net rentable area), GE Capital, subleases 11,209 square feet to Antares Capital.

●	With respect to one (1) Mortgaged Property identified as “Reston EastPointe” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, the largest tenant (by net rentable area) at the Mortgaged Property, Vencore, subleases (i) 37,243 square feet to STG, Inc., (ii) 11,556 square feet to Cyveillance, Inc., and (iii) 11,051 square feet to the third largest tenant (by net rentable area), Vistronix, LLC. The second largest tenant (by net rentable area), Blue Canopy, LLC, subleases 25,171 square feet from Farmers Insurance Exchange.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to eight (8) Mortgaged Properties identified as “Moffett Gateway”, “Fresno Fashion Fair Mall”, “Bardmoor Palms”, “Courtyard Marriott – King Kamehameha”, “Orchard Hill Park”, “TownePlace Suites Dallas Las Colinas”, “The Shoppes at Letson Farms” and “Walgreens Cooper City” on Annex A-1, securing eight (8) Mortgage Loans representing approximately 27.6% of the Initial Pool Balance by allocated loan amount, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

●	With respect to one (1) Mortgaged Property identified as “Reston EastPointe” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, the Mortgaged Property is master leased to a master lessee to accommodate a Shari’ah compliant structure for the Mortgage Loan, and the master lessee has certain purchase options for the related Mortgaged Property under the master lease documents. The master lessee’s rights under the master lease documents are subordinate to the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to one (1) Mortgaged Property identified as “Fresno Fashion Fair Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.3% of the Initial Pool Balance, if there is any decrease in underwritten net operating income (as defined in the Mortgage Loan documents) as a result of the potential redevelopment activities at the Mortgaged Property under consideration by the borrower, the borrower is required to enter into a master lease for all such applicable space and all then vacant space at the Mortgaged Property. The rent under any such master lease is required to be in the amount of any such decrease in underwritten net operating income, provided that (1) the guarantor (or approved replacement guarantor under the Mortgage Loan documents) maintains a net worth greater than or equal to $400,000,000, of which an amount equal to the greater of 25% of the master lease rent or $10,000,000 is required to be in the form of liquid assets. The Mortgage Loan documents provide that rent will be reduced if and to the extent underwritten net operating income with respect to the Mortgaged Property increases, as determined on a quarterly basis. With respect to any termination of the Macy’s lease or JCPenney lease, the master lease will terminate if: (x) the underwritten net operating income with respect to the Mortgaged Property is restored to the greater of (i) pre-development levels and (ii) $27,000,000, and (y) the areas impacted by such redevelopment activities are 90% or more occupied with tenants in possession and paying rent. With respect to any modification of the Macy’s lease and/or JCPenney lease resulting in a decrease in underwritten net operating income, the master lease will terminate when the underwritten net operating income is restored to the greater of (i) pre-modification levels and (ii) $27,000,000. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” and “Description of the Mortgage Pool— Certain Terms of the Mortgage Loans —Partial Releases” for additional information.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, five (5) Mortgaged Properties identified as “Moffett Gateway”, “Fresno Fashion Fair Mall”, “55 Hawthorne”, “Courtyard Marriott – King Kamehameha” and “100 North Citrus” on Annex A-1, securing five (5) Mortgage Loans representing approximately 24.0% of the Initial Pool Balance, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18.0%.

In the case of forty (40) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Moffett Gateway”, “Dallas Design District”, “Fresno Fashion Fair Mall”, “Riverway”, “55 Hawthorne”, “Landmark Square”, “Centre Market Building”, “Courtyard Marriott – King Kamehameha”, “Reston EastPointe”, “Orchard Hill Park”, “Marriott Galleria”, “Las Palmas”, “Hilton Durham”, “Woodglen Village”, “4400 Dixie Highway”, “100 North Citrus”, “Pangea 15”, “The Shoppes at Letson Farms”, “Neilson Square”, “Lake Geneva Commons”, “Courtyard Business Center”, “Northgate Business Park III”, “Aldine Plaza” and “Walgreens Cooper City” on Annex A-1, securing twenty-five (25) Mortgage Loans representing approximately 73.0% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to one (1) Mortgaged Property identified as “Walgreens Cooper City” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.3% of the Initial Pool Balance, the borrower may rely on the single tenant’s third-party insurance or may rely on the tenant’s election to self-insure upon satisfaction of the conditions set forth in the Mortgage Loan documents, provided that, among other conditions, the lease for the sole tenant at applicable Mortgaged Property is in full force and effect and there is no default continuing under the lease and the tenant maintains the coverage meeting the requirements of the Mortgage Loan documents or, if not in compliance with such requirements, is otherwise acceptable to lender in its sole discretion.

●	With respect to one (1) Mortgaged Property identified as “Rite Aid Sugar Hill” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.3% of the Initial Pool Balance, other than with respect to general commercial liability insurance, the borrower may rely on the single tenant’s third-party insurance (but only prior to January 14, 2022 with respect to rent loss and/or business interruption insurance) or may rely on the tenant’s election to self-insure upon satisfaction of the conditions set forth in the Mortgage Loan documents.

See representation and warranty number 18 in “Annex D-1—Mortgage Loan Representations and Warranties” and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in “Annex D-1—Mortgage Loan Representations and Warranties” and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1 and the identified exceptions to that representation and warranty in Annex D-2.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as-is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Moffett Gateway	7.3%	46.3%	39.3%	$525,000,000(1)	56.5%	48.0%	$430,000,000
Reston EastPointe	3.5%	62.1%	62.1%	$61,200,000(2)	65.5%	65.5%	$58,000,000
Hilton Durham	1.5%	65.1%	53.6%	$25,300,000(3)	71.6%	59.0%	$23,000,000

(1)	Reflects an appraisal on a “hypothetical value as stabilized” basis, which assumes that all tenant improvement construction is complete and all contractual free rent obligations have burned off or expired as of July 20, 2016.

(2)	Reflects an appraisal on a “hypothetical as-is” basis, which assumes that the costs for re-tenanting certain vacant space at the Mortgaged Property has been paid or reserved.

(3)	Reflects an appraisal on a “hypothetical market value as-is” basis, which assumes that the PIP required by the related franchise agreement in connection with the borrower’s acquisition of the Mortgaged Property was completed as of December 1, 2016.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in “Annex D-1—Mortgage Loan Representations and Warranties” and the exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” for additional information.

●	With respect to one (1) Mortgaged Property identified as “Hilton Hawaiian Village” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the liability of the non-recourse carveout guarantor for breaches or violations of the full recourse carveout provisions in the Mortgage Loan documents is capped at an amount equal to 10% of the principal balance of the related Whole Loan at the time of such event, plus reasonable third party collection costs actually incurred by the lender. In addition, the guarantor is not a party to the environmental indemnity and the borrowers are the sole parties responsible for losses under the indemnity. In lieu of having the guarantor be a party to the indemnity, the Mortgage Loan documents require that the borrowers maintain environmental insurance (i) on a claims made and reported policy for an initial term of 10 years, which must be renewed or replaced or the borrower must purchase the optional extended reporting period of two years in accordance with the terms and conditions of the policy such that, in either case, the policy will be in effect until two years past the maturity date; (ii) with limits of liability of $10,000,000 for each pollution condition and $25,000,000 in the aggregate; (iii) with a self-insured retention amount of $50,000 for each pollution condition; and (iv) naming the lender as an additional named insured. At origination, the borrower obtained environmental insurance satisfying the requirements of the Mortgage Loan documents with a term of 10 years.

●	With respect to one (1) Mortgaged Property identified as “Moffett Gateway” on Annex A-1, securing one (1) Mortgage Loan representing 7.3% of the Initial Pool Balance, there are three guarantors for the Mortgage Loan: an individual, a trust and a limited liability company. The Mortgage Loan documents permit the release of the individual and trust guarantors from the guaranty and environmental indemnity upon satisfaction of the following conditions: (i) no event of default has occurred and is then continuing, (ii) such release is permitted by then applicable REMIC requirements; (iii) the entity guarantor has a net worth of not less than $300,000,000 and liquidity of not less than $20,000,000; (iv) the entity guarantor must not have been the subject of any bankruptcy or insolvency action within 10 years prior to the date of the proposed release; (v) the entity guarantor may not have previously defaulted under its obligations with respect to any indebtedness; and (vi) there is no material litigation or regulatory action pending or threatened against the entity guarantor. In addition, the Mortgage Loan documents restrict the ability of the lender to obtain recourse against certain personal residences and related fixtures, furnishings and personal items of the individual guarantor.

●	With respect to one (1) Mortgaged Property identified as “Centre Market Building” on Annex A-1, securing one (1) Mortgage Loan representing 3.8% of the Initial Pool Balance, there are two individual guarantors for the Mortgage Loan. Upon his death or incapacity, Gerald Scott Kaufman (and his estate) will be released from all liabilities under the Mortgage Loan documents to which he is a party accruing from and after the date of such release, provided that (a) the other guarantor, B. Jeremy Kaufman, remains liable under all loan documents to which he is a party, (b) at the time of such release, the remaining guarantor has a minimum net worth (excluding the value of the property) of not less than $21,000,000 and liquidity of no less than $2,000,000, and (c) the remaining guarantor reaffirms and ratifies all of his obligations under the Mortgage Loan documents to which he is a party. If B. Jeremy Kaufman pre-deceases Gerald Scott Kaufman, (a) Gerald Kaufman is required, until the occurrence of a permitted change in control under the Mortgage Loan documents, to continue to be liable for all obligations arising under the Mortgage Loan documents to which he is a party; and (b) either: (1) B. Jeremy Kaufman’s estate reaffirms all obligations arising under the Mortgage Loan documents to which he was a party; or (2) a replacement guarantor approved in accordance with the loan documents is tendered to the lender (in which event B. Jeremy Kaufman and his estate will be released from all liabilities under the Mortgage Loan documents to which he was a party accruing from and after the date of such release).

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and five years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 42 in “Annex D-1—Mortgage Loan Representations and Warranties” and the exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-one (21) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans) representing approximately 39.2% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Fourteen (14) Mortgage Loans representing approximately 32.0% of the Initial Pool Balance, provide for payments of interest only for the first 12 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Seven (7) Mortgage Loans representing approximately 28.2% of the Initial Pool Balance, are interest-only for the entire term of the Mortgage Loans.

One (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, provides for regularly scheduled payments of interest and principal for the first 96 months following the origination date based on an amortization period longer than the remaining term of the related Mortgage Loan and thereafter provides for payments of interest only and therefore has an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	22	$924,280,100	84.6%
6	21	168,701,947	15.4
Total:	43	$1,092,982,047	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	42	94.4%
5 (Twice per year)	1	5.6
Total	43	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Single Purpose Entity Covenants

With respect to one (1) Mortgaged Property identified as “Fresno Fashion Fair Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.3% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to incur personal property purchase money financing and leases that are (a) associated with Mortgaged Property used in the ordinary course of operating and maintaining the Mortgaged Property whose removal would not materially damage or impair the value of the Mortgaged Property (as determined by the borrower in its reasonable judgment) and (b) secured only by the financed property, up to an aggregate amount of not greater than $2,000,000, except that such limit does not apply to equipment leases associated with sustainability and environmental initiatives (including, but not limited to, initiatives such as solar panel installations and fuel cell installations) provided the same do not, in and of themselves, secure an aggregate amount in excess of $5,000,000.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 2 to 24 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to four (4) Mortgage Loans, identified as “Hilton Hawaiian Village”, “Fresno Fashion Fair Mall”, “Ocotillo Plaza” and “Hilton Durham” on Annex A-1, representing approximately 16.9% of the Initial Pool Balance, the loan documents permit the related borrower, after a lockout period of at least 25 payments allocable to the Mortgage Loan following the origination date, to (1) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period or (2) defease the Mortgage Loan. See “—Defeasance; Collateral Substitution” below.

Ten (10) of the Mortgage Loans, identified as “Dallas Design District”, “Bardmoor Palms”, “Centre Market Building”, “Courtyard Marriott – King Kamehameha”, “Milton Park”, “Las Palmas”, “Woodglen Village”, “Partridge Inn Augusta”, “4400 Dixie Highway” and “North Star Terrace MHP” on Annex A-1, representing approximately 29.6% of the Initial Pool Balance, permit the related borrower, after a lockout period of 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
2	1	$33,250,000	3.0%
3	9	287,069,933	26.3
4	22	370,004,454	33.9
5	4	88,020,712	8.1
6	3	61,215,053	5.6
7	3	221,500,000	20.3
24	1	31,921,895	2.9
Total	43	$1,092,982,047	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-nine (29) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 53.4% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date. In addition, with respect to such Defeasance Loans:

●	With respect to four (4) Mortgage Loans identified as ”Hilton Hawaiian Village”, “Fresno Fashion Fair Mall”, “Ocotillo Plaza” and “Hilton Durham” on Annex A-1, representing approximately 16.9% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower at any time after the related defeasance lockout period and prior to the open period to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium or defease the related Mortgage Loan.

●	With respect to two (2) Mortgage Loans identified as “Hilton Hawaiian Village” and “Moffett Gateway” on Annex A-1, representing approximately 14.6% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date (either the third or fourth anniversary of the first payment date under the Mortgage Loan) with yield maintenance if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to one (1) Mortgaged Property identified as “Hilton Hawaiian Village” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to release the ground leased portion of the Mortgaged Property from the lien of the security instrument in connection with a partial prepayment after the lockout period, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including: (i) payment of the release price of $2,500,000 for such ground leased parcel plus the yield maintenance premium, if applicable; (ii) delivery of evidence that would be satisfactory to a prudent lender acting reasonably that the ground leased parcel has been or will be, concurrently with the release, legally subdivided (or that an application has been filed and the borrower and transferee have entered into a property tax allocation agreement); and (iii) delivery of an endorsement to the title policy extending the effective date of coverage, confirming no change in the priority of the lien and insuring the rights under any new or amended reciprocal easement agreement that has been recorded. The borrower is also permitted to obtain the release of the retail component of the Mortgaged Property from the lien of the security instrument in connection with a partial prepayment after the lockout period, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including: (i) delivery of a survey showing the proposed release parcel(s) in scope and substance satisfactory to a prudent lender acting reasonably and a new appraisal (indicating the value of the Mortgaged Property both inclusive and exclusive of the release parcel(s)); (ii) payment of a release price equal to the product of (a) 110% and (b) the product of (1) the greater of 100% of the difference in value of the Mortgaged Property including the retail component and the value of the Mortgaged Property excluding the retail component or the net sales proceeds and (2) 57.2%, plus the yield maintenance premium, if applicable; and (iii) the debt yield (as calculated in the Mortgage Loan documents) is equal to or greater than the greater of (a) the lesser of (1) 15% or (2) the debt yield immediately prior to the release or (B) 10.2%. The borrower is also permitted to obtain the release of other parcels of the Mortgaged Property (excluding the retail component) that do not materially and adversely affect the ongoing operations of the Mortgaged Property (other than the lost income associated with the parcels being released) from the lien of the security instrument in connection with a partial prepayment after the lockout period, subject to the satisfaction of conditions set forth in the Mortgage Loan documents, including: (i) delivery of a survey showing the proposed release parcel(s) in scope and substance satisfactory to a prudent lender acting reasonably and a new appraisal (indicating the value of the Mortgaged Property both inclusive and exclusive of the release parcel(s)); (ii) payment of a release price of the product of (a) 110% and (b) (1) the product of 100% of the difference in value of the Mortgaged Property including the release parcel(s) and excluding the release parcel(s) and (2) 57.2%, plus the yield maintenance premium, if applicable; (iii) the debt yield (as calculated in the Mortgage Loan documents) is equal to or greater than the greater of (a) the lesser of (1) 15% or (2) the debt yield immediately prior to the partial release or (b) 10.2%; and in the event the release encompasses more than 15% of the hotel rooms in the Mortgaged Property or the partial release price equals or exceeds the product of 15% and the original principal balance of the Whole Loan, receipt of rating agency confirmation. In each case, the partial release requires the delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release. The lender is not required to release any parcel if the ratio of the unpaid principal balance of the Whole Loan to the value of the remaining Mortgaged Property after the proposed release is greater than 125% (such value to be determined, in the lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust, excluding the value of personal property or going concern value, if any), unless the borrower pays down the Whole Loan in accordance with the Mortgage Loan documents or the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of the release.

●	With respect to one (1) Mortgaged Property identified as “Moffett Gateway” on Annex A-1, securing one (1) Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to release one of the buildings comprising the Mortgaged Property and the related equity interests in the owner’s association from the lien of the security instrument in connection with a partial defeasance after the permitted defeasance date, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) defeasance of a portion of the Mortgage Loan in an amount equal to the allocated loan amount for such building plus, if there is no excess cash flow sweep period triggered by certain specified tenant actions and either the lease for the sole tenant, Google, or a replacement tenant that has a long term unsecured debt rating of at least “BBB” (or its equivalent) is in full force and effect, a premium of 25.0% of the allocated loan amount; (ii) after giving effect to the release of the parking parcel, the debt service coverage ratio (as calculated in the Mortgage Loan documents) based on the trailing 12-month period immediately preceding the date of determination is equal to or greater than the greater of (a) 1.23x and (b) the debt service coverage ratio for the Mortgaged Property (including the building being released) immediately preceding the date of the release based on the trailing three-month period; (iii) the borrower delivers evidence that the Mortgaged Property is in compliance with applicable laws and regulations; (iv) the borrower enters into (to the extent reasonably necessary) all reciprocal easements, cross-easements and mutual or non-exclusive easements or similar rights for access, parking, drainage, utilities and services necessary for the operation of the Mortgaged Property, as well as any amendments to the security instrument and an endorsement to the title policy that insures the lien on all such new encumbrances; and (v) the delivery of an opinion of counsel that the issuing entity (a) will not fail to maintain its status as a REMIC Trust, and (b) will not be subject to tax on any “prohibited transactions” or “prohibited contributions”.

●	With respect to one (1) Mortgaged Property identified as “Woodglen Village” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the borrower and the City of Houston are negotiating the sale of an unimproved outparcel at the Mortgaged Property. In the event the parties are unable to reach an agreement on the sale of the outparcel, the city is expected to take the outparcel through a condemnation proceeding. The borrower is permitted to release such unimproved parcel (the “Outparcel”) upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation: (i) delivery of evidence satisfactory to the lender that the Outparcel is legally subdivided and complies with all applicable legal requirements; (ii) delivery of a title insurance endorsement extending coverage and confirming no change in the priority of the lien of the security instrument; (iii) payment of an amount equal to the greater of (A) $47,438 and (B) the purchase price of the Outparcel based on a sale to a party that is not an affiliate of the borrower, less reasonable and customary costs and expenses (in each case, without the payment of any yield maintenance premium); and (iv) delivery of a REMIC opinion. No release will be permitted unless, immediately following the release, the loan-to-value ratio does not exceed 125% (excluding the value of personal property and going concern value) or the borrower pays down the Mortgage Loan by the amount specified in the Mortgage Loan documents or delivers a REMIC opinion. The related appraisal allocated a value of $55,000 to the Outparcel.

●	With respect to two (2) individual Mortgaged Properties securing one (1) Mortgage Loan identified as “St. Albans & Camino Commons” on Annex A-1, representing approximately 0.6% of the Initial Pool Balance, the Mortgage Loan documents permit the release of an individual Mortgaged Property through a partial defeasance of the Mortgage Loan after the expiration of the defeasance lock-out period and prior to the open prepayment date, upon satisfaction of certain terms and conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the individual Mortgaged Property will be conveyed to a third party purchaser unrelated to the related borrower or its affiliates, (ii) the principal amount of the Mortgage Loan to be defeased will be an amount equal to the greatest of (a) 125% of the allocated loan amount with respect to such individual Mortgaged Property, (b) an amount which after giving effect to the release of the applicable individual Mortgaged Property would result in the debt service coverage ratio for the remaining individual Mortgaged Property being not less than the greater of (I) 1.30x and (II) the debt service coverage ratio immediately prior to such release, (iii) an amount which after giving effect to the release of the applicable individual Mortgaged Property would result in the debt yield for the remaining individual Mortgaged Property being at least equal to the greater of (I) 9.75% and (II) the debt yield immediately prior to such release, (iv) an amount which after giving effect to the release of the applicable individual Mortgaged Property would result in the loan-to-value ratio for the remaining individual Mortgaged Property not exceeding the lesser of (I) 67.5% and (II) the loan-to-value ratio immediately prior to such release, and (v) if immediately after such release, the loan-to-value ratio would be greater than 125%, an amount as may be required such that the issuing entity will not fail to maintain its status as a REMIC as a result of such release, (iii) receipt of rating agency confirmation with respect to such partial defeasance, and (iv) delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of such release.

Furthermore, some of the Mortgage Loans, including, without limitation, two (2) Mortgage Loans identified as “Fresno Fashion Fair Mall” and “Centre Market Building” on Annex A-1, collectively representing approximately 10.1% of the Initial Pool Balance, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-seven (37) of the Mortgage Loans representing approximately 77.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-seven (37) of the Mortgage Loans representing approximately 65.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover capital expenditures and replacements.

Twenty-four (24) of the Mortgage Loans representing approximately 52.6% of the Initial Pool Balance, are secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows

(or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twenty-six (26) of the Mortgage Loans representing approximately 33.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
CMA Lockbox	15	$597,371,141	54.7%
Springing Lockbox	22	253,748,311	23.2
Hard Lockbox	4	226,424,589	20.7
None	2	15,438,005	1.4
Total:	43	$1,092,982,047	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Shari’ah Compliant Loan

The Mortgage Loan identified as “Reston EastPointe” on Annex A-1, representing 3.5% of the Initial Pool Balance, was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments and all other payments due under the Mortgage Loan documents, the payments themselves are characterized as rent. This is accomplished through the use of a non-Shari’ah compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase the Mortgaged Property upon a payoff of the Mortgage Loan).

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
Moffett Gateway(4)	$80,000,000	7.3%	$50,000,000	$265,000,000	$395,000,000	4.13700%	46.3%	75.2%	1.95x	1.22x

(1)	Calculated including any related Pari Passu Companion Loan and any related Subordinate Companion Loan.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loan and any related Subordinate Companion Loan.

(3)	Calculated including any related Pari Passu Companion Loan but excluding any Subordinate Companion Loan.

(4)	LTV Ratio and Underwritten NCF DSCR calculated based on the amortization schedule set forth on Annex F.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan unless (i) no event of default under the related Mortgage Loan is then continuing and (ii) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
55 Hawthorne	$61,500,000	50.0%	2.60x	N/A	Y
Landmark Square(1)(2)	$51,000,000	56.9%	2.25x	N/A	Y
Courtyard Marriott – King Kamehameha(2)	$39,945,058	41.4%	1.97x	N/A	Y
Reston EastPointe(1)	$38,000,000	62.1%	2.23x	9.4%	Y
Liberty Center	$21,000,000	80.0%	1.20x	N/A	Y
Hilton Durham	$16,475,654	75.0%	1.40x	10.0%	Y
Pangea 15	$9,000,000	70.0%	1.50x	9.5%	Y
Studio City Apartments	$6,438,005	80.0%	1.25x	N/A	Y

(1)	Future mezzanine debt is permitted only in connection with a bona fide sale of the Mortgaged Property to a third party and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents.

(2)	If the proposed mezzanine loan bears interest at a floating interest rate, the related Mortgage Loan documents require an interest rate cap agreement or swap (i) in the case of the Mortgage Loan identified as “Landmark Square”, with a strike price acceptable to the lender, and (ii) in the case of the Mortgage Loan identified as “Courtyard Marriott – King Kamehameha”, with a fixed strike price that results in a Combined Minimum Debt Service Coverage Ratio of 1.97x.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

With respect to three (3) Mortgaged Properties identified as “Fresno Fashion Fair Mall”, “55 Hawthorne” and “Landmark Square” on Annex A-1, securing three (3) Mortgage Loans representing approximately 16.6% of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of direct or indirect equity interests in the related borrowers to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets or all or substantial other assets of the obligor (or, with respect to the Mortgaged Property identified as “Landmark Square” on Annex A-1, the Mortgage Loan documents require that the pledged equity interests constitute not more than 10% of the value of the collateral securing such financing), among other conditions, and there is generally no requirement for an intercreditor agreement with respect to such corporate or parent level credit facility.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to one (1) Mortgaged Property identified as “Centre Market Building” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.8% of the Initial Pool Balance, certain of the investors in the borrowing entity own preferred equity interests. The preferred equity holders are entitled to a cumulative annual return of 7.5% on each dollar of a preferred member’s unreturned capital contributions on an actual/360 basis, which is required to be paid first from net cash flow and distributed quarterly to the extent there is net cash flow from operations. The preferred members are also entitled to their respective pro rata shares of the quarterly net cash flow until each preferred member is paid an amount equal to 5.0% of its original capital contributions. Upon each preferred member receiving all distributions to which it is entitled under the operating agreement, the preferred holder will be deemed to be withdrawn from the borrower and its preferred equity interest redeemed. There is no requirement to pay the preferred return unless there is sufficient net cash flow from operations, and there are no provisions for a change of control in the event the preferred return is not paid or there is a default under the operating agreement. The Mortgage Loan documents permit the redemption of the preferred equity interests in accordance with the provisions of the operating agreement.

Other Secured Indebtedness

With respect to one (1) Mortgaged Property identified as “Fresno Fashion Fair Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.3% of the Initial Pool Balance, the borrower may enter into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $10,000,000, subject to the mortgage lender’s consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to one (1) Mortgaged Property identified as “Courtyard Marriott - King Kamehameha” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.7% of the Initial Pool Balance, the related franchisor provided the borrower with $1,500,000 in unsecured “key money” financing for development, renovations and operation of the Mortgaged Property. The franchise agreement obligates the borrower to repay the “key money” only if the franchise agreement is terminated prior to the expiration date of the franchise agreement or if the agreement is assumed in connection with a permitted transfer under the agreement (unless (i) the hotel continues to operate in the system after such transfer, (ii) the transferee assumes the obligations of the franchisee under the agreement, and (iii) the transferee does not request any modifications to the terms of the agreement that, in the franchisor’s sole discretion, may trigger an obligation by the franchisor to write off the unamortized portion of the key money on its financial statements). In the event the requirement to repay the unsecured debt is triggered, the borrower is required to pay, on or before the effective date of termination, the full amount of the key money less $75,000 for each 12-month period that the franchise agreement was in effect after the payment of the unsecured debt by the franchisor.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified as “Hilton Hawaiian Village”, “Moffett Gateway”, “Dallas Design District”, “Fresno Fashion Fair Mall”, “Riverway”, “Landmark Square” and “Courtyard Marriott – King Kamehameha” on Annex A-1 is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in the case of the Mortgage Loans securing the Mortgaged Properties identified as “Hilton Hawaiian Village”, “Moffett Gateway” and “Courtyard Marriott – King Kamehameha” on Annex A-1, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Non-Serviced Certificate Administrator” means the Hilton USA Trust 2016-HHV Certificate Administrator, the JPMCC 2016-JP4 Certificate Administrator or the JPMDB 2016-C4 Certificate Administrator, as applicable.

“Non-Serviced Companion Loan” means each of the Hilton Hawaiian Village Pari Passu Companion Loans, the Hilton Hawaiian Village Subordinate Companion Loans, the Moffett Gateway Pari Passu Companion Loans, the Moffett Gateway Subordinate Companion Loan, the Fresno Fashion Fair Mall Pari Passu Companion Loans and the Riverway Controlling Pari Passu Companion Loan.

“Non-Serviced Directing Certificateholder” means the Hilton USA Trust 2016-HHV Directing Certificateholder, the JPMCC 2016-JP4 Directing Certificateholder or the JPMDB 2016-C4 Directing Certificateholder, as applicable.

“Non-Serviced Intercreditor Agreement” means each of the Hilton Hawaiian Village Intercreditor Agreement, the Moffett Gateway Intercreditor Agreement, the Fresno Fashion Fair Mall Intercreditor Agreement and the Riverway Intercreditor Agreement.

“Non-Serviced Master Servicer” means the Hilton USA Trust 2016-HHV Master Servicer, the JPMCC 2016-JP4 Master Servicer, the JPMDB 2016-C4 Master Servicer, as applicable.

“Non-Serviced Mortgage Loan” means each of the Hilton Hawaiian Village Mortgage Loan, the Moffett Gateway Mortgage Loan, the Fresno Fashion Fair Mall Mortgage Loan and the Riverway Mortgage Loan.

“Non-Serviced Operating Advisor” means the JPMCC 2016-JP4 Operating Advisor and the JPMDB 2016-C4 Operating Advisor, as applicable.

“Non-Serviced PSA” means the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the JPMCC 2016-JP4 Pooling and Servicing Agreement, the JPMDB 2016-C4 Pooling and Servicing Agreement, as applicable.

“Non-Serviced Securitization Trust” means the Hilton USA Trust 2016-HHV securitization trust, the JPMCC 2016-JP4 securitization trust, the JPMDB 2016-C4 securitization trust, as applicable.

“Non-Serviced Special Servicer” means the Hilton USA Trust 2016-HHV Special Servicer, the JPMCC 2016-JP4 Special Servicer, the JPMDB 2016-C4 Special Servicer, as applicable.

“Non-Serviced Trustee” means the Hilton USA Trust 2016-HHV Trustee, the JPMCC 2016-JP4 Trustee or the JPMDB 2016-C4 Trustee, as applicable.

“Non-Serviced Whole Loan” means each of the Hilton Hawaiian Village Whole Loan, the Moffett Gateway Whole Loan, the Fresno Fashion Fair Mall Whole Loan and the Riverway Whole Loan.

“Pari Passu Companion Loan” means each of the Hilton Hawaiian Village Pari Passu Companion Loans, the Moffett Gateway Pari Passu Companion Loans, the Dallas Design District Pari Passu Companion Loan, the Fresno Fashion Fair Mall Pari Passu Companion Loans, the Riverway Controlling Pari Passu Companion Loan and the Landmark Square Pari Passu Companion Loan.

“Serviced Companion Loan” means each of the Dallas Design District Pari Passu Companion Loan, the Landmark Square Pari Passu Companion Loan and the Courtyard Marriott – King Kamehameha Subordinate Companion Loan.

“Serviced Pari Passu Companion Loan” means each of the Dallas Design District Pari Passu Companion Loan and the Landmark Square Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan” means each of the Dallas Design District Mortgage Loan and the Landmark Square Mortgage Loan.

“Serviced Whole Loan” means each of the Dallas Design District Whole Loan, the Landmark Square Whole Loan and the Courtyard Marriott – King Kamehameha Whole Loan.

“Subordinate Companion Loan” means each of the Moffett Gateway Subordinate Companion Loan, the Hilton Hawaiian Village Subordinate Companion Loan and the Courtyard Marriott – King Kamehameha Subordinate Companion Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)(3)	Whole Loan Underwritten NCF DSCR(2)(3)
Hilton Hawaiian Village	$80,000,000	7.3%	$616,600,000	$578,400,000	31.2%	57.2%	4.47x	2.44x
Moffett Gateway(3)	$80,000,000	7.3%	$163,000,000	$102,000,000	46.3%	65.7%	1.95x	1.43x
Dallas Design District	$75,000,000	6.9%	$45,000,000	NAP	62.1%	62.1%	1.28x	1.28x
Fresno Fashion Fair Mall	$69,000,000	6.3%	$256,000,000	NAP	57.5%	57.5%	2.19x	2.19x
Riverway	$64,763,123	5.9%	$62,770,411	NAP	72.4%	72.4%	1.42x	1.42x
Landmark Square	$51,000,000	4.7%	$49,000,000	NAP	56.9%	56.9%	2.19x	2.19x
Courtyard Marriott – King Kamehameha	$39,945,058	3.7%	NAP	$14,979,397	30.0%	41.3%	3.06x	1.94x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than “as-is” value. See “—Appraised Value” for additional information.

(3)	In the case of one (1) Mortgage Loan identified as “Moffett Gateway” on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, the Mortgage Loan Underwritten NCF DSCR and Whole Loan Underwritten NCF DSCR were calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex F. In the case of one (1) Mortgage Loan identified as “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, the Mortgage Loan Underwritten NCF DSCR and the Whole Loan Underwritten NCF DSCR were calculated using the sum of principal and interest payments over the first 12 payments allocable to the Mortgage Loan following the Cut-off Date based on a pro rata allocation between the Mortgage Loan and the related Subordinate Companion Loan of principal payable on the related Whole Loan as set forth on Annex G.

The Serviced Whole Loans

The Dallas Design District Whole Loan

General

One (1) Mortgage Loan, identified as “Dallas Design District” (the “Dallas Design District Mortgage Loan”) on Annex A-1, representing approximately 6.9% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Dallas Design District Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $75,000,000. The related Pari Passu Companion Loan (the “Dallas Design District Pari Passu Companion Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $45,000,000 that is not included in the issuing entity. Only the Dallas Design District Mortgage Loan is included in the issuing entity. The Dallas Design District Mortgage Loan and the Dallas Design District Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Dallas Design District Whole Loan”. It is anticipated that the related Dallas Design District Pari Passu Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Dallas Design District Mortgage Loan and the rights of the holder of the Dallas Design District Pari Passu Companion Loan are subject to an

Intercreditor Agreement (the “Dallas Design District Intercreditor Agreement”). The following summaries describe certain provisions of the Dallas Design District Intercreditor Agreement.

Servicing

The Dallas Design District Whole Loan (including the Dallas Design District Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Dallas Design District Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Dallas Design District Intercreditor Agreement sets forth the respective rights of the holder of the Dallas Design District Mortgage Loan and the holder of the Dallas Design District Pari Passu Companion Loan with respect to distributions of funds received in respect of the Dallas Design District Whole Loan, and provides, in general, that:

●	the Dallas Design District Mortgage Loan and the Dallas Design District Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Dallas Design District Whole Loan or the related Mortgaged Property will be applied to the Dallas Design District Mortgage Loan and the Dallas Design District Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Dallas Design District Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the Dallas Design District Intercreditor Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Dallas Design District Whole Loan will be allocated, on a pro rata and pari passu basis, to the Dallas Design District Mortgage Loan and the Dallas Design District Pari Passu Companion Loan in accordance with the terms of the Dallas Design District Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Dallas Design District Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the Dallas Design District Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Dallas Design District Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the Dallas Design District Intercreditor Agreement, the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives which, at any time the Dallas Design District Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the Dallas Design District Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the Dallas Design District Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Dallas Design District Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives) requests consultation with respect to certain major decisions to be taken with respect to the Dallas Design District Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Dallas Design District Whole Loan. The consultation rights of the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives) will expire 10 business days following the delivery of written notice and notices, information and reports relating to the matter subject to consultation whether or not the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives) has responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Dallas Design District Mortgage Loan and the Dallas Design District Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Dallas Design District Pari Passu Companion Loan (or its respective representatives, including, if the Dallas Design District Pari Passu Companion Loan has been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Notwithstanding the foregoing consultation rights, no direction or objection by the Directing Certificateholder or the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives) may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Dallas Design District Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the servicing standard, or expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, or materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA.

In addition to the consultation rights of the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives) described above, pursuant to the terms of the Dallas Design District Intercreditor Agreement, the holder of the Dallas Design District Pari Passu Companion Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the holder of the Dallas Design District Mortgage Loan (or the master servicer or special servicer, as applicable, on its behalf) upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Dallas Design District Whole Loan; provided that the holder of the Dallas Design District Pari Passu Companion Loan executes, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holder of the Dallas Design District Pari Passu Companion Loan, the holder of the Dallas Design District Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted Dallas Design District Whole Loan

Pursuant to the terms of the Dallas Design District Intercreditor Agreement, if the Dallas Design District Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the Dallas Design District Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Dallas Design District Pari Passu Companion Loan together with the Dallas Design District Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Dallas Design District Mortgage Loan together with the Dallas Design District Pari Passu Companion Loan if such loan becomes a defaulted loan without the written consent of the holder of the Dallas Design District Pari Passu Companion Loan (provided that such consent is not required if the holder of the Dallas Design District Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of the Dallas Design District Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Dallas Design District Whole Loan, and any documents in the servicing file reasonably requested by the Dallas Design District Pari Passu Companion Loan that are material to the price of the Dallas Design District Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of the Dallas Design District Pari Passu Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder or holders of the Dallas Design District Pari Passu Companion Loan and the Dallas Design District Mortgage Loan (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Dallas Design District Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, for cause at any time, and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the Controlling Class, to replace the special servicer then acting with respect to the Dallas Design District Whole Loan and appoint a replacement special servicer without the consent of the holder of the Dallas Design District Pari Passu Companion Loan. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing) and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, for cause at any time, and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the Controlling Class, to replace the special servicer then acting with respect to the Dallas Design District Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Landmark Square Whole Loan

General

One (1) Mortgage Loan, identified as “Landmark Square” (the “Landmark Square Mortgage Loan”) on Annex A-1, representing approximately 4.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Landmark Square Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $51,000,000. The related Pari Passu Companion Loan (the “Landmark Square Pari Passu Companion

Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $49,000,000 that is not included in the issuing entity. Only the Landmark Square Mortgage Loan is included in the issuing entity. The Landmark Square Mortgage Loan and the Landmark Square Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Landmark Square Whole Loan”. It is anticipated that the related Landmark Square Pari Passu Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Landmark Square Mortgage Loan and the rights of the holder of the Landmark Square Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Landmark Square Intercreditor Agreement”). The following summaries describe certain provisions of the Landmark Square Intercreditor Agreement.

Servicing

The Landmark Square Whole Loan (including the Landmark Square Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Landmark Square Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Landmark Square Intercreditor Agreement sets forth the respective rights of the holder of the Landmark Square Mortgage Loan and the holder of the Landmark Square Pari Passu Companion Loan with respect to distributions of funds received in respect of the Landmark Square Whole Loan, and provides, in general, that:

●	the Landmark Square Mortgage Loan and the Landmark Square Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Landmark Square Whole Loan or the related Mortgaged Property will be applied to the Landmark Square Mortgage Loan and the Landmark Square Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Landmark Square Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the Landmark Square Intercreditor Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Landmark Square Whole Loan will be allocated, on a pro rata and pari passu basis, to the Landmark Square Mortgage Loan and the Landmark Square Pari Passu Companion Loan in accordance with the terms of the Landmark Square Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Landmark Square Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the Landmark Square Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Landmark Square Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the Landmark Square Intercreditor Agreement, the holder of the Landmark Square Pari Passu Companion Loan (or its representatives which, at any time the Landmark Square Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the Landmark Square Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the Landmark Square Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Landmark Square Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Landmark Square Pari Passu Companion Loan (or its representatives) requests consultation with respect to certain major decisions to be taken with respect to the Landmark Square Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Landmark Square Whole Loan. The consultation rights of the holder of the Landmark Square Pari Passu Companion Loan (or its representatives) will expire 10 business days following the delivery of written notice and notices, information and reports relating to the matter subject to consultation whether or not the holder of the Landmark Square Pari Passu Companion Loan (or its representatives) has responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Landmark Square Pari Passu Companion Loan (or its representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Landmark Square Mortgage Loan and the Landmark Square Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Landmark Square Pari Passu Companion Loan (or its respective representatives, including, if the Landmark Square Pari Passu Companion Loan has been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Notwithstanding the foregoing consultation rights, no direction or objection by the Directing Certificateholder or the holder of the Landmark Square Pari Passu Companion Loan (or its representatives) may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Landmark Square Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the servicing standard, or expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, or materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA.

In addition to the consultation rights of the holder of the Landmark Square Pari Passu Companion Loan (or its representatives) described above, pursuant to the terms of the Landmark Square Intercreditor Agreement, the holder of the Landmark Square Pari Passu Companion Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the holder of the Landmark Square Mortgage Loan (or the master servicer or special servicer, as applicable, on its behalf) upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Landmark Square Whole Loan; provided that the holder of the Landmark Square Pari Passu Companion Loan executes, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holder of the Landmark Square Pari Passu Companion Loan, the holder of the Landmark Square Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted Landmark Square Whole Loan

Pursuant to the terms of the Landmark Square Intercreditor Agreement, if the Landmark Square Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the Landmark Square Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Landmark Square Pari Passu Companion Loan together with the Landmark Square Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Landmark Square Mortgage Loan together with the Landmark Square Pari Passu Companion Loan if such loan becomes a defaulted loan without the written consent of the holder of the Landmark Square Pari Passu Companion Loan (provided that such consent is not required if the holder of the Landmark Square Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of the Landmark Square Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Landmark Square Whole Loan, and any documents in the servicing file reasonably requested by the Landmark Square Pari Passu Companion Loan that are material to the price of the Landmark Square Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of the Landmark Square Pari Passu Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder or holders of the Landmark Square Pari Passu Companion Loan and the Landmark Square Mortgage Loan (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Landmark Square Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, for cause at any time, and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the Controlling Class, to replace the special servicer then acting with respect to the Landmark Square Whole Loan and appoint a replacement special servicer without the consent of the holder of the Landmark Square Pari Passu Companion Loan. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing) and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, for cause at any time, and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the Controlling Class, to replace the special servicer then acting with respect to the Landmark Square Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Courtyard Marriott - King Kamehameha Whole Loan

General

One (1) Mortgage Loan, identified as “Courtyard Marriott – King Kamehameha” (the “Courtyard Marriott – King Kamehameha Mortgage Loan”) on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Courtyard Marriott – King Kamehameha Mortgage Loan is evidenced by one (1) senior promissory note A with a Cut-off Date Balance of $39,945,058. The subordinate companion loan (the “Courtyard Marriott – King Kamehameha Subordinate Companion Loan”) is evidenced by one (1) promissory note identified as promissory note B, with a Cut-off Date Balance of $14,979,397 that is not included in the issuing entity. Only the Courtyard Marriott – King Kamehameha Mortgage Loan is included in the issuing entity. The Courtyard Marriott – King Kamehameha Mortgage Loan and the Courtyard Marriott – King Kamehameha Subordinate Companion Loan are collectively referred to in this prospectus as the “Courtyard Marriott – King Kamehameha Whole Loan”. The Courtyard Marriott – King Kamehameha Subordinate Companion Loan is currently held by a third party investor.

The rights of the holders of the promissory notes evidencing the Courtyard Marriott – King Kamehameha Whole Loan (the “Courtyard Marriott – King Kamehameha Noteholders”) are subject to an Intercreditor Agreement (the “Courtyard Marriott – King Kamehameha Intercreditor Agreement”). The following summaries describe certain provisions of the Courtyard Marriott – King Kamehameha Intercreditor Agreement.

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Whole Loan, the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Courtyard Marriott – King Kamehameha Whole Loan, each as more fully described below. A “Control Appraisal Period” will exist with respect to the Courtyard Marriott – King Kamehameha Whole Loan, if and for so long as (a)(1) the initial principal balance of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Courtyard Marriott – King Kamehameha Subordinate Companion Loan, (y) any appraisal reductions for the Courtyard Marriott – King Kamehameha Whole Loan that are allocated to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Courtyard Marriott – King Kamehameha Whole Loan that are allocated to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan. The holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan also has the right to purchase the Courtyard Marriott – King Kamehameha Mortgage Loan in whole but not in part in certain instances as set forth below.

The holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan is entitled to avoid its applicable Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Courtyard Marriott – King Kamehameha Intercreditor Agreement (either (x) or (y), the “Courtyard Marriott – King Kamehameha Threshold Event Collateral”) and (ii) the Courtyard Marriott – King Kamehameha Threshold Event Collateral is in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable Control Appraisal Period not to occur.

Servicing

The Courtyard Marriott – King Kamehameha Whole Loan (including the Courtyard Marriott – King Kamehameha Subordinate Companion Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Courtyard Marriott – King Kamehameha Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Courtyard Marriott – King Kamehameha Intercreditor Agreement sets forth the respective rights of the Courtyard Marriott – King Kamehameha Noteholders with respect to distributions of funds received in respect of the Courtyard Marriott – King Kamehameha Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Courtyard Marriott – King Kamehameha Whole Loan, (ii) any other event of default for which the Courtyard Marriott – King Kamehameha Whole Loan is actually accelerated, (iii) any other event of default that causes the Courtyard Marriott – King Kamehameha Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the applicable servicer, and each, a “Courtyard Marriott – King Kamehameha Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in accordance with the Courtyard Marriott – King Kamehameha Intercreditor Agreement or during any period that the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the Whole Loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator or trustee, payments and proceeds received with respect to the Courtyard Marriott – King Kamehameha Whole Loan will generally be applied in the following order:

●	first, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	second, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the Courtyard Marriott – King Kamehameha Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds), if any, with respect to such monthly payment date with respect to the Courtyard Marriott – King Kamehameha Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Courtyard Marriott – King Kamehameha Whole Loan allocated as principal on the Courtyard Marriott – King Kamehameha Whole Loan and payable to the Courtyard Marriott – King Kamehameha Noteholders, until its principal balance has been reduced to zero;

●	third, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer);

●	fourth, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan in an amount equal to the product (i) its principal percentage interest (based on the outstanding principal balance of the Courtyard Marriott – King Kamehameha Whole Loan) multiplied by (ii) its relative spread (as set forth in the Courtyard Marriott – King Kamehameha Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the Courtyard Marriott – King Kamehameha Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds), if any, with respect to such monthly payment date with respect to the Courtyard Marriott – King Kamehameha Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Courtyard Marriott – King Kamehameha Whole Loan allocated as principal on the Courtyard Marriott – King Kamehameha Whole Loan and payable to the Courtyard Marriott – King Kamehameha Noteholders remaining after giving effect to the allocations in clause second above, until its principal balance has been reduced to zero;

●	seventh, to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount equal to the product (i) of its principal percentage interest (based on the outstanding principal balance of the Courtyard Marriott – King Kamehameha Whole Loan) multiplied by (ii) its relative spread (as set forth in the Courtyard Marriott – King Kamehameha Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Courtyard Marriott – King Kamehameha Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-eighth and, as a result of a workout, the principal balance of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Courtyard Marriott – King Kamehameha Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Courtyard Marriott – King Kamehameha Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Courtyard Marriott – King Kamehameha Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Courtyard Marriott – King Kamehameha Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Courtyard Marriott – King Kamehameha Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Whole Loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator and trustee, payments and proceeds with respect to the Courtyard Marriott – King Kamehameha Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at the net interest rate;

●	second, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan in an amount equal to all amounts allocated as principal on the Courtyard Marriott – King Kamehameha Whole Loan (including, without limitation, any insurance and condemnation proceeds allocated as principal on the Courtyard Marriott – King Kamehameha Whole Loan and payable to Courtyard Marriott – King Kamehameha Noteholders) until its principal balance has been reduced to zero;

●	third, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer);

●	fourth, to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan in an amount equal to the product of (i) its principal percentage interest (based on its outstanding principal balance) multiplied by (ii) its relative spread (as set forth in the Courtyard Marriott – King Kamehameha Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount equal to all amounts allocated as principal on the Courtyard Marriott – King Kamehameha Whole Loan (including, without limitation, any insurance and condemnation proceeds allocated as principal on the Courtyard Marriott – King Kamehameha Whole Loan and payable to the Courtyard Marriott – King Kamehameha Noteholders) remaining after giving effect to the allocations in clause second above, until its principal balance has been reduced to zero;

●	seventh, to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount equal to the product of (i) its principal percentage interest (based on its outstanding principal balance) multiplied by (ii) its relative spread (as set forth in the Courtyard Marriott – King Kamehameha Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan has made any payments or advances in exercising its cure rights under the Courtyard Marriott – King Kamehameha Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-eighth and, as a result of a workout, the balance of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Courtyard Marriott – King Kamehameha Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Courtyard Marriott – King Kamehameha Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Courtyard Marriott – King Kamehameha Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Courtyard Marriott – King Kamehameha Noteholders, based on their respective percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advances) allocable to the Courtyard Marriott – King Kamehameha Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Courtyard Marriott – King Kamehameha Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Courtyard Marriott – King Kamehameha Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan, the Directing Certificateholder will not have any consent rights with respect to Courtyard Marriott – King Kamehameha Whole Loan. After the occurrence and during the continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan, the Directing Certificateholder will have the same consent and/or consultation rights with respect to the Courtyard Marriott – King Kamehameha Whole Loan as it does with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

“Courtyard Marriott – King Kamehameha Major Decision” means:

(i)     any proposed or actual foreclosure upon or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Courtyard Marriott – King Kamehameha Whole Loan if it comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Courtyard Marriott – King Kamehameha Whole Loan or any extension of the maturity date of Courtyard Marriott – King Kamehameha Whole Loan;

(iii)   following a default or an event of default with respect to the Courtyard Marriott – King Kamehameha Whole Loan documents, any exercise of remedies, including the acceleration of the Courtyard Marriott – King Kamehameha Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Whole Loan documents;

(iv)    any sale of the Courtyard Marriott – King Kamehameha Whole Loan (when it is a defaulted loan) or REO Property for less than the applicable purchase price;

(v)    any determination to bring the related Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the related Mortgaged Property or REO Property;

(vi)    any release of collateral or any acceptance of substitute or additional collateral for the Courtyard Marriott – King Kamehameha Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(vii)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Courtyard Marriott – King Kamehameha Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the related Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii)  any incurrence of additional debt by the related borrower or any mezzanine financing by any beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related Whole Loan documents);

(ix)   any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Courtyard Marriott – King Kamehameha Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x)    any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the related Whole Loan documents);

(xi)   releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(xii)  any acceptance of an assumption agreement releasing the related borrower, guarantor or other obligor from liability under the Courtyard Marriott – King Kamehameha Whole Loan other than pursuant to the specific terms of such loan and for which there is no lender discretion;

(xiii)  any determination of an acceptable insurance default with respect to the related Mortgaged Property;

(xiv)  any determination by the master servicer to transfer the Courtyard Marriott – King Kamehameha Whole Loan to the special servicer under the circumstances described in paragraph 5 of the definition of “Specially Serviced Loan”;

(xv)   any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at the related Mortgaged Property if the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the greater of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the related Mortgaged Property;

(xvi)  any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the Courtyard Marriott – King Kamehameha Whole Loan documents;

(xvii) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(xviii) the release of the related guarantor under the Courtyard Marriott – King Kamehameha Whole Loan documents or the approval of any replacement or additional guarantor under the Whole Loan documents;

(xix)  the approval of any property improvement plans or other material alterations proposed for the related Mortgaged Property; and

(xx)  subject to the REMIC provisions of the Code, any determination regarding the application of casualty or condemnation proceeds to restoration of the related Mortgaged Property or to repayment of the Courtyard Marriott – King Kamehameha Whole Loan;

provided, however that during the occurrence and continuance of a Control Appraisal Period, “Courtyard Marriott – King Kamehameha Major Decision” will have the meaning given to the term “Major Decision” in the PSA.

In addition, pursuant to the terms of the Courtyard Marriott – King Kamehameha Intercreditor Agreement, prior to the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan, if any consent, modification, amendment or waiver under or other action in respect of a “mortgage” (as defined under the Courtyard Marriott – King Kamehameha Intercreditor Agreement) (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Courtyard Marriott – King Kamehameha Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Courtyard Marriott – King Kamehameha Major Decision (or making a determination not to take action with respect to such Courtyard Marriott – King Kamehameha Major Decision), the master servicer or the special servicer, as the case may be, must receive the written consent of the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan (or its representative) before implementing a decision with respect to such Courtyard Marriott – King Kamehameha Major Decision.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan (or its representative) that would require or cause the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf), to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate provisions of the Courtyard Marriott – King Kamehameha Intercreditor Agreement or the PSA, require or cause the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate the terms of the Courtyard Marriott – King Kamehameha Whole Loan, or materially expand the scope of any holder of the Courtyard Marriott – King Kamehameha Mortgage Loan’s (or the master servicer’s or special servicer’s, as applicable) responsibilities under the Courtyard Marriott – King Kamehameha Intercreditor Agreement or the PSA.

Cure Rights

In the event that the borrower fails to make any payment of principal or interest on the Courtyard Marriott – King Kamehameha Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, unless a Control Appraisal Period has occurred and is continuing with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan, the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Courtyard Marriott – King Kamehameha Intercreditor Agreement. Unless the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan consents to additional cure periods, the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Courtyard Marriott – King Kamehameha Whole Loan. The holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to Courtyard Marriott – King Kamehameha Whole Loan has occurred and is continuing, the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan will have the option to purchase the Courtyard Marriott – King Kamehameha Mortgage Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Courtyard Marriott – King Kamehameha Mortgage Loan, (b) accrued and unpaid interest on the principal balance of the Courtyard Marriott – King Kamehameha Mortgage Loan at its net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Courtyard Marriott – King Kamehameha Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Courtyard Marriott – King Kamehameha Whole Loan documents, including, without limitation, servicing advances and special servicing fees incurred by or on behalf of the holders of the Courtyard Marriott – King Kamehameha Whole Loan (without duplication of amounts above), (e) any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holders of the Courtyard Marriott – King Kamehameha Mortgage Loan (without duplication of amounts above), (f) (i) if the Courtyard Marriott – King Kamehameha Whole Loan borrower or borrower related party is the purchaser or (ii) if the Courtyard Marriott – King Kamehameha Whole Loan is not purchased after 90 days after such option first becomes exercisable pursuant to the Courtyard Marriott – King Kamehameha Intercreditor Agreement, any liquidation or workout fees, and (g) any recovered costs not reimbursed previously to the holder of the Courtyard Marriott – King Kamehameha Mortgage Loan pursuant to the Courtyard Marriott – King Kamehameha Intercreditor Agreement.

Sale of Defaulted Courtyard Marriott – King Kamehameha Whole Loan

Pursuant to the terms of the Courtyard Marriott – King Kamehameha Intercreditor Agreement, if the Courtyard Marriott – King Kamehameha Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Courtyard Marriott – King Kamehameha Mortgage Loan in accordance with the PSA, then the special servicer will be permitted to sell the Courtyard Marriott – King Kamehameha Whole Loan (including the Courtyard Marriott – King Kamehameha Subordinate Companion Loan) as one whole loan if the special servicer determines that a sale of the Courtyard Marriott – King Kamehameha Whole Loan would maximize recoveries on the related Whole Loan in accordance with the Servicing Standard.

Special Servicer Appointment Rights

Pursuant to the terms of the Courtyard Marriott – King Kamehameha Intercreditor Agreement and the PSA, the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan) will have the right, with or without cause, to replace the special servicer then acting with respect to the Courtyard Marriott – King Kamehameha Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The related Directing Certificateholder (after the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan) will have the right, with or without cause (subject to the limitations set forth in the PSA and described herein), to replace the special servicer then acting with respect to the Courtyard Marriott – King Kamehameha Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement-Termination of Master Servicer and Special Servicer for Cause-Rights Upon Servicer Termination Event”.

The Non-Serviced Whole Loans

The Hilton Hawaiian Village Whole Loan

General

One (1) Mortgage Loan, identified as “Hilton Hawaiian Village” (the “Hilton Hawaiian Village Mortgage Loan”) on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, is part of a Whole Loan comprised of 21 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Hilton Hawaiian Village Mortgage Loan is evidenced by one (1) promissory note identified as promissory note A-2-A-2, with a Cut-off Date Balance of $80,000,000. The related Pari Passu Companion Loans (the “Hilton Hawaiian Village Pari Passu Companion Loans”) are pari passu with the Hilton Hawaiian Village Mortgage Loan. The Hilton Hawaiian Village Pari Passu Companion Loans are evidenced by 15 promissory notes with an aggregate Cut-off Date Balance of $616,600,000 that are not included in the issuing entity. The Hilton Hawaiian Village Subordinate Companion Loan is subordinate to the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans. The subordinate companion loan (the “Hilton Hawaiian Village Subordinate Companion Loan” and together with the Hilton Hawaiian Village Pari Passu Companion Loans, the “Hilton Hawaiian Village Companion Loans”) are evidenced by five (5) promissory notes with an aggregate Cut-off Date Balance of $578,400,000 that are not included in the issuing entity. Only the Hilton Hawaiian Village Mortgage Loan is included in the issuing entity. The Hilton Hawaiian Village Pari Passu Companion Loans evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, with an aggregate principal balance as of the Cut-off Date of $171,600,000, and the Hilton Hawaiian Village Subordinate Companion Loan were contributed to the Hilton USA Trust 2016-HHV securitization. The Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan are collectively referred to in this prospectus as the “Hilton Hawaiian Village Whole Loan”. The rights of the holders of the promissory notes evidencing the Hilton Hawaiian Village Whole Loan (the “Hilton Hawaiian Village Noteholders”) are subject to an Intercreditor Agreement (the “Hilton Hawaiian Village Intercreditor Agreement”). The following summaries describe certain provisions of the Hilton Hawaiian Village Intercreditor Agreement.

Servicing

The Hilton Hawaiian Village Whole Loan(including the Hilton Hawaiian Village Mortgage Loan) and any related REO Property are serviced and administered pursuant to the trust and servicing agreement, dated November 28, 2016 (the “Hilton USA Trust 2016-HHV Trust and Servicing Agreement”) among J.P. Morgan Chase Commercial Mortgage Securities Corp. (the “Hilton USA Trust 2016-HHV Depositor”), Wells Fargo Bank, National Association (in such capacity, the “Hilton USA Trust 2016-HHV Master Servicer”), AEGON USA Realty Advisors, LLC (the “Hilton USA Trust 2016-HHV Special Servicer”), Wells Fargo Bank, National Association (in such capacity, the “Hilton USA Trust 2016-HHV Certificate Administrator” and Wilmington Trust, National Association (“Hilton USA Trust 2016-HHV Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”, but subject to the terms of the Hilton Hawaiian Village Intercreditor Agreement.

Application of Payments

The Hilton Hawaiian Village Intercreditor Agreement sets forth the respective rights of the Hilton Hawaiian Village Noteholders with respect to distributions of funds received in respect of the Hilton Hawaiian Village Whole Loan, and provides, in general, that:

Any collections received in respect of the Hilton Hawaiian Village Whole Loan or Mortgaged Property will be applied to the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan in accordance with the related Mortgage Loan documents, the Hilton Hawaiian Village Intercreditor Agreement and the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. Accordingly, subject to (a) payment of amounts for reserves or escrows required by the Whole Loan documents, (b) the right of the Hilton USA Trust 2016-HHV Master Servicer, the Hilton USA Trust 2016-HHV Special Servicer and the trustee and certificate administrator under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement to be reimbursed for any unanticipated trust fund expenses in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and (c) the right of the master servicer or trustee to be reimbursed for P&I Advances with respect to the Hilton Hawaiian Village Mortgage Loan, the monthly interest payment on the Hilton Hawaiian Village Whole Loan will be applied:

●	first, to pay accrued and unpaid interest on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans on a pro rata and pari passu basis (other than default interest), in an amount equal to the accrued and unpaid interest on their respective notes at the applicable net note interest rate;

●	second, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until their respective balances have been reduced to zero;

●	third, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holders in accordance with the terms the Hilton Hawaiian Village Intercreditor Agreement, plus interest thereon at the applicable net note interest rate compounded monthly from the date the related realized loss was allocated to each such holder, such amount to be allocated based on the amount of realized losses allocated to each such holder;

●	fourth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest at the applicable net note interest rate;

●	fifth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until its balance has been reduced to zero;

●	sixth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the terms the Hilton Hawaiian Village Intercreditor Agreement, plus interest thereon at the applicable net note interest rate compounded monthly from the date the related realized loss was allocated to each such holder;

●	seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Hilton Hawaiian Village Subordinate Companion Loan;

●	eighth, to pay default interest and late payment charges then due and owing under the Whole Loan, all of which will be applied in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement; and

●	ninth, if any excess amount is available to be distributed in respect of the Hilton Hawaiian Village Whole Loan, and not otherwise applied in accordance with the foregoing clauses first – eighth, such amount will be paid to the holders of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan pro rata based on the initial principal balances of their notes.

If a P&I Advance is made with respect to the Hilton Hawaiian Village Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Hilton Hawaiian Village Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Hilton Hawaiian Village Companion Loans.

The issuing entity is required to pay its pro rata share of (i) any servicing advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any unanticipated expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan (including, without, limitation, any costs, fees and expenses related to obtaining any rating agency confirmation and any indemnified items) in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the Hilton Hawaiian Village Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the borrower for payment of such amounts and any principal and interest collections allocable to the Hilton Hawaiian Village Subordinate Companion Loan have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan or related Mortgaged Property in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (which will be determined based on the original principal balance of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Hilton Hawaiian Village Intercreditor Agreement will be the securitization trust created pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement as holder of the promissory note A-1-A (the “Hilton Hawaiian Village Controlling Noteholder”). Pursuant to the terms of Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the directing certificateholder of Hilton USA Trust 2016-HHV Trust (“Hilton USA Trust 2016-HHV Directing Certificateholder”) will have consent and/or consultation rights with respect to Hilton Hawaiian Village Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Hilton Hawaiian Village Whole Loan”.

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, so long as the Hilton USA Trust 2016-HHV securitization trust has not been terminated, the issuing entity, as a non-controlling note holder, will have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Hilton Hawaiian Village Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Hilton Hawaiian Village Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the Hilton Hawaiian Village Controlling Noteholder, the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the Hilton Hawaiian Village Controlling Noteholder or the Hilton USA Trust 2016-HHV Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan. Neither the Hilton Hawaiian Village Controlling Noteholder, the Hilton USA Trust 2016-HHV Master Servicer nor the Hilton USA Trust 2016-HHV Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hilton Hawaiian Village Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as the holder of the Hilton Hawaiian Village Mortgage Loan (or its representatives), will have the right to attend (in-person or telephonically in the discretion of the Hilton USA Trust 2016-HHV Master Servicer) annual meetings with the Hilton Hawaiian Village Controlling Noteholder (or the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, acting on its behalf) upon reasonable notice and at times reasonably acceptable to the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Hilton Hawaiian Village Whole Loan; provided that the holder of the Hilton Hawaiian Village Mortgage Loan executes, at the request of the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holder of Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Controlling Noteholder and the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable.

Sale of Defaulted Hilton Hawaiian Village Whole Loan

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, if the Hilton Hawaiian Village Whole Loan become a defaulted loan pursuant to the terms of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, and if the Hilton USA Trust 2016-HHV Special Servicer determines to sell the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan included in the Hilton USA Trust 2016-HHV securitization in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, then the Hilton USA Trust 2016-HHV Special Servicer will be required to sell the Hilton Hawaiian Village Mortgage Loan together with the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan as one whole loan. In connection with any such sale, the Hilton USA Trust 2016-HHV Special Servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”.

Notwithstanding the foregoing, the Hilton USA Trust 2016-HHV Special Servicer will not be permitted to sell the Hilton Hawaiian Village Whole Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Hilton Hawaiian Village Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower related party) unless the Hilton USA Trust 2016-HHV Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hilton Hawaiian Village Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Hilton USA Trust 2016-HHV Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hilton Hawaiian Village Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Hilton Hawaiian Village Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence.

Special Servicer Appointment Rights

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement and the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the securitization trust created pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, as the lead securitization trust will have the right, with or without cause, to replace the Hilton USA Trust 2016-HHV Special Servicer then acting with respect to the Hilton Hawaiian Village Whole Loan and appoint a replacement special servicer in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”.

The Moffett Gateway Whole Loan

General

One (1) Mortgage Loan, identified as “Moffett Gateway” (the “Moffett Gateway Mortgage Loan”) on Annex A-1, representing approximately 7.3% of the Initial Pool Balance, is part of a Whole Loan structure comprised of six (6) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Moffett Gateway Mortgage Loan is evidenced by one (1) promissory note A-1 with a Cut-off Date Balance of $80,000,000. The related Pari Passu Companion Loans (the “Moffett Gateway Pari Passu Companion Loans”) are pari passu with the Moffett Gateway Mortgage Loan. The Moffett Gateway Pari Passu Companion Loans are evidenced by four (4) promissory notes (promissory notes A-2, A-3, A-4 and A-5) with an aggregate Cut-off Date Balance of $163,000,000 that are not included in the issuing entity. The Moffett Gateway Subordinate Companion Loan consists of one (1) subordinate companion loan, which is subordinate to the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion

Loans. The subordinate companion loan (the “Moffett Gateway Subordinate Companion Loan” and together with the Moffett Gateway Pari Passu Companion Loans, the “Moffett Gateway Companion Loans”) is evidenced by one (1) promissory note identified as promissory note B-1, with a Cut-off Date Balance of $102,000,000 that is not included in the issuing entity. Only the Moffett Gateway Mortgage Loan is included in the issuing entity. The Moffett Gateway Mortgage Loan, the Moffett Gateway Pari Passu Companion Loans and the Moffett Gateway Subordinate Companion Loan are collectively referred to in this prospectus as the “Moffett Gateway Whole Loan”. The Moffett Gateway Pari Passu Companion Loans are currently held by JPMCB, except that the Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-2 with a Cut-off Date Balance of $60,000,000 has been securitized in the JPMCC 2016-JP4 transaction and the Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-5 with a Cut-off Date Balance of $43,000,000 has been securitized in the JPMDB 2016-C4 transaction. It is anticipated that the remaining Moffett Gateway Pari Passu Companion Loans will be included in one or more future securitizations; however, we cannot assure you that this will ultimately occur. The Moffett Gateway Subordinate Companion Loan has been sold to Meritz Private Real Estate Fund 3.

The rights of the holders of the promissory notes evidencing the Moffett Gateway Whole Loan (the “Moffett Gateway Noteholders”) are subject to an Intercreditor Agreement (the “Moffett Gateway Intercreditor Agreement”). The following summaries describe certain provisions of the Moffett Gateway Intercreditor Agreement.

Prior to the occurrence of a Control Appraisal Period with respect to the Moffett Gateway Whole Loan, the holder of the Moffett Gateway Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Moffett Gateway Whole Loan, each as more fully described below. A “Control Appraisal Period” will exist with respect to the Moffett Gateway Whole Loan, if and for so long as (a)(1) the initial principal balance of the Moffett Gateway Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the Moffett Gateway Subordinate Companion Loan, (y) any appraisal reductions for the Moffett Gateway Whole Loan that are allocated to the Moffett Gateway Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Moffett Gateway Whole Loan that are allocated to the Moffett Gateway Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Moffett Gateway Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the Moffett Gateway Subordinate Companion Loan. The holder of the Moffett Gateway Subordinate Companion Loan also has the right to purchase the Moffett Gateway Mortgage Loan in whole but not in part in certain instances as set forth below.

The holder of the Moffett Gateway Subordinate Companion Loan is entitled to avoid its applicable Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Moffett Gateway Intercreditor Agreement (either (x) or (y), the “Moffett Gateway Threshold Event Collateral”) and (ii) the Moffett Gateway Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement, would cause the applicable Control Appraisal Period not to occur.

Servicing

The Moffett Gateway Whole Loan (including the Moffett Gateway Subordinate Companion Loan) and any related REO Property are serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of December 1, 2016 (the “JPMCC 2016-JP4 Pooling and Servicing Agreement”) among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2016-JP4 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMCC 2016-JP4 Master Servicer”), LNR Partners, LLC, as special servicer (the “JPMCC 2016-JP4 Special Servicer”), Wilmington Trust, National Association, as trustee (the “JPMCC 2016-JP4 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “JPMCC 2016-JP4 Certificate Administrator”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the

“JPMCC 2016-JP4 Operating Advisor”) and as asset representations reviewer (in such capacity, the “JPMCC 2016-JP4 Asset Representations Reviewer”). The JPMCC 2016-JP4 Pooling and Servicing Agreement was entered into in connection with the securitization of the Moffett Gateway Pari Passu Companion Loan evidenced by promissory note A-2 (the “Moffett Gateway Controlling Pari Passu Companion Loan”). For a summary of certain provisions of the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Moffett Gateway Mortgage Loan”.

Application of Payments

The Moffett Gateway Intercreditor Agreement sets forth the respective rights of the Moffett Gateway Noteholders with respect to distributions of funds received in respect of the Moffett Gateway Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Moffett Gateway Whole Loan, (ii) any other event of default for which the Moffett Gateway Whole Loan is actually accelerated, (iii) any other event of default that causes the Moffett Gateway Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the applicable servicer, and each, a “Moffett Gateway Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Moffett Gateway Subordinate Companion Loan in accordance with the Moffett Gateway Intercreditor Agreement or during any period that the holder of the Moffett Gateway Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the Whole Loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator or trustee, payments and proceeds received with respect to the Moffett Gateway Whole Loan will generally be applied in the following order:

●	first, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	second, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, based on their outstanding principal balances, in an amount equal to the sum of (x) all scheduled principal payments received, if any, with respect to such monthly payment date with respect to the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans and (y) any unscheduled principal payments received with respect to the Moffett Gateway Whole Loan, if any, until their principal balances have been reduced to zero;

●	third, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, based on their outstanding principal balances, up to the amount of any unreimbursed costs and expenses paid by such holders including any recovered costs not previously reimbursed to such holders (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) of their respective principal percentage interests (based on their respective outstanding principal balances), (ii) their respective relative spreads (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the sum of (x) all scheduled principal payments received, if any, with respect to such monthly payment date with respect to the Moffett Gateway Subordinate Companion Loan and (y) any unscheduled principal payments received, if any, remaining after giving effect to the allocations in clause second above, until the Moffett Gateway Subordinate Companion Loan principal balance has been reduced to zero;

●	seventh, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the product (i) of its principal percentage interest (based on outstanding principal balance), (ii) its relative spread (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the holder of the Moffett Gateway Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Moffett Gateway Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing first-eighth and, as a result of a workout, the balance of the Moffett Gateway Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Moffett Gateway Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Moffett Gateway Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Moffett Gateway Whole Loan) any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Moffett Gateway Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount is available to be distributed in respect of the Moffett Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Moffett Gateway Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Moffett Gateway Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Whole Loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator and trustee, payments and proceeds with respect to the Moffett Gateway Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

●	second, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans in an amount equal to all amounts allocated as principal on the Moffett Gateway Whole Loan, pro rata, based on their outstanding principal balances until their principal balances have been reduced to zero;

●	third, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holders including any recovered costs not previously reimbursed to such holders (or paid or advanced by any servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product of (i) their respective principal percentage interests (based on their respective outstanding principal balances), (ii) their respective relative spread (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to all amounts allocated as principal on the Moffett Gateway Whole Loan with respect to such monthly payment date remaining after giving effect to the allocations in clause second above, until the Moffett Gateway Subordinate Companion Loan principal balance has been reduced to zero;

●	seventh, to the holder of the Moffett Gateway Subordinate Companion Loan in an amount equal to the product of (i) its principal percentage interest (based on its outstanding principal balance), (ii) its relative spread (as set forth in the Moffett Gateway Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the holder of the Moffett Gateway Subordinate Companion Loan has made any payments or advances in exercising its cure rights under the Moffett Gateway Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing first-eighth and, as a result of a workout, the balance of the Moffett Gateway Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Moffett Gateway Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Moffett Gateway Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Moffett Gateway Whole Loan) any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Moffett Gateway Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount is available to be distributed in respect of the Moffett Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Moffett Gateway Noteholders, based on their respective percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advances) allocable to the Moffett Gateway Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Moffett Gateway Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Moffett Gateway Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the related Intercreditor Agreement, prior to the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan, the controlling noteholder of the Moffett Gateway Whole Loan will be the holder of the Moffett Gateway Subordinate Companion Loan. After the occurrence and during the continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan, the controlling noteholder will be the securitization trust formed pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement (the “JPMCC 2016-JP4 Securitization Trust” ), as holder of the Moffett Gateway Pari Passu Companion Loan evidenced by note A-2. LNR Securities Holdings, LLC or its affiliate is the directing certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement (the “JPMCC 2016-JP4 Directing Certificateholder” ).

Pursuant to the terms of the Moffett Gateway Intercreditor Agreement, the issuing entity, as holder of the Moffett Gateway Mortgage Loan will (i) have the right to receive copies of all notices, information and reports that the JPMCC 2016-JP4 Special Servicer is required to provide to the controlling noteholder under the Moffett Gateway Intercreditor Agreement (within the same time frame such notices, information and reports are or would have been required to be provided to such controlling noteholder without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to the Moffett Gateway Whole Loan or the implementation of any recommended actions outlined in an asset status report and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Moffett Gateway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Moffett Gateway Whole Loan (and the JPMCC 2016-JP4 Special Servicer will be required to consider alternative actions recommended by the holder of the Moffett Gateway Mortgage Loan). The consultation rights of the holder of the Moffett Gateway Mortgage Loan will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required to be provided to the controlling noteholder under the Moffett Gateway Intercreditor Agreement (unless the JPMCC 2016-JP4 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the holder of the Moffett Gateway Mortgage Loan described above, the JPMCC 2016-JP4 Special Servicer is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Moffett Gateway Companion Loans and the Moffett Gateway Mortgage Loan; and the JPMCC 2016-JP4 Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the holder of the Moffett Gateway Mortgage Loan.

In addition, prior to the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan, the consent of the holder of the Moffett Gateway Subordinate Companion Loan, which must be obtained by the JPMCC 2016-JP4 Special Servicer, is required for any “major decision” (as defined under the Moffett Gateway Intercreditor Agreement); provided that the foregoing does not relieve the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, from complying with the Servicing Standard or any applicable law, including the REMIC Provisions.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Moffett Gateway Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a Control Appraisal Period has occurred and is continuing with respect to the Moffett Gateway Subordinate Companion Loan, the holder of the Moffett Gateway Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Moffett Gateway Intercreditor Agreement. The holder of the Moffett Gateway Subordinate Companion Loan will be limited to (a) six (6) cures of monetary defaults, no more than three (3) of which may be consecutive, or (b) six (6) cures of non-monetary defaults in each case, over the term of the Moffett Gateway Whole Loan. The holder of the Moffett Gateway Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to Moffett Gateway Whole Loan has occurred and is continuing, the holder of the Moffett Gateway Subordinate Companion Loan will have the option to purchase the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, (b) accrued and unpaid interest on the principal balances of the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans at their respective net interest rates through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Moffett Gateway Mortgage Loan and the Moffett Gateway Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Moffett Gateway Whole Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees owing to or by or on behalf of the holders of the Moffett Gateway Whole Loan, (e) any accrued and unpaid interest on advances, with respect to an advance made by or on behalf of the holders of the Moffett Gateway Whole Loan, (f) (i) if the Moffett Gateway Whole Loan borrower or borrower related party is the purchaser or (ii) if the Moffett Gateway Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Moffett Gateway Intercreditor Agreement, any liquidation or workout fees, and (g) certain additional amounts to the extent provided for in the Moffett Gateway Intercreditor Agreement.

Sale of Defaulted Moffett Gateway Whole Loan

Pursuant to the terms of the Moffett Gateway Intercreditor Agreement, if the Moffett Gateway Whole Loan becomes a defaulted loan under the JPMCC 2016-JP4 Pooling and Servicing Agreement, and if the JPMCC 2016-JP4 Special Servicer determines to sell the Moffett Gateway Mortgage Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement, then the JPMCC 2016-JP4 Special Servicer will be permitted to sell the Moffett Gateway Whole Loan (including the Moffett Gateway Subordinate Companion Loan) together the Moffett Gateway Mortgage Loan as one whole loan if the JPMCC 2016-JP4 Special Servicer determines that a sale of the Moffett Gateway Whole Loan would maximize recoveries on the related Whole Loan in accordance with the servicing standard as set forth in the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2016-JP4 Special Servicer will not be permitted to sell the Moffett Gateway Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Moffett Gateway Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2016-JP4 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2016-JP4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Moffett Gateway Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Moffett Gateway Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2016-JP4 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the borrower or an affiliate or agent of the borrower.

Partial Defeasance

In the event of a partial defeasance as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”, promissory note A-1, promissory note A-2, promissory note A-3, promissory note A-4, promissory note A-5 and promissory note B will be defeased on a pro rata basis in accordance with their respective outstanding principal balances.  In that regard, (i) proceeds of the defeasance collateral (i.e., government securities) will be applied toward amounts due under the defeased portion of the notes and (ii) proceeds of the undefeased portion of the Mortgage Loan will be applied toward the undefeased portion of the notes and, in each case, such amounts will be separately applied to the related portions of promissory note A-1, promissory note A-2, promissory note A-3, promissory note A-4, promissory note A-5 and promissory note B in accordance with the priority described in “—Application of Payments” above.

Special Servicer Appointment Rights

Pursuant to the terms of the Moffett Gateway Intercreditor Agreement and the JPMCC 2016-JP4 PSA, the holder of the Moffett Gateway Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan) will have the right, with or without cause, to replace the JPMCC 2016-JP4 Special Servicer then acting with respect to the Moffett Gateway Whole Loan and appoint a replacement special servicer in lieu of such special servicer.  The JPMCC 2016-JP4 Directing Certificateholder (after the occurrence and continuance of a Control Appraisal Period with respect to the Moffett Gateway Subordinate Companion Loan and prior to a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the JPMCC 2016-JP4 Special Servicer then acting with respect to the Moffett Gateway Whole Loan and appoint a replacement special servicer in lieu of such special servicer, in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Fresno Fashion Fair Mall Whole Loan

General

One (1) Mortgage Loan, identified as “Fresno Fashion Fair Mall” (the “Fresno Fashion Fair Mall Mortgage Loan”) on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, is part of a Whole Loan structure comprised of seven (7) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Fresno Fashion Fair Mall Mortgage Loan is evidenced by promissory note A-1-C, with a Cut-off Date Balance of $69,000,000. The related Pari Passu Companion Loans (the “Fresno Fashion Fair Mall Pari Passu Companion Loans”) are evidenced by promissory note A-1-A (the “Fresno Fashion Fair Mall Controlling Pari Passu Companion Loan”) and promissory notes A-1-B, A-2-A, A-2-B, A-2-C and A-2-D (the “Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans”, with an aggregate Cut-off Date Balance of $256,000,000, that are not included in the issuing entity. Only the Fresno Fashion Fair Mall Mortgage Loan is included in the issuing entity. The Fresno Fashion Fair Mall Mortgage Loan and the Fresno Fashion Fair Mall Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Fresno Fashion Fair Mall Whole Loan”. The Fresno Fashion Fair Mall Controlling Pari Passu Companion Loan is currently held by the JPMDB 2016-C4 trust. The rights of the issuing entity as the holder of the Fresno Fashion Fair Mall Mortgage Loan and the rights of the holders of the Fresno Fashion Fair Mall Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “Fresno Fashion Fair Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Fresno Fashion Fair Mall Intercreditor Agreement.

Servicing

The Fresno Fashion Fair Mall Whole Loan and any related REO Property are serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of November 1, 2016 (the “JPMDB 2016-C4 Pooling and Servicing Agreement”), entered into among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMDB 2016-C4 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMDB 2016-C4 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “JPMDB 2016-C4 Special Servicer”), Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “JPMDB 2016-C4 Operating Advisor”) and as asset representations reviewer (in such capacity, the “JPMDB 2016-C4 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “JPMDB 2016-C4 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “JPMDB 2016-C4 Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Fresno Fashion Fair Mall Mortgage Loan” in this prospectus, but subject to the terms of the Fresno Fashion Fair Mall Intercreditor Agreement. In servicing the Fresno Fashion Fair Mall Whole Loan, the servicing standard set forth in the JPMDB 2016-C4 Pooling and Servicing Agreement requires the JPMDB 2016-C4 Master Servicer and the JPMDB 2016-C4 Special Servicer to take into account the interests of the JPMDB 2016-C4 certificateholders, the issuing entity, as the holder of the Fresno Fashion Fair Mall Mortgage Loan, and the holders of the Fresno Fashion Fair Mall Pari Passu Companion Loans not included in the JPMDB 2016-C4 securitization, as a collective whole.

Amounts payable to the issuing entity as holder of the Fresno Fashion Fair Mall Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMDB 2016-C4 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Fresno Fashion Fair Mall Whole Loan (other than the promissory notes evidencing the Fresno Fashion Fair Mall Mortgage Loan and the Fresno Fashion Fair Mall Pari Passu Companion Loans not included in the JPMDB 2016-C4 securitization).

Application of Payments

The Fresno Fashion Fair Mall Intercreditor Agreement sets forth the respective rights of the holder of the Fresno Fashion Fair Mall Mortgage Loan and the holders of the related Fresno Fashion Fair Mall Pari Passu Companion Loans with respect to distributions of funds received in respect of the Fresno Fashion Fair Mall Whole Loan, and provides, in general, that:

●	the Fresno Fashion Fair Mall Mortgage Loan and the related Fresno Fashion Fair Mall Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Fresno Fashion Fair Mall Whole Loan or the related Mortgaged Property will be applied to the Fresno Fashion Fair Mall Mortgage Loan and the related Fresno Fashion Fair Mall Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Fresno Fashion Fair Mall Whole Loan documents and payment and reimbursement rights of the JPMDB 2016-C4 Master Servicer, the JPMDB 2016-C4 Special Servicer, the JPMDB 2016-C4 Operating Advisor, JPMDB 2016-C4 Certificate Administrator, the JPMDB 2016-C4 Asset Representations Reviewer, the JPMDB 2016-C4 Depositor and the JPMDB 2016-C4 Trustee) in accordance with the terms of the Fresno Fashion Fair Mall Intercreditor Agreement and the JPMDB 2016-C4 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Fresno Fashion Fair Mall Whole Loan will be allocated, on a pro rata and pari passu basis, to the Fresno Fashion Fair Mall Mortgage Loan and the related Fresno Fashion Fair Mall Pari Passu Companion Loans in accordance with the terms of the Fresno Fashion Fair Mall Intercreditor Agreement and the JPMDB 2016-C4 Pooling and Servicing Agreement.

For more information regarding the allocation of collections and expenses in respect of the Fresno Fashion Fair Mall Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the directing holder with respect to the Fresno Fashion Fair Mall Whole Loan, as of any date of determination, is the JPMDB 2016-C4 Trustee on behalf of the JPMDB 2016-C4 issuing entity as holder of the Fresno Fashion Fair Mall Controlling Pari Passu Companion Loan; provided, that, unless a control termination event exists under the JPMDB 2016-C4 Pooling and Servicing Agreement or the Fresno Fashion Fair Mall Whole Loan is an “excluded mortgage loan” under the JPMDB 2016-C4 Pooling and Servicing Agreement, the controlling class representative under the JPMDB 2016-C4 Pooling and Servicing Agreement (the “JPMDB 2016-C4 Controlling Class Representative”) is entitled to exercise the rights of the directing holder with respect to the Fresno Fashion Fair Mall Whole Loan. In its capacity as representative of the directing holder under the Fresno Fashion Fair Mall Intercreditor Agreement, the JPMDB 2016-C4 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to the Fresno Fashion Fair Mall Whole Loan, including consent and/or consultation rights regarding “major decisions” (as defined under the Fresno Fashion Fair Mall Intercreditor Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Fresno Fashion Fair Mall Whole Loan (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—Asset Status Report” in this prospectus). It is expected that, pursuant to the terms of the JPMDB 2016-C4 Pooling and Servicing Agreement, the JPMDB 2016-C4 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Fresno Fashion Fair Mall Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the JPMDB 2016-C4 issuing entity (other than any “excluded mortgage loan” under the JPMDB 2016-C4 Pooling and Servicing Agreement) that are serviced under the JPMDB 2016-C4 Pooling and Servicing Agreement and do not have companion loans.

The Fresno Fashion Fair Mall Intercreditor Agreement provides that no objection, direction, consent or advice by the JPMDB 2016-C4 Controlling Class Representative may require or cause the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the JPMDB 2016-C4 Pooling and Servicing Agreement, the related Intercreditor Agreement, the REMIC provisions or the JPMDB 2016-C4 Master Servicer’s or the JPMDB 2016-C4 Special Servicer’s obligation to act in accordance with the servicing standard under the JPMDB 2016-C4 Pooling and Servicing Agreement or materially expand the scope of responsibilities of either the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable.

In addition, pursuant to the terms of the Fresno Fashion Fair Mall Intercreditor Agreement, the issuing entity, as holder of the Fresno Fashion Fair Mall Mortgage Loan (or its representative) and the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable, is required to provide to the JPMDB 2016-C4 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMDB 2016-C4 Controlling Class Representative under the JPMDB 2016-C4 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the Fresno Fashion Fair Mall Intercreditor Agreement) to be taken with respect to the Fresno Fashion Fair Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Fresno Fashion Fair Mall Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the Fresno Fashion Fair Mall Intercreditor Agreement) to be taken with respect to the Fresno Fashion Fair Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Fresno Fashion Fair Mall Whole Loan to the extent the holder of the Fresno Fashion Fair Mall Mortgage Loan or the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives) requests consultation with respect to certain major decisions to be taken with respect to the Fresno Fashion Fair Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Fresno Fashion Fair Mall Whole Loan. The consultation rights of the Issuing Entity (or its representative) and the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the JPMDB 2016-C4 Controlling Class Representative, whether or not the issuing entity (or its representative) or such companion loan holders (or their representatives), as applicable, have responded within such period; provided, that if the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal. Notwithstanding the consultation rights described above, the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the Fresno Fashion Fair Mall Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Fresno Fashion Fair Mall Whole Loan. Neither the JPMDB 2016-C4 Master Servicer nor the JPMDB 2016-C4 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative) or the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives).

In addition to the consultation rights of the issuing entity (or its representative) and the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives) described above, pursuant to the terms of the Fresno Fashion Fair Mall Intercreditor Agreement, the issuing entity (or its representative) and the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives) will have the right to attend annual meetings (which may be held telephonically or in person, in the discretion of the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable) with the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer, as applicable, in which servicing issues related to the Fresno Fashion Fair Mall Whole Loan are discussed.

The JPMDB 2016-C4 Pooling and Servicing Agreement provides that no direction or objection of the issuing entity (or its representative) or the holders of the Fresno Fashion Fair Mall Pari Passu Companion Loans not included in the JPMDB 2016-C4 securitization (or their representatives) may require or cause the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer to violate the terms of the related Mortgage Loan documents, applicable law, the JPMDB 2016-C4 Pooling and Servicing Agreement, any intercreditor agreement or the REMIC provisions relating to the JPMDB 2016-C4 trust, including the JPMDB 2016-C4 Master Servicer’s or the JPMDB 2016-C4 Special Servicer’s obligation to act in accordance with the servicing standard under the JPMDB 2016-C4 Pooling and Servicing Agreement, or the REMIC provisions, or expose the JPMDB 2016-C4 Master Servicer, the JPMDB 2016-C4 Special Servicer, the JPMDB 2016-C4 Depositor, the mortgage loan sellers with respect to the JPMDB 2016-C4 securitization, the JPMDB 2016-C4 Operating Advisor, the JPMDB 2016-C4 Asset Representations Reviewer, the paying agent with respect to the JPMDB 2016-C4 securitization, the JPMDB 2016-C4 trust fund, the JPMDB 2016-C4 Certificate Administrator (in any of its capacities) or the JPMDB 2016-C4 Trustee to liability or materially expand the scope of JPMDB 2016-C4 Master Servicer’s or the JPMDB 2016-C4 Special Servicer’s responsibilities under the JPMDB 2016-C4 Pooling and Servicing Agreement.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Fresno Fashion Fair Mall Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that items in the nature of penalty charges paid on the Fresno Fashion Fair Mall Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Fresno Fashion Fair Mall Mortgage Loan and the Fresno Fashion Fair Mall Pari Passu Companion Loans by the amount necessary to pay the JPMDB 2016-C4 Master Servicer, the JPMDB 2016-C4 Trustee or the JPMDB 2016-C4 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the JPMDB 2016-C4 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the Fresno Fashion Fair Mall Mortgage Loan and the Fresno Fashion Fair Mall Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the JPMDB 2016-C4 Master Servicer, the JPMDB 2016-C4 Trustee, and the master servicer and the trustee for any securitization of the Fresno Fashion Fair Mall Pari Passu Companion Loans not included in the JPMDB 2016-C4 securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement or the document governing any securitization of the Fresno Fashion Fair Mall Pari Passu Companion Loans not included in the JPMDB 2016-C4 securitization) made with respect to such loan by such party (if and as specified in the PSA, the JPMDB 2016-C4 Pooling and Servicing Agreement or the document governing any securitization of the Fresno Fashion Fair Mall Pari Passu Companion Loans not included in the JPMDB 2016-C4 securitization), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Fresno Fashion Fair Mall Mortgage Loan and the Fresno Fashion Fair Mall Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Fresno Fashion Fair Mall Whole Loan (as specified in the JPMDB 2016-C4 Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Fresno Fashion Fair Mall Controlling Pari Passu Companion Loan be paid to the JPMDB 2016-C4 Master Servicer and/or the JPMDB 2016-C4 Special Servicer as additional servicing compensation as provided in the JPMDB 2016-C4 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to the Fresno Fashion Fair Mall Mortgage Loan and any Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loan, be paid, (x) prior to the securitization of such Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loan, to the related holder of such Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loan and (y) following the securitization of the Fresno Fashion Fair Mall Mortgage Loan or such Fresno Fashion Fair Mall Pari Passu Companion Loan, to the JPMDB 2016-C4 Master Servicer and/or the JPMDB 2016-C4 Special Servicer as additional servicing compensation as provided in the JPMDB 2016-C4 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the related Intercreditor Agreement, if the Fresno Fashion Fair Mall Whole Loan becomes a defaulted mortgage loan under the JPMDB 2016-C4 Pooling and Servicing Agreement, and if the JPMDB 2016-C4 Special Servicer determines to sell the Fresno Fashion Fair Mall Controlling Pari Passu Companion Loan in accordance with the JPMDB 2016-C4 Pooling and Servicing Agreement, then the JPMDB 2016-C4 Special Servicer will be required to sell the Fresno Fashion Fair Mall Mortgage Loan and all Fresno Fashion Fair Mall Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the JPMDB 2016-C4 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Fresno Fashion Fair Mall Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the JPMDB 2016-C4 Special Servicer will not be permitted to sell the Fresno Fashion Fair Mall Whole Loan if it becomes a defaulted mortgage loan under the JPMDB 2016-C4 Pooling and Servicing Agreement without the written consent of each of the issuing entity (or its representative), as holder of the Fresno Fashion Fair Mall Mortgage Loan, and the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives) (provided that such consent is not required if the noteholder is the borrower or an affiliate of the borrower), unless the JPMDB 2016-C4 Special Servicer has delivered to the issuing entity (or its representative) and each such companion loan holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Fresno Fashion Fair Mall Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMDB 2016-C4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Fresno Fashion Fair Mall Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity (or its representative) or any such companion loan holder (or its representative) that are material to the price of the Fresno Fashion Fair Mall Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMDB 2016-C4 Controlling Class

Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMDB 2016-C4 Master Servicer or the JPMDB 2016-C4 Special Servicer in connection with the proposed sale; provided, that each of the issuing entity (or its representative) or the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the foregoing, each of the issuing entity (or its representative) and the holders of the Fresno Fashion Fair Mall Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the Fresno Fashion Fair Mall Whole Loan unless such person is the related borrower or an agent or affiliate of the related borrower.

See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the Fresno Fashion Fair Mall Intercreditor Agreement and the JPMDB 2016-C4 Pooling and Servicing Agreement, the directing holder with respect to the Fresno Fashion Fair Mall Whole Loan has the right, at any time and from time to time, with or without cause, to replace the JPMDB 2016-C4 Special Servicer then acting with respect to the Fresno Fashion Fair Mall Whole Loan and appoint a replacement special servicer in lieu thereof. Accordingly, subject to the foregoing, the JPMDB 2016-C4 Controlling Class Representative (at any time prior to the occurrence and continuance of a control termination event under the JPMDB 2016-C4 Pooling and Servicing Agreement and provided that the Fresno Fashion Fair Mall Whole Loan is not an “excluded mortgage loan” under the JPMDB 2016-C4 Pooling and Servicing Agreement) and the applicable JPMDB 2016-C4 certificateholders with the requisite percentage of voting rights (at any time after the occurrence and during the continuance of a control termination event under the JPMDB 2016-C4 Pooling and Servicing Agreement) have the right to replace the JPMDB 2016-C4 Special Servicer and appoint a replacement special servicer that satisfies the conditions set forth in the JPMDB 2016-C4 Pooling and Servicing Agreement in lieu thereof. Each of the issuing entity (or its representative) and the holders of the Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans (or their representatives) may direct the JPMDB 2016-C4 Trustee to terminate the JPMDB 2016-C4 Special Servicer (solely with respect to the Fresno Fashion Fair Mall Whole Loan) upon a servicer termination event under the JPMDB 2016-C4 Pooling and Servicing Agreement with respect to the JPMDB 2016-C4 Special Servicer that affects the issuing entity (as the holder of the Fresno Fashion Fair Mall Mortgage Loan) or such companion loan holders, as applicable.

The Riverway Whole Loan

General

One (1) Mortgage Loan, identified as “Riverway” (the “Riverway Mortgage Loan”) on Annex A-1, representing approximately 5.9% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Riverway Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $64,763,123. The related Pari Passu Companion Loan (the “Riverway Controlling Pari Passu Companion Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $62,770,411 that is not included in the issuing entity. Only the Riverway Mortgage Loan is included in the issuing entity. The Riverway Mortgage Loan and the Riverway Controlling Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Riverway Whole Loan”. The Riverway Controlling Pari Passu Companion Loan is currently held by the JPMCC 2016-JP4 trust. The rights of the issuing entity as the holder of the Riverway Mortgage Loan and the rights of the holder of the Riverway Controlling Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Riverway Intercreditor Agreement”). The following summaries describe certain provisions of the Riverway Intercreditor Agreement.

Servicing

The Riverway Whole Loan is serviced and administered pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement. The JPMCC 2016-JP4 Pooling and Servicing Agreement was entered into in connection with the securitization of the Riverway Controlling Pari Passu Companion Loan. For a summary of certain provisions of the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Riverway Mortgage Loan”.

Application of Payments

The Riverway Intercreditor Agreement sets forth the respective rights of the holder of the Riverway Mortgage Loan and the holder of the Riverway Controlling Pari Passu Companion Loan with respect to distributions of funds received in respect of the Riverway Whole Loan, and provides, in general, that:

●	the Riverway Mortgage Loan and the Riverway Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Riverway Whole Loan or the related Mortgaged Property will be applied to the Riverway Mortgage Loan and the Riverway Controlling Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Riverway Whole Loan documents and payment and reimbursement rights of the JPMCC 2016-JP4 Master Servicer, the JPMCC 2016-JP4 Special Servicer, the JPMCC 2016-JP4 Trustee, the JPMCC 2016-JP4 Operating Advisor, the JPMCC 2016-JP4 Certificate Administrator, the JPMCC 2016-JP4 Asset Representations Reviewer and the JPMCC 2016-JP4 Depositor) in accordance with the terms of the Riverway Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Riverway Whole Loan will be allocated, on a pro rata and pari passu basis, to the Riverway Mortgage Loan and the Riverway Controlling Pari Passu Companion Loan in accordance with the terms of the Riverway Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Riverway Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Riverway Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Riverway Controlling Pari Passu Companion Loan or any loans included in any securitization trust related to the Riverway Controlling Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Riverway Whole Loan made pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement) allocable to the Riverway Mortgage Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement and the Riverway Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Riverway Mortgage Loan” for more information regarding the allocation of collections and expenses in respect of the Riverway Whole Loan.

Consultation and Control

The controlling noteholder under the Riverway Intercreditor Agreement will be the JPMCC 2016-JP4 Directing Certificateholder. The JPMCC 2016-JP4 Directing Certificateholder (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has not occurred and is not continuing), and the applicable certificateholders under the JPMCC 2016-JP4 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has occurred and is continuing) will exercise the rights of the JPMCC 2016-JP4 Securitization Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Riverway Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2016-JP4 Pooling and Servicing Agreement.

For more information regarding the rights of the JPMCC 2016-JP4 Directing Certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Riverway Mortgage Loan”.

Pursuant to the terms of the Riverway Intercreditor Agreement, the issuing entity, as a non-controlling note holder, will have the right (regardless of whether a control termination event or a consultation termination event exists under the JPMCC 2016-JP4 Pooling and Servicing Agreement) to (i) receive copies of all notices, information and reports that the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, is required to provide to the JPMCC 2016-JP4 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMCC 2016-JP4 Directing Certificateholder under the JPMCC 2016-JP4 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the Riverway Intercreditor Agreement) to be taken with respect to the Riverway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Riverway Whole Loan and (ii) consult on a strictly non-binding basis with respect to (x) any such “major decisions” regarding the Riverway Whole Loan as set forth in the Riverway Intercreditor Agreement or (y) the implementation of any recommended actions outlined in an asset status report in respect of the Riverway Whole Loan, to the extent the issuing entity requests such consultation. The consultation right of the issuing entity will expire 10 business days after the delivery of written notice, together with copies of the notice, information and report required to be provided to the JPMCC 2016-JP4 Directing Certificateholder relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the related information. Notwithstanding the issuing entity’s consultation rights described above, the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, is permitted to make any “major decision” or take any action set forth in an asset status report in respect of the Riverway Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Riverway Mortgage Loan and the Riverway Controlling Pari Passu Companion Loan. Neither the JPMCC 2016-JP4 Master Servicer nor the JPMCC 2016-JP4 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the JPMCC 2016-JP4 Master Servicer nor the JPMCC 2016-JP4 Special Servicer will be permitted to follow any direction, advice or consultation provided by the issuing entity (or its representative) or the holder of the Riverway Controlling Pari Passu Companion Loan (or their representatives) that would require or cause the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard under the JPMCC 2016-JP4 Pooling and Servicing Agreement, require or cause the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer, as applicable, to violate provisions of the Riverway Intercreditor Agreement, the JPMCC 2016-JP4 Pooling and Servicing Agreement or the Riverway Whole Loan documents, or materially expand the scope of any of the JPMCC 2016-JP4 Master Servicer’s or the JPMCC 2016-JP4 Special Servicer’s, as applicable, responsibilities.

In addition to the consultation rights of the issuing entity described above, the issuing entity (or its representative) will have the right to attend (in-person or telephonically in the discretion of the JPMCC

2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable) annual meetings with the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, in which servicing issues related to the Riverway Whole Loan may be discussed, provided that the issuing entity executes, at the request of the JPMCC 2016-JP4 Master Servicer or JPMCC 2016-JP4 Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the parties.

Sale of Defaulted Loan

Pursuant to the terms of the Riverway Intercreditor Agreement, if the Riverway Whole Loan becomes a “defaulted loan” pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, and if the JPMCC 2016-JP4 Special Servicer determines to sell the Riverway Controlling Pari Passu Companion Loan in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement, then the JPMCC 2016-JP4 Special Servicer will be required to sell the Riverway Mortgage Loan together with the Riverway Controlling Pari Passu Companion Loan as a single whole loan in accordance with the procedures set forth under the JPMCC 2016-JP4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2016-JP4 Special Servicer will not be permitted to sell the Riverway Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Riverway Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2016-JP4 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2016-JP4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Riverway Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Riverway Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2016-JP4 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-JP4 Master Servicer or the JPMCC 2016-JP4 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the borrower or an affiliate or agent of the borrower.

Special Servicer Appointment Rights

Pursuant to the terms of the Riverway Intercreditor Agreement and the JPMCC 2016-JP4 Pooling and Servicing Agreement, the JPMCC 2016-JP4 Directing Certificateholder (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has not occurred and is not continuing) and the applicable certificateholders under the JPMCC 2016-JP4 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the JPMCC 2016-JP4 Pooling and Servicing Agreement has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the Riverway Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMCC 2016-JP4 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Riverway Mortgage Loan”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in November 2016 and ending on the hypothetical Determination Date in December 2016. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2015, of JPMorgan Chase & Co., the 2015 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2016, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $124.1 billion. Of that amount, approximately $105.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2016, JPMCB originated approximately $15.4 billion of commercial mortgage loans, of which approximately $9.1 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal

Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting

Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:

a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2017. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2017. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including January 1, 2014 to and including December 31, 2016, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Starwood Mortgage Funding VI LLC

General

Starwood Mortgage Funding VI LLC (“SMF VI”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, including SMF VI, “Starwood”). SMF VI is a sponsor of, and a seller of certain mortgage loans (the “Starwood Mortgage Loans”) into, the securitization described in this prospectus. Starwood was formed to invest in commercial real estate debt. SMF VI is an affiliate of (a) LNR Partners, LLC, the entity (i) which is expected to be the special servicer under the PSA and (ii) which is the special servicer with respect to the Moffett Gateway Mortgage Loan and the Riverway Mortgage Loan, and (b) LNR Securities Holdings, LLC, (i) the entity which is expected to hold a majority interest in the control eligible certificates issued, and is expected to act as the directing certificateholder, under the PSA and (ii) the entity holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the JPMCC 2016-JP4 Pooling and Servicing Agreement. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California and New York, New York.

JPMorgan Chase Bank, National Association provides warehouse financing to SMF VI through a master repurchase facility. Twelve (12) of the Starwood Mortgage Loans, representing approximately 8.7% of the Initial Pool Balance, are subject to that repurchase facility as of the date of this prospectus (except that the number and dollar amount of Starwood Mortgage Loans subject to that repurchase facility may increase or decrease prior to the issuance of the Offered Certificates).

Pursuant to interim servicing agreements between Wells Fargo, which is the trustee, the certificate administrator, the custodian, the certificate registrar and the 17g-5 information provider, and SMF VI, which is a sponsor and an originator, Wells Fargo acts as interim servicer with respect to some or all of the mortgage loans to be contributed to this securitization by SMF VI.

Starwood’s Securitization Program

This is the 60th commercial mortgage securitization to which Starwood is contributing loans; however, certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, L.L.C., Wachovia Bank and Banc of America Securities. These

members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $7.77 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five and ten years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine loans and preferred equity structures.

Review of SMF VI Mortgage Loans

Overview. SMF VI has conducted a review of the SMF VI mortgage loans (the “SMF VI Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the SMF VI Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMF VI Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF VI Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMF VI Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF VI Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMF VI Data Tape”) containing detailed information regarding each SMF VI Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMF VI Data Tape was used to provide the numerical information regarding the SMF VI Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMF VI engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMF VI, relating to information in this prospectus regarding the SMF VI Mortgage Loans. These procedures included:

●	comparing the information in the SMF VI Data Tape against various source documents provided by SMF VI that are described above under “—Database”;

●	comparing numerical information regarding the SMF VI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMF VI Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMF VI Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMF VI Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMF VI Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF VI Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF VI Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF VI Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMF VI Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMF VI Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMF VI Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF VI Mortgage Loans to determine whether any SMF VI Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMF VI’s Underwriting Guidelines and Processes” below. See “—Exceptions to SMF VI’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF VI Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMF VI Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwritten (or reunderwritten) in accordance with Starwood’s underwriting criteria, except as described below under “—Exceptions to SMF VI’s Disclosed Underwriting Guidelines” below. SMF VI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMF VI will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMF VI, and if appropriate its legal counsel, will review the mortgage loan documents of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement.

SMF VI’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated (or acquired and reunderwritten) by Starwood for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated (or acquired and reunderwritten) by Starwood complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMF VI Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and Mortgage Loan Sellers” section and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, that the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E 1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes – typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance – if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●	Replacement Reserves – replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Completion Repair/Environmental Remediation – typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement/Lease Commissions – in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMF VI Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMF VI’s Disclosed Underwriting Guidelines

None of the SMF VI Mortgage Loans have exceptions to the applicable underwriting guidelines set forth above.

Servicing

Interim servicing for all loans originated by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on February 14, 2017. SMC’s Central Index Key is 0001548405. SMF VI’s Central Index Key is 0001682518. SMF VI filed a Form ABS-15G on February 14, 2017. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the date hereof, neither Starwood nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) LNR Partners, which is an affiliate of Starwood, will be entitled to the special servicing fees and certain other fees and compensation described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” and (ii) LNR Securities Holdings, LLC, which is an affiliate of Starwood, is expected to purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates. In addition, Starwood or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Starwood Mortgage Funding VI LLC” has been provided by SMF VI.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and

Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMCC Commercial Mortgage Securities Trust 2017-JP5, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “—The Trustee and Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, the certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479-0113.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2016, Wells Fargo Bank was acting as trustee on approximately 357 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $138 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). Motions to dismiss all of the actions are pending except for the recently filed State Court Complaint.

There can be no assurances as to the outcome of the litigations, or the possible impact of the litigations on the trustee or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. The master servicer will be primarily responsible for (i) in certain circumstances, reviewing, evaluating, closing and providing or withholding consent as to (A) Major Decisions and Special Servicer Decisions if the master servicer and the special servicer mutually agree the master servicer will process such Major Decision or Special Servicer Decision and (B) all actions that are not Major Decisions or Special Servicer Decisions and (ii) performing certain enforcement actions relating to such mortgage loans and related serviced companion loans. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P and Morningstar Credit Ratings, LLC. For each category, S&P ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. ranks Midland as “1” for master servicer and primary servicer, and “2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2016, Midland was master and/or primary servicing approximately 29,990 commercial and multifamily mortgage loans with a principal balance of approximately $407 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,727 of such loans, with a total principal balance of approximately $149 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of December 31, 2016, Midland was named the special servicer in approximately 245 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $121 billion. With respect to such transactions as of such date, Midland was administering approximately 87 assets with an outstanding principal balance of approximately $659 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Under the JPMDB 2016-C4 Pooling and Servicing Agreement, Midland is also the JPMDB 2016-C4 Special Servicer of the Fresno Fashion Fair Mall Whole Loan.

The foregoing information regarding Midland under this heading “Transaction Parties—The Master Servicer” has been provided by Midland.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will not be permitted to process any Major Decision or Special Servicer Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision or Special Servicer Decision unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan subject to the terms of the PSA.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●      acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●      investing in high-yielding real estate-related debt and equity, and

●      investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 153 as of December 31, 2016. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●      84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●      101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●      113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●      134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●      142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●      143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●      143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●      138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●      136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●      144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●      140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●      131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●      141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●      152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●      159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion; and

●      153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion.

As of December 31, 2016, LNR Partners has resolved approximately $67.3 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015 and approximately $3.9 billion of U.S. commercial and multifamily mortgage loans through December 31, 2016.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina and in England and Germany. As of December 31, 2016, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,247 assets across the United States and various international properties with a then current face value of approximately $87 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that

LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Securities Holdings, LLC will purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates (and may purchase certain other classes of certificates) and is expected to be appointed as the initial Directing Certificateholder and to appoint LNR Partners as special servicer. LNR Partners also assisted LNR Securities Holdings, LLC (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the mortgage pool. The directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then Controlling Class of Certificates.

In addition, (i) LNR Partners is also the special servicer for the Moffett Gateway and Riverway Whole Loans pursuant to JPMCC 2016-JP4 Pooling and Servicing Agreement (in such capacity, the “JPMCC 2016-JP4 Special Servicer”), and (ii) LNR Securities Holdings, LLC is the holder of a majority interest in each class of control eligible certificates issued in connection with the JPMCC 2016-JP4 Securitization Trust and is the current directing certificateholder under the JPMCC 2016-JP4 Securitization Trust.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than SMF VI), any originator (other than Starwood Mortgage Capital LLC) or any significant obligor. LNR Partners, however, is an affiliate of SMF VI, one of the sponsors, Starwood Mortgage Capital LLC, an originator, and LNR Securities Holdings, LLC, which entity is expected to purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates and, on the Closing Date, to appoint itself to be the initial Directing Certificateholder.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for this securitization transaction, LNR Partners acting as the JPMCC 2016-JP4 Special Servicer, an affiliate of LNR Partners purchasing the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates, LNR Securities Holdings, LLC being the majority controlling class certificateholder and initial directing certificateholder under the JPMCC 2016-JP4 Securitization Trust, SMF VI being one of the sponsors, Starwood Mortgage Capital LLC being an originator of some of the Mortgage Loans, and LNR Partners assisting LNR Securities Holdings, LLC with due diligence relating to the mortgage loans to be included in the mortgage pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described above and in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”, neither LNR Partners nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization. However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners under this heading “Transaction Parties—The Special Servicer” has been provided by LNR Partners.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Hilton USA Trust 2016-HHV Master Servicer, the JPMCC 2016-JP4 Master Servicer and the JPMDB 2016-C4 Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) is the Non-Serviced Master Servicer with respect to (i) the Hilton Hawaiian Village Whole Loan under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (ii) each of the Moffett Gateway Whole Loan and the Riverway Whole Loan under the JPMCC 2016-JP4 Pooling and Servicing Agreement and (iii) the Fresno Fashion Fair Mall Whole Loan under the JPMDB 2016-C4 Pooling and Servicing Agreement. Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016
By Approximate Number:	33,391	33,605	32,716	31,128
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$506.83

Within this portfolio, as of December 31, 2016, are approximately 22,027 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $395.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of December 31, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of December 31, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q4 2016	$385,516,905,565	$1,113,577,583	0.29%

*       “UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo is rated by Fitch, S&P and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2
UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under any Non-Serviced PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as a Non-Serviced Master Servicer) will not have primary responsibility for custody services of original documents evidencing the related Non-Serviced Mortgage Loans or Non-Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Non-Serviced Mortgage Loans, Non-Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Non-Serviced PSA.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo has entered, or is expected to enter, into one or more agreements with the related mortgage loan sellers to purchase the master servicing and/or primary servicing rights to the Hilton Hawaiian Village Whole Loan, Moffett Gateway Whole Loan, the Riverway Whole Loan and the Fresno Fashion Fair Mall Whole Loan.

Pursuant to certain interim servicing agreements between Wells Fargo and SMF VI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by SMF VI or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the SMF VI Mortgage Loans.

Neither Wells Fargo nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of December 31, 2016, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 98 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $105 billion since October 2010. As of December 31, 2016, Pentalpha Surveillance has acted as asset representations reviewer in 17 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $16 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). SMF VI (in such capacity, the “Retaining Sponsor”), an indirect wholly-owned subsidiary of STWD, has been designated by the sponsors to act as the risk retaining sponsor under the Credit Risk Retention Rules and SMF VI will elect to satisfy its risk retention requirements through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) by a majority-owned affiliate (as defined in Regulation RR) of SMF VI, LNR Securities Holdings, LLC (in such capacity, the “Retaining Party”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.

Material Terms of the Eligible Horizontal Residual Interest

CMBS such as the Yield-Priced Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class D-RR, Class E-RR, Class F-RR and Class NR-RR Certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-C Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

The Retaining Party is expected to purchase the Yield-Priced Principal Balance Certificates identified in the table below that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Eligible Horizontal Residual Interest

Class of Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Values of Retained Certificates (in % and $)(2)(3)	Expected Purchase Price(4)
Class D-RR	$27,325,000	0.98% - 1.41% / $14,082,321(5)	51.5364%
Class E-RR	$28,691,000	1.23% - 1.37% / $14,719,286	51.3028%
Class F-RR	$17,761,000	0.76% - 0.85% / $9,082,034	51.1347%
Class NR-RR	$38,254,046	1.63% - 1.82% / $19,561,092	51.1347%

(1)	The approximate initial Certificate Balances of the Class D-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class D-RR Certificate Balance is expected to fall within a range of $20,493,000 and $32,790,000.

(2)	The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the certificates issued by the issuing entity and as a dollar amount. For a description of the manner in which the Retaining Sponsor determined the estimated fair value of the certificates, see “—Determination of Amount of Required Credit Risk Retention” below.

(3)	The fair value dollar amount of the Yield-Priced Principal Balance Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Yield-Priced Principal Balance Certificates—Calculation of Estimated Fair Value”. The fair value of the other Regular Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.

(4)	Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Retaining Party is approximately $57,444,733, excluding accrued interest.

(5)	The Class D-RR certificates are expected to have an estimated fair value that falls within a range of $10,561,354 and $16,898,786.

The aggregate estimated fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class D Certificates, third, to the Class C Certificates, fourth, to the Class B Certificates, fifth, to the Class A-S Certificates, and sixth, to the Senior Certificates, in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in this “—Material Terms of the Yield-Priced Principal Balance Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Credit Risk Retention

General

A number of inputs factored into the Retaining Sponsor’s determination of the range of estimated fair values of the classes of certificates presented above. The Retaining Sponsor computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates and the fair value of the Yield-Priced Principal Balance Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap-Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap-Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	1.1864%	1.5560%	1.9256%
3YR	1.1858%	1.7510%	2.3162%
4YR	1.1953%	1.8890%	2.5827%
5YR	1.2204%	1.9900%	2.7596%
6YR	1.3064%	2.0860%	2.8656%
7YR	1.3898%	2.1670%	2.9442%
8YR	1.4706%	2.2360%	3.0014%
9YR	1.5475%	2.2930%	3.0385%
10YR	1.6163%	2.3440%	3.0717%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.25%	0.35%	0.45%
Class A-2	0.40%	0.50%	0.60%
Class A-3	0.73%	0.88%	0.98%
Class A-4	0.73%	0.88%	0.98%
Class A-5	0.75%	0.90%	1.00%
Class A-SB	0.60%	0.75%	0.85%
Class A-S	0.95%	1.10%	1.25%
Class B(1)	0.95%	1.30%	1.55%
Class C(1)	1.40%	1.95%	2.40%
Class D(1)	2.50%	3.50%	4.00%

(1)       Any or all of Class B, Class C or Class D may accrue interest at the WAC Rate.

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread converted to a monthly equivalent established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.4359%	2.0549%	2.6739%
Class A-2	1.6152%	2.4692%	3.3232%
Class A-3	2.0957%	3.0236%	3.9015%
Class A-4	2.3207%	3.2050%	4.0393%
Class A-5	2.3504%	3.2322%	4.0641%
Class A-SB	2.0172%	2.9404%	3.8136%
Class A-S	2.5566%	3.4368%	4.3170%
Class B	2.5579%	3.6378%	4.6177%
Class C	3.0079%	4.2878%	5.4677%
Class D	4.1079%	5.8378%	7.0677%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal

Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Yield-Priced Principal Balance Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price that was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-SB	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	97.37%
Class D(1)	91.74%

(1)	The Target Price of the Class C Certificates is based on the expectation that such Class will accrue interest at the WAC Rate less 0.75%. The Target Price may not be realized with respect to any of Class B, Class C or Class D if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.4526%	2.0764%	2.6989%
Class A-2	2.2796%	3.1476%	4.0131%
Class A-3	2.2604%	3.1898%	4.0664%
Class A-4	2.4364%	3.3201%	4.1513%
Class A-5	2.6948%	3.5855%	4.4234%
Class A-SB	2.4639%	3.3989%	4.2806%
Class A-S	2.9004%	3.7888%	4.7868%
Class B	2.9010%	3.9907%	4.8044%(1)
Class C	3.3556%	4.0544%(2)	4.8044%(1)
Class D	4.8044%(1)	4.8044%(1)	4.8044%(1)

(1)	Based on the WAC Rate.

(2)	Based on the WAC Rate less 0.75%.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The Retaining Sponsor determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair values for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled

“Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.4007%	2.1820%	2.9633%
10YR	1.6655%	2.3670%	3.0685%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.40%	1.50%	2.40%
Class X-B	1.40%	1.50%	2.40%
Class X-C	1.60%	2.00%	3.00%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent). For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.9097%	3.7581%	5.4066%
Class X-B	3.0327%	3.8440%	5.4554%
Class X-C	3.2327%	4.3440%	6.0554%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Retaining Party based on a targeted discount yield of 14.00% for each Class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each Class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the Sponsors and the Retaining Party.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Size”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of All Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of Expected Prices.

Range of Estimated Fair Values for the Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimated Fair Value	High Estimate of Fair Value
Class A-1	$43,929,956	$43,929,912	$43,929,956
Class A-2	$85,312,757	$85,312,592	$85,312,592
Class A-3	$38,380,000	$38,379,772	$38,379,810
Class A-4	$136,349,325	$136,349,325	$136,349,055
Class A-5	$408,195,180	$408,194,784	$408,193,991
Class A-SB	$71,093,552	$71,093,621	$71,093,483
Class X-A	$20,146,576	$70,579,490	$126,688,897
Class X-B	$0	$2,926,717	$7,736,619
Class X-C	$0	$3,290,097	$6,174,982
Class A-S	$73,175,178	$73,174,894	$73,175,249
Class B	$52,310,946	$53,474,302	$53,474,095
Class C	$52,859,115	$54,540,965	$57,695,338
Class D(1)	$36,560,282	$33,840,018	$32,945,413
Class D-RR(2)	$10,561,354	$14,082,321	$16,898,786
Class E-RR	$14,719,286	$14,719,286	$14,719,286
Class F-RR	$9,082,034	$9,082,034	$9,082,034
Class NR-RR	$19,561,092	$19,561,092	$19,561,092
Total:	$1,072,236,634	$1,132,531,222	$1,201,410,677

(1)	The approximate initial Certificate Balances of the Class D certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D Certificate Balance is expected to fall within a range of $31,423,000 and $43,720,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

(2)	The approximate initial Certificate Balances of the Class D-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D-RR Certificate Balance is expected to fall within a range of $20,493,000 and $32,790,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The estimated range of fair value for all the Certificates is approximately $1,072,236,634 to $1,201,410,677.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-JP5 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-C certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR, Class NR-RR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$ 43,930,000
A-2	$ 82,828,000
A-3	$ 38,000,000
A-4	$135,000,000
A-5	$396,306,000
A-SB	$ 69,023,000
X-A	$836,131,000
X-B	$ 51,917,000
X-C	$ 56,015,000
A-S	$ 71,044,000
B	$ 51,917,000
C	$ 56,015,000
Non-Offered Certificates
D(1)	$ 36,888,000
D-RR(1)	$ 27,325,000
E-RR	$ 28,691,000
F-RR	$ 17,761,000
NR-RR	$ 38,254,046

(1)	The approximate initial Certificate Balances of the Class D and Class D-RR certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described in “Credit Risk Retention”. The Class D Certificate Balances are expected to fall within a range of $31,423,000 and $43,720,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity. The Class D-RR Certificate Balance is expected to fall within a range of $20,493,000 and $32,790,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $836,131,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $51,917,000. The Notional Amount of the Class X-C certificates will equal the Certificate Balance of the Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-C certificates will be approximately $56,015,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in April 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. Wells Fargo Bank, National Association is prohibited from investing funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments; provided, however, that if, at any time Wells Fargo Bank, National Association is no longer the certificate administrator, any successor certificate administrator will be authorized but not required to direct the investment of such funds in Permitted Investments. Such successor certificate administrator will be entitled to retain any interest or other income earned on such funds and such certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero; and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class D-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class D-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class D-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class D-RR certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class D-RR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-C certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class C certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)    the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)     all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)      the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (v) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (w) the group of the Class B certificates and the Class X-B certificates (the “YM Group B”), (x) the group of the Class C certificates and the Class X-C certificates (the “YM Group C”), (y) the Class D certificates (the “YM Group D”) and (z) the group of the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates (the “YM Group RR”), and collectively with the YM Group A, the YM Group B, the YM Group C and the YM Group D, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group D and YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM

Group D and YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the classes comprising such YM Group on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B or Class C certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	January 2022
Class A-2	January 2022
Class A-3	December 2023
Class A-4	November 2026
Class A-5	January 2027
Class A-SB	November 2026
Class X-A	February 2027
Class X-B	February 2027
Class X-C	February 2027
Class A-S	February 2027
Class B	February 2027
Class C	February 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(1)   the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(2)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero and seventh, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class D-RR certificates, the Class E-RR certificates, the Class F-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class F-RR certificates;

third, to the Class E-RR certificates;

fourth, to the Class D-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the respective Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the Hilton Hawaiian Village Whole Loan, the Moffett Gateway Whole Loan and the Courtyard Marriott – King Kamehameha Whole Loan losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)   a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)   a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)   a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)   a CREFC® advance recovery report;

(5)   a CREFC® total loan report;

(6)   a CREFC® operating statement analysis report;

(7)   a CREFC® comparative financial status report;

(8)   a CREFC® net operating income adjustment worksheet;

(9)   a CREFC® real estate owned status report;

(10) a CREFC® servicer watch list;

(11) a CREFC® loan level reserve and letter of credit report;

(12) a CREFC® property file;

(13) a CREFC® financial file;

(14) a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15) a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) will deliver, or the special servicer (with respect to Specially Serviced Loans and REO Properties) will forward to the master servicer and the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such master servicer will deliver, or such special servicer will forward to the master servicer and the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan. The master servicer will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan, and the certificate administrator will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® special servicer loan file for the related Excluded Controlling Class Loan).

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Markit Group Limited, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”; and

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A, Class X-B and Class X-C certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A, Class X-B and Class X-C certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders”, “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”)

and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—JPMCC 2017-JP5

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)     the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)     the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)   the original or a copy of all related environmental insurance policies;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    a copy of all related environmental reports; and

(xiv)    a copy of all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)    a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)    a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)   a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller (or Starwood Mortgage Capital LLC as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) will be required to, no later than 90 days following the earlier of:

(x)  such mortgage loan seller’s discovery of any Material Defect;

(y)  such mortgage loan seller’s receipt of notice of any Material Defect from any party to the PSA; or

(z)  in the case of any Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (A) the discovery of any Material Defect by any party to the PSA or (B) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or such REO Loan (excluding any related Serviced Companion Loan, if applicable), and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the applicable mortgage loan seller (or Starwood Mortgage Capital LLC as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, with respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or Starwood Mortgage Capital LLC as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (with respect to the special servicer, with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan, but in all cases only prior to a Control Termination Event) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the applicable mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)      have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)      constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)     not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)      have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)    not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)     have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)     prohibit defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or Starwood Mortgage Capital LLC as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or Starwood Mortgage Capital LLC as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or Starwood Mortgage Capital LLC as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or Starwood Mortgage Capital LLC as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of any related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)     any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)     the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)     the obligation, if any, of the master servicer to make Advances;

(D)     the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)     the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)     any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)    any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)     any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan

(other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums with respect to any Companion Loan or with respect to any cure payable by the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan(s), as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan(s).

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, the master servicer will deliver to any master servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the master servicer will deliver to the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the trustee or the special servicer, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan(s), if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Whole Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain on Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)        to remit on each Master Servicer Remittance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan(s) or from general collections with respect to the securitization of the related Companion Loan(s). If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan).
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.08500%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of any defeasance fees actually collected during the related collection period in connection with the defeasance of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable (provided, that for the avoidance of doubt, any such defeasance fee shall not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	(x) 50% of Excess Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that is (i) a Major Decision or an item under clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action) or (ii) a Special Servicer Decision processed by the Master Servicer and (y) 100% of Excess Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that does not involve a Major Decision or Special Servicer Decision;

●	(x) 100% of all assumption fees and earnout fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that does not involve a Major Decision or Special Servicer Decision, and (y) 50% of assumption fees and earnout fees and other similar items collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that is (i) a Major Decision or an item under clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action) or (ii) a Special Servicer Decision processed by the Master Servicer;

●	100% of assumption application fees collected during the related collection period with respect to Mortgage Loans (and any related Serviced Companion Loan) for which the master servicer is processing the underlying assumption transaction (whether or not the consent of the special servicer is required);

●	(x) 100% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that does not involve a Major Decision or Special Servicer Decision, and (y) 50% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that is (i) a Major Decision or an item under clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action) or (ii) a Special Servicer Decision processed by the Master Servicer;

●	any and all amounts collected for checks returned for insufficient funds on all Mortgage Loans and any Serviced Companion Loan;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Mortgage Loans and any Serviced Companion Loan other than any Specially Serviced Loan;

●	any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

●	interest or other income earned on deposits in the collection or other accounts maintained by the master servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan); and

●	100% of any late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans other than 50% of any default interest with respect to non-Specially Serviced Loans to which the Special Servicer is entitled as described under “—Special Servicing Compensation” below), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Workout Fees and Liquidation Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.00250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan) and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan) or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)       the purchase of (A) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) the Courtyard Marriott – King Kamehameha Whole Loan by the holder of the related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)      if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)    100% of Excess Modification Fees actually collected during the related collection period with respect to any modifications, waivers or amendments of any (A) Specially Serviced Loans or (B) any Mortgage Loan that is not a Specially Serviced Loan if such modification, waiver or amendment is a Special Servicer Decision (other than clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision) processed by the Special Servicer;

(ii)    50% of Excess Modification Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that is (i) a Major Decision or an item under clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action) or (ii) a Special Servicer Decision processed by the Master Servicer;

(iii)   (x) 100% of assumption fees and earnout fees collected during the related collection period with respect to Mortgage Loans that are Specially Serviced Loans (and any related Serviced Companion Loan), (y) 100% of assumption fees and earnout fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans if such consent, approval or other action is a Special Servicer Decision (other than clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision) processed by the Special Servicer, and (z) 50% of assumption fees and earnout fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that is (i) a Major Decision or an item under clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action) or (ii) a Special Servicer Decision processed by the Master Servicer;

(iv)   100% of assumption application fees collected during the related collection period with respect to Mortgage Loans (and any related Serviced Companion Loan, if applicable) for which the special servicer is processing the underlying assumption transaction;

(v)    (x) 100% of consent fees on Mortgage Loans (and any related Serviced Companion Loan) that are Specially Serviced Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan (or Serviced Companion Loan, as applicable), (y) 100% of consent fees on Mortgage Loans that are not Specially Serviced Loans if such consent, approval or other action is a Special Servicer Decision (other than clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision) processed by the Special Servicer, and (z) 50% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that is (1) a Major Decision or an item under clauses (5)(i) or (ii) or (10) of the definition of Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action) or (2) a Special Servicer Decision processed by the Master Servicer;

(vi)   100% of charges for beneficiary statements or demands actually paid by the borrowers under the Specially Serviced Loans; and

(vii)   late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loans since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (1)(y), (5) or (7) of the definition of “Specially Serviced Loan” and (ii) the special servicer made the determination that the related

Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by, in the case of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during (i) with respect to a Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan”, the Fee Restricted Period, and (ii) with respect to a Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, the Imminent Default Fee Restricted Period.

During the Fee Restricted Period, with respect to any Specially Serviced Loan that is a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan”, the special servicer will not be entitled to a Special Servicing Fee, Workout Fee or Liquidation Fee or any fee payable by the related borrower, but the special servicer will be entitled to 50% of the default interest that accrued on such Specially Serviced Loan during such Fee Restricted Period and the master servicer will be entitled to the remaining 50% of such default interest, in each case, to the extent actually collected from the related borrower.

With respect to any Mortgage Loan in which the master servicer and special servicer are splitting default interest that accrues on that Mortgage Loan as described above, neither the master servicer nor the special servicer will be entitled to waive any default interest that is required to be split without the consent of the other party; provided, however that such consent will be granted or withheld in accordance with the Servicing Standard.

A “Fee Restricted Period” will exist from the occurrence of a Fee Restricted Trigger until the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default and (iii) the date that the related borrower fails to make the Assumed Scheduled Payment or the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) of the definition of “Specially Serviced Loan”.

A “Fee Restricted Trigger” will occur in connection with a balloon payment default or a maturity default if (A) the borrower provides on or prior to the maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, the extended maturity date, (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the related Mortgaged Property (each of the documents in clauses (i) and (ii), a “Refinancing/P&S Document”) (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer but that is not satisfactory to the special servicer, from an acceptable lender or purchaser reasonably satisfactory to the master servicer but that is not satisfactory to the special servicer, and (B) the borrower thereafter continues to make the Assumed Scheduled Payment, and (C) the Mortgage Loan is not a Specially Serviced Loan due to the occurrence of any other event.

In addition, with respect to a non-Specially Serviced Loan as to which a payment default described in clause (1)(y) of the definition of “Specially Serviced Loan” has occurred and the master servicer and the special servicer agree that such Mortgage Loan or Serviced Companion Loan should not be a Specially Serviced Loan, the master servicer and the special servicer will each be entitled to 50% of the default interest that accrued on such Mortgage Loan or Serviced Companion Loan and was actually collected from the related borrower after such payment default described in clause (1)(y) of the definition of “Specially Serviced Loan” and until such Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan or the Mortgage Loan is no longer in payment default, whichever is earlier, and thereafter, the special servicer will be entitled to 100% of the default interest if the Mortgage Loan (or any Serviced Companion

Loan) becomes a Specially Serviced Loan. The master servicer will not waive any default interest that is required to be split with respect to any above described Mortgage Loan without the consent of the special servicer; provided, however that such consent will be granted or withheld in accordance with the Servicing Standard.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, the special servicer will not be entitled to a Special Servicing Fee, Workout Fee or Liquidation Fee or any fee payable by the related borrower during any Imminent Default Fee Restricted Period.

An “Imminent Default Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Specially Serviced Loan”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the date on which a payment default has occurred and remained uncured for 60 days. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

Except with respect to any Fee Restricted Specially Serviced Loan and in addition to any default interest to which the Special Servicer is entitled as described above, the special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00590% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00290% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00071% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any Non-Serviced Mortgage Loan and any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)   120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)   the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)   30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)   30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)   60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)   a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and

provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)   immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the valuation described below, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.	the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) an MAI appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances; provided that, with respect to the Courtyard Marriott – King Kamehameha Whole Loan, all appraisal reductions will first be allocated to the related Subordinate Companion Loan until reduced to zero, and then to the related mortgage loan. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal or valuation. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. For purposes of determining control with respect to the Moffett Gateway Whole Loan and the Courtyard Marriott – King Kamehameha Whole Loan, Appraisal Reduction Amounts will first be notionally allocated to the related Subordinate Companion Loan and then to the related Mortgage Loan.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class F-RR certificates; third, to the Class E-RR certificates; fourth, to the Class D-RR certificates; fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer will be required to provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class F-RR certificates, third, to the Class E-RR certificates, fourth, to the Class D-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class F-RR certificates, third, to the Class E-RR certificates, and fourth, to the Class D-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to the Courtyard Marriott – King Kamehameha Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control. See “Description of the Mortgage Pool—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Mortgage Loan—General”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder or, with respect to the Courtyard Marriott – King Kamehameha Whole Loan, the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan, as applicable, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this paragraph, the special servicer (or, with respect to modifications, waivers and amendments that are not Special Servicer Decisions or Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three (3) months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the issuing entity. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Decisions or Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the master servicer is processing such modification, waiver or amendment and special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to any non-Specially Serviced Loan except as set forth in the proviso immediately following this definition below, the master servicer will not consent to, process or approve any request by a borrower with respect to any of the following, but will forward such request to the special servicer for processing and evaluation (each, a “Special Servicer Decision”):

(1)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is considered a “major lease” or otherwise reviewable by the lender under the related Mortgage Loan documents;

(2)   approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(3)   approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(4)   approving easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan;

(5)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (i) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(6)   in circumstances where no lender discretion is required other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(7)   releases of any amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to the Mortgage Loans identified on a schedule to the PSA; provided that, for the avoidance of doubt, the foregoing performance escrows (or reserves) or earn-out escrows (or reserves) do not include any upfront or on-going tenant improvement/leasing commission escrows;

(8)   in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (iii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not a Major Decision;

(9)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect to the Mortgage Loan, to the extent the Special Servicer or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable; and

(10) approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or Serviced Whole Loan, unless such transfer (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower.

provided, however, that notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters (as well as any Major Decision) with respect to any non-Specially Serviced Loan; provided further that the master servicer will, without the need for any such mutual agreement between the master servicer and the special servicer, process any Special Servicer Decision described in subclauses (i) and (ii) of clause (5) of this definition of “Special Servicer Decision” with respect to any non-Specially Serviced Loan, in each case subject to the consent (or deemed consent) of the special servicer as obtained pursuant to the PSA.

The Special Servicer will be entitled to 100% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), assumption fees, transfer fees, earnout fees and similar fees (other than assumption application fees, defeasance fees and review fees) related to any action taken solely by the Special Servicer in processing any Special Servicer Decision; provided that, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process a Special Servicer Decision with respect to any non-Specially Serviced Loan, the Master Servicer and the Special Servicer will each be entitled to 50% of any such fee paid in connection with such Special Servicer Decision. Notwithstanding the foregoing, with respect to any Special Servicer Decision described in clause (5)(i) and (ii) and (10) of the definition of “Special Servicer Decision”, the Master Servicer and the Special Servicer will each be entitled to 50% of any Excess Modification Fee, consent fees, ancillary fees (other than fees for insufficient or returned checks), assumptions fees, transfer fees, earnout fees and similar fees (other than assumption application fees, defeasance fees and review fees) paid in connection with such Special Servicer Decision with respect to any non-Specially Serviced Loan regardless of who processes such Special Servicer Decision.

With respect to non-Specially Serviced Loans except as set forth in the next sentence in this paragraph, the master servicer will not consent to, process or evaluate any borrower request for a Major Decision or Special Servicer Decision but will refer such request to the special servicer. Generally, the special servicer will process the request directly and make the determination whether or not to consent to or approve such request. However, if the master servicer and special servicer mutually agree that the master servicer will process such request, the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Certificateholder” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus) to approve or disapprove any modification, waiver or amendment that constitutes such a Major Decision or a Special Servicer Decision. In any case with respect to any Major Decision or any Special Servicer Decision under clauses (5)(i) and (ii) and (10) in connection with a non-Specially Serviced Loan, each of the master servicer and the special servicer will be entitled to 50% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), assumption fees, transfer fees, earnout fees and similar fees (other than assumption application fees, defeasance fees and review fees) paid in connection with such matters, whether or not the master servicer processes such request.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)   extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)   provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than the Non-Serviced Whole Loans) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan (or if such Companion Loan is in a securitization, the master servicer of such securitization on its behalf), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event and other than with respect to an Excluded Loan), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to the Courtyard Marriott – King Kamehameha Whole Loan, so long as no Control Appraisal Period has occurred and is continuing with respect to the related Subordinate Companion Loan, no Courtyard Marriott – King Kamehameha Major Decision may be made without the consent of the holder of the related Subordinate Companion Loan which must be obtained by the special servicer. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Whole Loan—Consultation and Control.”

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

With respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the consent of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, has consulted with the Directing Certificateholder) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

With respect to the Courtyard Marriott – King Kamehameha Whole Loan, the rights of the Directing Certificateholder set forth in the preceding paragraphs will be exercised by the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period.

Inspections; Collection of Operating Information

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to the Courtyard Marriott – King Kamehameha Whole Loan, the cost will be allocated, first, as an expense of the holder of the Subordinate Companion Loan, and second, as an expense of the holder of the related Mortgage Loan. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)   either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer and the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer and the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)   as to which any Periodic Payment (other than a Balloon Payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)   as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)   as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)   as to which, in the judgment of the master servicer or the special servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)   as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)   as to which the master servicer or the special servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by the other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to prepare one of more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan with respect to the Courtyard Marriott – King Kamehameha Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period;

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event, and in the case of the Courtyard Marriott – King Kamehameha Whole Loan, only to the extent it is subject to a Control Appraisal Period);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the special servicing transfer event:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status

Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Approval Process, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan or between the special servicer and the holder of the Subordinate Companion Loan with respect to the Courtyard Marriott – King Kamehameha Whole Loan. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to a Control Termination Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following the Directing Certificateholder Approval Process

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the

Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). For additional information, see “—The Operating Advisor—Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to the Courtyard Marriott – King Kamehameha Whole Loan, prior to the occurrence of a Control Appraisal Period, the holder of the related Subordinate Companion Loan will have approval and consultation rights with respect to any Asset Status Report that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Whole Loan—Consultation and Control”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced

Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to the Purchase Price, the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. With respect to the Courtyard Marriott – King Kamehameha Whole Loan, the special servicer will be permitted to sell the related Subordinate Companion Loan along with the related Mortgage Loan and Pari Passu Companion Loans if it determines that a sale of the Courtyard Marriott – King Kamehameha Whole Loan would maximize recoveries on the related Whole Loan in accordance with the Servicing Standard and the Special Servicer will be entitled to a Liquidation Fee for the entire Courtyard Marriott – King Kamehameha Whole Loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. In addition, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the special servicer will only be permitted to sell the Courtyard Marriott – King Kamehameha Mortgage Loan for less than the Purchase Price with the consent of the holder of the related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan (and, in the case of the Hilton Hawaiian Village Whole Loan only, the related Subordinate Companion Loans) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan and (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan, as to all matters constituting Major Decisions, will have the right to replace the special servicer (i) for cause at any time and (ii) without cause if either (A) LNR Partners or its affiliate is no longer the special servicer or (B) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates, and will have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the master servicer or the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

Notwithstanding anything to the contrary, with respect to the Courtyard Marriott – King Kamehameha Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will have no consent or consultation rights with respect to such Whole Loan and any control rights will be held by the holder of the related Subordinate Companion Loan in accordance with the related intercreditor agreement; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the holder of the related Subordinate Companion Loan is entitled to exercise such rights. However, during the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King

Kamehameha Whole Loan, the Directing Certificateholder will have the same consent and consultation rights with respect to such Whole Loan as it does for the other Mortgage Loans in the trust.

The “Directing Certificateholder” will be with respect to each Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)   absent that selection, or

(2)   until a Directing Certificateholder is so selected, or

(3)   upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be LNR Securities Holdings, LLC or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer and (b) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and any Excluded Loan), prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing (i) with respect to any Major Decision other than clause (ix) below, within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) and (ii) within 30 days with respect to clause (ix) below, in each case, after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the special servicer within such five-business-day, ten-business-day or 30-day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)    any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(iv)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)    requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)    (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(viii)   any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)    any determination of an Acceptable Insurance Default;

(x)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xi)    any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan, to the extent the Directing Certificateholder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable; and

(xii)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

provided, however, that notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process and obtain the prior consent of the special servicer with respect to any of the matters listed in the foregoing clauses (i) through (xii) with respect to any non-Specially Serviced Loan, and, whether processed by the master servicer or not, with respect to a Major Decision, the master servicer and special servicer will each be entitled to 50% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), assumption fees, transfer fees, earnout fees and similar fees (other than assumption application fees, defeasance fees and review fees) paid in connection with such matters (see “—Modification, Waivers and Amendments” in this prospectus).

If there is any request for consent required to be delivered to the Directing Certificateholder directly by the master servicer, the Directing Certificateholder will be entitled 10 business days to respond before its consent is deemed given notwithstanding any affiliation between the Directing Certificateholder and the special servicer.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

With respect to any calculations of debt service coverage ratio and debt yield conducted by the master servicer in connection with clause (vii) of the definition of “Major Decision”, the master servicer will be required to use the definition of net operating income set forth in the related Mortgage Loan agreement, subject to certain adjustments set forth in the PSA.

With respect to any borrower request or other action on a non-Specially Serviced Loan for matters that are Major Decisions or Special Servicer Decisions, the master servicer will not agree to such modification, waiver, amendment, consent, request or other action without the prior written consent of the special servicer. In connection with such consent, if the master servicer is processing such request or action, the master servicer will promptly provide the special servicer with written notice of the request for such modification, waiver, amendment, consent, request or other action, along with the master servicer’s written recommendation and analysis, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that the special servicer does not respond within 10 business days after receipt of such written notice and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such modification, waiver, amendment, consent, request or other action will be deemed granted.

With respect to the Courtyard Marriott – King Kamehameha Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder, will not be entitled to exercise the above-described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of the related Subordinate Companion Loan; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the holder of the holder of the related Subordinate Companion Loan is entitled to exercise such rights to the extent provided for under the related Intercreditor Agreement. For the specific major decisions applicable to the Courtyard Marriott – King Kamehameha Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, see “Description of the Mortgage Pool—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Mortgage Loan—Servicing”.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than (i) an Excluded Loan or (ii) the Courtyard Marriott – King Kamehameha Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan), so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to appoint (and may remove and replace with or without cause) an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability for the identity or actions of the newly appointed Excluded Special Servicer, and absent negligence, willful misconduct or bad faith on the part of such resigning special servicer, such resigning special servicer and its directors, members, managers, officers, employees and agents will be entitled to indemnification under the PSA. See “—Limitation on Liability; Indemnification” in this prospectus.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class D-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

With respect to the Courtyard Marriott – King Kamehameha Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder will not be entitled to exercise the above-described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of the related Subordinate Companion Loan; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the holder of the related Subordinate Companion Loan is entitled to exercise such rights to the extent provided for under the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Serviced Whole Loans—The Courtyard Marriott – King Kamehameha Mortgage Loan—Servicing”.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of (i) the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA or (ii) with respect to the Courtyard Marriott – King Kamehameha Mortgage Loan, the holder of the related Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan) (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or the holder of the Subordinate Companion Loan related to the Courtyard Marriott – King Kamehameha Whole Loan or

(ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loans that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder or any third party. The operating advisor is not providing special servicing or sub-servicing services and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction (i) with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties and (ii) with respect to the Courtyard Marriott – King Kamehameha Mortgage Loan, until the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan. However, Pentalpha Surveillance is also the operating advisor under the JPMCC 2016-JP4 Pooling and Servicing Agreement and pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement and, in that capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the JPMCC 2016-JP4 Pooling and Servicing Agreement and pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement, that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than the Courtyard Marriott – King Kamehameha prior to the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan and any Non-Serviced Mortgage Loan) and Serviced Whole

Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)  promptly reviewing each Final Asset Status Report; and

(c)  reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than the Courtyard Marriott – King Kamehameha prior to the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan and any Non-Serviced Mortgage Loan) and Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)  the operating advisor will be required to prepare an annual report with respect to such Mortgage Loan (other than the Courtyard Marriott – King Kamehameha prior to the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan and any Non-Serviced Mortgage Loan) or Serviced Whole Loans that was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the special servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)   after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)  if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii) if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

With respect to the Courtyard Marriott – King Kamehameha Mortgage Loan, the consultation duties set forth in this section entitled “—Duties of Operating Advisor While a Control Termination Event has Occurred and is Continuing” will not be permitted to be exercised by the operating advisor until after the occurrence and continuance of a Control Appraisal Period with respect to the Courtyard Marriott – King Kamehameha Subordinate Companion Loan and a Control Termination Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report.

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) will be required to prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will be required to identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)   that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)  that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)  that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)   that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to any Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review

Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after April 1, 2007, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2012 and December 31, 2016 was approximately 30.5%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 21.5% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)  a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)   a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)  a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii) any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or, Starwood Mortgage Capital LLC, as guarantor of the repurchase and substitution obligations of Starwood Mortgage Funding VI LLC), which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)   any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)   the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, for cause at any time, and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the Controlling Class, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer

(which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder or the Controlling Class Certificateholder on its behalf will be required to appoint (and may remove and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to the Courtyard Marriott – King Kamehameha Whole Loan prior to the occurrence and continuance of a Control Appraisal Period. The holder of the related Subordinate Companion Loan, prior to the occurrence and continuance of a Control Appraisal Period, will have the right to replace the special servicer solely with respect to the Courtyard Marriott – King Kamehameha Whole Loan.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to the Courtyard Marriott – King Kamehameha Whole Loan so long as the Courtyard Marriott – King Kamehameha Whole Loan is not subject to a Control Appraisal Period under the related intercreditor agreement.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) or the holder of the related Subordinate Companion Loan to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% of the Voting Rights or, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to the Courtyard Marriott – King Kamehameha Whole Loan prior to the occurrence and continuance of a Control Appraisal Period. The holder of the related Subordinate Companion Loan, prior to the occurrence and continuance of a Control Appraisal Period, will have the right to replace the special servicer solely with respect to the Courtyard Marriott – King Kamehameha Whole Loan.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to it in each capacity for which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the

Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within 15 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or

Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

Servicing of the Hilton Hawaiian Village Mortgage Loan

The Hilton Hawaiian Village Whole Loan, which includes the Hilton Hawaiian Village Mortgage Loan and any related REO Property, will be serviced and administered under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. Accordingly, the Hilton USA Trust 2016-HHV Master Servicer (or, if it fails to do so, the trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement) will generally make property protection advances, unless it is determined in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement that such property protection advance would not be recoverable from related collections. However, no such party will make a P&I Advance with respect to the Hilton Hawaiian Village Mortgage Loan. The Hilton USA Trust 2016-HHV Master Servicer will generally also remit collections on the Hilton Hawaiian Village Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Hilton Hawaiian Village Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the Hilton Hawaiian Village Mortgage Loan under the terms of the related co-lender agreement and make P&I Advances with respect to the Hilton Hawaiian Village Mortgage Loan, subject to any non-recoverability determination. The Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation, servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. Nonetheless, the servicing arrangements under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement are expected to differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Hilton Hawaiian Village Mortgage Loan for your consideration:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the actions of the Hilton USA Trust 2016-HHV Master Servicer, the Hilton USA Trust 2016-HHV Special Servicer or the trustee or the certificate administrator under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or (b) make Servicing Advances with respect to the Hilton Hawaiian Village Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Hilton Hawaiian Village Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer.

●	The Hilton USA Trust 2016-HHV Master Servicer will earn a servicing fee with respect to the Hilton Hawaiian Village Mortgage Loan at a rate equal to 0.00125% per annum.

●	Pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Hilton Hawaiian Village Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee payable under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement each has a fixed fee rate of 0.50% and neither is subject to a $1,000,000 aggregate cap or a $25,000 minimum fee.

●	The Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA may vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

●	Property protection advances with respect to the Hilton Hawaiian Village Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the Hilton USA Trust 2016-HHV Master Servicer determines that a property protection advance it made with respect to the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property is nonrecoverable, such property protection advance will be reimbursed in full from any collections on the Hilton Hawaiian Village Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the Hilton Hawaiian Village Whole Loan. In the event that collections received after the final liquidation of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses as described above.

●	In the event that the Hilton USA Trust 2016-HHV Master Servicer determines that the monthly debt service advances on the Hilton Hawaiian Village Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the Hilton Hawaiian Village Mortgage Loan are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the Hilton Hawaiian Village Mortgage Loan or the Hilton Hawaiian Village Pari Passu Companion Loans: first such advances on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis, and then such advances on the Hilton Hawaiian Village Subordinate Companion Loan will be reimbursed.

●	The Hilton USA Trust 2016-HHV Master Servicer is generally responsible for servicing and administration of the Hilton Hawaiian Village Mortgage Loan prior to the occurrence of, and after the correction of, any special servicing loan event with respect to the Hilton Hawaiian Village Mortgage Loan, and the Hilton USA Trust 2016-HHV Special Servicer is generally responsible for servicing and administration of the Hilton Hawaiian Village Mortgage Loan while a special servicing loan event exists with respect thereto or if the related Mortgaged Property becomes an REO Property. However, the consent (or deemed consent) of the Hilton USA Trust 2016-HHV Special Servicer (subject to the rights of the Hilton USA Trust 2016-HHV Directing Certificateholder) is generally required for all major decisions with respect to the Hilton Hawaiian Village Whole Loan even if no special servicing loan event exists with respect thereto. The major decisions and special servicing loan events under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

●	The trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement will be the mortgagee of record with respect to the Hilton Hawaiian Village Whole Loan.

●	The custodian under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement will generally be responsible for holding the loan documents with respect to the Hilton Hawaiian Village Whole Loan (other than the original promissory note for the Hilton Hawaiian Village Mortgage Loan and any allonges thereto). However, from time to time to the extent necessary for the servicing and administration of the Hilton Hawaiian Village Whole Loan, related loan documents will be released to the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer.

●	If the Hilton Hawaiian Village Whole Loan is subject to special servicing (subject to, if and when applicable, the consent/consultation rights of the Hilton USA Trust 2016-HHV Directing Certificateholder), then the Hilton USA Trust 2016-HHV Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC. However, the Hilton USA Trust 2016-HHV Special Servicer may not extend the maturity date of the Hilton Hawaiian Village Whole Loan beyond the date that is the earlier of (a) 5 years prior to the latest rated final distribution date and (b) 20 years, or, to the extent consistent with accepted servicing practices, 10 years, prior to the current term of the related ground lease plus any options to extend the ground lease exercisable unilaterally by the related borrower.

●	The Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer are each permitted to resign from their respective obligations and duties imposed on them pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement upon a determination that such duties are no longer permissible under applicable law or to the extent the Hilton USA Trust 2016-HHV Special Servicer becomes a borrower affiliate.

●	Each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer will be liable in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement only to the extent of their obligations specifically imposed by that agreement. Accordingly, in general, each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement.

The Hilton USA Trust 2016-HHV Trust and Servicing Agreement provides that each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the Hilton Hawaiian Village Whole Loan, the Hilton Hawaiian Village Intercreditor Agreement, the related Mortgaged Property or certificates issued under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement). The Hilton Hawaiian Village Intercreditor Agreement requires that the PSA provide that any related master servicer, special servicer, certificate administrator, trustee or depositor under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction and held harmless against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property.

Servicing of the Moffett Gateway Mortgage Loan and the Riverway Mortgage Loan

The Moffett Gateway Whole Loan, which includes the Moffett Gateway Mortgage Loan, and the Riverway Whole Loan, which includes the Riverway Mortgage Loan, are serviced by the JPMCC 2016-JP4 Master Servicer and JPMCC 2016-JP4 Special Servicer pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement. The servicing arrangements under the JPMCC 2016-JP4 Pooling and Servicing Agreement will be generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing of the Moffett Gateway Whole Loan and the Riverway Whole Loan, including the identification of some (but not all) of the differences in servicing provisions between the expected terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement and the PSA:

●	The primary servicing fee, the liquidation fee, the special servicing fee and the workout fee with respect to the Moffett Gateway Mortgage Loan and the Riverway Mortgage Loan under the JPMCC 2016-JP4 Pooling and Servicing Agreement are similar to the corresponding fees payable under the PSA.

●	The JPMCC 2016-JP4 Master Servicer and, if the JPMCC 2016-JP4 Master Servicer fails to make a property protection advance, the JPMCC 2016-JP4 Trustee will be obligated to make property protection advances with respect to the Moffett Gateway Whole Loan and the Riverway Whole Loan. In addition, the JPMCC 2016-JP4 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the JPMCC 2016-JP4 Pooling and Servicing Agreement that a property protection advance made by the JPMCC 2016-JP4 Master Servicer, JPMCC 2016-JP4 Special Servicer or JPMCC 2016-JP4 Trustee with respect to the Moffett Gateway Whole Loan or the Riverway Whole Loan or the related Mortgaged Property is nonrecoverable, the JPMCC 2016-JP4 Master Servicer, JPMCC 2016-JP4 Special Servicer or JPMCC 2016-JP4 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the Moffett Gateway Whole Loan allocable to the Moffett Gateway Subordinate Companion Loan, then, from collections on, and proceeds of, the Moffett Gateway Whole Loan allocable to the Moffett Gateway Mortgage Loan and the Moffett Gateway Companion Loans, on a pro rata basis (based on the outstanding principal balances of the Moffett Gateway Mortgage Loan and the Moffett Gateway Companion Loans) or from collections on, and proceeds of, the Riverway Whole Loan allocable to the Riverway Mortgage Loan and the Riverway Controlling Pari Passu Companion Loan (based on the outstanding principal balances of the Riverway Mortgage Loan and the Riverway Controlling Pari Passu Companion Loan), on a pro rata basis, as applicable, and then from general collections of the issuing entity, general collections of the JPMCC 2016-JP4 securitization and general collections from each other securitization related to the Moffett Gateway Companion Loans or the Riverway Controlling Pari Passu Companion Loan, as applicable, or if any such loan is not then included in a securitization, from the holder of thereof on a pro rata and pari passu basis.

●	No party to the JPMCC 2016-JP4 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Moffett Gateway Mortgage Loan or the Riverway Mortgage Loan.

●	The JPMCC 2016-JP4 Special Servicer is required to take actions with respect to the Moffett Gateway Mortgage Loan or the Riverway Mortgage Loan, as the case may be, if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the JPMCC 2016-JP4 Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are similar, but not necessarily identical, to those of the PSA.

●	The requirement of the JPMCC 2016-JP4 Master Servicer to make compensating interest payments in respect of the Moffett Gateway Mortgage Loan or the Riverway Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Mortgage Loans under the PSA.

●	The JPMCC 2016-JP4 Master Servicer and JPMCC 2016-JP4 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	The servicing transfer events of the JPMCC 2016-JP4 Pooling and Servicing Agreement that would cause the Moffett Gateway Whole Loan or the Riverway Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

●	The specific types of actions constituting major decisions under the JPMCC 2016-JP4 Pooling and Servicing Agreement are similar, but not necessarily identical, to those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the related directing holder is permitted to consent will correspondingly differ.

●	The liability of the parties to the JPMCC 2016-JP4 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	The JPMCC 2016-JP4 Pooling and Servicing Agreement is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The JPMCC 2016-JP4 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Moffett Gateway Whole Loan—Special Servicer Appointment Rights” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Riverway Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The JPMCC 2016-JP4 Depositor, the JPMCC 2016-JP4 Master Servicer, the JPMCC 2016-JP4 Special Servicer, the JPMCC 2016-JP4 Certificate Administrator, the JPMCC 2016-JP4 Trustee, the JPMCC 2016-JP4 Operating Advisor, the JPMCC 2016-JP4 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the issuing entity (as and to the same extent the JPMCC 2016-JP4 trust is required to indemnify such parties pursuant to the terms of the JPMCC 2016-JP4 Pooling and Servicing Agreement) for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the Moffett Gateway Intercreditor Agreement or the Riverway Intercreditor Agreement. To the extent funds on collections from the Moffett Gateway Whole Loan or Riverway Whole Loan, as applicable, are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The Moffett Gateway Whole Loan” and “—The Riverway Whole Loan” in this prospectus.

Servicing of the Fresno Fashion Fair Mall Mortgage Loan

The Fresno Fashion Fair Mall Mortgage Loan and any related REO Property will be serviced and administered under the JPMDB 2016-C4 Pooling and Servicing Agreement. The servicing arrangements under the JPMDB 2016-C4 Pooling and Servicing Agreement with respect to the Fresno Fashion Fair Mall Whole Loan will be generally similar to, but differ in certain respects from, the servicing arrangements under the PSA with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the JPMDB 2016-C4 Pooling and Servicing Agreement and the PSA:

●	Pursuant to the JPMDB 2016-C4 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Fresno Fashion Fair Mall Mortgage Loan are similar to the corresponding fees payable under the PSA (subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the JPMDB 2016-C4 Special Servicer) and are payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” above, except the special servicing fee payable under the JPMDB 2016-C4 Pooling and Servicing Agreement is not subject to a floor of $3,500 per month.

●	The JPMDB 2016-C4 Master Servicer will earn a primary servicing fee with respect to the Fresno Fashion Fair Mall Mortgage Loan that is to be calculated at a rate that is equal to 0.00250% per annum.

●	No party to the JPMDB 2016-C4 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Fresno Fashion Fair Mall Mortgage Loan.

●	The JPMDB 2016-C4 Master Servicer and, if the JPMDB 2016-C4 Master Servicer fails to make a property protection advance, the JPMDB 2016-C4 Trustee will be obligated to make property protection advances with respect to the Fresno Fashion Fair Mall Whole Loan. In addition, the JPMDB 2016-C4 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the JPMDB 2016-C4 Pooling and Servicing Agreement that a property protection advance made by the JPMDB 2016-C4 Master Servicer, JPMDB 2016-C4 Special Servicer or JPMDB 2016-C4 Trustee with respect to the Fresno Fashion Fair Mall Whole Loan or the related Mortgaged Property is nonrecoverable, the JPMDB 2016-C4 Master Servicer, JPMDB 2016-C4 Special Servicer or JPMDB 2016-C4 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the Fresno Fashion Fair Mall Mortgage Loan and Fresno Fashion Fair Mall Pari Passu Companion Loans, on a pro rata basis (based on the outstanding principal balances of the Fresno Fashion Fair Mall Mortgage Loan and the Fresno Fashion Fair Mall Pari Passu Companion Loans), and then from general collections of the issuing entity, general collections of the JPMDB 2016-C4 securitization and general collections from any securitization of any Fresno Fashion Fair Mall Pari Passu Companion Loan not included in the JPMDB 2016-C4 securitization, on a pro rata basis (based on the outstanding principal balances of the Fresno Fashion Fair Mall Mortgage Loan and the Fresno Fashion Fair Mall Pari Passu Companion Loans).

●	With respect to the JPMDB 2016-C4 Pooling and Servicing Agreement, items with respect to the Fresno Fashion Fair Mall Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the JPMDB 2016-C4 Master Servicer and the JPMDB 2016-C4 Special Servicer in proportions that are different from the proportions allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

●	With respect to the Fresno Fashion Fair Mall Whole Loan, no items that are the equivalent of ancillary fees, assumption fees, Modification Fees and/or penalty charges will be allocated to the master servicer or the special servicer as additional servicing compensation or otherwise applied in accordance with the PSA except to the extent that such items are received by the issuing entity with respect to the Fresno Fashion Fair Mall Mortgage Loan.

●	The equivalent of penalty charges with respect to the Fresno Fashion Fair Mall Whole Loan will be allocated in accordance with the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Fresno Fashion Fair Mall Whole Loan—Application of Penalty Charges” in this prospectus.

●	The JPMDB 2016-C4 Special Servicer is required to take actions with respect to the Fresno Fashion Fair Mall Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are similar to the actions described under “—Sale of Defaulted Loans and REO Properties” above.

●	With respect to the JPMDB 2016-C4 Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

●	The requirement of the JPMDB 2016-C4 Master Servicer to make compensating interest payments in respect of the Fresno Fashion Fair Mall Mortgage Loan is substantially similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Mortgage Loans under the PSA.

●	The JPMDB 2016-C4 Master Servicer and JPMDB 2016-C4 Special Servicer (a) will have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) will be subject to servicer termination events substantially similar to those in the PSA, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the JPMDB 2016-C4 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the JPMDB 2016-C4 Controlling Class Representative is permitted to consent will correspondingly differ.

●	The actions that the JPMDB 2016-C4 Master Servicer is permitted to take without obtaining the consent of the JPMDB 2016-C4 Special Servicer under the JPMDB 2016-C4 Pooling and Servicing Agreement may differ in certain respects from the actions that the master servicer is permitted to take without obtaining the consent of the special servicer under the PSA.

●	The provisions of the JPMDB 2016-C4 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are similar to the provisions of the PSA; however, the allocation of rights and duties between the JPMDB 2016-C4 Master Servicer and JPMDB 2016-C4 Special Servicer regarding modifications, waivers and amendments may differ in certain respects.

●	The liability of the parties to the JPMDB 2016-C4 Pooling and Servicing Agreement is limited in a manner substantially similar to the liability of the parties to the PSA.

●	Collections on the Fresno Fashion Fair Mall Whole Loan are maintained under the JPMDB 2016-C4 Pooling and Servicing Agreement in a manner substantially similar to collections on the serviced mortgage loans and the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under those pooling and servicing agreements.

●	It is expected that the JPMDB 2016-C4 Pooling and Servicing Agreement will differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The JPMDB 2016-C4 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans —The Fresno Fashion Fair Mall Whole Loan—Special Servicer Appointment Rights” in this prospectus.

It is expected that the JPMDB 2016-C4 Depositor, JPMDB 2016-C4 Master Servicer, JPMDB 2016-C4 Special Servicer, JPMDB 2016-C4 Certificate Administrator, JPMDB 2016-C4 Trustee, JPMDB 2016-C4 Operating Advisor, JPMDB 2016-C4 Asset Representations Reviewer and various related persons and entities will be entitled to be indemnified by the issuing entity for the issuing entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Non-Serviced Whole Loans—The Whole Loans—The Fresno Fashion Fair Mall Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the JPMDB 2016-C4 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not publicly cited servicing concerns of the applicable replacement as the sole or a material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the Initial Pool Balance or (ii) if the Mortgage Loan identified on Annex A-1 as “Moffett Gateway” is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the Mortgage Loan identified on Annex A-1 as “Moffett Gateway” on any date of determination and 1% of the Initial Pool Balance by (B) the Initial Pool Balance and (y) the Initial Pool Balance; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the Distribution Date in April 2027. The voluntary exchange of certificates (other than the Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Notwithstanding the foregoing, the PSA may not be amended without the consent of the holder of the Courtyard Marriott – King Kamehameha Subordinate Companion Loan if such amendment would materially and adversely affect the related Mortgage Loan or the related Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Four (4) Mortgaged Properties identified as “Moffett Gateway”, “Fresno Fashion Fair Mall”, “55 Hawthorne” and “100 North Citrus” on Annex A-1, securing four (4) Mortgage Loans representing approximately 20.3% of the Initial Pool Balance, are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Texas. Nine (9) Mortgaged Properties identified as “Dallas Design District”, “Marriott Galleria”, “Las Palmas”, “Woodglen Village”, “TownePlace Suites Dallas Las Colinas”, “Hampton Inn & Suites Huntsville” “Bellfort Village Apartments”, “Northgate Business Park III” and “Aldine Plaza” on Annex A-1, securing nine (9) Mortgage Loans representing approximately 16.5% of the Initial Pool Balance, are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Hawaii. Two (2) Mortgaged Properties identified as “Hilton Hawaiian Village” and “Courtyard Marriott – King Kamehameha” on Annex A-1, securing two (2) Mortgage Loans representing approximately 11.0% of the Initial Pool Balance, are located in Hawaii. In the context of a mortgage in default, Hawaii law provides for the remedies of judicial foreclosure as well as non-judicial foreclosure. However, the vast majority of foreclosures on commercial properties in Hawaii are conducted in the judicial manner as a result of certain real and perceived process and procedural deficiencies in the statutory provisions relating to non-judicial foreclosures. Judicial foreclosure sales are public sales, where third parties may purchase the property. Generally, third party purchases occur when there are favorable market conditions, favorable property conditions and title is not at issue. It is quite common for the mortgagee/lender to purchase the property at the foreclosure sale for an amount that may, in certain instances, be equal to the principal amount of the loan secured by the mortgage plus unpaid interest and the expenses of foreclosure. Under this scenario, the debt of the mortgagor/borrower is extinguished. Thereafter, the mortgagee assumes the burdens of ownership, including obtaining casualty insurance, paying taxes, paying lease rent if the property is leasehold and making such repairs at its own expense as are necessary to render the property suitable for sale. The mortgagee commonly obtains the services of a real estate broker and pays the broker’s commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the mortgagee’s investment in the property. Moreover, a mortgagee typically incurs legal fees, commissioner’s fees and other costs in acquiring a property through foreclosure. In addition, a mortgagee may be responsible under federal or state law for the cost of cleaning up a property that is environmentally contaminated. As a result, a mortgagee could realize an overall loss on the debt even if the property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the debt plus accrued interest. Hawaii does not restrict a mortgagee from seeking a deficiency judgment in a judicial foreclosure. In order to obtain a deficiency judgment, a series of procedural and substantive requirements must be satisfied. Generally, as long as the amount paid for the property at a judicial foreclosure sale is not ‘‘grossly inadequate,’’ the deficiency judgment will be equal to the excess of the outstanding debt (including expenses of the sale) over the foreclosure sales price. The availability of a deficiency judgment, however, may be expressly limited by the terms of the mortgage loan. Further, although the mortgagee may be entitled to a deficiency judgment, satisfying this judgment may be difficult due to the limited nature of the borrower’s assets. When the mortgagee acquires title to the property by a conveyance instrument in lieu of foreclosure or by a conveyance instrument executed in connection with a foreclosure sale, the transfer of the property to the mortgagee is subject to the State of Hawaii conveyance tax (the “Conveyance Tax”). The Conveyance Tax must be paid when recording the conveyance instrument. The Conveyance Tax would also be incurred upon the final disposition of the property by the mortgagee following a foreclosure. It is possible that the mortgagor will pursue certain of its remedies to avoid foreclosure. These remedies include redeeming the loan (i.e. paying the entire amount of the loan plus interest) or curing the default (i.e. paying all back payments owed plus interest and enforcement costs incurred by the mortgagee). In Hawaii, however, the mortgagor does not have a statutory right of redemption or a statutory right to reinstate a loan in default during the foreclosure proceeding, although as a court sitting in equity the Hawaii courts have generally viewed favorably an offer by the mortgagor to fully cure the existing default and thus waive the principal acceleration if done prior to the holding of the foreclosure sale. Further, the mortgagor may have a defense to a foreclosure suit if the mortgagee has coerced the mortgagor or otherwise acted improperly. Under certain circumstances, a foreclosure sale could also be challenged as a fraudulent conveyance.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of

Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds the Dallas Design District Pari Passu Companion Loan, the Landmark Square Pari Passu Companion Loan, two (2) of the Hilton Hawaiian Village Pari Passu Companion Loans and two (2) of the Moffett Gateway Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

JPMCB is a partner in a joint venture with the borrower sponsor for the Mortgage Loan identified as “Centre Market Building” on Annex A-1, representing approximately 3.8% of the Initial Pool Balance, which holds a portfolio of real estate assets (which does not include the Mortgaged Property).

JPMCB is the purchaser under repurchase agreements with TH Commercial JPM LLC, the holder of the Courtyard Marriott - King Kamehameha Subordinate Companion Loan and an affiliate of Two Harbors Investment Corp. (“Two Harbors”), for the purpose of providing short term warehousing of loans originated or acquired by Two Harbors and its affiliates, as applicable.

In addition, JPMCB is the purchaser under repurchase agreements with SMF VI, or, in any such case, with a wholly-owned subsidiary or other affiliate of SMF VI, for the purpose of providing short-term warehousing of Mortgage Loans originated or acquired by SMF VI and its affiliates, as applicable. Some or all of the Mortgage Loans that SMF VI will transfer to the depositor are (or as of the securitization closing date may be) subject to such repurchase facilities and other lending arrangements. If such is the case at the time the certificates are issued, then SMF VI will use the proceeds from its sale of the SMF VI Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused SMF VI Mortgage Loans from the repurchase agreement counterparties or other types of lenders free and clear of any liens. JPMCB was the repurchase agreement counterparty with respect to twelve (12) of the Starwood Mortgage Loans, representing approximately 8.7% of the Initial Pool Balance (except that the number and dollar amount of Starwood Mortgage Loans subject to that repurchase facility may increase or decrease prior to the issuance of the Offered Certificates).

SMF VI is a sponsor and a mortgage loan seller and is an affiliate of (a) SMC, an originator, (b) LNR Partners, LLC, the entity (i) which is the special servicer and (ii) the special servicer under the JPMCC 2016-JP4 Pooling and Servicing Agreement, which will govern the servicing of the Moffett Gateway Whole Loan and the Riverway Whole Loan, and (c) LNR Securities Holdings, LLC, the entity (i) expected to purchase the Class D-RR, Class E-RR, Class F-RR and Class NR-RR Certificates, (ii) expected to be appointed as the initial Directing Certificateholder and (iii) the entity holding a majority interest in the control eligible certificates issued, and acting as the initial directing certificateholder, under the JPMCC 2016-JP4 pooling and servicing Agreement.

LNR Partners, LLC assisted LNR Securities Holdings, LLC with due diligence relating to the mortgage loans to be included in the mortgage pool.

Pursuant to certain interim servicing agreements between SMF VI and certain of its affiliates, on the one hand, and Wells Fargo, on the other hand, Wells Fargo acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, all of the Mortgage Loans to be contributed to this securitization by SMF VI, representing approximately 15.4% of the Initial Pool Balance.

Wells Fargo Bank, National Association is the trustee, the certificate administrator, the custodian, the certificate registrar and the 17g-5 Information provider. Wells Fargo Bank, National Association is also (i) the Hilton USA Trust 2016-HHV Master Servicer, the Hilton USA Trust 2016 HHV Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement with respect to the Hilton Hawaiian Village Whole Loan, (ii) the JPMCC 2016-JP4 Master Servicer, the JPMCC 2016-JP4 Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the JPMCC 2016-JP4 Pooling and Servicing Agreement with respect to the Moffett Gateway Whole Loan and the Riverway Whole Loan and (iii) the JPMDB 2016-C4 Master Servicer, the JPMDB 2016-C4 Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the under the JPMDB 2016-C4 Pooling and Servicing Agreement with respect to the Fresno Fashion Fair Mall Whole Loan.

Pentalpha Surveillance LLC is also the JPMCC 2016-JP4 Operating Advisor and the JPMCC 2016-JP4 Asset Representations Reviewer with respect to the Moffett Gateway Whole Loan and the Riverway Whole Loan and the JPMDB 2016-C4 Operating Advisor and the JPMDB 2016-C4 Asset Representations Reviewer with respect to the Fresno Fashion Fair Mall Whole Loan.

Under the JPMDB 2016-C4 Pooling and Servicing Agreement, Midland is the JPMDB 2016-C4 Special Servicer of the Fresno Fashion Fair Mall Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing

Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-C certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 836,131,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$ 51,917,000	Class B certificates
Class X-C	$ 56,015,000	Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 836,131,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$ 51,917,000	Class B certificates
Class X-C	$ 56,015,000	Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in April 2017;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about March 29, 2017;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to three (3) Mortgage Loans secured by three (3) Mortgaged Properties identified as “Hilton Hawaiian Village”, “Moffett Gateway” and “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 7.3%, 7.3% and 3.7%, respectively, of the Initial Pool Balance, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only;

●	with respect to two (2) Mortgage Loans secured by two (2) Mortgaged Properties identified as “Moffett Gateway” and “Courtyard Marriott – King Kamehameha” on Annex A-1, representing approximately 7.3% and 3.7%, respectively, of the Initial Pool Balance, amortizes based on the assumed principal payment schedule attached to this prospectus as Annex F and Annex G, respectively; and

●	with respect to one (1) Mortgage Loan secured by one (1) Mortgaged Property identified as “Lake Geneva Commons” on Annex A-1, representing approximately 0.6% of the Initial Pool Balance, the Mortgage Loan has a 10-year term, amortizes over a 30-year schedule, with the final 24-months of the loan term being interest only.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	85	85	85	85	85
March 2019	69	69	69	69	69
March 2020	49	45	41	34	0
March 2021	23	4	0	0	0
March 2022	0	0	0	0	0
Weighted Average Life (years)(1)	2.76	2.54	2.43	2.36	2.24

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	89
March 2021	100	100	92	83	76
March 2022	0	0	0	0	0
Weighted Average Life (years)(1)	4.79	4.74	4.64	4.53	4.27

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	0	0	0	0	0
Weighted Average Life (years)(1)	6.71	6.68	6.65	6.59	6.29

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.63	9.58	9.52	9.44	9.2

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.77	9.75	9.74	9.71	9.5

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	97	97	97	97	97
March 2023	78	78	78	78	78
March 2024	58	58	58	58	58
March 2025	37	37	37	37	37
March 2026	15	15	15	15	15
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	7.34	7.34	7.34	7.34	7.34

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.86	9.83	9.80	9.79	9.58

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.81	9.63

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.63

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from March 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-C Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class D, Class D-RR, Class E-RR, Class F-RR and Class NR-RR certificates (such certificates, the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, nineteen (19) of the Mortgaged Properties identified as “Woodglen Village”, “Pangea 15”, “Studio City Apartments” and “Bellfort Village Apartments” on Annex A-1, securing four (4) Mortgage Loans representing approximately 3.4% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

In addition, it is anticipated that the certificate administrator will treat the Class X-A, Class X-B and Class X-C certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A, Class X-B or Class X-C certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0% (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [___] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A, Class X-B or Class X-C certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A, Class X-B and Class X-C certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [___] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$ 43,930,000	$ 0	$ 0
Class A-2	$ 82,828,000	$ 0	$ 0
Class A-3	$ 38,000,000	$ 0	$ 0
Class A-4	$ 135,000,000	$ 0	$ 0
Class A-5	$ 396,306,000	$ 0	$ 0
Class A-SB	$ 69,023,000	$ 0	$ 0
Class X-A	$ 836,131,000	$ 0	$ 0
Class X-B	$ 51,917,000	$ 0	$ 0
Class X-C	$ 56,015,000	$ 0	$ 0
Class A-S	$ 71,044,000	$ 0	$ 0
Class B	$ 51,917,000	$ 0	$ 0
Class C	$ 56,015,000	$ 0	$ 0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [___]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from March 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $[___], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-206361-08) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

With respect to one (1) Mortgaged Property identified as “55 Hawthorne” on Annex A-1, prospective investors should note that the San Francisco Employees’ Retirement System, which is a governmental plan, owns an indirect equity interest in the borrower under the related Mortgage Loan. Persons who have an ongoing relationship with the San Francisco Employees’ Retirement System should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in March 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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INDEX OF DEFINED TERMS

1

17g-5 Information Provider	270
1986 Act	418
1996 Act	398

2

2015 Budget Act	425

3

30/360 Basis	300

4

401(c) Regulations	434

A

AB Modified Loan	313
Accelerated Mezzanine Loan Lender	264
Acceptable Insurance Default	316
Acting General Counsel’s Letter	118
Actual/360 Basis	154, 291
Actual/360 Loans	291
ADA	400
Additional Exclusions	316
Administrative Cost Rate	249
ADR	121
Advances	287
Affirmative Asset Review Vote	350
Annual Debt Service	121
Appraisal Reduction Amount	310
Appraisal Reduction Event	309
Appraised Value	122
Appraised-Out Class	314
Assessment of Compliance Report	379
Asset Representations Reviewer Asset Review Fee	308
Asset Representations Reviewer Cap	308
Asset Representations Reviewer Fee	308
Asset Representations Reviewer Fee Rate	308
Asset Representations Reviewer Termination Event	354
Asset Review	351
Asset Review Notice	350
Asset Review Quorum	350
Asset Review Report	352
Asset Review Report Summary	352
Asset Review Standard	351

Asset Review Trigger	349
Asset Review Vote Election	350
Asset Status Report	325
Assumed Certificate Coupon	236
Assumed Final Distribution Date	257
Assumed Scheduled Payment	251
Attestation Report	379
Available Funds	243

B

Balloon Balance	122
Bankruptcy Code	392
Base Interest Fraction	256
Beds	127
Borrower Party	264
Borrower Party Affiliate	264
BSCMI	203

C

C(WUMP)O	16
CERCLA	397
Certificate Administrator Fee Rate	307
Certificate Administrator/Trustee Fee	307
Certificate Balance	242
Certificate Owners	272
Certificateholder	265
Certificateholder Quorum	357
Certificateholder Repurchase Request	365
Certifying Certificateholder	274
Class A Certificates	241
Class A-SB Planned Principal Balance	251
Class X Certificates	241
Clearstream	271
Clearstream Participants	272
Closing Date	121
CMA	122
CMA Lockbox	122
CMBS	51
CMMBS	220
Code	416
Collateral Deficiency Amount	313
Collection Account	290
Collection Period	244
Communication Request	274
Companion Distribution Account	291
Companion Holder	166
Companion Loan	120
Companion Loans	120
Compensating Interest Payment	258
Constant Prepayment Rate	406
Constraining Level	236

Consultation Termination Event	339
Control Appraisal Period	175, 187
Control Eligible Certificates	334
Control Termination Event	339
Controlling Class	334
Controlling Class Certificateholder	334
Conveyance Tax	386
CORRACTS	140
Corrected Loan	325
Courtyard Marriott – King Kamehameha Intercreditor Agreement	175
Courtyard Marriott – King Kamehameha Major Decision	179
Courtyard Marriott – King Kamehameha Mortgage Loan	175
Courtyard Marriott – King Kamehameha Noteholders	175
Courtyard Marriott – King Kamehameha Sequential Pay Event	176
Courtyard Marriott – King Kamehameha Subordinate Companion Loan	175
Courtyard Marriott – King Kamehameha Threshold Event Collateral	175
Courtyard Marriott – King Kamehameha Whole Loan	175
CPR	406
CPY	406
Credit Risk Retention Rules	232
CREFC®	261
CREFC® Intellectual Property Royalty License Fee	309
CREFC® Intellectual Property Royalty License Fee Rate	309
CREFC® Investor Reporting Package	294
CREFC® Reports	261
Cross-Over Date	248
Cumulative Appraisal Reduction Amount	313, 314
Cure/Contest Period	352
Cut-off Date	120
Cut-off Date Balance	122

D

Dallas Design District Intercreditor Agreement	169
Dallas Design District Mortgage Loan	168
Dallas Design District Pari Passu Companion Loan	168
Dallas Design District Whole Loan	168
Defaulted Loan	331
Defeasance Deposit	157
Defeasance Loans	157

Defeasance Lock-Out Period	157
Defeasance Option	157
Definitive Certificate	271
Delinquent Loan	350
Depositaries	271
Determination Date	243
Diligence File	276
Directing Certificateholder	334
Directing Certificateholder Approval Process	327
Disclosable Special Servicer Fees	306
Discount Rate	256
Discount Yield	235
Dispute Resolution Consultation	368
Dispute Resolution Cut-off Date	367
Distribution Accounts	291
Distribution Date	243
Distribution Date Statement	261
District Court	219
Dodd-Frank Act	103
DOL	431
Draft CRR Amendment Regulation	103
DSCR/DY Trigger	337
DTC	271
DTC Participants	271
DTC Rules	272
Due Date	154, 244

E

EDGAR	430
EEA	13
Effective Gross Income	125
Eligible Asset Representations Reviewer	353
Eligible Operating Advisor	344
Enforcing Party	366
Enforcing Servicer	365
ERISA	430
ESA	138, 207
Escrow/Reserve Mitigating Circumstances	209
EU Risk Retention and Due Diligence Requirements	103
Euroclear	271
Euroclear Operator	273
Euroclear Participants	273
Excess Modification Fee Amount	301
Excess Modification Fees	300
Excess Prepayment Interest Shortfall	258
Exchange Act	202
Excluded Controlling Class Holder	268
Excluded Controlling Class Loan	264
Excluded Information	264
Excluded Loan	264
Excluded Special Servicer	357

Excluded Special Servicer Loan	357
Exemption	432
Exemption Rating Agency	432

F

FATCA	426
FDIA	117
FDIC	117
Federal Court Complaint	219
Fee Restricted Period	305
Fee Restricted Specially Serviced Loan	304
Fee Restricted Trigger	305
FETL	17
FIEL	18
Final Asset Status Report	327
Final Dispute Resolution Election Notice	368
Financial Promotion Order	15
FIRREA	118, 142, 206
Fitch	378
FPO Persons	15
Fresno Fashion Fair Mall Controlling Pari Passu Companion Loan	193
Fresno Fashion Fair Mall Intercreditor Agreement	193
Fresno Fashion Fair Mall Mortgage Loan	193
Fresno Fashion Fair Mall Non-Controlling Pari Passu Companion Loans	193
Fresno Fashion Fair Mall Pari Passu Companion Loans	193
Fresno Fashion Fair Mall Whole Loan	193
FSCMA	17
FSMA	15

G

Gain-on-Sale Entitlement Amount	245
Gain-on-Sale Remittance Amount	245
Gain-on-Sale Reserve Account	291
Garn Act	399
GLA	123
GMC	140

H

Hard Lockbox	123
High Net Worth Companies, Unincorporated Associations, etc.	15
Hilton Hawaiian Village Companion Loans	183
Hilton Hawaiian Village Controlling Noteholder	185

Hilton Hawaiian Village Intercreditor Agreement	183
Hilton Hawaiian Village Mortgage Loan	182
Hilton Hawaiian Village Noteholders	183
Hilton Hawaiian Village Pari Passu Companion Loans	182
Hilton Hawaiian Village Subordinate Companion Loan	183
Hilton Hawaiian Village Whole Loan	183
Hilton USA Trust 2016-HHV Certificate Administrator	183
Hilton USA Trust 2016-HHV Depositor	183
Hilton USA Trust 2016-HHV Directing Certificateholder	185
Hilton USA Trust 2016-HHV Master Servicer	183
Hilton USA Trust 2016-HHV Special Servicer	183
Hilton USA Trust 2016-HHV Trust and Servicing Agreement	183
Hilton USA Trust 2016-HHV Trustee	183

I

Imminent Default Fee Restricted Period	306
Indirect Participants	271
Initial Delivery Date	325
Initial Pool Balance	120
Initial Requesting Certificateholder	365
In-Place Cash Management	123
Insurance and Condemnation Proceeds	290
Intercreditor Agreement	166
Interest Accrual Amount	249
Interest Accrual Period	250
Interest Distribution Amount	249
Interest Reserve Account	291
Interest Shortfall	250
Interested Person	332
Interest-Only Certificates	232
Interest-Only Expected Price	239
Interpolated Yield	234, 238
Investor Certification	264

J

JPMCB	202
JPMCB Data Tape	204
JPMCB Deal Team	203
JPMCB Mortgage Loans	203
JPMCB’s Qualification Criteria	205
JPMCC 2016-JP4 Asset Representations Reviewer	188

JPMCC 2016-JP4 Certificate Administrator	187
JPMCC 2016-JP4 Depositor	187
JPMCC 2016-JP4 Directing Certificateholder	191
JPMCC 2016-JP4 Master Servicer	187
JPMCC 2016-JP4 Operating Advisor	188
JPMCC 2016-JP4 Pooling and Servicing Agreement	187
JPMCC 2016-JP4 Securitization Trust	190
JPMCC 2016-JP4 Special Servicer	187, 225
JPMCC 2016-JP4 Trustee	187
JPMDB 2016-C4 Asset Representations Reviewer	193
JPMDB 2016-C4 Certificate Administrator	193
JPMDB 2016-C4 Controlling Class Representative	195
JPMDB 2016-C4 Depositor	193
JPMDB 2016-C4 Master Servicer	193
JPMDB 2016-C4 Operating Advisor	193
JPMDB 2016-C4 Pooling and Servicing Agreement	193
JPMDB 2016-C4 Special Servicer	193
JPMDB 2016-C4 Trustee	193

K

KBRA	378

L

Landmark Square Intercreditor Agreement	172
Landmark Square Mortgage Loan	171
Landmark Square Pari Passu Companion Loan	172
Landmark Square Whole Loan	172
Liquidation Fee	302
Liquidation Proceeds	291
LNR Partners	222
Loan Per Unit	123
Loss of Value Payment	280
Lower-Tier Regular Interests	416
Lower-Tier REMIC	243, 416
Lower-Tier REMIC Distribution Account	291
LTV Ratio	122
LUST	138

M

MAI	281
Major Decision	335
MAS	16
Master Servicer Proposed Course of Action Notice	366

Master Servicer Remittance Date	286
Material Defect	279
MDEQ	139
Midland	220
MLPA	275
Modeling Assumptions	407
Modification Fees	300
Moffett Gateway Companion Loans	187
Moffett Gateway Controlling Pari Passu Companion Loan	188
Moffett Gateway Intercreditor Agreement	187
Moffett Gateway Mortgage Loan	186
Moffett Gateway Noteholders	187
Moffett Gateway Pari Passu Companion Loans	186
Moffett Gateway Sequential Pay Event	188
Moffett Gateway Subordinate Companion Loan	187
Moffett Gateway Threshold Event Collateral	187
Moffett Gateway Whole Loan	187
Moody’s	378
Morningstar	228
Mortgage	121
Mortgage File	275
Mortgage Loans	120
Mortgage Note	120
Mortgage Pool	120
Mortgage Rate	249
Mortgaged Property	121
mortgages	387
MSD	138

N

Net Mortgage Rate	249
Net Operating Income	123
NOI Date	123
Nonrecoverable Advance	288
Non-Serviced Certificate Administrator	166
Non-Serviced Companion Loan	166
Non-Serviced Directing Certificateholder	166
Non-Serviced Intercreditor Agreement	166
Non-Serviced Master Servicer	166
Non-Serviced Mortgage Loan	166
Non-Serviced Operating Advisor	167
Non-Serviced PSA	167
Non-Serviced Securitization Trust	167
Non-Serviced Special Servicer	167
Non-Serviced Trustee	167
Non-Serviced Whole Loan	167
Non-U.S. Person	426
Notional Amount	242

NRA	123
NRSRO	263, 434
NRSRO Certification	265

O

Occupancy	123
Occupancy Date	123
OEPA	140
Offered Certificates	241
OID Regulations	419
OLA	118
Operating Advisor Consulting Fee	307
Operating Advisor Expenses	308
Operating Advisor Fee	307
Operating Advisor Fee Rate	307
Operating Advisor Standard	343
Operating Advisor Termination Event	346
Operating Statements	126

P

P&I Advance	286
PAR	207
Pari Passu Companion Loan	120, 167
Pari Passu Companion Loans	120
Participants	271
Parties in Interest	431
Pass-Through Rate	248
Patriot Act	401
PCIS Persons	15
Pentalpha Surveillance	229
Percentage Interest	243
Periodic Payments	244
Permitted Investments	243, 292
Permitted Special Servicer/Affiliate Fees	307
PIPs	70, 140
Plans	431
PRC	15
Preliminary Dispute Resolution Election Notice	367
Prepayment Assumption	420
Prepayment Interest Excess	257
Prepayment Interest Shortfall	257
Prime Rate	290
Principal Balance Certificates	241
Principal Distribution Amount	250
Principal Shortfall	251
Privileged Information	345
Privileged Information Exception	345
Privileged Person	263
Professional Investors	16
Prohibited Prepayment	258
Promotion Of Collective Investment Schemes Exemptions Order	15

Proposed Course of Action	367
Proposed Course of Action Notice	366
Prospectus Directive	14
PSA	241
PSA Party Repurchase Request	366
PTCE	433
Purchase Price	281

Q

Qualified Replacement Special Servicer	357
Qualified Substitute Mortgage Loan	281
Qualifying CRE Loan Percentage	232

R

RAC No-Response Scenario	377
Rated Final Distribution Date	257
Rating Agencies	378
Rating Agency Confirmation	377
REA	59
Realized Loss	260
REC	138
Record Date	243
Registration Statement	430
Regular Certificates	241
Regular Interestholder	419
Regular Interests	416
Regulation AB	379
Reimbursement Rate	290
Related Proceeds	289
Release Date	157
Relevant Member State	13
Relevant Persons	15
Relief Act	400
REMIC	416
REMIC Regulations	416
REO Account	292
REO Loan	252
REO Property	325
Repurchase Request	366
Requesting Certificateholder	368
Requesting Holders	314
Requesting Investor	274
Requesting Party	377
Required Credit Risk Retention Percentage	232
Requirements	400
Residual Certificates	241
Resolution Failure	366
Resolved	366
Restricted Group	432
Restricted Party	345
Retaining Party	232
Retaining Sponsor	232

Review Materials	350
RevPAR	124
Riverway Controlling Pari Passu Companion Loan	198
Riverway Intercreditor Agreement	198
Riverway Mortgage Loan	198
Riverway Whole Loan	198
RMBS	219
Rooms	127
Rule 15Ga-1	209
Rule 17g-5	265

S

S&P	220
Scheduled Certificate Interest Payments	237
Scheduled Certificate Principal Payments	232
Scheduled Principal Distribution Amount	250
SEC	202
Securities Act	379
Securitization Accounts	292
Securitization Framework	103
Securitization Regulation	103
Senior Certificates	241
Serviced Companion Loan	167
Serviced Pari Passu Companion Loan	167
Serviced Pari Passu Mortgage Loan	167
Serviced Whole Loan	167
Servicer Termination Event	359
Servicing Advances	287
Servicing Fee	298
Servicing Fee Rate	298
Servicing Standard	285
SF	124
SFA	17
SFO	16
Similar Law	431
SMC	210
SMF VI	210
SMF VI Data Tape	211
SMF VI Mortgage Loans	211
SMMEA	434
Soft Lockbox	124
Special Servicer Decision	318
Special Servicing Fee	301
Special Servicing Fee Rate	301
Specially Serviced Loans	323
Springing Lockbox	124
Sq. Ft.	124
Square Feet	124
Startup Day	416
Starwood	210
Starwood Mortgage Loans	210

Starwood Review Team	211
State Court Complaint	219
Stated Principal Balance	251
Structured Product	16
STWD	222
Subject Loans	308
Subordinate Certificates	241
Subordinate Companion Loan	120, 167
Subordinate Companion Loans	120
Subsequent Asset Status Report	325
Sub-Servicing Agreement	286
Swap-Priced Expected Price	237
Swap-Priced Principal Balance Certificates	232

T

T-12	124
Target Price	236
Term to Maturity	124
Terms and Conditions	273
Tests	351
Title V	399
TRIPRA	76
Trust REMICs	243, 416
TTM	124
Two Harbors	401

U

U.S. Person	426
UCC	388
Underwriter Entities	93
Underwriting Agreement	428
Underwritten Expenses	124
Underwritten NCF Debt Yield	125
Underwritten Net Cash Flow	125
Underwritten Net Cash Flow Debt Service Coverage Ratio	124
Underwritten Net Operating Income Debt Service Coverage Ratio	125
Underwritten NOI	125
Underwritten Revenues	126
Units	127
Unscheduled Principal Distribution Amount	251
Unsolicited Information	351
Upper-Tier REMIC	243, 416
Upper-Tier REMIC Distribution Account	291
UST	138
UW Expenses	124
UW NCF	125
UW NCF Debt Yield	125
UW NCF DSCR	124
UW NOI	125

UW NOI Debt Yield	127
UW NOI DSCR	125
UW NOI DY	127

V

VCP	138
Volcker Rule	104
Voting Rights	270

W

WAC Rate	249
Wachovia	226
Weighted Average Mortgage Rate	127
Wells Fargo	226
Wells Fargo Bank	217, 219
Whole Loan	120
Withheld Amounts	291

Workout Fee	301
Workout Fee Rate	301
Workout-Delayed Reimbursement Amount	290

Y

Yield Maintenance Charge	256
Yield-Priced Expected Price	239
Yield-Priced Principal Balance Certificates	232
YM Group A	255
YM Group B	255
YM Group C	255
YM Group D	255
YM Group RR	255
YM Groups	255

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ANNEX A-1

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ANNEX A-1

								Number of	Property	Property		Year		Unit of
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated	Units(2)	Measure
1	JPMCB	Hilton Hawaiian Village	2005 Kalia Road	Honolulu	HI	96815	Honolulu	1	Hotel	Full Service	1961	2016	2,860	Rooms
2	JPMCB	Moffett Gateway	1225-1265 Crossman Avenue	Sunnyvale	CA	94089	Santa Clara	1	Office	Suburban	2016		612,691	Square Feet
3	JPMCB	Dallas Design District	Various	Dallas	TX	75207	Dallas	1	Industrial	Flex	Various	Various	728,452	Square Feet
4	JPMCB	Fresno Fashion Fair Mall	645 East Shaw Avenue	Fresno	CA	93710	Fresno	1	Retail	Super Regional Mall	1970	2003	536,106	Square Feet
5	JPMCB	Riverway	6133 North River Road, 9377 West Higgins Road, 9399 West Higgins Road and 6107 North River Road	Rosemont	IL	60018	Cook	1	Office	Suburban	1988, 1994	2016	869,120	Square Feet
6	JPMCB	55 Hawthorne	55 Hawthorne Street	San Francisco	CA	94105	San Francisco	1	Office	CBD	1970	2016	136,432	Square Feet
7	JPMCB	Bardmoor Palms	8285 & 8333 Bryan Dairy Road	Largo	FL	33777	Pinellas	1	Mixed Use	Office/Industrial	1973	2016	553,485	Square Feet
8	JPMCB	Landmark Square	1-7 Landmark Square	Stamford	CT	06901	Fairfield	1	Mixed Use	Office/Retail	1974, 1976, 1977, 1981, 1983, 2006		757,917	Square Feet
9	JPMCB	Centre Market Building	1100 Raymond Boulevard	Newark	NJ	07102	Essex	1	Office	CBD	1922, 1967	2016	388,122	Square Feet
10	JPMCB	Courtyard Marriott - King Kamehameha	75-5660 Palani Road	Kailua-Kona	HI	96740	Hawaii	1	Hotel	Full Service	1975	2011	452	Rooms
11	JPMCB	Milton Park	30000 Mill Creek Avenue & 11175 Cicero Drive	Alpharetta	GA	30022	Fulton	1	Office	Suburban	2001, 2007		318,945	Square Feet
12	JPMCB	Reston EastPointe	11091 Sunset Hills Road	Reston	VA	20190	Fairfax	1	Office	Suburban	2007		195,230	Square Feet
13	JPMCB	Orchard Hill Park	10-82 Orchard Hill Park Drive	Leominster	MA	01453	Worcester	1	Retail	Anchored	2006		190,788	Square Feet
14	JPMCB	11200 Rockville Pike	11200 Rockville Pike	Rockville	MD	20852	Montgomery	1	Office	Suburban	1986		185,219	Square Feet
15	JPMCB	Marriott Galleria	1750 West Loop South	Houston	TX	77027	Harris	1	Hotel	Full Service	1976	2016	301	Rooms
16	JPMCB	Royal Oaks Plaza	15400, 15406, 15410-15432, 15434-15512 & 15516-15544 Northwest 77th Court	Miami Lakes	FL	33016	Miami-Dade	1	Retail	Anchored	1987		165,710	Square Feet
17	JPMCB	Las Palmas	803 Castroville Road	San Antonio	TX	78237	Bexar	1	Retail	Anchored	1956	2000	256,213	Square Feet
18	SMF VI	Liberty Center	50-100 West Big Beaver Road	Troy	MI	48084	Oakland	1	Office	Suburban	1988		279,519	Square Feet
19	SMF VI	Ocotillo Plaza	2405-2505 East Tropicana Avenue	Las Vegas	NV	89121	Clark	1	Retail	Anchored	1976, 1977, 1987, 1988		114,301	Square Feet
20	JPMCB	Gwinnett Commerce Center	3700 Crestwood Parkway Northwest	Duluth	GA	30096	Gwinnett	1	Office	Suburban	1989		213,644	Square Feet
21	SMF VI	Hilton Durham	3800 and 3806 Hillsborough Road	Durham	NC	27705	Durham	1	Hotel	Full Service	1987	2013	195	Rooms
22	JPMCB	Woodglen Village	11111 West Montgomery Road	Houston	TX	77088	Harris	1	Multifamily	Garden	2000	2015	249	Units
23	JPMCB	Partridge Inn Augusta	2110 Walton Way	Augusta	GA	30904	Richmond	1	Hotel	Full Service	1836	2015	143	Rooms
24	JPMCB	4400 Dixie Highway	4400 Dixie Highway	Fairfield	OH	45014	Butler	1	Industrial	Warehouse	1946	2005	1,071,600	Square Feet
25	JPMCB	TownePlace Suites Dallas Las Colinas	900 West Walnut Hill Lane	Irving	TX	75038	Dallas	1	Hotel	Extended Stay	1998	2014	135	Rooms
26	SMF VI	100 North Citrus	100 North Citrus Street	West Covina	CA	91791	Los Angeles	1	Office	Suburban	1975	2014	79,001	Square Feet
27	SMF VI	Pangea 15	Various	Various	IL	Various	Cook	16	Multifamily	Garden	Various	2016	204	Units
27.01	SMF VI	701 South Karlov Avenue	701 South Karlov Avenue	Chicago	IL	60624	Cook	1	Multifamily	Garden	1921	2016	26	Units
27.02	SMF VI	1236 South Lawndale Avenue	1236 South Lawndale Avenue	Chicago	IL	60623	Cook	1	Multifamily	Garden	1929	2016	16	Units
27.03	SMF VI	6125-6129 South Wabash Avenue	6125-6129 South Wabash Avenue	Chicago	IL	60637	Cook	1	Multifamily	Garden	1955	2016	18	Units
27.04	SMF VI	11932 South Stewart Avenue	11932 South Stewart Avenue	Chicago	IL	60628	Cook	1	Multifamily	Garden	1930	2016	20	Units
27.05	SMF VI	7954 South Justine Street	7954 South Justine Street	Chicago	IL	60620	Cook	1	Multifamily	Garden	1925	2016	15	Units
27.06	SMF VI	10 West 137th Street	10 West 137th Street	Riverdale	IL	60827	Cook	1	Multifamily	Garden	1957	2016	14	Units
27.07	SMF VI	6715 South Dorchester Avenue	6715 South Dorchester Avenue	Chicago	IL	60637	Cook	1	Multifamily	Garden	1927	2016	12	Units
27.08	SMF VI	10201 South Saint Lawrence Avenue	10201 South Saint Lawrence Avenue	Chicago	IL	60628	Cook	1	Multifamily	Garden	1927	2016	15	Units
27.09	SMF VI	5800-04 South Artesian Avenue	5800-04 South Artesian Avenue	Chicago	IL	60629	Cook	1	Multifamily	Garden	1927	2016	10	Units
27.10	SMF VI	8201 South Drexel Avenue	8201 South Drexel Avenue	Chicago	IL	60619	Cook	1	Multifamily	Garden	1925	2016	10	Units
27.11	SMF VI	7229 South Yates Boulevard	7229 South Yates Boulevard	Chicago	IL	60649	Cook	1	Multifamily	Garden	1930	2016	12	Units
27.12	SMF VI	7653 South Loomis Boulevard	7653 South Loomis Boulevard	Chicago	IL	60620	Cook	1	Multifamily	Garden	1926	2016	9	Units
27.13	SMF VI	7700 South Carpenter Street	7700 South Carpenter Street	Chicago	IL	60620	Cook	1	Multifamily	Garden	1928	2016	9	Units
27.14	SMF VI	2062 135th Place	2062 135th Place	Blue Island	IL	60406	Cook	1	Multifamily	Garden	1952	2016	6	Units
27.15	SMF VI	2066 135th Place	2066 135th Place	Blue Island	IL	60406	Cook	1	Multifamily	Garden	1952	2016	6	Units
27.16	SMF VI	9600 South Avenue L	9600 South Avenue L	Chicago	IL	60617	Cook	1	Multifamily	Garden	1940	2016	6	Units
28	SMF VI	The Shoppes at Letson Farms	4750 Eastern Valley Road	McCalla	AL	35111	Jefferson	1	Retail	Anchored	2004		95,092	Square Feet
29	SMF VI	Montgomery Triangle Gateway	9366-9386 Montgomery Road	Cincinnati	OH	45242	Hamilton	1	Mixed Use	Office/Retail	2006-2007		39,563	Square Feet
30	SMF VI	Neilson Square	3322-3518 West Owen K. Garriott Road	Enid	OK	73703	Garfield	1	Retail	Shadow Anchored	2000		65,837	Square Feet
31	SMF VI	Studio City Apartments	2255-2319 Winter Parkway & 290 Munroe Falls Avenue	Cuyahoga Falls	OH	44221	Summit	1	Multifamily	Mid-Rise	1968		375	Units
32	SMF VI	St. Albans & Camino Commons	Various	Newtown Square	PA	19073	Delaware	2	Various	Various	Various	Various	53,206	Square Feet
32.01	SMF VI	Camino Commons	5038-5050 West Chester Pike	Newtown Square	PA	19073	Delaware	1	Retail	Unanchored	1971		32,485	Square Feet
32.02	SMF VI	St. Albans Circle	2-8 St. Albans Avenue, 12 St. Albans Circle and 3610-3612 Chapel Road	Newtown Square	PA	19073	Delaware	1	Mixed Use	Office/Retail	1948	2016	20,721	Square Feet
33	SMF VI	Lake Geneva Commons	200 Edwards Boulevard	Lake Geneva	WI	53147	Walworth	1	Retail	Anchored	1989	2006	51,369	Square Feet
34	SMF VI	Hampton Inn & Suites Huntsville	120 Ravenwood Village Drive	Huntsville	TX	77340	Walker	1	Hotel	Limited Service	2015		75	Rooms
35	SMF VI	Holiday Inn Express Orangeburg	118 Sleep Inn Drive	Orangeburg	SC	29118	Orangeburg	1	Hotel	Limited Service	2001	2013	78	Rooms
36	SMF VI	3200 North Hayden	3200 North Hayden Road	Scottsdale	AZ	85251	Maricopa	1	Office	Suburban	1981	2016	65,731	Square Feet
37	SMF VI	Bellfort Village Apartments	6405 West Bellfort Street	Houston	TX	77035	Harris	1	Multifamily	Garden	1976	2016	194	Units
38	SMF VI	Courtyard Business Center	10190-10288 Northwest 47th Street	Sunrise	FL	33351	Broward	1	Industrial	Flex	1989		65,373	Square Feet
39	SMF VI	Northgate Business Park III	11805-11819 & 11845-11895 Forestgate Drive and 11969, 11999 & 12021 Plano Road	Dallas	TX	75243	Dallas	1	Industrial	Flex	1983-1984		155,494	Square Feet
40	SMF VI	Aldine Plaza	12850 and 12900 Aldine Westfield Road	Houston	TX	77039	Harris	1	Retail	Unanchored	1992, 2016	2013	28,848	Square Feet
41	SMF VI	Walgreens Cooper City	11105 Stirling Road	Cooper City	FL	33328	Broward	1	Retail	Freestanding	2001		15,120	Square Feet
42	SMF VI	North Star Terrace MHP	101 East Jupiter Drive	East Grand Forks	MN	56721	Polk	1	Manufactured Housing	Manufactured Housing	1968		177	Pads
43	SMF VI	Rite Aid Sugar Hill	4470 Nelson Brogdon Boulevard	Sugar Hill	GA	30518	Gwinnett	1	Retail	Freestanding	2004		13,824	Square Feet

A-1-1

ANNEX A-1

									Original		Current						Net
				Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt
Loan #	Seller(1)	Property Name	Occupancy %(3)	Date	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)
1	JPMCB	Hilton Hawaiian Village	94.6%	09/30/16	2,230,000,000	08/30/16	31.2%	80,000,000	243,566	80,000,000	243,566	7.3%	No	No	4.19950	0.01015	4.18935	Actual/360	283,855.09	3,406,261.11
2	JPMCB	Moffett Gateway	100.0%	03/01/17	525,000,000	07/20/16	46.3%	80,000,000	397	80,000,000	397	7.3%	No	No	3.31940	0.01140	3.30800	Actual/360	388,810.63	4,665,727.58
3	JPMCB	Dallas Design District	98.7%	12/28/16	193,085,000	Various	62.1%	75,000,000	165	75,000,000	165	6.9%	No	No	5.25700	0.01501	5.24199	Actual/360	414,478.01	4,973,736.12
4	JPMCB	Fresno Fashion Fair Mall	89.3%	01/31/17	565,000,000	08/24/16	57.5%	69,000,000	606	69,000,000	606	6.3%	No	No	3.58700	0.01140	3.57560	Actual/360	209,117.12	2,509,405.42
5	JPMCB	Riverway	95.0%	09/30/16	176,200,000	09/07/16	72.4%	65,000,000	147	64,763,123	147	5.9%	No	Yes - Group 1	4.96000	0.01140	4.94860	Actual/360	347,346.78	4,168,161.36
6	JPMCB	55 Hawthorne	100.0%	03/01/17	123,000,000	12/09/16	50.0%	61,500,000	451	61,500,000	451	5.6%	No	No	4.12300	0.01501	4.10799	Actual/360	214,238.52	2,570,862.29
7	JPMCB	Bardmoor Palms	100.0%	12/01/16	75,000,000	12/01/16	73.8%	55,500,000	100	55,352,648	100	5.1%	No	No	4.74400	0.01501	4.72899	Actual/360	289,313.59	3,471,763.08
8	JPMCB	Landmark Square	84.9%	12/31/16	175,700,000	11/09/16	56.9%	51,000,000	132	51,000,000	132	4.7%	No	No	4.97000	0.01501	4.95499	Actual/360	214,158.68	2,569,904.17
9	JPMCB	Centre Market Building	88.1%	10/17/16	89,000,000	10/25/16	47.0%	42,000,000	108	41,842,074	108	3.8%	No	No	4.47500	0.07751	4.39749	Actual/360	232,854.06	2,794,248.72
10	JPMCB	Courtyard Marriott - King Kamehameha	85.1%	11/30/16	133,000,000	10/03/16	30.0%	40,000,000	88,496	39,945,058	88,374	3.7%	No	No	4.81000	0.01501	4.79499	Actual/360	202,449.33	2,429,392.02
11	JPMCB	Milton Park	87.8%	12/12/16	57,300,000	12/08/16	69.6%	39,900,000	125	39,900,000	125	3.7%	No	Yes - Group 1	4.94000	0.01501	4.92499	Actual/360	212,731.11	2,552,773.32
12	JPMCB	Reston EastPointe	85.6%	08/31/16	61,200,000	10/05/16	62.1%	38,000,000	195	38,000,000	195	3.5%	No	No	4.20000	0.01501	4.18499	Actual/360	134,847.22	1,618,166.67
13	JPMCB	Orchard Hill Park	98.1%	11/01/16	47,100,000	09/07/16	71.0%	33,500,000	176	33,424,589	175	3.1%	No	No	5.75200	0.03501	5.71699	Actual/360	195,539.47	2,346,473.64
14	JPMCB	11200 Rockville Pike	79.0%	11/23/16	45,100,000	12/06/16	73.7%	33,250,000	180	33,250,000	180	3.0%	No	No	4.77500	0.03501	4.73999	Actual/360	173,949.13	2,087,389.56
15	JPMCB	Marriott Galleria	68.3%	10/31/16	51,000,000	11/01/16	62.6%	32,000,000	106,312	31,921,895	106,053	2.9%	No	No	5.25800	0.01501	5.24299	Actual/360	176,863.78	2,122,365.36
16	JPMCB	Royal Oaks Plaza	86.4%	12/27/16	50,000,000	01/02/17	59.9%	30,000,000	181	29,953,572	181	2.7%	No	No	4.60600	0.03251	4.57349	Actual/360	153,900.90	1,846,810.80
17	JPMCB	Las Palmas	92.5%	12/08/16	31,400,000	12/13/16	74.8%	23,500,000	92	23,500,000	92	2.2%	No	No	4.75800	0.01501	4.74299	Actual/360	122,700.47	1,472,405.64
18	SMF VI	Liberty Center	71.7%	02/01/17	33,000,000	01/04/17	63.9%	21,100,000	75	21,100,000	75	1.9%	No	No	5.23000	0.06251	5.16749	Actual/360	116,253.74	1,395,044.88
19	SMF VI	Ocotillo Plaza	100.0%	01/01/17	30,500,000	11/07/16	64.8%	19,750,000	173	19,750,000	173	1.8%	No	No	5.07000	0.01501	5.05499	Actual/360	106,868.80	1,282,425.60
20	JPMCB	Gwinnett Commerce Center	84.5%	01/01/17	27,800,000	10/18/16	67.3%	18,700,000	88	18,700,000	88	1.7%	No	No	4.72000	0.01501	4.70499	Actual/360	97,210.19	1,166,522.28
21	SMF VI	Hilton Durham	69.2%	11/30/16	25,300,000	12/01/16	65.1%	16,500,000	84,615	16,475,654	84,491	1.5%	No	No	5.02300	0.01501	5.00799	Actual/360	88,807.65	1,065,691.80
22	JPMCB	Woodglen Village	94.8%	12/01/16	21,685,000	11/15/16	74.6%	16,222,000	65,149	16,184,557	64,998	1.5%	No	No	5.59900	0.04501	5.55399	Actual/360	93,116.86	1,117,402.32
23	JPMCB	Partridge Inn Augusta	60.9%	12/31/16	23,700,000	10/01/16	63.1%	15,000,000	104,895	14,945,235	104,512	1.4%	No	No	4.95000	0.01501	4.93499	Actual/360	80,065.50	960,786.00
24	JPMCB	4400 Dixie Highway	90.7%	12/01/16	19,650,000	09/30/16	72.3%	14,250,000	13	14,215,053	13	1.3%	No	No	5.22900	0.06501	5.16399	Actual/360	78,503.78	942,045.36
25	JPMCB	TownePlace Suites Dallas Las Colinas	76.7%	11/30/16	17,810,000	11/17/16	66.7%	11,900,000	88,148	11,882,296	88,017	1.1%	No	No	4.95000	0.01501	4.93499	Actual/360	63,518.63	762,223.56
26	SMF VI	100 North Citrus	94.2%	02/06/17	18,300,000	01/17/17	64.8%	11,850,000	150	11,850,000	150	1.1%	No	No	4.82000	0.01501	4.80499	Actual/360	62,316.18	747,794.16
27	SMF VI	Pangea 15	96.1%	12/19/16	15,750,000	10/28/16	57.1%	9,000,000	44,118	9,000,000	44,118	0.8%	No	No	5.26000	0.01501	5.24499	Actual/360	49,754.09	597,049.08
27.01	SMF VI	701 South Karlov Avenue	100.0%	12/19/16	2,300,000	10/28/16		1,314,286		1,314,286		0.1%
27.02	SMF VI	1236 South Lawndale Avenue	75.0%	12/19/16	1,400,000	10/28/16		800,000		800,000		0.1%
27.03	SMF VI	6125-6129 South Wabash Avenue	100.0%	12/19/16	1,400,000	10/28/16		800,000		800,000		0.1%
27.04	SMF VI	11932 South Stewart Avenue	100.0%	12/19/16	1,200,000	10/28/16		685,714		685,714		0.1%
27.05	SMF VI	7954 South Justine Street	93.3%	12/19/16	1,150,000	10/28/16		657,143		657,143		0.1%
27.06	SMF VI	10 West 137th Street	100.0%	12/19/16	1,100,000	10/28/16		628,571		628,571		0.1%
27.07	SMF VI	6715 South Dorchester Avenue	100.0%	12/19/16	1,100,000	10/28/16		628,571		628,571		0.1%
27.08	SMF VI	10201 South Saint Lawrence Avenue	100.0%	12/19/16	1,050,000	10/28/16		600,000		600,000		0.1%
27.09	SMF VI	5800-04 South Artesian Avenue	80.0%	12/19/16	800,000	10/28/16		457,143		457,143		0.0%
27.10	SMF VI	8201 South Drexel Avenue	100.0%	12/19/16	750,000	10/28/16		428,571		428,571		0.0%
27.11	SMF VI	7229 South Yates Boulevard	100.0%	12/19/16	700,000	10/28/16		400,000		400,000		0.0%
27.12	SMF VI	7653 South Loomis Boulevard	100.0%	12/19/16	700,000	10/28/16		400,000		400,000		0.0%
27.13	SMF VI	7700 South Carpenter Street	88.9%	12/19/16	700,000	10/28/16		400,000		400,000		0.0%
27.14	SMF VI	2062 135th Place	100.0%	12/19/16	500,000	10/28/16		285,714		285,714		0.0%
27.15	SMF VI	2066 135th Place	100.0%	12/19/16	500,000	10/28/16		285,714		285,714		0.0%
27.16	SMF VI	9600 South Avenue L	100.0%	12/19/16	400,000	10/28/16		228,571		228,571		0.0%
28	SMF VI	The Shoppes at Letson Farms	94.5%	12/12/16	11,880,000	11/09/16	74.5%	8,850,000	93	8,850,000	93	0.8%	No	No	5.40000	0.05501	5.34499	Actual/360	49,695.48	596,345.76
29	SMF VI	Montgomery Triangle Gateway	98.7%	01/25/17	10,700,000	12/20/16	69.6%	7,460,000	189	7,449,442	188	0.7%	No	No	5.40000	0.05501	5.34499	Actual/360	41,890.20	502,682.40
30	SMF VI	Neilson Square	93.9%	01/01/17	8,785,000	01/01/17	74.9%	6,581,000	100	6,581,000	100	0.6%	No	No	4.87000	0.01501	4.85499	Actual/360	34,807.22	417,686.64
31	SMF VI	Studio City Apartments	95.5%	01/23/17	11,690,000	12/12/16	55.1%	6,450,000	17,200	6,438,005	17,168	0.6%	No	No	5.51900	0.09501	5.42399	Actual/360	39,681.86	476,182.32
32	SMF VI	St. Albans & Camino Commons	98.2%	12/01/16	9,620,000	11/29/16	66.4%	6,400,000	120	6,385,157	120	0.6%	No	No	5.57000	0.01501	5.55499	Actual/360	36,620.07	439,440.84
32.01	SMF VI	Camino Commons	100.0%	12/01/16	5,000,000	11/29/16		3,400,000		3,392,115		0.3%
32.02	SMF VI	St. Albans Circle	95.3%	12/01/16	4,620,000	11/29/16		3,000,000		2,993,042		0.3%
33	SMF VI	Lake Geneva Commons	100.0%	12/20/16	8,670,000	11/25/16	73.1%	6,350,000	124	6,335,152	123	0.6%	No	No	5.52000	0.01501	5.50499	Actual/360	36,134.32	433,611.84
34	SMF VI	Hampton Inn & Suites Huntsville	64.7%	11/30/16	10,200,000	12/01/16	62.1%	6,350,000	84,667	6,334,993	84,467	0.6%	No	No	5.45500	0.01501	5.43999	Actual/360	35,875.52	430,506.24
35	SMF VI	Holiday Inn Express Orangeburg	79.2%	10/31/16	9,000,000	10/01/16	68.6%	6,200,000	79,487	6,170,852	79,113	0.6%	No	No	5.48600	0.01501	5.47099	Actual/360	38,021.61	456,259.32
36	SMF VI	3200 North Hayden	100.0%	12/01/16	8,380,000	11/29/16	70.7%	5,925,000	90	5,925,000	90	0.5%	No	No	5.21000	0.06501	5.14499	Actual/360	32,571.43	390,857.16
37	SMF VI	Bellfort Village Apartments	97.4%	12/20/16	8,600,000	11/30/16	68.4%	5,900,000	30,412	5,880,067	30,310	0.5%	No	No	5.26800	0.01501	5.25299	Actual/360	35,418.30	425,019.60
38	SMF VI	Courtyard Business Center	96.6%	01/13/17	9,500,000	12/14/16	60.0%	5,700,000	87	5,700,000	87	0.5%	No	No	5.21500	0.01501	5.19999	Actual/360	25,115.30	301,383.54
39	SMF VI	Northgate Business Park III	91.4%	01/01/17	7,450,000	10/28/16	70.5%	5,250,000	34	5,250,000	34	0.5%	No	No	4.85000	0.01501	4.83499	Actual/360	27,703.82	332,445.84
40	SMF VI	Aldine Plaza	100.0%	12/01/16	5,800,000	11/29/16	74.8%	4,350,000	151	4,339,694	150	0.4%	No	No	5.44000	0.01501	5.42499	Actual/360	24,535.32	294,423.84
41	SMF VI	Walgreens Cooper City	100.0%	03/06/17	6,700,000	11/27/16	49.3%	3,300,000	218	3,300,000	218	0.3%	No	No	5.30400	0.01501	5.28899	Actual/360	14,788.58	177,463.00
42	SMF VI	North Star Terrace MHP	77.4%	11/01/16	3,920,000	12/21/16	71.4%	2,800,000	15,819	2,800,000	15,819	0.3%	No	No	5.21200	0.05501	5.15699	Actual/360	15,395.87	184,750.44
43	SMF VI	Rite Aid Sugar Hill	100.0%	03/06/17	4,330,000	10/27/16	64.4%	2,800,000	203	2,786,930	202	0.3%	No	No	5.53300	0.01501	5.51799	Actual/360	17,249.67	206,996.04

A-1-2

ANNEX A-1

				First	Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)	Maturity Date	ARD Loan	Mat Date	Balance ($)(5)	LTV %(4)	Provision (Payments)(11)
1	JPMCB	Hilton Hawaiian Village	10/24/16	12/01/16			116	0	120	4	1	0	0	11/01/26	No		80,000,000	31.2%	L(28),DeforGrtr1%orYM(85),O(7)
2	JPMCB	Moffett Gateway	09/22/16	11/01/16	10/01/21	11/01/21	121	360	60	5	1	0	0	04/01/27	No		67,962,660	39.3%	L(29),Def(90),O(7)
3	JPMCB	Dallas Design District	01/05/17	03/01/17	02/01/20	03/01/20	119	360	36	1	1	0	0	02/01/27	No		66,758,419	55.3%	L(25),Grtr1%orYM(91),O(4)
4	JPMCB	Fresno Fashion Fair Mall	10/06/16	12/01/16			116	0	120	4	1	5	0	11/01/26	No		69,000,000	57.5%	L(28),DeforGrtr1%orYM(88),O(4)
5	JPMCB	Riverway	11/02/16	01/01/17			117	357	0	3	1	0	0	12/01/26	No		53,363,224	59.6%	L(27),Def(90),O(3)
6	JPMCB	55 Hawthorne	12/22/16	02/01/17			118	0	120	2	1	0	5 (Twice per year)	01/01/27	No		61,500,000	50.0%	L(26),Def(87),O(7)
7	JPMCB	Bardmoor Palms	12/15/16	02/01/17			118	358	0	2	1	0	0	01/01/27	No		45,235,666	60.3%	L(25),Grtr1%orYM(92),O(3)
8	JPMCB	Landmark Square	12/02/16	02/01/17			118	0	120	2	1	0	0	01/01/27	No		51,000,000	56.9%	L(26),Def(90),O(4)
9	JPMCB	Centre Market Building	12/08/16	02/01/17			118	298	0	2	1	0	0	01/01/27	No		30,789,103	34.6%	L(25),Grtr1%orYM(92),O(3)
10	JPMCB	Courtyard Marriott - King Kamehameha	01/10/17	03/01/17			119	359	0	1	1	0	0	02/01/27	No		33,587,481	25.3%	L(25),Grtr1%orYM(90),O(5)
11	JPMCB	Milton Park	12/29/16	02/01/17	01/01/19	02/01/19	58	360	24	2	1	0	0	01/01/22	No		38,114,571	66.5%	L(25),Grtr1%orYM(32),O(3)
12	JPMCB	Reston EastPointe	11/08/16	01/01/17			81	0	84	3	1	0	0	12/01/23	No		38,000,000	62.1%	L(27),Def(51),O(6)
13	JPMCB	Orchard Hill Park	12/23/16	02/01/17			118	358	0	2	1	0	0	01/01/27	No		28,193,721	59.9%	L(26),Def(90),O(4)
14	JPMCB	11200 Rockville Pike	12/22/16	02/01/17	01/01/20	02/01/20	118	360	36	2	1	0	0	01/01/27	No		29,288,535	64.9%	L(26),Def(92),O(2)
15	JPMCB	Marriott Galleria	12/23/16	02/01/17			58	358	0	2	1	0	0	01/01/22	No		29,623,451	58.1%	L(26),Def(10),O(24)
16	JPMCB	Royal Oaks Plaza	02/01/17	03/01/17			119	359	0	1	1	0	0	02/01/27	No		24,336,484	48.7%	L(25),Def(91),O(4)
17	JPMCB	Las Palmas	02/01/17	03/01/17	02/01/19	03/01/19	119	360	24	1	1	0	0	02/01/27	No		20,205,725	64.3%	L(25),Grtr1%orYM(92),O(3)
18	SMF VI	Liberty Center	01/31/17	03/06/17	02/06/19	03/06/19	119	360	24	1	6	0	0	02/06/27	No		18,360,223	55.6%	L(25),Def(91),O(4)
19	SMF VI	Ocotillo Plaza	02/01/17	03/06/17	02/06/19	03/06/19	119	360	24	1	6	0	0	02/06/27	No		17,117,256	56.1%	L(25),DeforGrtr1%orYM(90),O(5)
20	JPMCB	Gwinnett Commerce Center	11/22/16	01/01/17	12/01/19	01/01/20	117	360	36	3	1	0	0	12/01/26	No		16,452,415	59.2%	L(27),Def(90),O(3)
21	SMF VI	Hilton Durham	01/12/17	03/06/17			119	359	0	1	6	0	0	02/06/27	No		13,571,755	53.6%	L(25),DeforGrtr1%orYM(90),O(5)
22	JPMCB	Woodglen Village	12/09/16	02/01/17			58	358	0	2	1	0	0	01/01/22	No		15,090,737	69.6%	L(25),Grtr1%orYM(32),O(3)
23	JPMCB	Partridge Inn Augusta	11/30/16	01/01/17			117	357	0	3	1	0	0	12/01/26	No		12,310,553	51.9%	L(25),Grtr1%orYM(92),O(3)
24	JPMCB	4400 Dixie Highway	12/30/16	02/01/17			118	358	0	2	1	0	0	01/01/27	No		11,800,005	60.1%	L(25),Grtr1%orYM(89),O(6)
25	JPMCB	TownePlace Suites Dallas Las Colinas	01/18/17	03/01/17			119	359	0	1	1	0	0	02/01/27	No		9,764,827	54.8%	L(25),Def(92),O(3)
26	SMF VI	100 North Citrus	02/08/17	04/06/17			120	360	0	0	6	0	0	03/06/27	No		9,685,331	52.9%	L(24),Def(91),O(5)
27	SMF VI	Pangea 15	12/21/16	02/06/17	01/06/22	02/06/22	118	360	60	2	6	0	0	01/06/27	No		8,331,938	52.9%	L(26),Def(88),O(6)
27.01	SMF VI	701 South Karlov Avenue															1,216,727
27.02	SMF VI	1236 South Lawndale Avenue															740,617
27.03	SMF VI	6125-6129 South Wabash Avenue															740,617
27.04	SMF VI	11932 South Stewart Avenue															634,814
27.05	SMF VI	7954 South Justine Street															608,364
27.06	SMF VI	10 West 137th Street															581,913
27.07	SMF VI	6715 South Dorchester Avenue															581,913
27.08	SMF VI	10201 South Saint Lawrence Avenue															555,463
27.09	SMF VI	5800-04 South Artesian Avenue															423,210
27.10	SMF VI	8201 South Drexel Avenue															396,759
27.11	SMF VI	7229 South Yates Boulevard															370,308
27.12	SMF VI	7653 South Loomis Boulevard															370,308
27.13	SMF VI	7700 South Carpenter Street															370,308
27.14	SMF VI	2062 135th Place															264,506
27.15	SMF VI	2066 135th Place															264,506
27.16	SMF VI	9600 South Avenue L															211,605
28	SMF VI	The Shoppes at Letson Farms	12/15/16	02/06/17	01/06/19	02/06/19	118	360	24	2	6	0	0	01/06/27	No		7,733,390	65.1%	L(26),Def(90),O(4)
29	SMF VI	Montgomery Triangle Gateway	01/27/17	03/06/17			119	359	0	1	6	0	0	02/06/27	No		6,210,270	58.0%	L(25),Def(91),O(4)
30	SMF VI	Neilson Square	01/31/17	03/06/17	02/06/20	03/06/20	119	360	36	1	6	0	0	02/06/27	No		5,808,945	66.1%	L(25),Def(91),O(4)
31	SMF VI	Studio City Apartments	01/25/17	03/06/17			119	299	0	1	6	0	0	02/06/27	No		4,910,974	42.0%	L(25),Def(91),O(4)
32	SMF VI	St. Albans & Camino Commons	01/06/17	02/06/17			118	358	0	2	6	0	0	01/06/27	No		5,356,501	55.7%	L(26),Def(90),O(4)
32.01	SMF VI	Camino Commons															2,845,642
32.02	SMF VI	St. Albans Circle															2,510,860
33	SMF VI	Lake Geneva Commons	12/22/16	02/06/17	01/06/27	02/06/17	118	358	24	2	6	0	0	01/06/27	No		5,564,518	64.2%	L(26),Def(90),O(4)
34	SMF VI	Hampton Inn & Suites Huntsville	01/05/17	02/06/17			118	358	0	2	6	0	0	01/06/27	No		5,295,788	51.9%	L(26),Def(90),O(4)
35	SMF VI	Holiday Inn Express Orangeburg	11/30/16	01/06/17			117	297	0	3	6	0	0	12/06/26	No		4,716,238	52.4%	L(27),Def(89),O(4)
36	SMF VI	3200 North Hayden	12/23/16	02/06/17	07/06/18	08/06/18	118	360	18	2	6	0	0	01/06/27	No		5,095,377	60.8%	L(26),Def(90),O(4)
37	SMF VI	Bellfort Village Apartments	12/30/16	02/06/17			118	298	0	2	6	0	0	01/06/27	No		4,453,087	51.8%	L(26),Def(90),O(4)
38	SMF VI	Courtyard Business Center	01/20/17	03/06/17			119	0	120	1	6	0	0	02/06/27	No		5,700,000	60.0%	L(25),Def(91),O(4)
39	SMF VI	Northgate Business Park III	01/13/17	03/06/17	02/06/21	03/06/21	119	360	48	1	6	0	0	02/06/27	No		4,733,139	63.5%	L(25),Def(91),O(4)
40	SMF VI	Aldine Plaza	12/20/16	02/06/17			118	358	0	2	6	0	0	01/06/27	No		3,626,128	62.5%	L(26),Def(90),O(4)
41	SMF VI	Walgreens Cooper City	12/22/16	02/06/17			118	0	120	2	6	0	0	01/06/27	No		3,300,000	49.3%	L(26),Def(90),O(4)
42	SMF VI	North Star Terrace MHP	01/12/17	03/06/17	02/06/18	03/06/18	119	360	12	1	6	0	0	02/06/27	No		2,377,801	60.7%	L(25),Grtr1%orYM(91),O(4)
43	SMF VI	Rite Aid Sugar Hill	12/02/16	01/06/17			117	297	0	3	6	0	0	12/06/26	No		2,133,423	49.3%	L(27),Def(89),O(4)

A-1-3

ANNEX A-1

			HISTORICAL FINANCIALS(12)

			2013	2013	2013	2014	2014	2014	2015	2015	2015	Most Recent	Most Recent	Most Recent
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	As of
1	JPMCB	Hilton Hawaiian Village	324,974,888	214,010,053	110,964,835	346,089,627	226,228,808	119,860,819	366,791,222	238,053,500	128,737,723	376,987,438	245,094,318	131,893,120	09/30/16
2	JPMCB	Moffett Gateway
3	JPMCB	Dallas Design District	11,762,840	4,136,520	7,626,320	13,056,367	4,051,248	9,005,119	12,606,620	4,108,165	8,498,455	13,673,772	4,035,907	9,637,865	09/30/16
4	JPMCB	Fresno Fashion Fair Mall	31,587,519	6,451,070	25,136,449	32,794,192	6,442,883	26,351,309	33,828,408	5,653,406	28,175,002	33,587,207	5,947,307	27,639,900	12/31/16
5	JPMCB	Riverway	25,489,463	11,004,945	14,484,517	23,349,290	11,652,689	11,696,602	24,694,712	12,493,997	12,200,715	24,766,779	12,494,418	12,272,361	08/31/16
6	JPMCB	55 Hawthorne							3,923,280	2,548,006	1,375,274	6,478,417	2,617,646	3,860,771	11/30/16
7	JPMCB	Bardmoor Palms	3,302,262	1,819,752	1,482,510	3,279,768	1,794,069	1,485,699	2,557,369	1,911,205	646,165	4,074,118	2,017,161	2,056,957	09/30/16
8	JPMCB	Landmark Square	21,090,032	11,173,914	9,916,119	22,206,765	11,760,507	10,446,258	19,852,023	12,384,894	7,467,129	22,240,746	12,516,518	9,724,228	12/31/16
9	JPMCB	Centre Market Building	17,356,041	6,079,872	11,276,169	16,670,681	6,213,521	10,457,160	16,964,386	6,121,740	10,842,646	15,993,117	6,258,861	9,734,256	09/30/16
10	JPMCB	Courtyard Marriott - King Kamehameha	25,075,960	20,458,619	4,617,341	27,285,291	21,230,062	6,055,229	28,621,022	21,831,444	6,789,578	30,185,741	22,663,084	7,522,657	11/30/16
11	JPMCB	Milton Park	6,167,878	2,409,405	3,758,473	6,031,997	2,527,892	3,504,105	6,473,666	2,525,462	3,948,204	5,712,222	2,513,387	3,198,835	10/31/16
12	JPMCB	Reston EastPointe	6,142,572	1,797,695	4,344,877	6,374,053	1,904,880	4,469,173	6,949,747	1,881,013	5,068,734	6,941,243	1,916,979	5,024,264	09/30/16
13	JPMCB	Orchard Hill Park	3,575,814	622,489	2,953,325	3,704,459	740,369	2,964,090	3,808,565	820,162	2,988,403	3,737,399	607,194	3,130,205	11/30/16
14	JPMCB	11200 Rockville Pike	5,306,525	2,037,730	3,268,795	5,117,970	1,967,147	3,150,823	5,688,267	1,878,386	3,809,881	5,581,849	1,784,525	3,797,324	10/31/16
15	JPMCB	Marriott Galleria	16,537,157	12,463,158	4,073,999	16,468,082	12,746,690	3,721,392	17,387,276	13,426,031	3,961,245	15,875,688	12,594,472	3,281,215	10/31/16
16	JPMCB	Royal Oaks Plaza	3,644,571	1,062,533	2,582,038	3,615,553	1,073,386	2,542,167	4,033,781	1,044,171	2,989,610	3,900,503	1,190,639	2,709,864	12/31/16
17	JPMCB	Las Palmas	2,908,363	966,905	1,941,458	2,960,052	1,017,781	1,942,271	3,167,744	1,138,038	2,029,705	3,312,959	1,243,425	2,069,534	12/31/16
18	SMF VI	Liberty Center	5,482,326	2,302,992	3,179,334	4,890,564	2,075,331	2,815,233	3,565,621	1,757,693	1,807,928	3,911,422	1,784,364	2,127,058	12/31/16
19	SMF VI	Ocotillo Plaza	2,133,815	436,884	1,696,931	2,134,220	400,516	1,733,704	2,264,041	412,067	1,851,974	2,283,477	426,649	1,856,828	12/31/16
20	JPMCB	Gwinnett Commerce Center	3,197,676	1,409,947	1,787,729	3,398,136	1,503,083	1,895,053	3,586,875	1,522,715	2,064,160	3,633,759	1,519,571	2,114,188	08/31/16
21	SMF VI	Hilton Durham	7,557,119	5,821,475	1,735,644	7,851,152	5,955,688	1,895,464	8,486,200	6,453,804	2,032,396	8,264,062	6,376,768	1,887,294	11/30/16
22	JPMCB	Woodglen Village	1,957,321	1,259,076	698,244	2,243,790	1,240,264	1,003,526	2,375,887	1,197,028	1,178,859	2,541,364	1,280,747	1,260,616	11/30/16
23	JPMCB	Partridge Inn Augusta	3,943,492	3,944,313	-821	3,403,721	3,170,907	232,814	3,315,466	2,669,743	645,723	6,407,984	4,643,346	1,764,638	12/31/16
24	JPMCB	4400 Dixie Highway	1,912,448	895,336	1,017,112	2,296,639	868,844	1,427,795	2,606,188	878,064	1,728,124	2,760,853	848,153	1,912,700	11/30/16
25	JPMCB	TownePlace Suites Dallas Las Colinas	2,872,265	2,086,035	786,230	2,916,873	2,011,931	904,942	3,637,302	2,285,394	1,351,908	3,832,153	2,490,820	1,341,333	11/30/16
26	SMF VI	100 North Citrus	948,336	690,003	258,333	1,349,544	780,021	569,523	1,532,429	798,860	733,569	1,676,892	830,878	846,013	11/30/16
27	SMF VI	Pangea 15										1,394,058	710,797	683,261	10/31/16
27.01	SMF VI	701 South Karlov Avenue
27.02	SMF VI	1236 South Lawndale Avenue
27.03	SMF VI	6125-6129 South Wabash Avenue
27.04	SMF VI	11932 South Stewart Avenue
27.05	SMF VI	7954 South Justine Street
27.06	SMF VI	10 West 137th Street
27.07	SMF VI	6715 South Dorchester Avenue
27.08	SMF VI	10201 South Saint Lawrence Avenue
27.09	SMF VI	5800-04 South Artesian Avenue
27.10	SMF VI	8201 South Drexel Avenue
27.11	SMF VI	7229 South Yates Boulevard
27.12	SMF VI	7653 South Loomis Boulevard
27.13	SMF VI	7700 South Carpenter Street
27.14	SMF VI	2062 135th Place
27.15	SMF VI	2066 135th Place
27.16	SMF VI	9600 South Avenue L
28	SMF VI	The Shoppes at Letson Farms	1,128,811	257,551	871,260	1,130,082	258,080	872,002				1,047,233	302,753	744,480	09/30/16
29	SMF VI	Montgomery Triangle Gateway	978,490	353,508	624,982	1,000,558	369,043	631,515	1,023,967	394,615	629,352	1,128,258	381,728	746,530	12/31/16
30	SMF VI	Neilson Square	811,136	148,512	662,624	858,220	167,287	690,933	868,057	162,294	705,763	864,839	157,779	707,060	11/30/16
31	SMF VI	Studio City Apartments	2,274,390	1,581,651	692,739	2,358,885	1,545,439	813,446	2,404,913	1,514,693	890,220	2,487,594	1,583,259	904,334	09/30/16
32	SMF VI	St. Albans & Camino Commons				725,486	213,067	512,419	702,396	175,992	526,404	839,106	186,693	652,413	Various
32.01	SMF VI	Camino Commons				318,987	115,440	203,548	335,361	90,215	245,146	428,279	108,783	319,496	12/09/16
32.02	SMF VI	St. Albans Circle				406,499	97,628	308,871	367,035	85,777	281,259	410,827	77,910	332,917	12/02/16
33	SMF VI	Lake Geneva Commons				524,903	213,957	310,946	588,361	223,152	365,209	815,107	232,945	582,162	10/31/16
34	SMF VI	Hampton Inn & Suites Huntsville										2,163,467	1,353,443	810,025	11/30/16
35	SMF VI	Holiday Inn Express Orangeburg	2,126,322	1,368,441	757,882	2,485,615	1,484,181	1,001,434	2,463,669	1,574,459	889,210	2,529,100	1,590,978	938,121	10/31/16
36	SMF VI	3200 North Hayden	924,424	383,852	540,572	900,848	365,212	535,636	854,677	354,218	500,459	857,876	350,391	507,485	11/30/16
37	SMF VI	Bellfort Village Apartments	1,055,080	576,757	478,323	1,360,083	697,846	662,237	1,260,358	808,143	452,215	1,389,176	667,069	722,107	11/30/16
38	SMF VI	Courtyard Business Center	957,042	313,598	643,444	1,021,237	289,696	731,541	1,055,300	323,035	732,265	1,071,919	293,270	778,649	12/31/16
39	SMF VI	Northgate Business Park III										920,634	346,256	574,378	07/31/16
40	SMF VI	Aldine Plaza				238,516	148,602	89,914	459,138	194,023	265,116	538,566	207,439	331,127	09/30/16
41	SMF VI	Walgreens Cooper City
42	SMF VI	North Star Terrace MHP	552,247	299,057	253,189	556,784	326,981	229,803	563,362	304,327	259,035	573,669	307,433	266,236	11/30/16
43	SMF VI	Rite Aid Sugar Hill

A-1-4

ANNEX A-1

			UW Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(13)	Items ($)	NCF ($)(3)(13)	NOI DSCR(14)	DSCR(14)	Debt Yield %	Debt Yield %	Title Type(22)	Expiration	Extension Terms	PML %
1	JPMCB	Hilton Hawaiian Village	94.6%	374,437,742	241,850,768	132,586,975	0	132,586,975	4.47	4.47	19.0%	19.0%	Fee/Leasehold	07/31/35	None
2	JPMCB	Moffett Gateway	95.0%	35,097,235	6,170,971	28,926,265	1,294,985	27,631,280	2.04	1.95	11.9%	11.4%	Fee			15%
3	JPMCB	Dallas Design District	95.0%	15,304,762	4,048,471	11,256,291	1,051,292	10,204,999	1.41	1.28	9.4%	8.5%	Fee/Leasehold	12/20/51	None
4	JPMCB	Fresno Fashion Fair Mall	90.8%	33,363,299	6,507,414	26,855,885	1,019,015	25,836,869	2.27	2.19	8.3%	7.9%	Fee			7%
5	JPMCB	Riverway	90.0%	25,871,039	12,713,001	13,158,038	1,479,065	11,678,973	1.60	1.42	10.3%	9.2%	Fee
6	JPMCB	55 Hawthorne	94.6%	10,472,045	3,220,717	7,251,328	552,636	6,698,692	2.82	2.61	11.8%	10.9%	Fee			12%
7	JPMCB	Bardmoor Palms	93.0%	7,514,480	2,324,477	5,190,003	359,765	4,830,238	1.49	1.39	9.4%	8.7%	Fee
8	JPMCB	Landmark Square	85.4%	24,368,179	12,347,514	12,020,665	962,555	11,058,110	2.39	2.19	12.0%	11.1%	Fee/Leasehold	02/28/82	Year to year
9	JPMCB	Centre Market Building	85.0%	13,947,168	6,326,894	7,620,274	698,620	6,921,654	2.73	2.48	18.2%	16.5%	Fee
10	JPMCB	Courtyard Marriott - King Kamehameha	85.1%	30,134,131	22,711,533	7,422,598	0	7,422,598	3.06	3.06	18.6%	18.6%	Leasehold	06/30/96	None	16%
11	JPMCB	Milton Park	86.9%	6,664,316	2,644,155	4,020,160	542,207	3,477,954	1.57	1.36	10.1%	8.7%	Fee
12	JPMCB	Reston EastPointe	87.1%	6,041,200	2,077,266	3,963,934	434,752	3,529,182	2.45	2.18	10.4%	9.3%	Fee
13	JPMCB	Orchard Hill Park	95.0%	3,686,777	795,612	2,891,166	57,236	2,833,929	1.23	1.21	8.6%	8.5%	Fee
14	JPMCB	11200 Rockville Pike	81.7%	5,241,842	1,887,448	3,354,394	323,120	3,031,273	1.61	1.45	10.1%	9.1%	Fee
15	JPMCB	Marriott Galleria	68.3%	15,832,406	12,627,330	3,205,075	0	3,205,075	1.51	1.51	10.0%	10.0%	Fee
16	JPMCB	Royal Oaks Plaza	86.0%	4,329,968	1,238,012	3,091,956	217,343	2,874,613	1.67	1.56	10.3%	9.6%	Fee
17	JPMCB	Las Palmas	89.8%	3,441,418	1,343,093	2,098,325	179,559	1,918,766	1.43	1.30	8.9%	8.2%	Fee
18	SMF VI	Liberty Center	79.8%	4,326,031	1,804,282	2,521,749	435,896	2,085,853	1.81	1.50	12.0%	9.9%	Fee
19	SMF VI	Ocotillo Plaza	92.5%	2,250,646	409,166	1,841,480	137,161	1,704,319	1.44	1.33	9.3%	8.6%	Fee
20	JPMCB	Gwinnett Commerce Center	84.2%	3,689,227	1,643,224	2,046,003	404,268	1,641,735	1.75	1.41	10.9%	8.8%	Fee
21	SMF VI	Hilton Durham	69.2%	8,247,775	6,238,806	2,008,969	0	2,008,969	1.89	1.89	12.2%	12.2%	Fee
22	JPMCB	Woodglen Village	93.4%	2,765,975	1,203,889	1,562,087	62,250	1,499,837	1.40	1.34	9.7%	9.3%	Fee
23	JPMCB	Partridge Inn Augusta	60.9%	6,390,017	4,674,345	1,715,672	0	1,715,672	1.79	1.79	11.5%	11.5%	Fee
24	JPMCB	4400 Dixie Highway	88.0%	2,627,332	993,330	1,634,002	321,480	1,312,522	1.73	1.39	11.5%	9.2%	Fee
25	JPMCB	TownePlace Suites Dallas Las Colinas	76.7%	3,821,865	2,523,331	1,298,534	0	1,298,534	1.70	1.70	10.9%	10.9%	Fee
26	SMF VI	100 North Citrus	91.1%	2,044,177	881,766	1,162,411	79,800	1,082,611	1.55	1.45	9.8%	9.1%	Fee			18%
27	SMF VI	Pangea 15	92.6%	1,868,348	722,565	1,145,783	51,000	1,094,783	1.92	1.83	12.7%	12.2%	Fee
27.01	SMF VI	701 South Karlov Avenue											Fee
27.02	SMF VI	1236 South Lawndale Avenue											Fee
27.03	SMF VI	6125-6129 South Wabash Avenue											Fee
27.04	SMF VI	11932 South Stewart Avenue											Fee
27.05	SMF VI	7954 South Justine Street											Fee
27.06	SMF VI	10 West 137th Street											Fee
27.07	SMF VI	6715 South Dorchester Avenue											Fee
27.08	SMF VI	10201 South Saint Lawrence Avenue											Fee
27.09	SMF VI	5800-04 South Artesian Avenue											Fee
27.10	SMF VI	8201 South Drexel Avenue											Fee
27.11	SMF VI	7229 South Yates Boulevard											Fee
27.12	SMF VI	7653 South Loomis Boulevard											Fee
27.13	SMF VI	7700 South Carpenter Street											Fee
27.14	SMF VI	2062 135th Place											Fee
27.15	SMF VI	2066 135th Place											Fee
27.16	SMF VI	9600 South Avenue L											Fee
28	SMF VI	The Shoppes at Letson Farms	93.1%	1,192,251	324,082	868,169	67,268	800,901	1.46	1.34	9.8%	9.0%	Fee
29	SMF VI	Montgomery Triangle Gateway	93.0%	1,099,229	375,815	723,414	16,029	707,385	1.44	1.41	9.7%	9.5%	Fee
30	SMF VI	Neilson Square	94.0%	883,450	189,623	693,827	65,107	628,720	1.66	1.51	10.5%	9.6%	Fee
31	SMF VI	Studio City Apartments	87.2%	2,487,594	1,583,145	904,449	93,750	810,699	1.90	1.70	14.0%	12.6%	Fee
32	SMF VI	St. Albans & Camino Commons	94.0%	846,048	206,932	639,116	54,535	584,581	1.45	1.33	10.0%	9.2%	Fee
32.01	SMF VI	Camino Commons	95.0%	443,289	102,545	340,744	26,168	314,576					Fee
32.02	SMF VI	St. Albans Circle	93.0%	402,759	104,387	298,372	28,368	270,004					Fee
33	SMF VI	Lake Geneva Commons	95.0%	789,807	200,904	588,903	35,958	552,945	1.36	1.28	9.3%	8.7%	Fee
34	SMF VI	Hampton Inn & Suites Huntsville	64.7%	2,157,709	1,370,501	787,208	0	787,208	1.83	1.83	12.4%	12.4%	Fee
35	SMF VI	Holiday Inn Express Orangeburg	79.2%	2,522,237	1,652,233	870,005	0	870,005	1.91	1.91	14.1%	14.1%	Fee
36	SMF VI	3200 North Hayden	89.2%	994,140	364,285	629,855	83,478	546,377	1.61	1.40	10.6%	9.2%	Fee
37	SMF VI	Bellfort Village Apartments	91.3%	1,467,633	755,082	712,551	58,200	654,351	1.68	1.54	12.1%	11.1%	Fee
38	SMF VI	Courtyard Business Center	95.0%	1,025,736	301,123	724,613	86,452	638,160	2.40	2.12	12.7%	11.2%	Fee
39	SMF VI	Northgate Business Park III	91.5%	992,047	351,436	640,610	101,071	539,539	1.93	1.62	12.2%	10.3%	Fee
40	SMF VI	Aldine Plaza	93.1%	656,740	232,193	424,547	35,240	389,308	1.44	1.32	9.8%	9.0%	Fee
41	SMF VI	Walgreens Cooper City	98.0%	327,320	18,716	308,604	2,268	306,336	1.74	1.73	9.4%	9.3%	Fee
42	SMF VI	North Star Terrace MHP	75.6%	573,669	291,646	282,023	8,850	273,173	1.53	1.48	10.1%	9.8%	Fee
43	SMF VI	Rite Aid Sugar Hill	95.0%	298,247	5,965	292,282	21,567	270,715	1.41	1.31	10.5%	9.7%	Fee

A-1-5

ANNEX A-1

			UPFRONT ESCROW(15)

			Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB	Hilton Hawaiian Village	0	0	0	0	0	0	0	0
2	JPMCB	Moffett Gateway	0	0	0	0	180,864	0	0	86,961,915	Outstanding TI/LC Reserve: 49,386,882; Free Rent Reserve: 37,575,033
3	JPMCB	Dallas Design District	374,106	123,125	0	3,278,052	316,270	200,000	0	2,032,511	Outstanding TI/LC Reserve: 1,693,764; Free Rent Reserve: 320,671; Ground Rent Reserve: 18,076
4	JPMCB	Fresno Fashion Fair Mall	0	0	0	0	0	0	0	0
5	JPMCB	Riverway	14,485	81,825	0	108,640	360,173	0	0	7,256,297	Outstanding TI/LC Reserve: 6,984,788; Free Rent Reserve: 271,509
6	JPMCB	55 Hawthorne	0	0	0	0	0	0	0	2,531,359	Outstanding TI/LC Reserve: 1,484,875; Free Rent Reserve: 1,046,484
7	JPMCB	Bardmoor Palms	7,110	0	0	28,425	93,078	0	0	770,000	Outstanding TI/LC Reserve
8	JPMCB	Landmark Square	0	0	0	0	1,325,844	0	0	0
9	JPMCB	Centre Market Building	6,469	0	0	250,000	565,953	0	0	0
10	JPMCB	Courtyard Marriott - King Kamehameha	81,532	0	0	0	38,955	0	0	459,021	Ground Lease Reserve
11	JPMCB	Milton Park	5,316	0	0	39,868	250,282	0	0	837,490	Outstanding TI Reserve: 800,717; Free Rent Reserve: 36,773
12	JPMCB	Reston EastPointe	3,254	0	0	1,150,000	59,736	0	0	2,023,260	Accretive Leasing Reserve: 2,000,000; Free Rent Reserve: 23,260.03
13	JPMCB	Orchard Hill Park	1,202	0	0	15,900	75,423	6,890	0	0
14	JPMCB	11200 Rockville Pike	4,014	13,781	0	300,000	172,630	12,951	0	266,846	Free Rent Reserve: 232,617.46; Outstanding TI/LC Reserve: 34,228.05
15	JPMCB	Marriott Galleria	0	0	0	0	0	0	0	0
16	JPMCB	Royal Oaks Plaza	6,214	334,625	0	13,809	133,792	30,317	75,000	540,000	Winn-Dixie Reserve
17	JPMCB	Las Palmas	3,185	479,820	80,000	13,750	87,500	0	0	200,000	Outstanding TI Reserve
18	SMF VI	Liberty Center	0	53,438	0	0	146,906	10,638	0	371,964	Outstanding TI Reserve: 307,212; Free Rent Reserve: 64,752
19	SMF VI	Ocotillo Plaza	0	132,757	0	0	6,190	0	0	1,264,400	Marketon Reserve: 1,250,000; Oportun Allowance Reserve: 14,400
20	JPMCB	Gwinnett Commerce Center	5,876	68,438	0	28,486	36,370	3,824	0	119,325	Outstanding TI/LC Reserve: 107,055; Free Rent Reserve: 12,270
21	SMF VI	Hilton Durham	0	0	0	0	38,525	70,233	0	3,202,753	PIP Reserve
22	JPMCB	Woodglen Village	5,188	16,313	0	0	32,618	0	0	0
23	JPMCB	Partridge Inn Augusta	20,461	0	0	0	12,100	38,500	0	150,000	Seasonality Reserve
24	JPMCB	4400 Dixie Highway	8,930	0	0	600,000	156,993	0	0	100,000	Outstanding TI/LC Reserve
25	JPMCB	TownePlace Suites Dallas Las Colinas	12,775	0	0	0	91,990	12,675	0	105,100	PIP Reserve
26	SMF VI	100 North Citrus	0	14,669	0	150,000	8,589	10,415	0	170,858	Wells Fargo TI Reserve: 107,695.80; Free Rent Reserve: 63,162.05
27	SMF VI	Pangea 15	0	0	0	0	52,121	32,791	0	0
27.01	SMF VI	701 South Karlov Avenue
27.02	SMF VI	1236 South Lawndale Avenue
27.03	SMF VI	6125-6129 South Wabash Avenue
27.04	SMF VI	11932 South Stewart Avenue
27.05	SMF VI	7954 South Justine Street
27.06	SMF VI	10 West 137th Street
27.07	SMF VI	6715 South Dorchester Avenue
27.08	SMF VI	10201 South Saint Lawrence Avenue
27.09	SMF VI	5800-04 South Artesian Avenue
27.10	SMF VI	8201 South Drexel Avenue
27.11	SMF VI	7229 South Yates Boulevard
27.12	SMF VI	7653 South Loomis Boulevard
27.13	SMF VI	7700 South Carpenter Street
27.14	SMF VI	2062 135th Place
27.15	SMF VI	2066 135th Place
27.16	SMF VI	9600 South Avenue L
28	SMF VI	The Shoppes at Letson Farms	0	22,750	0	100,000	38,787	14,822	0	104,135	Outstanding TI/LC Reserve: 93,027; Rent Gap Reserve: 11,108
29	SMF VI	Montgomery Triangle Gateway	0	0	0	400,000	40,750	11,552	0	48,000	Green Diamond Tenant Improvement Reserve
30	SMF VI	Neilson Square	100,271	17,813	0	200,000	18,011	16,530	0	0
31	SMF VI	Studio City Apartments	0	112,106	119,515	0	33,830	25,579	0	0
32	SMF VI	St. Albans & Camino Commons	0	0	0	0	64,241	2,917	0	0
32.01	SMF VI	Camino Commons
32.02	SMF VI	St. Albans Circle
33	SMF VI	Lake Geneva Commons	0	1,875	0	0	9,126	18,707	0	338,338	Aldi Rent Reserve: 298,338; Outstanding TI/LC Reserve: 40,000
34	SMF VI	Hampton Inn & Suites Huntsville	0	0	0	0	10,638	12,889	0	0
35	SMF VI	Holiday Inn Express Orangeburg	0	29,313	0	0	0	56,437	0	350,000	PIP Reserve
36	SMF VI	3200 North Hayden	0	0	0	0	30,221	2,676	0	98,575	EZ Links TI/LC Reserve: 51,918.60; EZ Links Free Rent Reserve: 24,043.67; NFS TI/LC Reserve: 22,612.35
37	SMF VI	Bellfort Village Apartments	0	54,875	0	0	9,448	119,861	0	0
38	SMF VI	Courtyard Business Center	0	0	0	0	33,735	0	0	0
39	SMF VI	Northgate Business Park III	0	106,344	0	0	44,671	12,656	0	0
40	SMF VI	Aldine Plaza	0	0	0	0	7,559	5,772	0	0
41	SMF VI	Walgreens Cooper City	0	0	0	0	0	2,028	0	0
42	SMF VI	North Star Terrace MHP	0	8,625	0	0	23,711	1,966	0	0
43	SMF VI	Rite Aid Sugar Hill	0	5,000	0	75,000	0	91	0	0

A-1-6

ANNEX A-1

			MONTHLY ESCROW(16)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB	Hilton Hawaiian Village	Springing	0	0	Springing	Springing	0
2	JPMCB	Moffett Gateway	0	0	0	180,864	Springing	0
3	JPMCB	Dallas Design District	Springing	0	Springing	316,270	Springing	6,025	Ground Rent Reserve
4	JPMCB	Fresno Fashion Fair Mall	Springing	0	Springing	Springing	Springing	0
5	JPMCB	Riverway	14,485	0	108,640	500,000	Springing	0
6	JPMCB	55 Hawthorne	0	0	Springing	Springing	Springing	0
7	JPMCB	Bardmoor Palms	7,110	0	28,425	46,539	Springing	0
8	JPMCB	Landmark Square	Springing	0	Springing	220,974	Springing	0
9	JPMCB	Centre Market Building	6,469	0	250,000	143,863	Springing	0
10	JPMCB	Courtyard Marriott - King Kamehameha	4% of Gross Revenues	0	0	38,984	Springing	421,178	Ground Lease Reserve: 229,510.50; PIP Reserve: 191,667
11	JPMCB	Milton Park	5,316	0	39,868	62,571	Springing	0
12	JPMCB	Reston EastPointe	3,254	0	48,808	59,736	Springing	0
13	JPMCB	Orchard Hill Park	1,202	0	15,900	25,141	Springing	0
14	JPMCB	11200 Rockville Pike	4,014	0	19,294	43,157	3,548	0
15	JPMCB	Marriott Galleria	Springing	0	0	Springing	Springing	0
16	JPMCB	Royal Oaks Plaza	6,214	0	13,809	33,448	15,159	0
17	JPMCB	Las Palmas	3,185	0	13,750	43,750	Springing	0
18	SMF VI	Liberty Center	8,391	0	46,640	36,726	3,546	0
19	SMF VI	Ocotillo Plaza	1,905	0	9,525	6,190	Springing	0
20	JPMCB	Gwinnett Commerce Center	5,876	0	28,486	36,370	3,823	0
21	SMF VI	Hilton Durham	4% of Gross Revenues	0	0	19,262	5,403	0
22	JPMCB	Woodglen Village	5,188	0	0	23,526	Springing	0
23	JPMCB	Partridge Inn Augusta	4% of Gross Revenues	0	0	6,050	Springing	Springing	PIP Reserve; Seasonality Reserve
24	JPMCB	4400 Dixie Highway	8,930	0	26,790	23,002	Springing	0
25	JPMCB	TownePlace Suites Dallas Las Colinas	4% of Gross Revenues	0	0	18,400	6,337	0
26	SMF VI	100 North Citrus	1,317	0	6,583	8,589	1,302	0
27	SMF VI	Pangea 15	4,250	0	0	8,687	3,643	0
27.01	SMF VI	701 South Karlov Avenue
27.02	SMF VI	1236 South Lawndale Avenue
27.03	SMF VI	6125-6129 South Wabash Avenue
27.04	SMF VI	11932 South Stewart Avenue
27.05	SMF VI	7954 South Justine Street
27.06	SMF VI	10 West 137th Street
27.07	SMF VI	6715 South Dorchester Avenue
27.08	SMF VI	10201 South Saint Lawrence Avenue
27.09	SMF VI	5800-04 South Artesian Avenue
27.10	SMF VI	8201 South Drexel Avenue
27.11	SMF VI	7229 South Yates Boulevard
27.12	SMF VI	7653 South Loomis Boulevard
27.13	SMF VI	7700 South Carpenter Street
27.14	SMF VI	2062 135th Place
27.15	SMF VI	2066 135th Place
27.16	SMF VI	9600 South Avenue L
28	SMF VI	The Shoppes at Letson Farms	2,298	0	7,924	9,697	1,235	Springing	Major Tenant Reserve
29	SMF VI	Montgomery Triangle Gateway	495	0	3,321	13,583	1,050	0
30	SMF VI	Neilson Square	1,311	0	Springing	6,004	1,272	Springing	Major Tenant Reserve
31	SMF VI	Studio City Apartments	10,938	0	0	16,915	5,116	0
32	SMF VI	St. Albans & Camino Commons	598	0	4,417	8,405	1,459	Springing	Major Tenant Reserve
32.01	SMF VI	Camino Commons
32.02	SMF VI	St. Albans Circle
33	SMF VI	Lake Geneva Commons	856	0	2,140	9,126	1,701	Springing	Major Tenant Reserve
34	SMF VI	Hampton Inn & Suites Huntsville	2% of Gross Revenues	0	0	10,638	3,223	0
35	SMF VI	Holiday Inn Express Orangeburg	5% of Gross Revenues	0	0	7,381	4,341	0
36	SMF VI	3200 North Hayden	1,462	0	5,414	5,037	1,338	0
37	SMF VI	Bellfort Village Apartments	4,850	0	0	9,448	12,860	0
38	SMF VI	Courtyard Business Center	1,581	0	Springing	8,434	Springing	0
39	SMF VI	Northgate Business Park III	1,944	0	6,479	14,891	1,266	0
40	SMF VI	Aldine Plaza	361	0	2,084	7,559	1,154	Springing	Dollar Tree Reserve
41	SMF VI	Walgreens Cooper City	189	0	0	Springing	1,014	Springing	Walgreens Space Reserve
42	SMF VI	North Star Terrace MHP	738	0	0	4,742	655	0
43	SMF VI	Rite Aid Sugar Hill	358	0	1,440	Springing	46	0

A-1-7

ANNEX A-1

			RESERVE CAPS(17)								LARGEST TENANT (3), (18), (19), (20)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration
1	JPMCB	Hilton Hawaiian Village								No
2	JPMCB	Moffett Gateway								Yes	Google	612,691	03/31/27
3	JPMCB	Dallas Design District	372,816		3,278,052					No	Regulus Group LLC	44,345	03/31/17
4	JPMCB	Fresno Fashion Fair Mall	184,080		1,112,820					No	JCPenney	153,769	11/30/17
5	JPMCB	Riverway	869,100							No	U.S. Foods	320,341	09/30/23
6	JPMCB	55 Hawthorne								Yes	Yelp	136,432	07/31/25
7	JPMCB	Bardmoor Palms			1,500,000					No	Allstate	127,669	09/30/26
8	JPMCB	Landmark Square	500,000							No	Cummings & Lockwood	55,643	04/30/26
9	JPMCB	Centre Market Building	388,120		7,750,000					No	US Customs and Border Protection	217,419	05/31/20
10	JPMCB	Courtyard Marriott - King Kamehameha								No
11	JPMCB	Milton Park	127,584							No	Landis+Gyr	101,011	02/28/22
12	JPMCB	Reston EastPointe	39,046							No	Vencore, Inc	107,075	11/30/20
13	JPMCB	Orchard Hill Park	43,272		572,400					No	Kohl’s	88,925	01/31/26
14	JPMCB	11200 Rockville Pike			1,157,640					No	RR Donnelley Financial, Inc.	28,116	02/28/21
15	JPMCB	Marriott Galleria								No
16	JPMCB	Royal Oaks Plaza	300,000		497,130					No	Winn-Dixie	35,922	10/28/17
17	JPMCB	Las Palmas			330,000					No	HEB	91,553	09/30/27
18	SMF VI	Liberty Center			1,450,000					No	Micro Focus	25,232	10/31/21
19	SMF VI	Ocotillo Plaza			342,903					No	Marketon	43,130	12/31/21
20	JPMCB	Gwinnett Commerce Center			1,800,000					No	GSA Department of Veterans Affairs	21,411	09/30/25
21	SMF VI	Hilton Durham								No
22	JPMCB	Woodglen Village								No
23	JPMCB	Partridge Inn Augusta								No
24	JPMCB	4400 Dixie Highway			1,100,000					No	Gardens Alive	407,600	06/30/23
25	JPMCB	TownePlace Suites Dallas Las Colinas								No
26	SMF VI	100 North Citrus			237,000					No	Wells Fargo Bank N.A.	8,767	11/30/25
27	SMF VI	Pangea 15	153,000							No
27.01	SMF VI	701 South Karlov Avenue								No
27.02	SMF VI	1236 South Lawndale Avenue								No
27.03	SMF VI	6125-6129 South Wabash Avenue								No
27.04	SMF VI	11932 South Stewart Avenue								No
27.05	SMF VI	7954 South Justine Street								No
27.06	SMF VI	10 West 137th Street								No
27.07	SMF VI	6715 South Dorchester Avenue								No
27.08	SMF VI	10201 South Saint Lawrence Avenue								No
27.09	SMF VI	5800-04 South Artesian Avenue								No
27.10	SMF VI	8201 South Drexel Avenue								No
27.11	SMF VI	7229 South Yates Boulevard								No
27.12	SMF VI	7653 South Loomis Boulevard								No
27.13	SMF VI	7700 South Carpenter Street								No
27.14	SMF VI	2062 135th Place								No
27.15	SMF VI	2066 135th Place								No
27.16	SMF VI	9600 South Avenue L								No
28	SMF VI	The Shoppes at Letson Farms			650,000					No	Piggly Wiggly	43,442	11/30/26
29	SMF VI	Montgomery Triangle Gateway			500,000					No	Stone Creek Dining Company	7,000	10/31/17
30	SMF VI	Neilson Square	125,000		200,000					No	Staples	19,192	04/30/22
31	SMF VI	Studio City Apartments								No
32	SMF VI	St. Albans & Camino Commons			150,000					No
32.01	SMF VI	Camino Commons								No	McDade School	5,889	07/31/20
32.02	SMF VI	St. Albans Circle								No	ReMax	5,456	05/31/21
33	SMF VI	Lake Geneva Commons								No	Aldi	18,866	03/16/32
34	SMF VI	Hampton Inn & Suites Huntsville								No
35	SMF VI	Holiday Inn Express Orangeburg	936,000							No
36	SMF VI	3200 North Hayden			194,904					No	Strickbine Publishing, Inc.	8,447	11/30/19
37	SMF VI	Bellfort Village Apartments								No
38	SMF VI	Courtyard Business Center								No	Oxford Academy at Sunrise	5,744	11/30/26
39	SMF VI	Northgate Business Park III	69,984		233,241					No	Signazon Corporation	20,900	01/31/18
40	SMF VI	Aldine Plaza	12,996		125,000					No	Dollar Tree	10,133	02/29/24
41	SMF VI	Walgreens Cooper City								Yes	Walgreens	15,120	07/31/68
42	SMF VI	North Star Terrace MHP								No
43	SMF VI	Rite Aid Sugar Hill								Yes	Rite Aid	13,824	01/14/24

A-1-8

ANNEX A-1

			2nd LARGEST TENANT (3), (18), (19), (20)			3rd LARGEST TENANT (3), (18), (19), (20)			4th LARGEST TENANT (3), (18), (19), (20)			5th LARGEST TENANT (3), (18), (19), (20)

					Lease			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration
1	JPMCB	Hilton Hawaiian Village
2	JPMCB	Moffett Gateway
3	JPMCB	Dallas Design District	Walter Lee Culp Associates, Inc.	30,650	10/31/28	David Sutherland, Inc.	29,937	05/31/23	Interior Design Collections, Ltd.	24,651	06/30/26	E.C. Dicken, Inc.	23,083	05/31/20
4	JPMCB	Fresno Fashion Fair Mall	Victoria’s Secret	14,530	01/31/27	Love Culture	14,135	10/31/20	Bank of the West	14,114	12/31/18	Anthropologie	10,928	10/31/17
5	JPMCB	Riverway	Central States Pension Fund	190,077	12/31/19	Culligan International Company	53,133	12/31/21	The NPD Group Inc.	38,917	03/31/20	Appleton GRP LLC	38,003	07/31/21
6	JPMCB	55 Hawthorne
7	JPMCB	Bardmoor Palms	HIT Promotional Products	76,648	11/30/22	National Forensic Science Technology Center	71,614	04/30/24	ThinkDirect Marketing	61,063	10/31/20	Renew Life Formulas, Inc.	54,100	02/29/20
8	JPMCB	Landmark Square	B and E Theaters LLC	50,247	05/31/21	Finn Dixon & Herling	26,385	12/31/32	Morgan Stanley Smith Barney	23,062	11/30/20	Blaire Corp.	21,840	06/30/25
9	JPMCB	Centre Market Building	Drug Enforcement Administration	89,469	06/30/23	US Social Security Administration	25,412	09/30/20	Cambridge Security	9,575	08/31/22
10	JPMCB	Courtyard Marriott - King Kamehameha
11	JPMCB	Milton Park	Pegasystems, Inc.	26,762	06/30/21	Northpoint Executive Suites	22,007	10/31/21	GE Capital	21,563	05/31/19	Graebel Relocation Services	18,187	07/31/19
12	JPMCB	Reston EastPointe	Blue Canopy, LLC	40,026	02/28/19	Vistronix, LLC	10,374	11/30/24	Acclaim Technical Services	7,241	06/30/25	Uptown Reston East, Inc	2,485	12/31/20
13	JPMCB	Orchard Hill Park	Dick’s Sporting Goods	52,900	01/31/21	Bed Bath & Beyond	26,718	01/31/21	Chili’s	5,756	10/31/20	Sleepy’s	3,360	11/30/22
14	JPMCB	11200 Rockville Pike	Snyder Cohn PC	19,709	11/30/22	ASBMB	18,747	04/30/21	Capreit	14,934	12/31/21	Berlin, Ramos & Company, P.A.	11,929	11/30/19
15	JPMCB	Marriott Galleria
16	JPMCB	Royal Oaks Plaza	Children’s Paradise Learning	8,600	11/30/21	The Billiard Club Inc.	7,504	12/31/19	Outback Steak House	6,487	11/30/18	Cancun Grill, Inc.	5,268	05/31/23
17	JPMCB	Las Palmas	CPS Energy	17,421	01/31/21	Fresenius	12,025	06/30/18	Texas EZ Pawn	11,900	06/30/22	Luby’s	11,100	07/31/20
18	SMF VI	Liberty Center	Regus National Business Centers	24,105	12/31/20	Rexair LLC	20,199	12/31/20	Farmers Insurance Exchange	14,645	09/30/20	Cornerstone Municipal	7,178	02/28/23
19	SMF VI	Ocotillo Plaza	99 Cents Only	19,050	01/31/23	Auto Zone	6,000	04/30/20	Hollywood Furniture	4,913	07/09/17	Spin Cycle	4,383	01/31/20
20	JPMCB	Gwinnett Commerce Center	College Entrance Examination Board	20,259	10/31/18	Pension Financial Services, Inc.	13,432	09/30/18	Penske Truck Leasing Co., LLC	9,321	09/30/20	GSA Federal Energy Regulatory Commission	8,574	09/30/18
21	SMF VI	Hilton Durham
22	JPMCB	Woodglen Village
23	JPMCB	Partridge Inn Augusta
24	JPMCB	4400 Dixie Highway	Commonwealth, Inc.	128,000	02/28/18	Bentley World-Packaging, Ltd.	102,400	12/31/20	Metalworking Group Holdings Inc.	90,240	06/30/21	Wulco, Inc.	83,200	06/30/18
25	JPMCB	TownePlace Suites Dallas Las Colinas
26	SMF VI	100 North Citrus	Jason Bao & Xue Feng Gao	6,253	09/30/20	JMH Covina Holdings, Inc.	6,060	11/30/20	Lam Robinson & Company	5,674	08/31/17	Hospice MD, Inc.	4,188	04/30/18
27	SMF VI	Pangea 15
27.01	SMF VI	701 South Karlov Avenue
27.02	SMF VI	1236 South Lawndale Avenue
27.03	SMF VI	6125-6129 South Wabash Avenue
27.04	SMF VI	11932 South Stewart Avenue
27.05	SMF VI	7954 South Justine Street
27.06	SMF VI	10 West 137th Street
27.07	SMF VI	6715 South Dorchester Avenue
27.08	SMF VI	10201 South Saint Lawrence Avenue
27.09	SMF VI	5800-04 South Artesian Avenue
27.10	SMF VI	8201 South Drexel Avenue
27.11	SMF VI	7229 South Yates Boulevard
27.12	SMF VI	7653 South Loomis Boulevard
27.13	SMF VI	7700 South Carpenter Street
27.14	SMF VI	2062 135th Place
27.15	SMF VI	2066 135th Place
27.16	SMF VI	9600 South Avenue L
28	SMF VI	The Shoppes at Letson Farms	San Antonio Grill	4,600	04/30/18	Brookwood Hospital Outpatient	3,450	03/31/22	Realty South	3,250	06/30/17	Jakes Soul Food	3,200	02/28/24
29	SMF VI	Montgomery Triangle Gateway	Woodhouse Day Spa	6,093	07/31/27	Centric Consulting	5,290	05/31/18	Green Diamond	4,821	12/31/19	Data Image (Rev Spring)	3,175	05/31/17
30	SMF VI	Neilson Square	Old Navy	12,381	07/31/20	Anytime Fitness	7,619	01/31/19	Petsense	5,040	08/31/20	CATO	4,160	01/31/21
31	SMF VI	Studio City Apartments
32	SMF VI	St. Albans & Camino Commons
32.01	SMF VI	Camino Commons	Edgemont Beverage	3,866	11/30/26	Post Office	3,789	11/30/21	Edgemont Auto	3,376	11/30/21	Ted’s Pool	3,123	02/28/19
32.02	SMF VI	St. Albans Circle	Professional Realty Advisors	3,594	01/31/27	Veterinary Hospital	3,063	09/30/26	Mi Sun Kim	2,683	06/30/26	Fit Tribe	1,837	05/31/20
33	SMF VI	Lake Geneva Commons	HomeGoods	18,224	09/30/25	Petco	14,279	01/31/23
34	SMF VI	Hampton Inn & Suites Huntsville
35	SMF VI	Holiday Inn Express Orangeburg
36	SMF VI	3200 North Hayden	Bennett & Porter Insurance Services LLC	6,783	12/31/21	Scottsdale Treatment	5,012	07/31/18	Thunderbird Collection Specialists	4,761	04/30/18	EZ-Links Golf LLC	4,243	05/31/22
37	SMF VI	Bellfort Village Apartments
38	SMF VI	Courtyard Business Center	All Step Sales & Marketing Inc	2,871	05/31/21	800.com Inc	2,643	04/30/18	United Fire	2,600	01/31/18	Associated Credit Reporting, Inc.	2,400	01/31/18
39	SMF VI	Northgate Business Park III	Hives and Honey	10,222	05/31/20	Atkinson-Crawford Sales	9,575	06/30/19	Quality High Tech Services, Inc.	8,554	08/31/17	Selim’s Doener Kebap House	7,060	06/30/18
40	SMF VI	Aldine Plaza	Jefferson Dental	4,165	12/31/24	Tierra Caliente	4,000	03/31/21	Tacos La Bala	2,600	03/31/19	Sunrise Check Cash	1,650	06/30/23
41	SMF VI	Walgreens Cooper City
42	SMF VI	North Star Terrace MHP
43	SMF VI	Rite Aid Sugar Hill

A-1-9

ANNEX A-1

			Loan		Lockbox	Lockbox
Loan #	Seller(1)	Property Name	Purpose	Principal / Carve-out Guarantor(21)	(Y/N)	Type(23)
1	JPMCB	Hilton Hawaiian Village	Refinance	Park Intermediate Holdings LLC	Yes	CMA
2	JPMCB	Moffett Gateway	Refinance	Joseph K. Paul, Jay Paul Revocable Living Trust Dated November 9, 1999, as Amended and Restated on March 19, 2010, Paul Guarantor LLC	Yes	Hard
3	JPMCB	Dallas Design District	Refinance	Donald Engle, William L. Hutchinson	Yes	Hard
4	JPMCB	Fresno Fashion Fair Mall	Recapitalization	The Macerich Partnership, L.P.	Yes	CMA
5	JPMCB	Riverway	Acquisition	Adventus Holdings LP	Yes	CMA
6	JPMCB	55 Hawthorne	Acquisition	CIM Urban Income Investments, L.P.	Yes	CMA
7	JPMCB	Bardmoor Palms	Refinance	Gary W. Harrod	Yes	CMA
8	JPMCB	Landmark Square	Refinance	SL Green Operating Partnership, L.P.	Yes	CMA
9	JPMCB	Centre Market Building	Refinance	Gerald S. Kaufman, B. Jeremy Kaufman	Yes	CMA
10	JPMCB	Courtyard Marriott - King Kamehameha	Refinance	Invest West Financial Corporation	Yes	CMA
11	JPMCB	Milton Park	Acquisition	Adventus Holdings LP	Yes	CMA
12	JPMCB	Reston EastPointe	Acquisition	LPC Commercial Services, Inc.	Yes	Hard
13	JPMCB	Orchard Hill Park	Refinance	Gregg P. Lisciotti	Yes	Hard
14	JPMCB	11200 Rockville Pike	Acquisition	William F. Peel, Barbara K. Peel	Yes	CMA
15	JPMCB	Marriott Galleria	Refinance	WHI Real Estate Partners II, L.P., WHI Real Estate Partners II-PF, L.P., WHI Real Estate Partners II-TE, L.P., WHI Real Estate Partners III, L.P., WHI Real Estate Partners III-PF, L.P., WHI Real Estate Partners III-TE, L.P.	Yes	Springing
16	JPMCB	Royal Oaks Plaza	Refinance	Alicia E. Nevarez, Ricardo A. Nevarez	Yes	Springing
17	JPMCB	Las Palmas	Refinance	Robert B. Neely	Yes	Springing
18	SMF VI	Liberty Center	Refinance	Thomas A. Duke, Jr.	Yes	Springing
19	SMF VI	Ocotillo Plaza	Refinance	Michael Pashaie	Yes	Springing
20	JPMCB	Gwinnett Commerce Center	Acquisition	Joseph Popack, Moshe Popack	Yes	Springing
21	SMF VI	Hilton Durham	Acquisition	Driftwood Acquisition & Development L.P., Carlos J. Rodriguez, David Buddemeyer	Yes	CMA
22	JPMCB	Woodglen Village	Refinance	Swapnil Agarwal	Yes	Springing
23	JPMCB	Partridge Inn Augusta	Refinance	Richard M. Patton	Yes	CMA
24	JPMCB	4400 Dixie Highway	Refinance	Peter Murphy, Jonathan Stott, Peter O’Connor, Kevin Smith	Yes	CMA
25	JPMCB	TownePlace Suites Dallas Las Colinas	Acquisition	Anthony Jon Sherman	Yes	CMA
26	SMF VI	100 North Citrus	Refinance	John Davenport, Thomas A. Herta, Jeffrey K. Nickell, Mark Valentine	Yes	Springing
27	SMF VI	Pangea 15	Recapitalization	Pangea Properties	No	None
27.01	SMF VI	701 South Karlov Avenue
27.02	SMF VI	1236 South Lawndale Avenue
27.03	SMF VI	6125-6129 South Wabash Avenue
27.04	SMF VI	11932 South Stewart Avenue
27.05	SMF VI	7954 South Justine Street
27.06	SMF VI	10 West 137th Street
27.07	SMF VI	6715 South Dorchester Avenue
27.08	SMF VI	10201 South Saint Lawrence Avenue
27.09	SMF VI	5800-04 South Artesian Avenue
27.10	SMF VI	8201 South Drexel Avenue
27.11	SMF VI	7229 South Yates Boulevard
27.12	SMF VI	7653 South Loomis Boulevard
27.13	SMF VI	7700 South Carpenter Street
27.14	SMF VI	2062 135th Place
27.15	SMF VI	2066 135th Place
27.16	SMF VI	9600 South Avenue L
28	SMF VI	The Shoppes at Letson Farms	Acquisition	Daniel W. Samford, Thomas B. Miles, David F. Arnholt	Yes	Springing
29	SMF VI	Montgomery Triangle Gateway	Refinance	William Heckman, Lisa Gabrielle	Yes	Springing
30	SMF VI	Neilson Square	Acquisition	Alan Scott Mann, Nelson S. Billups	Yes	Springing
31	SMF VI	Studio City Apartments	Acquisition	Ross Benedict Licata	No	None
32	SMF VI	St. Albans & Camino Commons	Refinance	Timothy Patrick Dever, Vincent Placid Anastasi, Jr.	Yes	Springing
32.01	SMF VI	Camino Commons
32.02	SMF VI	St. Albans Circle
33	SMF VI	Lake Geneva Commons	Refinance	Jacob Polatsek	Yes	Springing
34	SMF VI	Hampton Inn & Suites Huntsville	Refinance	Amirali Zindani	Yes	Springing
35	SMF VI	Holiday Inn Express Orangeburg	Refinance	Sudhir D. Patel, Hemalata S. Patel	Yes	Springing
36	SMF VI	3200 North Hayden	Acquisition	Harjinder Singh, Harbans Singh	Yes	Springing
37	SMF VI	Bellfort Village Apartments	Refinance	Shafqat Ali	Yes	Springing
38	SMF VI	Courtyard Business Center	Refinance	Joseph Vitolo	Yes	Springing
39	SMF VI	Northgate Business Park III	Acquisition	Jeffrey Katke, Daniel Culler, Richard Kent	Yes	Springing
40	SMF VI	Aldine Plaza	Refinance	Danny A. Kuperman, Mervyn Blieden	Yes	Springing
41	SMF VI	Walgreens Cooper City	Acquisition	Bela Bako, Annika Bako	Yes	CMA
42	SMF VI	North Star Terrace MHP	Acquisition	Jefferson Damon Lilly, Bradley Johnson	Yes	Springing
43	SMF VI	Rite Aid Sugar Hill	Acquisition	Frederick Stein	Yes	Springing

A-1-10

ANNEX A-1

			Pari Passu Debt					Additional Debt(24)					Total Debt
				Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional			Total Debt		Total Debt
			Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	(Y/N)	(Y/N)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N) (24)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
1	JPMCB	Hilton Hawaiian Village	Yes	No	80,000,000	616,600,000	696,600,000	No	Yes	Subordinate Debt	578,400,000	4.19950	1,275,000,000	2.44	57.2%	10.4%
2	JPMCB	Moffett Gateway	Yes	No	80,000,000	163,000,000	243,000,000	No	Yes	B-Note (102,000,000)/Mezzanine Loan (50,000,000)	152,000,000	5.44408	395,000,000	1.22	75.2%	7.3%
3	JPMCB	Dallas Design District	Yes	Yes	75,000,000	45,000,000	120,000,000	No	No	NAP	NAP	NAP	120,000,000	1.28	62.1%	9.4%
4	JPMCB	Fresno Fashion Fair Mall	Yes	No	69,000,000	256,000,000	325,000,000	No	No	NAP	NAP	NAP	325,000,000	2.19	57.5%	8.3%
5	JPMCB	Riverway	Yes	No	64,763,123	62,770,411	127,533,534	No	No	NAP	NAP	NAP	127,533,534	1.42	72.4%	10.3%
6	JPMCB	55 Hawthorne	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
7	JPMCB	Bardmoor Palms	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	JPMCB	Landmark Square	Yes	Yes	51,000,000	49,000,000	100,000,000	Yes	No	Permitted Mezzanine	NAP	NAP	100,000,000	2.19	56.9%	12.0%
9	JPMCB	Centre Market Building	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	JPMCB	Courtyard Marriott - King Kamehameha	No	NAP	NAP	NAP	NAP	Yes	Yes	B-Note/Permitted Mezzanine	14,979,397	8.00000	54,924,454	1.94	41.3%	13.5%
11	JPMCB	Milton Park	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	JPMCB	Reston EastPointe	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
13	JPMCB	Orchard Hill Park	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	JPMCB	11200 Rockville Pike	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	JPMCB	Marriott Galleria	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	JPMCB	Royal Oaks Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	JPMCB	Las Palmas	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	SMF VI	Liberty Center	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
19	SMF VI	Ocotillo Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	JPMCB	Gwinnett Commerce Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	SMF VI	Hilton Durham	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
22	JPMCB	Woodglen Village	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	JPMCB	Partridge Inn Augusta	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	JPMCB	4400 Dixie Highway	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	JPMCB	TownePlace Suites Dallas Las Colinas	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	SMF VI	100 North Citrus	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	SMF VI	Pangea 15	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
27.01	SMF VI	701 South Karlov Avenue												NAP	NAP	NAP
27.02	SMF VI	1236 South Lawndale Avenue												NAP	NAP	NAP
27.03	SMF VI	6125-6129 South Wabash Avenue												NAP	NAP	NAP
27.04	SMF VI	11932 South Stewart Avenue												NAP	NAP	NAP
27.05	SMF VI	7954 South Justine Street												NAP	NAP	NAP
27.06	SMF VI	10 West 137th Street												NAP	NAP	NAP
27.07	SMF VI	6715 South Dorchester Avenue												NAP	NAP	NAP
27.08	SMF VI	10201 South Saint Lawrence Avenue												NAP	NAP	NAP
27.09	SMF VI	5800-04 South Artesian Avenue												NAP	NAP	NAP
27.10	SMF VI	8201 South Drexel Avenue												NAP	NAP	NAP
27.11	SMF VI	7229 South Yates Boulevard												NAP	NAP	NAP
27.12	SMF VI	7653 South Loomis Boulevard												NAP	NAP	NAP
27.13	SMF VI	7700 South Carpenter Street												NAP	NAP	NAP
27.14	SMF VI	2062 135th Place												NAP	NAP	NAP
27.15	SMF VI	2066 135th Place												NAP	NAP	NAP
27.16	SMF VI	9600 South Avenue L												NAP	NAP	NAP
28	SMF VI	The Shoppes at Letson Farms	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	SMF VI	Montgomery Triangle Gateway	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	SMF VI	Neilson Square	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	SMF VI	Studio City Apartments	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
32	SMF VI	St. Albans & Camino Commons	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	SMF VI	Camino Commons												NAP	NAP	NAP
32.02	SMF VI	St. Albans Circle												NAP	NAP	NAP
33	SMF VI	Lake Geneva Commons	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	SMF VI	Hampton Inn & Suites Huntsville	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	SMF VI	Holiday Inn Express Orangeburg	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	SMF VI	3200 North Hayden	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	SMF VI	Bellfort Village Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	SMF VI	Courtyard Business Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	SMF VI	Northgate Business Park III	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	SMF VI	Aldine Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	SMF VI	Walgreens Cooper City	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	SMF VI	North Star Terrace MHP	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	SMF VI	Rite Aid Sugar Hill	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-11

ANNEX A-1

			HOTEL OPERATING STATISTICS

			2013	2013	2013	2014	2014	2014	2015	2015	2015	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB	Hilton Hawaiian Village	89.9%	247.48	222.57	90.7%	259.85	235.77	94.4%	240.62	227.20	94.6%	250.09	236.65	94.6%	250.09	236.65	1
2	JPMCB	Moffett Gateway																2
3	JPMCB	Dallas Design District																3
4	JPMCB	Fresno Fashion Fair Mall																4
5	JPMCB	Riverway																5
6	JPMCB	55 Hawthorne																6
7	JPMCB	Bardmoor Palms																7
8	JPMCB	Landmark Square																8
9	JPMCB	Centre Market Building																9
10	JPMCB	Courtyard Marriott - King Kamehameha	81.2%	131.64	106.95	84.3%	138.94	117.06	83.8%	146.13	122.41	85.1%	152.16	129.41	85.1%	152.16	129.42	10
11	JPMCB	Milton Park																11
12	JPMCB	Reston EastPointe																12
13	JPMCB	Orchard Hill Park																13
14	JPMCB	11200 Rockville Pike																14
15	JPMCB	Marriott Galleria	66.7%	163.15	108.82	68.6%	160.17	109.90	74.7%	149.78	111.85	68.3%	149.77	102.22	68.3%	149.77	102.22	15
16	JPMCB	Royal Oaks Plaza																16
17	JPMCB	Las Palmas																17
18	SMF VI	Liberty Center																18
19	SMF VI	Ocotillo Plaza																19
20	JPMCB	Gwinnett Commerce Center																20
21	SMF VI	Hilton Durham	64.4%	118.08	76.03	68.6%	117.43	80.52	72.5%	119.23	86.49	69.2%	120.62	83.52	69.2%	120.62	83.52	21
22	JPMCB	Woodglen Village																22
23	JPMCB	Partridge Inn Augusta	33.9%	144.19	48.82	38.0%	143.96	54.71	38.2%	147.94	56.51	60.9%	145.89	88.85	60.9%	145.89	88.85	23
24	JPMCB	4400 Dixie Highway																24
25	JPMCB	TownePlace Suites Dallas Las Colinas	70.8%	81.55	57.71	65.0%	90.26	58.66	74.6%	98.09	73.22	76.7%	100.36	77.01	76.7%	100.36	77.01	25
26	SMF VI	100 North Citrus																26
27	SMF VI	Pangea 15																27
27.01	SMF VI	701 South Karlov Avenue																27.01
27.02	SMF VI	1236 South Lawndale Avenue																27.02
27.03	SMF VI	6125-6129 South Wabash Avenue																27.03
27.04	SMF VI	11932 South Stewart Avenue																27.04
27.05	SMF VI	7954 South Justine Street																27.05
27.06	SMF VI	10 West 137th Street																27.06
27.07	SMF VI	6715 South Dorchester Avenue																27.07
27.08	SMF VI	10201 South Saint Lawrence Avenue																27.08
27.09	SMF VI	5800-04 South Artesian Avenue																27.09
27.10	SMF VI	8201 South Drexel Avenue																27.10
27.11	SMF VI	7229 South Yates Boulevard																27.11
27.12	SMF VI	7653 South Loomis Boulevard																27.12
27.13	SMF VI	7700 South Carpenter Street																27.13
27.14	SMF VI	2062 135th Place																27.14
27.15	SMF VI	2066 135th Place																27.15
27.16	SMF VI	9600 South Avenue L																27.16
28	SMF VI	The Shoppes at Letson Farms																28
29	SMF VI	Montgomery Triangle Gateway																29
30	SMF VI	Neilson Square																30
31	SMF VI	Studio City Apartments																31
32	SMF VI	St. Albans & Camino Commons																32
32.01	SMF VI	Camino Commons																32.01
32.02	SMF VI	St. Albans Circle																32.02
33	SMF VI	Lake Geneva Commons																33
34	SMF VI	Hampton Inn & Suites Huntsville										64.7%	118.67	76.78	64.7%	118.67	76.78	34
35	SMF VI	Holiday Inn Express Orangeburg	77.6%	95.56	74.15	87.8%	98.97	86.89	79.5%	107.04	85.10	79.2%	111.09	87.98	79.2%	111.09	87.98	35
36	SMF VI	3200 North Hayden																36
37	SMF VI	Bellfort Village Apartments																37
38	SMF VI	Courtyard Business Center																38
39	SMF VI	Northgate Business Park III																39
40	SMF VI	Aldine Plaza																40
41	SMF VI	Walgreens Cooper City																41
42	SMF VI	North Star Terrace MHP																42
43	SMF VI	Rite Aid Sugar Hill																43

A-1-12

JPMCC Commercial Mortgage Securities 2017-JP5
Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; and “SMF VI” denotes Starwood Mortgage Funding VI LLC, as Mortgage Loan Seller.

With respect to Loan No. 1, Hilton Hawaiian Village, the Hilton Hawaiian Village Whole Loan (as defined below) was co-originated by JPMCB, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

With respect to Loan No. 4, Fresno Fashion Fair Mall, the Fresno Fashion Fair Mall Whole Loan (as defined below) was co-originated by JPMCB and Société Générale.

(2)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 1, Hilton Hawaiian Village, the mortgaged property includes 14 hotel units and 26 commercial units of a condominium. The remaining units in the condominium consist of six time share units, which are owned by third parties and not part of collateral for the mortgage loan. The borrower controls the related board of directors for the association and is responsible for maintaining the common areas of the condominium.

With respect to Loan No. 4, Fresno Fashion Fair Mall, BJ’s Restaurant, Chick-fil-A and Fleming’s ground lease their premises from the borrower. Chick-fil-A ground leases its premises through February 2035 and pays annual ground rent of $120,000. BJ’s Restaurant ground leases its premises through May 2024 and pays annual ground rent of $121,000. Fleming’s ground leases its premises through May 2021 and pays annual ground rent of $102,850.

With respect to Loan No. 5, Riverway, the mortgaged property consists of three, 11-story multi-tenant office buildings totaling 858,711 square feet and one daycare facility totaling 10,409 square feet. The daycare facility is 100% leased to Bright Horizons under a lease that expires in March 2027. Bright Horizons also has the right to terminate the lease annually on each anniversary of the lease commencement date.

With respect to Loan No. 13, Orchard Hill Park, Chili’s ground leases its premises from the borrowers. Chili’s ground leases its premises through October 2020 and pays annual ground rent of $137,500.

(3)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy.

With respect to Loan No. 1, Hilton Hawaiian Village, approximately 18.4% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property and approximately 5.1% of UW Revenues ($) is attributable to the retail component of the mortgaged property.

With respect to Loan No. 2, Moffett Gateway, Occupancy %, UW Revenues ($), UW NOI ($) and UW NCF ($) include the sole tenant, Google, which has executed its leases but has not yet taken occupancy or commenced paying rent under either lease. Google leases the mortgaged property under two separate leases, one for 1225 Crossman Avenue (“Building One”) and the second for 1265 Crossman Avenue (“Building Two”). According to the loan sponsor, Google is expected to take occupancy of both spaces by September 2017 and, subsequent to any applicable free rent periods, will commence paying rent under each lease as follows: Building One in July 2018 and Building Two in July 2017. In addition, UW Revenues ($), UW NOI ($) and UW NCF ($) are calculated using the average rent of the sole tenant, Google, over the term of the related leases inclusive of the free rent reserve.

With respect to Loan No. 3, Dallas Design District, Occupancy %, UW Revenues ($), UW NOI ($) and UW NCF ($) include three tenants, Janus et Cie, Interior Specifics LLC and Codarus, which have executed leases but have not yet taken occupancy or commenced paying rent.

With respect to Loan No. 4, Fresno Fashion Fair Mall, Occupancy % includes only permanent leases. Occupancy % including specialty tenants with leases over six months for December 31, 2013, December 31, 2014, December 31, 2015 and January 31, 2017 is 96.8%, 98.4%, 98.1% and 92.2%, respectively.

With respect to Loan No. 4, Fresno Fashion Fair Mall, the borrower is permitted to engage in several redevelopment activities at the mortgaged property under the loan documents. If there is any decrease in underwritten net operating income (as defined in the loan documents) as a result of the redevelopment activities (including as the result of any modification or termination of the Macy’s Men’s & Children’s or JCPenney leases), then the borrower is required to enter into a master lease with the guarantor for all such applicable space and all then vacant space at the mortgaged property. The loan documents provide that rent will be reduced if and to the extent underwritten net operating income with respect to the mortgaged property increases, as determined on a quarterly basis. With respect to any termination of the Macy’s Men’s & Children’s lease or JCPenney lease, the master lease will terminate if: (x) the underwritten net operating income with respect to the mortgaged property is restored to the greater of (i) pre-development levels and (ii) $27,000,000 and (y) the areas impacted by such redevelopment activities are 90% or more occupied with tenants in possession and paying rent. With respect to any modification of the Macy’s Men’s & Children’s lease

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and/or the JCPenney lease resulting in a decrease in underwritten net operating income, the master lease will terminate when the underwritten net operating income is restored to the greater of (i) pre-modification levels or (ii) $27,000,000.

With respect to Loan No. 6, 55 Hawthorne, approximately 11.1% of UW Revenues ($) is attributable to a 272-stall five-level parking garage located at the mortgaged property.

With respect to Loan No. 7, Bardmoor Palms, UW Revenues ($), UW NOI ($) and UW NCF ($) are calculated using the average rent steps through the termination options of the Largest Tenant, Allstate.

With respect to Loan No. 9, Centre Market Building, UW Revenues ($), UW NOI ($) and UW NCF ($) are calculated using the average rent of the Largest Tenant, the US Customs and Border Protection, over the term of the related lease.

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, approximately 21.6%, 4.2% and 2.7% of UW Revenues ($) are attributable to the food and beverage outlets, the self and valet parking and the retail component of the mortgaged property, respectively.

With respect to Loan No. 14, 11200 Rockville Pike, approximately 8.3% of UW Revenues ($) is attributable to a three-level subterranean parking garage with 425 parking spaces located at the mortgaged property.

With respect to Loan No. 15, Marriott Galleria, approximately 25.5% of UW Revenues ($) is attributable to the food and beverage outlet at the mortgaged property.

With respect to Loan No. 23, Partridge Inn Augusta, approximately 26.9% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property.

With respect to Loan No. 28, The Shoppes at Letson Farms, the 5th Largest Tenant, Jakes Soul Food, has executed a lease, has taken possession of the leased premises and is expected to open for business in April 2017. Jakes Soul Food is expected to commence paying rent on the earlier of (i) the opening date for business or (ii) 120 days after the landlord has tendered possession of the leased premises to the tenant.

With respect to Loan No. 33, Lake Geneva Commons, the Largest Tenant, Aldi, has executed a lease and is currently building out the related space. Build-out is expected to be completed by March 2017. Aldi will commence paying rent on the earlier of (i) the opening date for business or (ii) March 13, 2017.

(4)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 2, Moffett Gateway, the Appraised Value ($) represents the “Hypothetical Value As-Stabilized” value of $525,000,000, which assumes that all tenant improvement construction is complete and all contractual free rent obligations have burned off as of the stabilized value date of July 20, 2016. At origination, the borrower was required to reserve $43,642,904 into the Upfront Other Reserve ($) for outstanding tenant improvements, $5,743,978 for outstanding leasing commissions and $37,575,033 for outstanding free rent. The “as-is” value as of July 20, 2016 was $430,000,000, which results in a Current LTV % and Maturity LTV % of 56.5% and 48.0%, respectively.

With respect to Loan No. 12, Reston EastPointe, the Appraised Value ($) represents the “Hypothetical As-Is” value of $61,200,000, which assumes that the costs for re-leasing certain vacant space at the mortgaged property has been paid or reserved. At origination, the borrower was required to reserve $1,150,000 for future tenant improvements and leasing commissions and $2,000,000 for tenant improvements and leasing commissions related to the vacant space at the mortgaged property. The “as-is” value as of October 5, 2016 is $58,000,000, which results in a Current LTV % and Maturity LTV % of 65.5%.

With respect to Loan No. 21, Hilton Durham, the Appraised Value ($) represents the “Hypothetical Market Value As-Is” value of $25,300,000, which assumes that the property improvement plan (“PIP”) required by the related franchise agreement in connection with the borrower’s acquisition of the mortgaged property was completed as of December 1, 2016. At origination, the borrower was required to reserve $3,202,753 for the related PIP. The “as-is” value as of December 1, 2016 is $23,000,000, which results in a Current LTV % and Maturity LTV % of 71.6% and 59.0%, respectively.

(5)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($) and Maturity Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(6)	With respect to Loan No. 1, Hilton Hawaiian Village, the mortgage loan is part of a whole loan with an original principal balance of $1,275,000,000 (the “Hilton Hawaiian Village Whole Loan”), which is comprised of 16 pari passu components (Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-A-3, Note A-2-A-4, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-D-1, Note A-2-D-2, Note A-2-E-1 and Note A-2-E-2) and five subordinate companion loans (Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5). Note A-2-A-2 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and is being contributed to the JPMCC 2017-JP5 Trust. Notes A-2-A-1, A-2-B-1, A-2-D-1, A-2-D-2, A-2-

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E-1, A-2-E-2 and A-2-B-3, with an aggregate outstanding principal balance as of the Cut-off Date of $326,125,000, have been contributed to other securitization trusts. Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, with an aggregate outstanding principal balance as of the Cut-off Date of $171,600,000, and the subordinate companion loans with an aggregate outstanding principal balance as of the Cut-off Date of $578,400,000, were contributed to a private securitization trust. The remaining three pari passu components have an aggregate outstanding principal balance as of the Cut-off Date of $118,875,000 and are expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Hilton Hawaiian Village Whole Loan balance excluding the subordinate companion loans.

With respect to Loan No. 2, Moffett Gateway, the mortgage loan is part of a whole loan with an original principal balance of $345,000,000 (the “Moffett Gateway Whole Loan”) which is comprised of five pari passu components (Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5) and one subordinate companion loan (Note B-1). Note A-1 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and is being contributed to the JPMCC 2017-JP5 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the JPMCC 2016-JP4 trust. Note A-5 has an outstanding principal balance as of the Cut-off Date of $43,000,000 and was contributed to the JPMDB 2016-C4 trust. Note A-3 and Note A-4 have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000 and are expected to be contributed to one or more future securitization trusts. Note B-1 has an outstanding balance as of the Cut-off Date of $102,000,000 and was sold to a third-party investor. All loan level metrics are based on the Moffett Gateway Whole Loan balance excluding the subordinate companion loan.

With respect to Loan No. 3, Dallas Design District, the mortgage loan is part of a whole loan with an original principal balance of $120,000,000 (the “Dallas Design District Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $75,000,000 and is being contributed to the JPMCC 2017-JP5 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $45,000,000 and is expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Dallas Design District Whole Loan balance.

With respect to Loan No. 4, Fresno Fashion Fair Mall, the mortgage loan is part of a whole loan with an original principal balance of $325,000,000 (the “Fresno Fashion Fair Mall Whole Loan”) which is comprised of seven pari passu components. Note A-1-C has an outstanding principal balance as of the Cut-off Date of $69,000,000 and is being contributed to the JPMCC 2017-JP5 Trust. Note A-1-B has an outstanding principal balance as of the Cut-off Date of $80,000,000 and was contributed to the JPMCC 2016-JP4 trust. Note A-1-A has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the JPMDB 2016-C4 trust. Note A-2-A has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was contributed to the CFCRE 2016-C6 trust. Note A-2-B and Note A-2-D have an aggregate outstanding principal balance as of the Cut-off Date of $41,000,000 and were contributed to the CFCRE 2016-C7 trust. Note A-2-C has an outstanding principal balance as of the Cut-off Date of $35,000,000 and was contributed to the CGCMT 2016-P6 trust. All loan level metrics are based on the Fresno Fashion Fair Mall Whole Loan balance.

With respect to Loan No. 5, Riverway, the mortgage loan is part of a whole loan with an original principal balance of $128,000,000 (the “Riverway Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 has an outstanding principal balance as of the Cut-off Date of $62,770,411 and was contributed to the JPMCC 2016-JP4 trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $64,763,123 and is being contributed to the JPMCC 2017-JP5 Trust. All loan level metrics are based on the Riverway Whole Loan balance.

With respect to Loan No. 8, Landmark Square, the mortgage loan is part of a whole loan with an original principal balance of $100,000,000 (the “Landmark Square Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $51,000,000 and is being contributed to the JPMCC 2017-JP5 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $49,000,000 and is expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Landmark Square Whole Loan balance.

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, the mortgage loan is part of a whole loan with an original principal balance of $55,000,000 (the “Courtyard Marriott - King Kamehameha Whole Loan”) which is comprised of a senior Note A and one subordinate Note B. Note A has an outstanding principal balance as of the Cut-off Date of $39,945,058 and is being contributed to the JPMCC 2017-JP5 Trust. Note B has an outstanding principal balance as of the Cut-off Date of $14,979,397 and was sold to a third-party investor. All loan level metrics are based on the Courtyard Marriott - King Kamehameha Whole Loan balance excluding Note B.

(7)	Each number identifies a group of related borrowers.

With respect to Loan No. 3, Dallas Design District, two of the borrowers own the majority of the mortgaged property as tenants-in-common. The third borrower, 1500 Dragon Dunhill LLC, owns the fee interest to its parcel located at 1500 Dragon Street, Dallas, Texas.

With respect to Loan No. 30, Neilson Square, the borrowers own the mortgaged property as tenants-in-common.

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

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(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

With respect to Loan No. 33, Lake Geneva Commons, the mortgage loan has a 10-year term, amortizes over a 30-year schedule, with the final 24-months of the loan term being interest only.

(10)	With respect to all mortgage loans, except for the mortgage loan(s) listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 2, Moffett Gateway, the Annual Debt Service ($) is calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal payment schedule set forth on Annex F to this Preliminary Prospectus. As such, the Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this principal payment schedule and a fixed interest rate of 3.319403%.

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, the Annual Debt Service ($) is calculated based on the sum of the first 12 principal and interest payments allocable to the mortgage loan following the Cut-off Date and is based on a pro rata allocation between the A-Note and Subordinate Companion Loan of principal payable on the Courtyard Marriott - King Kamehameha Whole Loan. The assumed principal payment schedule set forth on Annex G to this Preliminary Prospectus. As such, the Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this principal payment schedule and a fixed interest rate of 4.81000%.

(11)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

With respect to Loan No. 1, Hilton Hawaiian Village, the lockout period will be at least 28 payments beginning with and including the first payment on December 1, 2016. Defeasance of the full $1,275,00,000 Hilton Hawaiian Village Whole Loan is permitted after the earlier to occur of (i) May 1, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “Hilton Hawaiian Village Defeasance Date”). Following the expiration of the Hilton Hawaiian Village Defeasance Date, the borrower is also permitted to prepay the Hilton Hawaiian Village Whole Loan (in whole but not in part) with the payment of a yield maintenance premium. The assumed lockout period is based on the expected JPMCC 2017-JP5 securitization closing date in March 2017. The actual lockout period may be longer.

With respect to Loan No. 2, Moffett Gateway, the lockout period will be at least 29 payments beginning with and including the first payment on November 1, 2016. Defeasance of the full $345.0 million Moffett Gateway Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “Moffett Gateway Defeasance Date”). If the Moffett Gateway Defeasance Date has not occurred by November 1, 2020, the borrower is permitted to prepay the Moffett Gateway Whole Loan (in whole but not in part) with the payment of a yield maintenance premium. The assumed lockout period is based on the expected JPMCC 2017-JP5 securitization closing date in March 2017. The actual lockout period may be longer.

With respect to Loan No. 8, Landmark Square, the lockout period will be at least 26 payments beginning with and including the first payment on February 1, 2017. Defeasance of the full $100.0 million Landmark Square Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) February 1, 2020. The assumed lockout period is based on the expected JPMCC 2017-JP5 securitization closing date in March 2017. The actual lockout period may be longer.

With respect to Loan No. 32, St. Albans & Camino Commons, the borrowers are permitted to release an individual mortgaged property after the expiration of the applicable lockout period in connection with a partial defeasance (no earlier than two years from the closing date), subject to, among other things, the following conditions: (i) no event of default or loan trigger event has occurred and is continuing, (ii) the borrowers prepay the mortgage loan in an amount equal to the greater of (a) 125% of the initial loan amount allocated to the individual mortgaged property being released and (b) with respect to the remaining individual mortgaged property, the amount that results in (1) the LTV not exceeding the lesser of (x) 67.5% and (y) the LTV immediately prior to the release, (2) the Debt Yield being at least equal to the greater of (x) 9.75% and (y) the Debt Yield immediately prior to the release and (3) the DSCR being at least equal to the greater of (x) 1.30x and (y) the DSCR immediately prior to the release. The allocated Current Balance ($), UW NCF DSCR, UW NOI Debt Yield % and Current LTV % as of the Cut-off Date for the mortgaged properties are: Camino Commons: $3,392,115, 1.35x, 10.0% and 67.8% respectively, and St. Albans Circle: $2,993,042, 1.31x, 10.0% and 64.8%, respectively.

(12)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed and/or acquired.

With respect to Loan No. 2, Moffett Gateway, the mortgaged property is newly constructed and limited historical financial information is available.

With respect to Loan No. 6, 55 Hawthorne, historical financial information for 2013 and 2014 is not available as the previous owner acquired the mortgaged property in July 2014 and historical cash flows were not provided at the time of acquisition. Additionally, between 2014 and 2015, the mortgaged property underwent an extensive renovation.

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With respect to Loan No. 27, Pangea 15, the mortgaged properties were purchased via several transactions and recently renovated in 2016. As a result, full year 2013, 2014 and 2015 financial information is not available.

With respect to Loan No. 28, The Shoppes at Letson Farms, the mortgaged property was acquired in October 2015. As a result, full year 2015 financial information is not available.

With respect to Loan No. 32, St. Albans & Camino Commons, the individual Camino Commons mortgaged property was acquired in 2013. As a result, full year 2013 financial information is not available.

With respect to Loan No. 33, Lake Geneva Commons, the mortgaged property was acquired in December 2013. As a result, full year 2013 financial information is not available.

With respect to Loan No. 34, Hampton Inn & Suites Huntsville, the mortgaged property was opened in November 2015. As a result, full year 2013, 2014 and 2015 financial information is not available.

With respect to Loan No. 39, Northgate Business Park III, the mortgaged property was acquired in May 2015. As a result, full year 2013, 2014 and 2015 financial information is not available.

With respect to Loan No. 40, Aldine Plaza, the mortgaged property was acquired in July 2013. As a result, full year 2013 financial information is not available.

With respect to Loan No. 41, Walgreens Cooper City, historical financial information is not presented as the leases are on an absolute-net basis.

With respect to Loan No. 43, Rite Aid Sugar Hill, historical financial information is not presented as the leases are on an absolute-net basis.

(13)	With respect to all hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

(14)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 2, Moffett Gateway, UW NOI DSCR and UW NCF DSCR were calculated based on the sum of the first 12 payments after the expiration of the interest-only period assumed principal payment schedule set forth on Annex F to this Preliminary Prospectus.

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, the Annual Debt Service ($) is calculated based on the sum of the first 12 principal and interest payments allocable to the mortgage loan following the Cut-off Date and is based on a pro rata allocation between the A-Note and Subordinate Companion Loan of principal payable on the Courtyard Marriott - King Kamehameha Whole Loan. The assumed principal payment schedule set forth on Annex G to this Preliminary Prospectus. As such, the Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this principal payment schedule and a fixed interest rate of 4.81000%.

(15)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 2, Moffett Gateway, the borrower was required at origination to deposit $37,575,033 for a free rent reserve into the Upfront Other Reserve ($).

With respect to Loan No. 5, Riverway, the borrower was required at origination to deposit into the Upfront Other Reserve ($) $271,509 for a free rent reserve, $6,984,788 for an outstanding tenant improvement reserve and $81,825 for a required immediate repairs reserve.

With respect to Loan No. 8, Landmark Square, so long as an affiliate of the borrower maintains a long term, unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch or has total assets in excess of $500.0 million and maintains a net worth of at least $250.0 million (in each case, exclusive of any interest in the mortgaged property), the borrower may deliver a partial payment guaranty from such entity in lieu of the borrower’s requirement to make the following deposits: (i) the deposits into the Upfront TI/LC Reserve ($); (ii) the deposits into the Upfront Other Reserve ($) for free rent and outstanding tenant improvements and leasing commissions; and (iii) the deposits into the Upfront CapEx Reserve ($). The amount of this partial payment guaranty is required to be equal to the lesser of (A) the amount that would be contained in each reserve if not for the delivery of the partial payment guaranty and (B) the then outstanding principal balance of the Whole Loan. The borrower is also permitted to deliver a letter of credit in an amount required by the loan documents, or a combination of a partial payment guaranty and letter of credit, in lieu of such deposits. The Principal / Carve-out Guarantor delivered the partial payment guaranty referenced above at origination of the mortgage loan in lieu of making such deposits.

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With respect to Loan No. 16, Royal Oaks Plaza, the borrower was required at origination to deposit into the Upfront Other Reserve ($) $540,000 in connection with the potential renewal of the Winn-Dixie lease. The escrow is required to be released in the event the borrower provides evidence that Winn-Dixie has renewed its lease on or before July 28, 2017.

With respect to Loan No. 18, Liberty Center, the borrower was required to deposit $64,752 at origination of the mortgage loan in a free rent reserve, $23,549.87 of which was reserved for the Largest Tenant, Micro Focus, for the period from July 1, 2017 to August 31, 2017, and the remaining amount for other tenants.

With respect to Loan No. 19, Ocotillo Plaza, the borrower was required at origination to deposit $1,250,000 in a reserve for the Largest Tenant, Marketon. In the event the tenant exercises its one-time termination right commencing June 1, 2017 and expiring July 14, 2017, amounts on deposit in such reserve may be used for approved leasing expenses in connection with the leased premises, and upon termination of the related trigger event period or, subject to the conditions set forth in the loan documents, if the tenant fails to exercise or waives its termination right, any remaining amounts will be released to the borrower.

With respect to Loan No. 23, Partridge Inn Augusta, the borrower was required at origination to deposit into the Upfront Other Reserve ($) $150,000 for a seasonality reserve. The loan documents provide that on the payment date in each June, July, November, December, January and February (the “Seasonality Disbursement Period”), the lender is required to release funds from the reserve in an amount representing any shortfall in net cash flow for such month, provided that the borrower complies with the terms and conditions in the loan documents. In addition, on the payment date occurring in April of each year, if the amount on deposit in the reserve is greater than the aggregate shortfall in net cash flow for the immediately preceding Seasonality Disbursement Period as determined by the lender in its discretion, then the lender is required to disburse such excess amount to the borrower.

With respect to Loan No. 26, 100 North Citrus, the borrower was required to deposit $63,162.05 at origination of the mortgage loan in a free rent reserve. The reserve will be disbursed (i) to the 2nd Largest Tenant, Jason Bao & Xue Feng Gao in installments of $11,723.95, $12,009.90 and $12,296 in April 2018, April 2019 and April 2020, respectively, (ii) to the 5th Largest Tenant, Hospice MD, Inc. in the amount of $8,075 in May 2017 and (iii) the remaining amount will be disbursed to other tenants.

With respect to Loan No. 28, The Shoppes at Letson Farms, the borrower was required to deposit $11,108 at origination of the mortgage loan in a rent gap reserve, $9,328 of which was reserved for the 5th Largest Tenant, Jakes Soul Food, for the period from April 2017 to May 2017, and the remaining amount of $1,780 for another tenant.

With respect to Loan No. 33, Lake Geneva Commons, the borrower was required to deposit $298,338 at origination of the mortgage loan in a rent reserve for its Largest Tenant, Aldi, for the payment of monthly mortgage loan payments for the period during the build-out of the Aldi space, which is expected to be completed by March 2017, and any remaining amounts will be disbursed to the borrower.

With respect to Loan No. 36, 3200 North Hayden, the borrower was required to deposit $24,043.67 at origination of the mortgage loan in a free rent reserve for its 5th Largest Tenant, EZ-Links Golf LLC, and the reserve will be disbursed to the borrower upon lender’s receipt of satisfactory evidence that the tenant is paying full unabated rent, which is expected to occur by June 1, 2017.

(16)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 1, Hilton Hawaiian Village, the borrower is required to deposit into the Monthly CapEx Reserve ($), on a monthly basis to fund the cost of replacements, an amount equal to the greater of (i) the aggregate amount of all deposits for replacements required to be deposited pursuant to any franchise or management agreement or (ii) 4.0% of gross income from operations for the two calendar months prior to the date on which the borrower is required make such deposit. To the extent no event of default exists, the loan documents provide that the borrower will receive a credit against each monthly deposit on a dollar for dollar basis to the extent the borrower makes deposits into a similar reserve or if such amounts otherwise accounted for pursuant to the working capital balance held in either operating account. In addition, the Monthly RE Tax Reserve ($) and Monthly Ins. Reserve ($) are waived to the extent there is no cash sweep period continuing under the loan documents or to the extent the borrower reserves such funds with the manager or the manager pays such taxes and insurance premiums in accordance with the management agreement.

With respect to Loan No. 3, Dallas Design District, the Monthly CapEx Reserve ($) and the Monthly TI/LC Reserve ($) are waived provided that the balance of each reserve equals $372,816 and $3,278,052, respectively. Following the occurrence of either reserve balance falling below the required cap, the borrowers will be required to deposit into escrow the respective amount that would bring the balance of each respective reserve up to, but not above, the required cap.

With respect to Loan No. 3, Dallas Design District, the borrowers are required to deposit into the Monthly Other Reserve ($), on a monthly basis, a reserve for ground rent in the amount of 1/12 of the base rents due under the ground lease that the lender estimates will be payable under the ground lease during the following 12-month period.

With respect to Loan No. 4, Fresno Fashion Fair Mall, the Monthly RE Tax Reserve ($), Monthly CapEx Reserve ($) and Monthly TI/LC Reserve ($) are waived provided that there is no trigger period in effect. A trigger period will commence upon the

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occurrence and continuance of an event of default or the occurrence of the date on which the debt service coverage ratio falls below 1.45x. Following the occurrence and during the continuance of a trigger period, the borrower is required to deposit $7,670 into the Monthly CapEx Reserve ($) for replacement reserves and $46,368 into the Monthly TI/LC Reserve ($) for tenant improvements and leasing commissions.

With respect to Loan No. 5, Riverway, in addition to the regular deposits of $108,640 into the Monthly TI/LC Reserve ($), following the occurrence of (a) any of the following with respect to the Largest Tenant, U.S. Foods, or the 2nd Largest Tenant, Central States Pension Fund (or their respective replacement tenants): (i) any termination or giving of notice for any termination of the related lease; (ii) the tenant going dark, vacating or ceasing operations at the related leased premises; (iii) any insolvency or bankruptcy action; or (iv) any failure to renew the related lease(s) in accordance with its terms (each, a “Tenant Trigger Event”) or (b) a withdrawal of U.S. Foods’ credit rating (unless U.S. Foods’ rating is withdrawn solely as the result of no longer having public debt necessary to enable such rating and it maintains a net worth of at least $1 billion) or downgrading of such rating below “B2” or “B” (or the equivalent) or less by each of S&P, Moody’s and Fitch (each, a “Downgrade Trigger Event”), the borrower is required to deposit all excess cash flow after debt service, required reserves and operating expenses into the Monthly TI/LC Reserve ($). If (x) a Tenant Trigger Event has occurred with respect to U.S. Foods and one or more of Central States Pension Fund or any replacement tenant or (y) if a Tenant Trigger Event and a Downgrade Trigger Event have occurred and are simultaneously continuing, the excess cash flow deposited into the Monthly TI/LC Reserve ($) is required to be allocated to the U.S. Foods subaccount in such proportion as the lender determines in its sole but reasonable discretion. The borrower is also required to deposit any contraction or termination fees into the Monthly TI/LC Reserve ($).

With respect to Loan No. 6, 55 Hawthorne, the loan documents provide that during a cash sweep event solely caused by (i) the Largest Tenant, Yelp delivering notice of its intention not to renew its lease, (ii) Yelp delivering notice of its intention to terminate its lease for a portion of the building that results in a vacancy of more than 2.5 floors (unless such portion of terminated space has been re-leased to a replacement tenant in accordance with the loan documents), (iii) Yelp failing to renew its lease on or prior to the date required for such renewal, (iv) Yelp going dark, vacating or abandoning a portion of its space greater than 2.5 floors for a period of more than 180 consecutive days or (v) any bankruptcy or insolvency action with respect to Yelp, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be deposited into the Monthly TI/LC Reserve ($). In addition, the Monthly RE Tax Reserve ($) is waived provided there is no event of default and the borrower provides the lender with satisfactory evidence that all taxes have been paid on or prior to the date when due.

With respect to Loan No. 8, Landmark Square, so long as an affiliate of the borrower maintains a long term unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch or has total assets in excess of $500.0 million and maintains a net worth of at least $250.0 million (in each case, exclusive of any interest in the mortgaged property), the borrower may deliver a partial payment guaranty from such entity in lieu of the borrower’s requirement to make (i) the deposits into the Monthly TI/LC Reserve ($), and (ii) the deposits into the Monthly CapEx Reserve ($). The amount of this partial payment guaranty is required to be equal to the lesser of (A) the amount that would be contained in each reserve if not for the delivery of the partial payment guaranty and (B) the then outstanding principal balance of the Whole Loan. The borrower is also permitted to deliver a letter of credit in an amount required by the loan documents, or a combination of a partial payment guaranty and letter of credit, in lieu of such deposits. The Principal / Carve-out Guarantor delivered the partial payment guaranty referenced above at origination of the mortgage loan in lieu of making such deposits.

With respect to Loan No. 9, Centre Market Building, the borrower is required to deposit into the Monthly TI/LC Reserve ($) the following deposits monthly: (i) $250,000 on each payment date through and including the payment date in January 2021; (ii) beginning on the payment date in February 2021 and on each payment date through and including the payment date in September 2023, an amount equal to $208,333; and (iii) beginning on the payment date occurring in October 2023 and on each payment date thereafter, an amount equal to $56,000 for TI/LC reserves.

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, the borrower is required to deposit into the Monthly Other Reserve ($) 1/12 of the aggregate rents payable under the ground lease (including, without limitation, base rent, additional rents and any percentage rent) that the lender estimates will be payable under the ground lease. In addition, the borrower is required to deposit into the Monthly Other Reserve ($) an amount equal to $191,667 for a PIP that is currently being negotiated between the borrower and franchisor, and the borrower may elect to deposit 50% of the Monthly CapEx Reserve ($) into the Monthly Other Reserve ($) for the first 24 payment dates of the loan term. The borrower will not be required to make any additional deposits for any future or additional PIP so long as such costs are included in the annual budget approved in accordance with the loan documents. If such amounts are not accounted for in the approved annual budget, a monthly PIP deposit amount will be established in an amount that lender reasonably determines sufficient to make up such deficiency. In lieu of depositing cash for the PIP reserve, the borrower may deliver to lender a letter of credit for all or any portion of such reserve funds.

With respect to Loan No. 11, Milton Park, the loan documents provide that the borrower is required to deposit the following into the Monthly TI/LC Reserve ($): (i) during a cash sweep event caused by the Largest Tenant, Landis+Gyr (or any tenant leasing such space) terminating its lease, giving notice of its intent to terminate the lease, going dark, vacating or ceasing operations, becoming insolvent or subject to a bankruptcy proceeding or failing to renew or extend its lease in accordance with the loan documents, all excess cash flow after payment of debt service, required reserves and operating expenses (until the occurrence of the applicable cash sweep trigger cure under the loan documents); (ii) any amounts paid to borrower in connection with any termination or contraction rights under any tenant’s lease and (iii) any amounts paid to the borrower pursuant to any letter of credit issued in connection with any lease. In addition, if (a) on May 1, 2020, Landis+Gyr has not renewed or extended its lease for a term expiring on or after January 1, 2024 and (b) the lender determines that amounts on deposit in the Monthly TI/LC Reserve ($) (exclusive of certain amounts set forth in the loan documents) are less than $1,000,000, the borrower is required to deposit in the Monthly TI/LC Reserve ($), no later than May 31, 2020, an amount sufficient to ensure the reserve (exclusive

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of certain amounts set forth in the loan documents) equals $1,000,000. In addition, if a cash sweep event triggered by an event set forth in subpart (i) above has occurred and is continuing, the excess cash flow deposited into the Monthly TI/LC Reserve ($) and the $2.2 million deposit that the borrower may use to cure a cash sweep event triggered by Landis+Gyr going dark are required to be allocated to a Landis+Gyr subaccount. Funds allocated to the Landis+Gyr subaccount will be used solely for tenant improvements and leasing commissions in connection with the Landis+Gyr leased premises; provided, however, in the event all other funds in the reserve (exclusive of the funds allocated to the Landis+Gyr subaccount) have been disbursed in accordance with the loan agreement, the lender is required to make disbursements from the portion of the funds allocated to the Landis+Gyr subaccount to pay for tenant improvement and leasing commission obligations incurred in connection with new leases. From and after May 31, 2020, the lender is not required to disburse any funds from the reserve if such disbursement will result in the funds (exclusive of the Landis+Gyr go dark deposit and any excess cash flow deposited during a Landis+Gyr go dark event) on deposit in the TI/LC reserve to be less than $1,000,000 unless (i) Landis+Gyr has renewed or extended the Landis+Gyr lease for a term expiring on or after January 1, 2024 or (ii) such disbursement is in connection with a re-tenant event of the Landis+Gyr leased premises pursuant to a lease for a term expiring on or after January 1, 2024 and is reasonably acceptable to lender.

With respect to Loan No. 13, Orchard Hill Park, the loan documents provide that during a cash sweep event solely caused by any of the Largest Tenant, Kohl’s, the 2nd Largest Tenant, Dick’s Sporting Goods, or the 3rd Largest Tenant, Bed Bath & Beyond, (a) failing to extend or renew its respective lease on or before the earlier of (i) the date required by the related lease or (ii) the date that is 12 months prior to the related expiration date, (b) exercising any termination option, (c) giving any notice that it intends to terminate, abandon, vacate or otherwise cancel its respective lease or (d) terminating or cancelling its related lease (including any rejection of the lease in bankruptcy), all excess cash flow after payment of debt service, required reserves and operating expenses will be deposited into the Monthly TI/LC Reserve ($) until the TI/LC Reserve Cap ($) has been reached.

With respect to Loan No. 14, 11200 Rockville Pike, the loan documents also require that the borrower deposit any termination fee or other consideration payable to the borrower in connection with any tenant’s election to exercise any early termination option or in connection with any other termination, amendment or modification of a lease, reduction of rent, shortening of the term or surrender of space, which amounts must be deposited into the Monthly TI/LC Reserve ($). In addition, the borrower is required to deposit an amount equal to any free rent and rent abatements under any lease entered into after the origination date into the Monthly Other Reserve ($).

With respect to Loan No. 15, Marriott Galleria, the borrowers are entitled to a credit (on a dollar-for-dollar basis) against the requirements to make deposits into the Monthly RE Tax Reserve ($), Monthly Ins. Reserve ($) and Monthly CapEx Reserve ($) to the extent the borrowers are required to make deposits into a tax, insurance and FF&E reserve or escrow account maintained by the property manager pursuant to the hotel management agreement between the manager and the borrowers, provided that the lender receives satisfactory evidence that such deposits are being made with the manager and that the manager is expending such funds on reserves for the payments of taxes and other charges, insurance premiums and FF&E replacements. The loan documents require the borrowers to deposit into the Monthly CapEx Reserve ($) an amount equal to the greater of (i) 4.0% of gross income from operations for the calendar month two months prior to the applicable payment date, (ii) amounts required to be made into an FF&E reserve account maintained by the hotel manager pursuant to the hotel management agreement, and (iii) if the mortgaged property becomes subject to a franchise agreement, the amount required by such franchise agreement.

With respect to Loan No. 16, Royal Oaks Plaza, the loan documents provide that in the event of a cash sweep period caused by (i) any notice of non-renewal, notice of termination or failure to renew the Winn-Dixie lease prior to the date that is three months prior to its current expiration date of October 28, 2017, (ii) after July 28, 2017, any notice of non-renewal, notice of termination or failure to renew the Winn-Dixie lease prior the date that is nine months prior to the then current expiration date of the lease or (iii) Winn-Dixie going dark, vacating or abandoning the leased premises or being the subject of a bankruptcy or insolvency action, all excess cash flow after payment of debt service, required reserves and operating expenses, as well as any cash or letter of credit delivered by the borrower to cure such cash sweep period, will be deposited into the Monthly Other Reserve ($) for costs and expenses associated with re-tenanting the leased premises.

With respect to Loan No. 18, Liberty Center, the borrower is required to deposit the sum of $46,640 on each monthly payment date for the first 24 months of the mortgage loan into the Monthly TI/LC Reserve ($), decreasing to $23,320 monthly thereafter. The Monthly TI/LC Reserve ($) is initially capped at $1,450,000. If the borrower provides to the lender satisfactory evidence that all outstanding tenant improvement obligations under the lease with the 2nd Largest Tenant, Regus National Business Centers, have been satisfied, the TI/LC Reserve Cap ($) will be reduced to $1,250,000.

With respect to Loan No. 20, Gwinnett Commerce Center, the loan documents provide that during a cash sweep event solely caused by a tenant trigger event, all excess cash flow will be deposited into the Monthly TI/LC Reserve ($) until the TI/LC Reserve Cap ($) of $1,800,000 in the aggregate has been reached.

With respect to Loan No. 23, Partridge Inn Augusta, the Monthly Other Reserve ($) consists of a seasonality reserve. On the payment date in May of each year during the loan term, the borrower is required to deposit into the Monthly Other Reserve ($) an amount equal to at least the aggregate shortfall in net cash flow for the immediately preceding June, July, November, December, January and February months, as determined by lender in March of each year and based upon actual net cash flow in such months during the 12 months immediately prior to the date of lender determination.

With respect to Loan No. 30, Neilson Square, the borrower was required to fund an upfront deposit of $100,271 into the Upfront CapEx Reserve ($). In addition, the borrower was required to make ongoing monthly deposits of $1,311 for the Monthly CapEx

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Reserve ($) up to and including the monthly payment date in February 2020. In the event the funds in the related reserve are drawn below $125,000 prior to replacement of the roof, the borrower will be required to deposit $1,311 monthly until the CapEx Reserve Cap ($) of $125,000 is reached. Following completion of the roof, the CapEx Reserve Cap ($) will be reduced to $25,000 and if funds on deposit in the related reserve fall below $25,000, the borrower will be required to deposit $1,311 monthly into the Monthly CapEx Reserve ($) until the cap of $25,000 is achieved again.

With respect to Loan No. 34, Hampton Inn & Suites Huntsville, the borrower is required to deposit on each monthly payment date in the Monthly Capex Reserve ($) an amount equal to 1/12 of 2% of gross revenue for the first 24 months of the mortgage loan term, and thereafter an amount equal to 1/12 of 4% of gross revenue subject to any reassessment by the lender of the required work.

With respect to Loan No. 35, Holiday Inn Express Orangeburg, the borrower is required to deposit 1/12 of 5% of gross revenues at the mortgaged property into an FF&E reserve subject to a cap of $936,000, provided that so long as the franchisor does not require the borrower to maintain a capital reserve in accordance with the franchise agreement, upon completion of the PIP, such monthly deposit will be reduced to 1/12 of 4% of annual gross revenues. Beginning on November 27, 2023 and through the date on which the borrower executes a replacement franchise agreement (or an extension of the existing franchise agreement) to expire no earlier than November 2031 in form satisfactory to the lender, the borrower will be required to make monthly deposits into an FF&E reserve in an amount equal to the greater of (a) 1/12 of 4% of gross revenues at the mortgaged property and (b) the quotient resulting from (i) the difference between $936,000 less the balance then on deposit in the related reserve divided by (ii) 36. During this time, the borrower will not have the ability to draw from or otherwise retain a release of funds on deposit in the related reserve. In lieu of the monthly deposits into an FF&E reserve during this time, the borrower will have the option to deliver to the lender on or prior to the commencement of the foregoing referenced 36-month period an “evergreen” letter of credit in the amount of $936,000 less the balance then on deposit in an FF&E reserve (the “LOC”). In the event that the borrower elects to deliver the LOC in lieu of making the monthly deposits into an FF&E reserve during this 36-month period, the borrower will not be entitled to make any draws under the LOC or to receive reimbursements from the lender with respect to any FF&E work, any costs associated with entering into, negotiating or executing a replacement franchise agreement (or any extension of the existing franchise agreement) or any work required in connection therewith.

With respect to Loan No. 38, Courtyard Business Center, deposits into the Monthly TI/LC Reserve ($) will be suspended so long as the mortgaged property maintains a physical and economic occupancy equal to or greater than 80%. If the mortgaged property is less than 80% physically and economically occupied, the borrower will be required to deposit $8,333 monthly into the Monthly TI/LC Reserve ($).

(17)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 9, Centre Market Building, the loan documents provide for a TI/LC Reserve Cap ($) in an amount equal to $7,750,000; provided, however, commencing on October 1, 2023 through and including the maturity date, (i) if the Largest Tenant, US Customs and Border Protection (“CBP”), executes a new lease with the borrower for a term expiring between September 30, 2023 and September 29, 2028, the TI/LC Reserve Cap ($) is required to be reduced to $5,500,000, (ii) If CBP and the borrower execute a new lease for a term expiring between September 30, 2028 and September 30, 2030, the TI/LC Reserve Cap ($) is required to be reduced to $2,500,000, or (iii) if CBP and the borrower execute a new lease for a term expiring after September 30, 2030 and the 2nd Largest Tenant, US Drug Enforcement Administration (“DEA”), and the borrower renew the DEA’s lease in accordance with the loan documents or execute a new lease with base rent of not less than 85% of the then-current base rent for a term expiring after June 30 2028, in each case among certain other conditions, the TI/LC Reserve Cap ($) will be reduced to $0.

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, the loan documents provide that the deposits made into the PIP reserve, in the aggregate, have an Other Reserve Cap ($) of the greater of (i) the total estimated cost of the PIP or (ii) if borrower has commenced work on the PIP, the amount necessary to complete the initial PIP. Any portion of the FF&E monthly deposit deposited into the PIP reserve will be applied in the determination of whether the cap has been reached.

With respect to Loan No. 13, Orchard Hill Park, the loan documents provide that the deposits made into the Monthly CapEx Reserve ($) have a CapEx Reserve Cap ($) of $43,272 in the aggregate. During a cash sweep event caused solely by a tenant trigger event, all excess cash flow, until the Monthly TI/LC Reserve Cap ($) of $572,400 has been reached, will be deposited into the Monthly TI/LC Reserve ($) account.

With respect to Loan No. 20, Gwinnett Commerce Center, the loan documents provide that the deposits made into the Monthly TI/LC Reserve ($) have a TI/LC Reserve Cap ($) of $1,800,000 in the aggregate, which includes all excess cash flow during a cash sweep event caused solely by a tenant trigger event.

(18)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property.

(19)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

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With respect to Loan No. 6, 55 Hawthorne, except as noted below, the Largest Tenant, Yelp, is contractually obligated under its lease to occupy 100% of the building upon expiration of the current leases. All current leases expire by October 2017. There is one tenant, Make-a-Wish Foundation, with one, five-year renewal option, however, the loan sponsor does not expect Make-a-Wish Foundation to exercise the renewal option, which would increase its rent from $32.00 per square foot to market value, which the appraisal concluded to be $72.00 per square foot. If Make-a-Wish Foundation does exercise its renewal option, Yelp has the right but not the obligation to lease such space at the expiration of the extension term.

With respect to Loan No. 11, Milton Park, the 4th Largest Tenant, GE Capital, subleases 11,209 square feet to Antares Capital.

With respect to Loan No. 12, Reston EastPointe, the Largest Tenant, Vencore, Inc. subleases (i) 37,243 square feet to STG, Inc., (ii) 11,556 square feet to Cyveillance, and (iii) 11,051 square feet to the 3rd Largest Tenant, Vistronix, LLC. The 2nd Largest Tenant, Blue Canopy, LLC, subleases 25,171 square feet from Farmers Insurance Exchange. The space subleased by Blue Canopy, LLC expires February 28, 2019, and the tenant’s direct lease of 14,855 square feet expires February 28, 2023.

(20)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease its leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 3, Dallas Design District, the 3rd Largest Tenant, David Sutherland, Inc., has the right to terminate its lease on June 1, 2018, with notice on or prior to June 1, 2017 and the payment of a termination fee.

With respect to Loan No. 4, Fresno Fashion Fair Mall, the Largest Tenant, JCPenney, has the right to purchase its leased parcel under the related lease if the tenant determines that the lease has become “uneconomical” in accordance with the lease. The borrower may nullify this purchase option and the loan agreement requires the borrower to reject any offer to purchase the leased parcel, however, the lease provides that if the borrower rejects the offer to purchase, the lease will be terminated.

With respect to Loan No. 4, Fresno Fashion Fair Mall, the lease for the 2nd Largest Tenant, Victoria’s Secret, contains a co-tenancy clause that requires (i) more than three “Major Tenants” (as defined in the lease) to be open for business or (ii) 70% of other stores having storefronts or entrances on the enclosed mall excluding any “Major Tenants” (each of the foregoing (i) and (ii), the “VS Co-Tenancy Requirement”) to be open for business for reasons other than temporary permitted closures in accordance with the lease agreement. If the VS Co-Tenancy Requirement is breached (A) for 180 consecutive days, after such period, the tenant may pay a reduced rent of 5% of gross sales and (B) for 365 consecutive days, after such period, the tenant may terminate the lease with notice prior to the later of (i) 395 consecutive days from date the tenant was entitled to commence payment of the alternative rent, or (ii) 60 days following the date of the tenant’s notice that it is beginning the payment of alternative rent. If the tenant does not provide notice of termination as provided in the preceding sentence, the tenant is required to resume paying full rent. In addition, the lease for the 5th Largest Tenant, Anthropologie, contains a co-tenancy clause that requires (i) three or more tenants of 90,000 square feet or more to be operating or (ii) more than 65% of the total square footage of the mall (excluding the leased premises) to be occupied by tenants operating their business (each of the foregoing (i) and (ii), the “Anthropologie Co-Tenancy Requirement”). If the Anthropologie Co-Tenancy Requirement is breached (A) for six months or more, the tenant may pay a reduced rent of 6% of gross sales, and (B) for 365 consecutive days, after such period, the tenant may terminate the lease with 60 days notice following such 365 day period. If the tenant does not provide notice of termination as provided in the preceding sentence, the tenant is required to resume paying full rent.

With respect to Loan No. 5, Riverway, the 3rd Largest Tenant, Culligan International Company, has the right to terminate its lease as of December 31, 2019 with nine months’ notice and the payment of a termination fee.

With respect to Loan No. 5, Riverway, the 2nd Largest Tenant, Central States Pension Fund, the loan sponsor has indicated that the tenant may be facing insolvency issues in the future. According to the loan sponsor, as of December 31, 2015, the total number of participants and beneficiaries covered by the pension plan was 397,492. Of that number, 64,527 were current employees and the remaining members were either retired and receiving benefits or retired with a right to future benefits. In May 2016, the US Department of the Treasury rejected a plan put forth by the tenant to partially reduce the pensions of 115,000 retirees and the future benefits of 155,000 current workers. According to the loan sponsor, it is anticipated that without federal assistance, the pension fund will become insolvent by the end of 2025.

With respect to Loan No. 6, 55 Hawthorne, the Largest Tenant, Yelp, has the right to contract its leased space by (i) up to two entire floors, effective as of the last day of the 72nd calendar month of the lease term, and (ii) up to one entire floor, effective as of the last day of the 96th calendar month of the lease term, provided in each case that the tenant is leasing at least 65% of the total net rentable area in the building. The tenant is required to terminate the lowest floors being leased.

With respect to Loan No. 7, Bardmoor Palms, the Largest Tenant, Allstate, has the right to terminate its lease with respect to (i) 37,411 square feet in the east building at any time beginning October 1, 2021 with 12 months’ written notice and the payment of a termination fee and (ii) 90,258 square feet in the west building at any time beginning October 1, 2023 with 12 months’ written notice and the payment of a termination fee.

With respect to Loan No. 8, Landmark Square, the Largest Tenant, Cummings & Lockwood has the right to contract its leased space by 5,000-10,000 square feet as of April 30, 2021, with 12 months’ notice and the payment of a contraction fee. The 3rd Largest Tenant, Finn Dixon & Herling, has a one-time right to terminate 3,240 square feet of its 26,385 total square as of January

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1, 2023 with 18 months’ written notice. The 4th Largest Tenant, Morgan Stanley Smith Barney, has a one-time right to terminate its lease as of August 23, 2019 with 12 months’ written notice and the payment of a termination fee.

With respect to Loan No. 9, Centre Market Building, the Largest Tenant, US Customs and Border Protection, has the right to terminate its lease on May 31, 2019 with 180 days’ notice. The 3rd Largest Tenant, US Social Security Administration, has the right to terminate its lease at any time with 90 days’ notice.

With respect to Loan No. 11, Milton Park, the 2nd Largest Tenant, Pegasystems, Inc., has the right to terminate its lease as of July 31, 2019 in the event there is a change in control of the tenant (whether by the change of 50% or more of the direct or indirect ownership interests in the tenant or possession of the right to vote more than 50% of the ownership interests in the tenant), with notice by January 31, 2019 and the payment of a termination fee.

With respect to Loan No. 12, Reston EastPointe, the 2nd Largest Tenant (when including subleased space), Blue Canopy, LLC, has the right to terminate its lease on July 31, 2019 with 12 months’ notice and payment of a termination fee. The 3rd Largest Tenant (when including subleased space), Vistronix, LLC, has the right to terminate its lease on November 30, 2020 with nine months’ notice and payment of a termination fee.

With respect to Loan No. 13, Orchard Hill Park, the lease for the 2nd Largest Tenant, Dick’s Sporting Goods, contains a co-tenancy clause that requires at least 65% of the leasable floor area to be occupied/opened by a (i) a national occupant operating a minimum of 50 high-quality retail stores or (ii) a regional occupant operating high-quality retail stores, both of types found in first-class shopping centers. If the co-tenancy requirement is not satisfied in excess of 90 consecutive days, tenant will pay substitute rent of 3% of gross sales (but not more than the lease rent) at the beginning of the first calendar month following such co-tenancy violation and ending on the last day of the calendar month such violation ends. If such co-tenancy violation continues for a period up to 24 months tenant has the right to continue to pay substitute rent or may terminate its lease with 60 days’ notice. If such co-tenancy violation continues for a period over 24 months (“Violation Period”), then tenant, within 30 days after such period, will either (a) terminate its lease with 60 days written notice or (b) resume full payment of rent in the first calendar month after 60 days from the Violation Period. The lease for the 3rd Largest Tenant, Bed Bath & Beyond, contains a co-tenancy clause that requires at least 75,000 square feet of the leasable floor area to be used for the operation of a retail business by a national or regional tenant typically found in first class shopping centers. If the co-tenancy requirement is violated for more than 365 days, the tenant will have the right to pay an alternative rent of 3% of gross sales or 50% of the tenants current fixed rent during the period the violation continues in excess of 365 days. If such violation continues for a period in excess of 730 continuous days the tenant will have the right, within 120 days after the expiration of such 730-day period and with 60 days’ written notice to terminate its lease. If the tenant does not terminate its lease within 120 days after the expiration of such 730-day period the tenant will resume paying full rent. The lease for the 4th Largest Tenant, Chili’s, contains a co-tenancy clause that requires 65% of Orchard Hill Park (excluding Target and Chili’s) to be open and operating. If the co-tenancy requirement is not satisfied in excess of 150 consecutive days, then tenant will have the right to cease operations and at any time tenant will have the right to terminate its lease with 90 days’ notice to landlord. The lease for the 5th Largest Tenant, Sleepy’s, contains a co-tenancy clause that states the tenant will have the right to pay a substitute rent equal to 50% of the tenants current minimum annual rent as substitute rent if either of the following exists for a continuous period of 90 days after written notice to landlord: (1) Target and Kohl’s space becomes vacant or (2) less than 50% of the remaining stores in Orchard Hill Park (not including Target and Kohl’s space) will be vacant (a “Co-Tenancy Failure”). If a Co-Tenancy Failure continues for six months following written notice to landlord, the tenant can either terminate its lease with 10 days’ notice or resume paying full rent. The lease for the 5th Largest Tenant, Sleepy’s, has a one-time option to terminate its lease, effective as of November 30, 2017, at any time within a 30-day period after February 28, 2017, if its gross sales do not exceed $875,000 for at least one 12-month period between January 1, 2013 and February 28, 2017, with notice on or prior to the expiration of such 30-day period.

With respect to Loan No. 14, 11200 Rockville Pike, the Largest Tenant, RR Donnelly Financial, Inc., has the right to terminate its lease or contract its space of the entire third or fifth floors on February 28, 2019, with 12 months’ notice and the payment of a termination fee. The 2nd Largest Tenant, Snyder Cohn PC, has the right to terminate its lease on November 30, 2020, with notice on or before 210 days prior to exercising such option and the payment of a termination fee.

With respect to Loan No. 17, Las Palmas, the 2nd Largest Tenant, CPS Energy, has the one-time right to terminate its lease as of January 31, 2019, with 90 days’ notice and payment of a termination fee.

With respect to Loan No. 18, Liberty Center, the 3rd Largest Tenant, Rexair LLC, has the one-time right to terminate its lease during the month of January 2018 with at least six months’ notice but no more than 12 months’ prior written notice and payment of an early termination fee equal to 107.5% of the total unamortized sum of landlord’s work and leasing commissions. Additionally, the 4th Largest Tenant, Farmers Insurance Exchange, has an ongoing right to contract space by up to 25% on or after May 1, 2017 with 90 days’ prior written notice and a contraction fee equal to 120% of the total unamortized sum of landlord’s work and leasing commissions. Farmers Insurance Exchange also has the right to terminate its lease as of April 30, 2018 with 90 days’ prior written notice and payment of an early termination fee equal to 120% of the total unamortized sum of landlord’s work and leasing commissions. The 5th Largest Tenant, Cornerstone Municipal, has the right to terminate its lease as of February 29, 2020 and expiring on January 31, 2021 with six months’ prior written notice and payment of an early termination fee equal to 120% of the total unamortized sum of tenant improvements and leasing commissions, if there is a buyout, merger or sale of the company.

With respect to Loan No. 19, Ocotillo Plaza, the Largest Tenant, Marketon, has the one-time right to terminate its lease effective June 1, 2017 and expiring on July 14, 2017 if gross sales for the then-previous 12-month period fail to exceed $36,000,000.

A-1-23

With respect to Loan No. 20, Gwinnett Commerce Center, the Largest Tenant, GSA Department of Veteran Affairs, has the right to terminate its lease after November 1, 2020 with 90 days’ notice. The 5th Largest Tenant, GSA Federal Energy Regulatory Commission, has the right to terminate its lease at any time with 60 days’ notice.

With respect to Loan No. 24, 4400 Dixie Highway, the 4th Largest Tenant, Metalworking Group Holdings, Inc., has the one-time right to terminate its lease as of October 31, 2017, with notice by April 1, 2017.

With respect to Loan No. 26, 100 North Citrus, the Largest Tenant, Wells Fargo Bank N.A., has the one-time right to terminate its lease effective November 30, 2022 with 12 months’ prior written notice and payment of an early termination fee equal to the total unamortized sum of landlord’s work and leasing commissions.

With respect to Loan No. 33, Lake Geneva Commons, the 2nd Largest Tenant, HomeGoods, has the option to terminate its lease if Petco or Aldi is closed for more than 18 consecutive months. The borrower anticipates that Aldi will open for business in April 2017. Additionally, the 3rd Largest Tenant, Petco, has the option to pay the 5% of gross sales in lieu of base rent if, during any 30 consecutive day period, the mortgaged property is less than 33% occupied. If the related co-tenancy provision continues for 12 months, Petco may terminate its lease.

With respect to Loan No. 36, 3200 North Hayden, the Largest Tenant, Strickbine Publishing, Inc., vacated its premises and has subleased approximately half of its leased space (4,224 square feet) to one sub-lessee and the remaining portion of the premises to another sub-lessee. Strickbine Publishing, Inc. is liable for its obligations under the lease.

With respect to Loan No. 40, Aldine Plaza, the Largest Tenant, Dollar Tree, has the option to pay the 3% of gross sales in lieu of base rent, beginning in March 2017, if the mortgaged property is less than 75% occupied. If the related co-tenancy provision continues for six months, Dollar Tree may terminate its lease.

(21)	In certain cases, the Principal / Carve-out Guarantor name was shortened for spacing purposes.

With respect to Loan No. 1, Hilton Hawaiian Village, the aggregate liability of the Principal / Carve-out Guarantor with respect to all full recourse carve-outs in the loan documents may not exceed an amount equal to 10% of the principal balance of the Hilton Hawaiian Village Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender (including reasonable attorneys’ fees and costs reasonably incurred). In addition, the Principal / Carve-out Guarantor is not a party to the environmental indemnity, and the borrowers are the sole parties liable for any breaches or violations of the indemnity. In lieu of the Principal / Carve-out Guarantor signing the indemnity, the borrowers were required to obtain an environmental insurance policy in accordance with the loan documents.

With respect to Loan No. 2, Moffett Gateway, the borrower is permitted to obtain the release of Joseph K. Paul and Jay Paul Revocable Living Trust Dated November 9, 1999, as Amended and Restated on March 19, 2010, on certain terms and conditions in the loan documents, which include, without limitation (i) no event of default has occurred and is then continuing, (ii) such release is permitted by then applicable REMIC requirements and (iii) Paul Guarantor LLC has a net worth of not less than $300,000,000 and liquidity of not less than $20,000,000.

With respect to Loan No. 3, Dallas Design District, the aggregate liability of one of the Principal / Carve-out Guarantor, Donald Engle, with respect to all nonrecourse carve-out provisions in the loan documents is limited to only breaches or violations of the nonrecourse carve-outs related to the tenant-in-common borrower owned by such Principal / Carve-out Guarantor, and Donald Engle is not a party to the environmental indemnity. The other Principal / Carve-out Guarantor, William L. Hutchinson, has signed the environmental indemnity and is responsible for any violation or breach of the nonrecourse carve-out provisions.

With respect to Loan No. 9, Centre Market Building, one of the Principals / Carve-out Guarantors, Gerald Scott Kaufman, and his estate are permitted to obtain the release from liabilities upon his death or incapacity on certain terms and conditions in the loan documents, which include, without limitation (i) the other Principal / Carve-out Guarantor, B. Jeremy Kaufman, remains liable under all loan documents to which he is a party, (ii) B. Jeremy Kaufman has a net worth of not less than $21,000,000 and liquidity of not less than $2,000,000 and (iii) B. Jeremy Kaufman reaffirms and ratifies all of his obligations under the loan documents to which he is a party.

(22)	With respect to Loan No. 1, Hilton Hawaiian Village, 5,900 square feet of the mortgaged property is a leasehold interest owned by one of the borrowers under a ground lease, and, except as noted in the footnote below, the remainder of the mortgaged property is owned by the borrower in fee simple.

With respect to Loan Nos. 1 and 8, Hilton Hawaiian Village and Landmark Square, the respective borrowers have pledged both the fee interest in the mortgaged property held by the borrower which owns the mortgaged property (“Owner Borrower”) as well as the leasehold interest of the related borrower which is the operating lessee of the property (“Lessee Borrower”) under an operating lease between Owner Borrower and Lessee Borrower.

With respect to Loan No. 3, Dallas Design District, a portion of the mortgaged property located at 1621 Oak Lawn, Dallas, Texas, is a leasehold interest owned by two of the borrowers under a ground lease, which expires December 20, 2051.

With respect to Loan No. 8, Landmark Square, a portion of the mortgaged property consisting of 1 Landmark Square is a leasehold interest in an air rights parcel owned by the borrower which expires February 28, 2082, and the remainder of the mortgaged property is owned by the borrower in fee simple.

A-1-24

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, the mortgaged property is secured by two ground leases. One ground lease covers the hotel improvements and the eastern portion of the mortgaged property, and the other ground lease covers the remaining western portion of the mortgaged property, which mostly consists of parking. Both ground leases expire June 30, 2096.

(23)	The classification of the lockbox types is described in the preliminary prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan Nos. 8, 15 and 16, Landmark Square, Marriott Galleria and Royal Oaks Plaza the respective borrowers may cure an excess cash sweep event caused by a low debt service coverage ratio and/or tenant-related trigger events by providing (i) a letter of credit in an amount that, if used to reduce the outstanding principal amount of the loan, would otherwise prevent or cure such trigger, or (ii) in the case of Landmark Square, a partial payment guaranty in the amount set forth in the loan documents.

(24)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the preliminary prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 4, Fresno Fashion Fair Mall, the loan documents permit the borrower to enter into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the mortgaged property in an amount not to exceed $10,000,000, subject to the lender’s consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. The borrower may also incur personal property purchase money financing and leases up to an aggregate amount of not greater than $2,000,000 (except for equipment leases associated with sustainability and environmental initiatives provided the same do not, in and of themselves, secure an aggregate amount in excess of $5,000,000). See “Description of the Mortgage Pool—Additional Debt—Other Secured Indebtedness” in the preliminary prospectus for additional information.

With respect to Loan No. 10, Courtyard Marriott - King Kamehameha, the franchisor committed $1,500,000 in unsecured “key money” financing for development, renovations and operation of the mortgaged property. The franchise agreement obligates the borrower to repay the “key money” only if (i) the franchise agreement is terminated prior to the expiration date of the franchise agreement or (ii) the agreement is assumed in connection with a permitted transfer under the agreement, unless the transferee after such transfer (A) continues to operate as a Marriott; (B) assumes the obligations under the franchise agreement (including the obligation to repay the unamortized portion of the key money); and (C) does not request any modifications to the terms of the franchise agreement that may trigger an obligation by the franchisor to write off on its financial statements the unamortized portion of the key money. In the event the franchisee is required to repay the “key money”, the borrower is required to pay, on or before the effective date of termination, the full amount of the “key money” less than $75,000 for each 12-month period that the agreement is in effect after the payment of the “key money” by the franchisor. See “Description of the Mortgage Pool—Additional Debt—Unsecured Indebtedness” in the preliminary prospectus for additional information.

A-1-25

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages
Trust Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)
$2,786,930	-	$9,999,999	17	$99,526,292	9.1%	5.32565%	118	1.58x	11.3%	66.7%	57.1%
$10,000,000	-	$19,999,999	8	124,002,796	11.3	5.04839%	110	1.53x	10.7%	67.3%	57.5%
$20,000,000	-	$24,999,999	2	44,600,000	4.1	4.98130%	119	1.39x	10.4%	69.6%	60.2%
$25,000,000	-	$49,999,999	8	288,237,188	26.4	4.83256%	98	1.90x	12.3%	58.7%	51.8%
$50,000,000	-	$80,000,000	8	536,615,771	49.1	4.34975%	118	2.24x	11.7%	55.1%	50.2%
Total / Wtd. Avg:			43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

Mortgage Rates

						Weighted Averages
Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)
3.31940%	-	3.99999%	2	$149,000,000	13.6%	3.44332%	119	2.06x	10.2%	51.5%	47.7%
4.00000%	-	4.49999%	4	221,342,074	20.3	4.23041%	111	3.18x	15.4%	44.7%	42.4%
4.50000%	-	4.99999%	14	406,872,933	37.2	4.84369%	112	1.70x	11.2%	64.6%	56.1%
5.00000%	-	5.75200%	23	315,767,040	28.9	5.33653%	109	1.44x	10.3%	65.7%	57.2%
Total / Wtd. Avg:			43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

A-2-1

ANNEX A-2

Original Term to Maturity in Months

				Weighted Averages
Original Term to Maturity in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

60	3	$88,006,451	8.1%	5.17654%	58	1.41x	10.0%	68.0%	64.0%
84	1	38,000,000	3.5	4.20000%	81	2.18x	10.4%	62.1%	62.1%
120	38	886,975,596	81.2	4.76289%	118	2.02x	11.9%	59.2%	52.1%
126	1	80,000,000	7.3	3.31940%	121	1.95x	11.9%	46.3%	39.3%
Total / Wtd. Avg:	43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

Remaining Term to Maturity in Months

						Weighted Averages
Remaining Term to Maturity in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)
58	-	114	4	$126,006,451	11.5%	4.88204%	65	1.64x	10.1%	66.2%	63.4%
115	-	121	39	966,975,596	88.5	4.64347%	118	2.02x	11.9%	58.2%	51.1%
Total / Wtd. Avg:			43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

Original Amortization Term in Months

				Weighted Averages
Original Amortization Term in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)
Interest Only	7	$308,500,000	28.2%	4.20527%	112	2.86x	12.7%	49.6%	49.6%
300	5	63,117,927	5.8	4.80092%	118	2.21x	16.5%	52.7%	39.3%
360	31	721,364,119	66.0	4.85877%	111	1.58x	10.8%	63.7%	54.9%
Total / Wtd. Avg:	43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

Remaining Amortization Term in Months

						Weighted Averages
Remaining Amortization Term in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)
Interest Only			7	$308,500,000	28.2%	4.20527%	112	2.86x	12.7%	49.6%	49.6%
297	-	356	5	63,117,927	5.8	4.80092%	118	2.21x	16.5%	52.7%	39.3%
357	-	360	31	721,364,119	66.0	4.85877%	111	1.58x	10.8%	63.7%	54.9%
Total / Wtd. Avg:			43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

A-2-2

ANNEX A-2

Amortization Types

				Weighted Averages
		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)
Balloon	21	$428,540,895	39.2%	5.01381%	111	1.72x	11.9%	62.9%	52.1%
IO-Balloon	14	349,606,000	32.0	4.64629%	112	1.51x	10.5%	62.6%	55.4%
Interest Only	7	308,500,000	28.2	4.20527%	112	2.86x	12.7%	49.6%	49.6%
Amortizing-IO-Balloon	1	6,335,152	0.6	5.52000%	118	1.28x	9.3%	73.1%	64.2%
Total / Wtd. Avg:	43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

Partial Interest Only Periods

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)
12	-	12	1	$2,800,000	0.3%	5.21200%	119	1.48x	10.1%	71.4%	60.7%
13	-	24	7	125,360,152	11.5	5.04972%	99	1.36x	10.0%	69.4%	62.1%
25	-	47	4	133,531,000	12.2	5.04270%	118	1.35x	9.8%	66.3%	58.8%
48	-	59	1	5,250,000	0.5	4.85000%	119	1.62x	12.2%	70.5%	63.5%
60	-	60	2	89,000,000	8.1	3.51564%	121	1.94x	12.0%	47.4%	40.7%
Total / Wtd. Avg:			15	$355,941,152	32.6%	4.66184%	112	1.51x	10.5%	62.8%	55.5%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)

						Weighted Averages
Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)
1.21x	-	1.24x	1	$33,424,589	3.1%	5.75200%	118	1.21x	8.6%	71.0%	59.9%
1.25x	-	1.74x	28	539,643,591	49.4	5.03256%	108	1.41x	10.1%	68.3%	59.0%
1.75x	-	2.24x	10	296,626,735	27.1	4.14102%	114	2.06x	11.0%	56.0%	52.3%
2.25x	-	2.74x	2	103,342,074	9.5	4.26552%	118	2.56x	14.4%	48.8%	43.8%
2.75x	-	4.47x	2	119,945,058	11.0	4.40281%	117	4.00x	18.9%	30.8%	29.2%
Total / Wtd. Avg:			43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

A-2-3

ANNEX A-2

Cut-off Date LTV Ratios(1)(3)

						Weighted Averages

Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

30.0%	-	49.9%	5	$245,087,132	22.4%	4.07363%	118	3.04x	16.4%	38.9%	33.7%
50.0%	-	59.9%	6	226,891,578	20.8	4.29886%	118	2.19x	10.7%	55.6%	53.5%
60.0%	-	64.9%	10	227,389,053	20.8	5.02665%	104	1.57x	10.2%	62.8%	56.5%
65.0%	-	69.9%	8	112,843,468	10.3	5.02968%	97	1.52x	10.9%	68.0%	59.5%
70.0%	-	74.9%	14	280,770,817	25.7	5.06088%	114	1.38x	9.8%	73.1%	62.0%
Total / Wtd. Avg:			43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

LTV Ratio at Maturity(1)(3)

						Weighted Averages
				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

25.3%	-	44.9%	5	$248,225,137	22.7%	4.09476%	119	3.02x	16.4%	39.2%	33.7%
45.0%	-	49.9%	3	36,040,502	3.3	4.74159%	119	1.56x	10.2%	59.3%	48.8%
50.0%	-	54.9%	9	144,039,098	13.2	4.67208%	118	2.12x	11.8%	58.2%	51.7%
55.0%	-	59.9%	11	398,494,206	36.5	4.89623%	113	1.61x	9.9%	63.8%	57.5%
60.0%	-	69.6%	15	266,183,105	24.4	4.86093%	100	1.51x	10.0%	71.1%	63.5%
Total / Wtd. Avg:			43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

A-2-4

ANNEX A-2

Type of Mortgaged Properties

				Weighted Averages
		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Office
Suburban	9	$313,488,123	28.7%	90.4%	1.65x	10.8%	63.1%	55.6%
CBD	2	103,342,074	9.5	95.2%	2.56x	14.4%	48.8%	43.8%
Subtotal:	11	$416,830,197	38.1%	91.6%	1.87x	11.7%	59.5%	52.7%

Retail
Anchored	6	$121,813,314	11.1%	94.3%	1.35x	9.3%	68.4%	58.0%
Super Regional Mall	1	69,000,000	6.3	89.3%	2.19x	8.3%	57.5%	57.5%
Unanchored	2	7,731,809	0.7	100.0%	1.32x	9.9%	71.1%	59.5%
Shadow Anchored	1	6,581,000	0.6	93.9%	1.51x	10.5%	74.9%	66.1%
Freestanding	2	6,086,930	0.6	100.0%	1.54x	9.9%	56.2%	49.3%
Subtotal:	12	$211,213,053	19.3%	93.0%	1.63x	9.1%	64.8%	57.9%

Hotel
Full Service	5	$183,287,842	16.8%	82.9%	3.20x	16.1%	42.1%	38.3%
Limited Service	2	12,505,845	1.1	71.9%	1.87x	13.2%	65.3%	52.1%
Extended Stay	1	11,882,296	1.1	76.7%	1.70x	10.9%	66.7%	54.8%
Subtotal:	8	$207,675,983	19.0%	81.9%	3.03x	15.7%	44.9%	40.1%

Mixed Use
Office/Retail	3	$61,442,484	5.6%	87.1%	2.05x	11.6%	58.9%	57.0%
Office/Industrial	1	55,352,648	5.1	100.0%	1.39x	9.4%	73.8%	60.3%
Subtotal:	4	$116,795,132	10.7%	93.2%	1.74x	10.6%	66.0%	58.6%

Industrial
Flex	3	$85,950,000	7.9%	98.1%	1.36x	9.8%	62.5%	56.1%
Warehouse	1	14,215,053	1.3	90.7%	1.39x	11.5%	72.3%	60.1%
Subtotal:	4	$100,165,053	9.2%	97.1%	1.36x	10.0%	63.9%	56.7%

Multifamily
Garden	18	$31,064,623	2.8%	95.6%	1.52x	11.0%	68.4%	61.4%
Mid-Rise	1	6,438,005	0.6	95.5%	1.70x	14.0%	55.1%	42.0%
Subtotal:	19	$37,502,628	3.4%	95.6%	1.55x	11.5%	66.1%	58.1%

Manufactured Housing	1	$2,800,000	0.3%	77.4%	1.48x	10.1%	71.4%	60.7%
Subtotal:	1	$2,800,000	0.3%	77.4%	1.48x	10.1%	71.4%	60.7%

Total / Wtd. Avg:	59	$1,092,982,047	100.0%	90.8%	1.97x	11.7%	59.1%	52.5%

A-2-5

ANNEX A-2

Mortgaged Properties by Location

				Weighted Averages
		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

California	4	$222,350,000	20.3%	96.4%	2.18x	10.6%	51.8%	48.6%
Texas	9	180,293,502	16.5	89.3%	1.40x	9.9%	66.0%	58.4%
Hawaii	2	119,945,058	11.0	91.4%	4.00x	18.9%	30.8%	29.2%
Florida	4	94,306,221	8.6	95.5%	1.50x	9.9%	67.7%	56.2%
Georgia	4	76,332,165	7.0	82.2%	1.45x	10.6%	67.6%	61.2%
Illinois	17	73,763,123	6.7	95.1%	1.47x	10.6%	70.5%	58.8%
Connecticut	1	51,000,000	4.7	84.9%	2.19x	12.0%	56.9%	56.9%
New Jersey	1	41,842,074	3.8	88.1%	2.48x	18.2%	47.0%	34.6%
Virginia	1	38,000,000	3.5	85.6%	2.18x	10.4%	62.1%	62.1%
Massachusetts	1	33,424,589	3.1	98.1%	1.21x	8.6%	71.0%	59.9%
Maryland	1	33,250,000	3.0	79.0%	1.45x	10.1%	73.7%	64.9%
Ohio	3	28,102,500	2.6	93.9%	1.47x	11.6%	67.6%	55.4%
Michigan	1	21,100,000	1.9	71.7%	1.50x	12.0%	63.9%	55.6%
Nevada	1	19,750,000	1.8	100.0%	1.33x	9.3%	64.8%	56.1%
North Carolina	1	16,475,654	1.5	69.2%	1.89x	12.2%	65.1%	53.6%
Alabama	1	8,850,000	0.8	94.5%	1.34x	9.8%	74.5%	65.1%
Oklahoma	1	6,581,000	0.6	93.9%	1.51x	10.5%	74.9%	66.1%
Pennsylvania	2	6,385,157	0.6	97.8%	1.33x	10.0%	66.4%	55.7%
Wisconsin	1	6,335,152	0.6	100.0%	1.28x	9.3%	73.1%	64.2%
South Carolina	1	6,170,852	0.6	79.2%	1.91x	14.1%	68.6%	52.4%
Arizona	1	5,925,000	0.5	100.0%	1.40x	10.6%	70.7%	60.8%
Minnesota	1	2,800,000	0.3	77.4%	1.48x	10.1%	71.4%	60.7%

Total / Wtd. Avg:	59	$1,092,982,047	100.0%	90.8%	1.97x	11.7%	59.1%	52.5%

A-2-6

ANNEX A-2

Prepayment Protection

				Weighted Averages
		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Defeasance	29	$584,071,768	53.4%	4.69163%	113	1.77x	11.0%	61.6%	54.6%
Yield Maintenance	10	323,684,625	29.6	4.93902%	108	1.72x	11.9%	61.2%	52.6%
Defeasance or Yield Maintenance	4	185,225,654	16.9	4.13740%	117	3.06x	13.4%	47.6%	45.6%
Total / Wtd. Avg:	43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

Loan Purpose

				Weighted Averages
		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)	Ratio(1)(3)	Maturity(1)(3)

Refinance	25	$688,580,039	63.0%	4.75054%	114	2.05x	12.4%	56.3%	49.0%
Acquisition	16	326,402,008	29.9	4.71603%	106	1.77x	10.8%	65.3%	58.8%
Recapitalization	2	78,000,000	7.1	3.78004%	116	2.15x	8.8%	57.5%	57.0%
Total / Wtd. Avg:	43	$1,092,982,047	100.0%	4.67097%	112	1.97x	11.7%	59.1%	52.5%

(1) In the case of Loan Nos. 1, 2, 3, 4, 5 and 8, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 2 and 10, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations exclude the related Subordinate Companion Loan(s).

(2) In the case of Loan No. 2, the UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 months following the expiration of the interest-only period based on the assumed principal payment schedule provided on Annex F to the Preliminary Prospectus. In the case of Loan No. 10, the UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 payments allocable to the Mortgage Loan following the Cut-off Date based on a pro rata allocation between the Mortgage Loan and Subordinate Companion Loan of principal payable on the related Whole Loan in accordance with the amortization schedule set forth in Annex G to the Preliminary Prospectus.

(3) In the case of Loan Nos. 2, 12 and 21, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-7

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

A-3-2

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

A-3-3

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

A-3-4

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type - Subtype:	Hotel – Full Service
Original Principal Balance(2):	$80,000,000	Net Rentable Area (Rooms)(5):	2,860
Cut-off Date Principal Balance(2):	$80,000,000	Location:	Honolulu, HI
% of Pool by IPB:	7.3%	Year Built / Renovated:	1961 / 2016
Loan Purpose(3):	Refinance	Occupancy / ADR / RevPAR:	94.6% / $250.09 / $236.65
Borrower:	Hilton Hawaiian Village LLC	Occupancy / ADR / RevPAR Date:	9/30/2016
Sponsor:	Park Intermediate Holdings LLC	Number of Tenants:	N/A
Interest Rate:	4.19950%	2013 NOI:	$110,964,835
Note Date:	10/24/2016	2014 NOI:	$119,860,819
Maturity Date:	11/1/2026	2015 NOI:	$128,737,723
Interest-only Period:	120 months	TTM NOI (as of 9/2016):	$131,893,120
Original Term:	120 months	UW Occupancy / ADR / RevPAR:	94.6% / $250.09 / $236.65
Original Amortization:	None	UW Revenues:	$374,437,742
Amortization Type:	Interest Only	UW Expenses:	$241,850,768
Call Protection(4):	L(28),DeforGrtr1%orYM(85),O(7)	UW NOI:	$132,586,975
Lockbox:	CMA	UW NCF:	$132,586,975
Additional Debt:	Yes	Appraised Value / Per Room:	$2,230,000,000 / $779,720
Additional Debt Balance(2):	$616,600,000 / $578,400,000	Appraisal Date:	8/30/2016
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap		Pari Passu Debt	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / Room:	$243,566	$445,804
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$243,566	$445,804
FF&E:	$0	Springing	N/A	Cut-off Date LTV:	31.2%	57.2%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	31.2%	57.2%
Other:	$0	$0	N/A	UW NCF DSCR:	4.47x	2.44x
				UW NOI Debt Yield:	19.0%	10.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$1,275,000,000	100.0%	Payoff Existing Debt	$1,255,912,700	98.5%
			Excess Loan Proceeds(3)	10,621,760	0.8
			Closing Costs	8,465,540	0.7
Total Sources	$1,275,000,000	100.0%	Total Uses	$1,275,000,000	100.0%
(1)	The Hilton Hawaiian Village Whole Loan was co-originated by JPMCB, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.
(2)	The Hilton Hawaiian Village Mortgage Loan is part of a whole loan comprised of (i) the mortgage loan (comprised of one senior note with an outstanding principal balance as of the Cut-off Date of $80.0 million), (ii) two companion loans, each of which is pari passu with respect to the Hilton Hawaiian Village Mortgage Loan (such companion loans being comprised of 15 pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $616.6 million and (iii) a subordinate companion loan (comprised of five pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $578.4 million. The Pari Passu Debt Financial Information presented in the chart above reflects the $696.6 million aggregate Cut-off Date balance of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loan, excluding the Hilton Hawaiian Village Subordinate Companion Loan. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance of the $1.275 billion Hilton Hawaiian Village Whole Loan, as defined in “The Loan” below.
(3)	Excess Loan Proceeds were distributed by the borrower to its member and utilized by affiliates of Park Hotels & Resorts to prepay other outstanding CMBS loans.
(4)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of December 1, 2016. Defeasance of the full $1.275 billion Hilton Hawaiian Village Whole Loan is permitted after the date that is the earlier of (i) May 1, 2019 and (ii) two years from the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). If the borrower has not previously elected to defease the Hilton Hawaiian Village Whole Loan, the borrower is also permitted to prepay the Hilton Hawaiian Village Whole Loan in whole, but not in part, after the expiration of the REMIC Prohibition Period with the payment of a yield maintenance premium.
(5)	The Hilton Hawaiian Village property also includes approximately 130,489 square feet of commercial/retail space leased to more than 100 tenants. Additionally, the property includes the 25-story Kalia Tower which is subject to a condominium regime. Kalia Tower contains six floors totaling 72 timeshare units that are not part of the collateral for the loan.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-5

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

The Loan. The Hilton Hawaiian Village loan is secured by a first mortgage lien on the borrower’s fee and leasehold interests in a 2,860-room luxury full-service destination resort located in Honolulu, Hawaii. The whole loan was co-originated by JPMCB, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A. and has an outstanding principal balance as of the Cut-off Date of $1.275 billion (the “Hilton Hawaiian Village Whole Loan”). The Hilton Hawaiian Village Whole Loan is comprised of (i) a senior loan, comprised of 16 pari passu notes, with an aggregate outstanding principal balance of $696.6 million (one of which, Note A-2-A-2, will be contributed to the JPMCC 2017-JP5 Trust, the “Hilton Hawaiian Village Mortgage Loan” and the remaining notes, collectively, the “Hilton Hawaiian Village Pari Passu Companion Loan”) and (ii) a subordinate companion loan, comprised of five pari passu notes, with an aggregate outstanding principal balance of $578.4 million (collectively, the “Hilton Hawaiian Village Subordinate Companion Loan”), each as described below. The Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loan are pari passu in right of payment with each other and are generally senior in right of payment to the Hilton Hawaiian Village Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Hilton Hawaiian Village Whole Loan” in the Preliminary Prospectus. The senior Note A-1-A was contributed to the Hilton USA Trust 2016-HHV securitization that governs the servicing and administration of the Hilton Hawaiian Village Whole Loan and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related trust and servicing agreement (the “Hilton USA Trust 2016-HHV Trust and Servicing Agreement”), the directing certificateholder under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement). However, the JPMCC 2017-JP5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions (which rights will be exercised by the Directing Certificateholder prior to a Control Termination Event). The Hilton Hawaiian Village Whole Loan has a 10-year term and will be interest-only for the term of the loan. The prior debt secured by the Hilton Hawaiian Village property was previously securitized in the Hilton USA Trust 2013-HLT trust.

Whole Loan Summary

The Borrower. The borrowing entity for the Hilton Hawaiian Village Whole Loan is Hilton Hawaiian Village LLC, a Hawaii limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Park Intermediate Holdings LLC. Park Intermediate Holdings LLC is a wholly owned subsidiary of Park Hotels & Resorts Inc. (“Park Hotels & Resorts”), one of two spin-offs announced by Hilton Worldwide Holdings Inc. (“Hilton”). On February 26, 2016, Hilton announced plans to separate into three independent, publicly traded companies: Park Hotels & Resorts (NYSE: PK), Hilton Grand Vacations Inc. (NYSE: HGV) and Hilton (NYSE: HLT). The spin-offs were completed in January 2017. Park Hotels & Resorts now owns most of Hilton’s owned and leased real estate properties and, with over 35,000 rooms and 67 hotels, is the second-largest publicly traded real estate investment trust in the lodging industry. Hilton Grand Vacations Inc. owns and operates Hilton’s timeshare business, while Hilton retains its core management and franchise business and continues to trade on the NYSE as a leading global hospitality company. The aggregate liability of the guarantor with respect to all full recourse carve-outs in the Hilton Hawaiian Village Whole Loan documents may not exceed an amount equal to 10.0% of the principal balance of the Hilton Hawaiian Village Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender. In addition, the guarantor is not a party to the environmental indemnity. In lieu of the guarantor signing the indemnity, the Hilton Hawaiian Village Whole Loan documents require the borrower to obtain environmental insurance. At origination, the borrower obtained an environmental insurance policy with (i) a term of 10 years, (ii) limits of $10,000,000 per occurrence and $25,000,000 in the aggregate and (iii) a $25,000 deductible.

A-3-6

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

The Property. The Hilton Hawaiian Village property is a 2,860-room, full-service luxury resort located on the island of Oahu in Honolulu, Hawaii. The Hilton Hawaiian Village is one of Hawaii’s premier urban resort destinations, situated on an entire city block overlooking Waikiki Beach. The property is situated on an approximately 22-acre site, the majority of which is fee-owned. The property is comprised of 2,860 guest rooms spread across five towers: the Ali’i Tower (348 rooms), Diamond Head Tower (380 rooms), Rainbow Tower (796 rooms), Kalia Tower (315 rooms) and Tapa Tower (1,021 rooms). The towers each offer unique guest room accommodations and are situated on ocean-front property, offering views of Waikiki Beach, Diamond Head and downtown Honolulu. The property is the only self-contained destination resort in Waikiki and offers the largest guest room inventory in the state of Hawaii, as well as the most meeting space within its competitive set. The property offers a host of resort-style amenities and services, including 20 food and beverage outlets, over 150,000 square feet of flexible indoor and outdoor function space, three conference centers, five swimming pools, a saltwater lagoon, spa grottos, the Mandara Spa and Fitness Center, a chapel and a retail component comprised of over 100 retail tenants.

The property was initially constructed by Hilton in 1961 and has undergone several extensive renovations throughout its existence. According to the sponsor, since 2008, the loan sponsor has invested approximately $232.2 million (approximately $81,188 per room) in capital expenditures spread across all segments of the property. Most recently, the loan sponsor completed a full-scale renovation of its premier luxury guest room tower, the Ali’i Tower, in 2012, updating the guest rooms and suites, main lobby and library at an estimated cost of approximately $20.6 million. Additionally, the loan sponsor completed a comprehensive renovation of the Diamond Head Tower in 2014 at an estimated cost of approximately $17.9 million.

Historical Capital Expenditures(1)
	2008	2009	2010	2011	2012	2013	2014	2015	YTD 2016(2)	Total
Capital Expenditures(3)	$22,216	$16,509	$8,834	$56,117	$42,568	$28,138	$32,965	$15,559	$9,293	$232,198
Per Room	$7,768	$5,772	$3,089	$19,621	$14,884	$9,838	$11,526	$5,440	$3,249	$81,188
(1)	Based on actual capital expenditures as provided by the loan sponsor.
(2)	YTD 2016 Capital Expenditures are as of September 30, 2016.
(3)	Capital Expenditures are presented in (000)’s.

The property offers approximately 150,000 square feet of indoor and outdoor meeting and function space, which is split between three primary locations: the second floor of the Tapa Tower, the base of the Kalia Tower and the Mid-Pacific Conference Center. The property features over 65,000 square feet of indoor meeting space spread throughout four buildings, as well as two outdoor lawns: the Lagoon Green and the Village Green. The Mid-Pacific Conference Center, a stand-alone building, underwent a full-scale refurbishment in 2013 and features 35,000 square feet of meeting/event space, including the 24,840 square foot Coral Ballroom, which is divisible into five separate breakout rooms. It is among the largest conference centers in the Hawaiian Islands and offers the largest capacity ballroom, accommodating up to 2,600 guests.

The property features approximately 130,489 square feet of leased retail and restaurant space, which was 78.5% occupied by over 100 tenants as of September 2016. The retail component of the property generated TTM September 2016 sales of approximately $136.1 million for reporting tenants. For the trailing 12-month period ending September 30, 2016, the retail component of the property generated approximately $20.8 million in retail revenue (retail revenue is inclusive of reimbursements for common area maintenance, taxes and marketing expenses, as provided by the loan sponsor) which, net of undistributed expenses attributable to the retail component (as estimated by the loan sponsor), accounts for approximately 13.1% of net cash flow, providing diversity to traditional hotel revenue streams. While the majority of the property’s leased space is made up of traditional retail and restaurant tenants, the hotel also leases some office space to Hilton Grand Vacations and third-party travel wholesalers, such as Kintetsu and JTB. The hotel’s Ocean Crystal Chapel and Lagoon Chapel are also leased to a third-party operator.

Historical Retail Component Sales(1)
	2013	2014	2015	TTM(2)
Total Sales	$130,613,993	$141,808,186	$137,316,925	$136,055,744
Sales PSF	$1,552	$1,651	$1,590	$1,496
(1)	Historical Sales for reporting tenants were provided by the loan sponsor.
(2)	TTM is as of September 30, 2016.

A-3-7

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

Collateral Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Lease Expiration Date	Base Rent PSF	% of Total Base Rent	Most Recent Sales(3)	Most Recent Sales PSF(3)
Mandara Spa	NA / NA / NA	12,583	9.6%	8/31/2017	$53.61	3.9%	$2,903,709	$231
Hatsuhana Hawaii	NA / NA / NA	6,026	4.6%	11/30/2018	$52.38	1.8%	$2,969,958	$493
Fresco	NA / NA / NA	5,983	4.6%	12/31/2018	$58.38	2.0%	$3,331,316	$557
Benihana of Tokyo	NA / NA / NA	5,300	4.1%	5/31/2021	$127.6	3.9%	$6,561,789	$1,238
Best Bridal - Lagoon Chapel	NA / NA / NA	4,755	3.6%	10/31/2022	$57.45	1.6%	$520,020	$109
Watabe Wedding(4)	NA / NA / NA	4,158	3.2%	1/14/2019	$63.93	1.5%	$167,697	$40
ABC Stores - Tapa Tower	NA / NA / NA	3,500	2.7%	8/31/2022	$384.2	7.7%	$12,225,380	$3,493
Louis Vuitton	NA / A+ / NA	3,500	2.7%	8/18/2023	$146.7	2.9%	$7,978,397	$2,280
Lamonts & Whalers General Store	NA / NA / NA	2,800	2.1%	MTM	$163.1	2.6%	$1,856,972	$663
ABC Discount Store	NA / NA / NA	2,145	1.6%	12/31/2018	$812.2	10.0%	$14,519,183	$6,769
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “tenant” field whether or not the parent company guarantees the lease.
(3)	Most Recent Sales and Most Recent Sales PSF for reporting tenants were provided by the loan sponsor as of September 30, 2016.
(4)	Most Recent Sales and Most Recent Sales PSF for Watabe Wedding represent only partial year performance as the venue opened in 2016.

The Hilton Hawaiian Village property is located in Honolulu, Hawaii, in the greater Oahu lodging market and the Waikiki submarket. The island of Oahu serves as an economic center of the Hawaiian Islands. Oahu maintains its status as one of the world’s foremost tourist destinations, with cultural venues, golf courses, restaurants, retail and recreational attractions. In 2015, approximately 5.3 million tourists, or 62.4% of Hawaii’s total air tourists, visited the island of Oahu, making it the most popular destination in the Hawaiian Islands. The total number of air visitors has increased by 435,867 from 2012 to 2015, which represents a 2.9% year-over-year increase. International travel to Oahu represented 46.3% of Oahu’s 5.3 million air visitors in 2015 and was marginally unchanged from 2014. Additionally, visitor expenditures in Oahu totaled $7.4 billion in 2015, which represents 49.3% of total expenditures by air visitors in 2015. Honolulu is the strongest lodging market in Oahu and all of the eight Hawaiian Islands, a status attributable to a temperate year-round climate, popularity as one of the leading group and leisure destinations of Hawaii, superior visitor infrastructure and high barriers to new supply. Honolulu encompasses more than 24,000 guest rooms in 74 properties and consistently achieved occupancy rates in the mid 70% to 80% range, never dropping below 74%, between 2009 and 2015. During this same period, RevPAR in Honolulu increased at an average annual rate of 9.5%, ending 2015 at $190, while the average daily rate achieved a premium of $69 over 2009. The market’s RevPAR in 2009, which represented the trough during the downturn, reflects a 14.6% decline relative to 2007, less than other leading markets.

The appraisal identified two hotels either recently opened or currently under construction in the Waikiki submarket that are expected to have some degree of competitive interaction with the Hilton Hawaiian Village property. The 623-room Hilton Garden Inn (Ohana Waikiki West Redevelopment) opened in June 2016, while the 230-room boutique Hyatt Centric (Waikiki Trade Center Redevelopment) is expected to open in March 2017. Though offered at a competitive price-point with national brand affiliations, the appraisal notes that both options are non-beachfront locations with select-service product offerings. Additionally, the appraisal notes significant barriers to entry, including nearly no developable ocean-front land and prohibitively high costs.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Hilton Hawaiian Village(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	89.0%	$248.36	$221.07	89.9%	$237.77	$213.84	101.0%	95.7%	96.7%
2014	87.8%	$250.07	$219.50	90.7%	$238.34	$216.26	103.4%	95.3%	98.5%
2015	89.0%	$256.75	$228.38	94.4%	$240.62	$227.20	106.2%	93.7%	99.5%
TTM(5)	89.9%	$259.08	$232.92	94.6%	$250.09	$236.65	105.3%	96.5%	101.6%

(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Hilton Hawaiian Village property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third-party information provider. The competitive set contains the following properties: Sheraton Waikiki, Marriott Waikiki Beach Resort & Spa, Hyatt Regency Waikiki Beach Resort & Spa, Westin Moana Surfrider, Sheraton Hotel Princess Kaiulani, Outrigger Reef Waikiki Beach Resort and Outrigger Waikiki Beach Resort.
(3)	Based on operating statements provided by the borrower, with the exception of 2013 and 2014 which have been adjusted by STR for both ADR and RevPAR in order to normalize for a change in accounting methodology in 2015. Prior to 2015, borrower operating statements presented ADR and RevPAR inclusive of resort fees. For all years presented above, ADR and RevPAR are calculated exclusive of resort fees.
(4)	Penetration Factor is calculated based on data provided by a third-party information provider for the competitive set and borrower-provided operating statements for the property.
(5)	TTM represents the trailing 12-month period ending on September 30, 2016.

A-3-8

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

Competitive Hotels Profile(1)
				2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Wholesale	Transient	Meeting & Group	Occupancy	ADR	RevPAR
Hilton Hawaiian Village(2)	2,860	1961	150,000	37%	44%	19%	94.4%	$240.62	$227.20
Primary Competitors
Sheraton Waikiki	1,636	1971	48,210	65%	15%	20%	90-95%	$300-325	$280-290
Marriott Waikiki Beach Resort & Spa	1,310	1971	55,000	20%	60%	20%	85-90%	$210-220	$180-190
Hyatt Regency Waikiki Beach Resort & Spa	1,230	1976	23,130	60%	25%	15%	85-90%	$250-260	$220-230
Westin Moana Surfrider	791	1901-1969	23,612	60%	30%	10%	85-90%	$350-375	$300-325
Secondary Competitors
Sheraton Hotel Princess Kaiulani	1,000	1955	14,000	65%	25%	10%	85-90%	$150-160	$130-140
Outrigger Reef Waikiki Beach Resort	635	1956	9,600	55%	40%	5%	85-90%	$250-260	$220-230
Outrigger Waikiki Beach Resort	524	1967	5,000	50%	40%	10%	80-85%	$260-270	$220-230
Total(3)	7,126
(1)	Based on the appraisal.
(2)	Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.
(3)	Excludes the Hilton Hawaiian Village property.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	89.9%	90.7%	94.4%	94.6%	94.6%
ADR(4)	$247.48	$259.85	$240.62	$250.09	$250.09
RevPAR(4)	$222.57	$235.77	$227.20	$236.65	$236.65

Room Revenue	$232,345,007	$246,124,088	$237,172,233	$247,711,744	$247,034,700	$86,376	66.0%
Resort Fee(4)	0	0	22,462,635	22,641,808	22,752,381	7,955	6.1
Food and Beverage Revenue	56,844,007	62,740,100	70,771,369	69,023,623	68,996,667	24,125	18.4
Retail Revenue(5)	19,071,361	20,048,658	20,582,018	20,786,062	19,162,812	6,700	5.1
Other Departmental Revenue	16,714,514	17,176,781	15,802,967	16,824,201	16,491,183	5,766	4.4

Total Revenue	$324,974,888	$346,089,627	$366,791,222	$376,987,438	$374,437,742	$130,922	100.0%

Room Expense	$55,976,889	$59,766,137	$62,515,991	$64,556,543	$64,380,098	$22,511	26.1%
Food and Beverage Expense	45,055,100	48,831,676	56,658,889	56,716,914	56,028,348	19,590	81.2
Other Departmental Expense	7,418,538	7,148,334	7,483,496	6,425,274	6,371,608	2,228	38.6
Departmental Expenses	$108,450,526	$115,746,148	$126,658,376	$127,698,731	$126,780,054	$44,329	33.9%

Departmental Profit	$216,524,362	$230,343,479	$240,132,846	$249,288,707	$247,657,688	$86,594	66.1%

Operating Expenses	$61,997,168	$64,229,329	$62,250,540	$64,897,454	$62,099,714	$21,713	16.6%
Gross Operating Profit	$154,527,194	$166,114,150	$177,882,306	$184,391,253	$185,557,974	$64,880	49.6%

Management Fee	$9,159,509	$9,759,316	$10,366,617	$11,551,940	$10,658,248	$3,727	2.8%
Incentive Management Fee	7,542,587	8,134,544	8,776,701	9,141,675	9,344,215	3,267	2.5
Retail Management Fee	1,081,185	1,142,850	1,168,053	1,174,867	1,053,955	369	0.3
Property Taxes	8,335,725	9,129,497	10,512,964	11,773,676	12,249,130	4,283	3.3
Property Insurance	3,138,410	3,058,106	2,452,071	2,579,098	3,343,630	1,169	0.9
Ground Rent & Other Expense	1,305,948	1,185,432	1,196,527	1,197,379	1,344,312	470	0.4
FF&E	12,998,996	13,843,585	14,671,649	15,079,498	14,977,510	5,237	4.0
Total Other Expenses	$43,562,359	$46,253,331	$49,144,583	$52,498,133	$52,971,000	$18,521	14.1%

Net Operating Income	$110,964,835	$119,860,819	$128,737,723	$131,893,120	$132,586,975	$46,359	35.4%
Net Cash Flow	$110,964,835	$119,860,819	$128,737,723	$131,893,120	$132,586,975	$46,359	35.4%
(1)	TTM represents the trailing 12-month period ending on September 30, 2016.
(2)	Per Room values based on 2,860 guest rooms.
(3)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line items.
(4)	Prior to a change in industry accounting methodology in 2015, resort fees were accounted for as a component of Room Revenue and included in ADR and RevPAR calculations. Since 2014, resort fees have been netted out of Room Revenue and shown separately in the Resort Fee category. ADR and RevPAR are shown net of resort fees for 2015 and all future years.
(5)	Retail tenant spaces are occupied pursuant to partial net leases. Retail Revenue is inclusive of reimbursements associated with shared common area maintenance, tax and marketing expenses. Related expenses attributable to the retail component are included in undistributed Operating Expenses for the overall property.

A-3-9

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

Property Management. The property is currently managed by Hilton Management LLC, a Delaware limited liability company and subsidiary of Hilton. The current management agreement expires on December 31, 2047, with two 20-year extension options, and provides for (i) a base management fee equal to 3.0% of gross revenue (less revenue from the retail component of the property), (ii) an incentive management fee equal to 6.0% of adjusted gross profit (exclusive of the retail component of the property), (iii) a management fee equal to 5.5% of net retail income with respect to the retail component of the property and (iv) monthly FF&E deposits equal to 4.0% of gross revenue for the prior month.

Escrows and Reserves. No upfront reserves were taken at origination.

Tax Escrows - The requirement for the borrower to make monthly deposits to the tax escrow is waived so long as the borrower has reserved such amounts with the property manager or the manager pays such taxes, in each case pursuant to the management agreement. In the event that the borrower is no longer required to reserve such amounts with the property manager, on each payment date, the borrower will be required to deposit 1/12 of annual estimated taxes upon the occurrence of a Trigger Period (as defined below).

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as the borrower has reserved such amounts with the property manager or the manager pays such premiums, in each case pursuant to the management agreement. In the event that the borrower is no longer required to reserve such amounts with the property manager, on each payment date, the borrower will be required to deposit 1/12 of annual estimated insurance premiums upon the occurrence of a Trigger Period. In addition, provided that no event of default has occurred and is continuing, the requirement to deposit such amounts is waived so long as the property is insured under a blanket policy reasonably acceptable to the lender insuring substantially all of the real property owned, directly or indirectly, by the guarantor.

Replacement Reserves - The requirement for the borrower to make monthly deposits for replacements reserves is waived so long as the borrower has reserved such amounts with the property manager pursuant to the management agreement. In the event that the borrower is no longer required to reserve such amounts with the property manager, on each payment date, the borrower will be required to deposit 4.0% of gross income for the calendar month that is two months prior to the applicable payment date (as calculated in the loan documents).

Lockbox / Cash Management. The loan is structured with a CMA lockbox. All revenues will be deposited into segregated property accounts maintained by the property manager on behalf of the borrower and the operating lessee, as applicable, and controlled by the lender (the “Property Accounts”). All revenues in the Property Accounts (less any account charges payable to the bank at which the Property Accounts are maintained and less any required minimum peg balance) will be transferred on each business day to accounts maintained by the property manager on behalf of the borrower and the operating lessee, as applicable (each, an “Operating Account”). Funds on deposit in the Operating Accounts will be disbursed in an amount equal to the monthly replacement reserve deposit into the manager replacement reserve account (the “Manager FF&E Reserve Account”) (each of the Manager FF&E Reserve Account, the Operating Account and the Property Account are referred to as “Manager Accounts”). The property manager will be required to apply such funds to the payment of real property taxes and insurance, ground rent, debt service (but only prior to the restructuring), management fees, capital expenditures and reserves for the same, operating expenses, emergency repairs, tenant improvement costs and leasing commissions, working capital reserves, sales and use taxes owed to governmental authorities, custodial funds and required monthly reserves, in each case in accordance with the management agreement (the “Required Payments”). The lender will not require any reserves with respect to any Required Payments which are to be paid directly by or reserved by the property manager pursuant to the management agreement. On a monthly basis, the property manager will deposit all funds remaining in the Operating Accounts after the payment of the Required Payments (“Excess Cash”) into a lender-controlled account as additional collateral for the mortgage loan (the “Cash Management Account”). So long as no Trigger Period is continuing, all funds in the Cash Management Account after payment of debt service, required reserves and operating expenses will be released to the operating lessee and/or the borrower, as applicable, not later than the business day immediately following the date such funds are deposited by the property manager. During a Trigger Period, all funds in the Cash Management Account will be deposited into the excess cash accounts and held as additional collateral for the Hilton Hawaiian Village Whole Loan. The operating lessee and/or the borrower, as applicable, is required to grant a security interest in all Manager Accounts (and the property manager will consent to the same); provided, that such amounts on deposit in the Manager Accounts will be available for use by the property manager in accordance with the management agreement following an event of default and the lender will not apply such amounts on deposit in the Manager Accounts to Hilton Hawaiian Village Whole Loan.

A “Trigger Period” will commence upon the occurrence of: (i) an event of default or (ii) the date that the debt yield (as calculated in the loan documents) is less than 7.0%.

A Trigger Period will end when, if caused by (a) clause (i) above, the respective event of default has been cured or waived or (b) clause (ii) above, the debt yield (as calculated in the loan documents) exceeds 7.0% for two consecutive quarters.

A-3-10

Annex A-3	JPMCC 2017-JP5

Hilton Hawaiian Village

Partial Releases. The borrower is permitted to release (i) the ground leased parcel, (ii) the retail component and/or (iii) certain other parcels of property that do not materially and adversely affect the ongoing operations of the remaining property, other than the lost income associated with the released parcels, in each case through a partial prepayment of the Hilton Hawaiian Village Whole Loan at any time after the expiration of the lockout period upon certain terms and conditions contained in the loan documents (including, without limitation, payment of the yield maintenance premium, if applicable). Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus for additional details.

A-3-11

Annex A-3	JPMCC 2017-JP5

Moffett Gateway

A-3-12

Annex A-3	JPMCC 2017-JP5

Moffett Gateway

A-3-13

Annex A-3	JPMCC 2017-JP5

Moffett Gateway

A-3-14

Annex A-3	JPMCC 2017-JP5

Moffett Gateway

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
Original Principal Balance(1):	$80,000,000	Property Type - Subtype:	Office – Suburban
Cut-off Date Principal Balance(1):	$80,000,000	Net Rentable Area (SF):	612,691
% of Pool by IPB:	7.3%	Location:	Sunnyvale, CA
Loan Purpose:	Refinance	Year Built / Renovated:	2016 / N/A
Borrower:	441 Real Estate LLC	Occupancy(5):	100.0%
Sponsor(2):	Joseph K. Paul	Occupancy Date:	3/1/2017
Interest Rate:	3.319403%	Number of Tenants:	1
Note Date:	9/22/2016	2013 NOI(6):	N/A
Maturity Date:	4/1/2027	2014 NOI(6):	N/A
Interest-only Period:	60 months	2015 NOI(6):	N/A
Original Term:	126 months	TTM NOI(6):	N/A
Original Amortization(3):	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	IO-Balloon	UW Revenues:	$35,097,235
Call Protection(4):	L(29),Def(90),O(7)	UW Expenses:	$6,170,971
Lockbox:	Hard	UW NOI:	$28,926,265
Additional Debt:	Yes	UW NCF:	$27,631,280
Additional Debt Balance(1):	$163,000,000 / $102,000,000 /	Appraised Value / Per SF(7):	$525,000,000 / $857
	$50,000,000	Appraisal Date:	7/20/2016
Additional Debt Type:	Pari Passu / B-Note /
	Mezzanine Loan

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Notes	Whole Loan
Taxes:	$180,864	$180,864	N/A	Cut-off Date Loan / SF:	$397	$563
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$337	$503
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV(7):	46.3%	65.7%
TI/LC:	$0	$0	N/A	Maturity Date LTV(7):	39.3%	58.7%
Other:	$86,961,915	$0	N/A	UW NCF DSCR(9):	1.95x	1.43x
				UW NOI Debt Yield:	11.9%	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A-Notes(1)	$243,000,000	61.5%	Payoff Existing Debt	$216,321,083	54.8%
B-Note(1)	102,000,000	25.8	Upfront Reserves	87,142,779	22.1
Mezzanine Loan	50,000,000	12.7	Return of Equity	84,003,847	21.3
			Closing Costs	7,532,290	1.9
Total Sources	$395,000,000	100.0%	Total Uses	$395,000,000	100.0%

(1)	The Moffett Gateway loan is part of a whole loan evidenced by five pari passu notes with an aggregate principal balance as of the Cut-off Date of $243.0 million (the “A-Notes”) and a subordinate companion loan (the “B-Note”). The A-Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the A-Notes but excludes the related B-Note and mezzanine loan. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance of the A-Notes and B-Note evidencing the Moffett Gateway Whole Loan, but excludes the related mezzanine loan.
(2)	For a full description of Sponsor, please refer to “The Loan Sponsor” below.
(3)	The Moffett Gateway A-Notes will amortize in accordance with the amortization schedule set forth in Annex F to the Preliminary Prospectus subsequent to a five-year interest-only period. The principal payments that would otherwise have been paid to the B-Note will be used to pay down the aggregate principal balance of the A-Notes.
(4)	The lockout period will be at least 29 payment dates beginning with and including the first payment date of November 1, 2016. Defeasance of the full $345.0 million Moffett Gateway Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by November 1, 2020, the borrower is permitted to prepay the Moffett Gateway Whole Loan in whole, but not in part, with the payment of a yield maintenance premium.
(5)	The property is 100.0% leased to Google Inc. (“Google”) through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for 1225 Crossman Avenue (“Building One”) and the second for 1265 Crossman Avenue (“Building Two”). Google is expected to take occupancy for both spaces by September 2017 and, subsequent to any applicable free rent periods, is required to begin paying full rent as applicable under each lease as follows: Building One in July 2018 and Building Two in July 2017.
(6)	Historical cash flows are not available as the property was constructed in 2016.

A-3-15

Annex A-3	JPMCC 2017-JP5

Moffett Gateway

(8)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “hypothetical market value as stabilized”, which assumes that all tenant improvement construction is complete and that all contractual free rent has “burned off” at the “stabilized” value date. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent). The “as-is” value as of July 20, 2016 is $430.0 million, which results in a Cut-off Date LTV and Maturity Date LTV of 56.5% and 48.0%, respectively, and a Whole Loan Cut-off Date LTV and Maturity Date LTV of 80.2% and 71.7%, respectively.
(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(10)	The UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 months following the expiration of the interest-only period based on the assumed principal payment schedule provided on Annex F to the Preliminary Prospectus.

The Loan. The Moffett Gateway loan is secured by a first mortgage lien on the borrower’s fee interest in a newly constructed corporate office campus consisting of two seven-story towers, an amenities building and a parking garage, located in Sunnyvale, California. The whole loan has an outstanding principal balance as of the Cut-off Date of $345.0 million (the “Moffett Gateway Whole Loan”) and is comprised of five pari passu senior notes, each as described below, with an aggregate outstanding principal balance as of the Cut-off Date of $243.0 million (collectively, the “Moffett Gateway A-Notes”) and a subordinate B-Note with an outstanding principal balance as of the Cut-off Date of $102.0 million (the “Moffett Gateway Subordinate Companion Loan”), each as described below. Note A-1, with an outstanding principal balance as of the Cut-off Date of $80.0 million, is being contributed to the JPMCC 2017-JP5 Trust (the “Moffett Gateway Mortgage Loan”). Note A-3 and Note A-4, with outstanding principal balances as of the Cut-off Date of $40.0 million and $20.0 million, respectively, are expected to be contributed to one or more future securitization trusts. Note A-2, with an outstanding principal balance as of the Cut-off Date of $60.0 million, was contributed to the JPMCC 2016-JP4 trust and Note A-5, with an outstanding principal balance as of the Cut-off Date of $43.0, million was contributed to the JPMDB 2016-C4 trust (together, with Note A-3 and Note A-4, the “Moffett Gateway Pari Passu Companion Loans”). The Moffett Gateway Subordinate Companion Loan has been sold to a third party investor. Under the related intercreditor agreement, prior to a control appraisal period with respect to the Moffett Gateway Subordinate Companion Loan, under certain circumstances, the holder of the Moffett Gateway Subordinate Companion Loan will have the right to approve certain major decisions with respect to the Moffett Gateway Whole Loan, to exercise certain cure rights and to replace the related special servicer with or without cause. The holder of the Moffett Gateway Subordinate Companion Loan will also have the right to purchase the Moffett Gateway A-Notes under certain circumstances. After the occurrence and during the continuance of a control appraisal period with respect to the Moffett Gateway Subordinate Companion Loan, the holder of Note A-2 will be entitled to exercise the rights of the controlling noteholder for the Moffett Gateway Whole Loan, which rights will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder); however, the holders of the Moffett Gateway Pari Passu Companion Loans will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Moffett Gateway Whole Loan has a 10-year, six-month term and, subsequent to a five-year interest-only period, the Moffett Gateway A-Notes will amortize in accordance with the amortization schedule set forth on Annex F to the Preliminary Prospectus. The principal payments that would otherwise have been paid to the Moffett Gateway Subordinate Companion Loan are included as part of the scheduled amortization of the Moffett Gateway A-Notes.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$80,000,000	$80,000,000	JPMCC 2017-JP5	No
A-2	60,000,000	60,000,000	JPMCC 2016-JP4	No
A-3	40,000,000	40,000,000	JPMCB	No
A-4	20,000,000	20,000,000	JPMCB	No
A-5	43,000,000	43,000,000	JPMDB 2016-C4	No
B-1	102,000,000	102,000,000	Third Party Investor	Yes
Total	$345,000,000	$345,000,000

The Borrower. The borrowing entity for the Moffett Gateway Whole Loan is 441 Real Estate LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor is Joseph K. Paul (“Jay Paul”) and the nonrecourse carve-out guarantors are Jay Paul, Jay Paul Revocable Living Trust Dated November 9, 1999, as Amended and Restated on March 19, 2010, and Paul Guarantor LLC, a Delaware limited liability company. Jay Paul is the founder of the Jay Paul Company. The Jay Paul Company is an owner and developer of commercial office properties throughout California. Founded in 1975, the Jay Paul Company has developed or acquired over 8.5 million square feet of office space, including 21 buildings in Moffett Park totaling 5.0 million square feet. Jay Paul Company has built projects for many notable companies including Apple, Google, Amazon, Motorola, Microsoft, Boeing, Philips Electronics, HP and DreamWorks, among others. The loan sponsor focuses on sustainable design and has closed in excess of $12.0 billion in equity and debt financings since inception. The borrower is permitted to obtain the release of Jay Paul and the trust from the guaranty and environmental indemnity upon satisfaction of certain conditions in the loan documents, which include, without limitation, Paul Guarantor LLC maintaining a net worth of not less than $300.0 million and liquidity of not less than $20.0 million.

A-3-16

Annex A-3	JPMCC 2017-JP5

Moffett Gateway

The loan sponsor purchased the land and previous buildings in 2012 for approximately $50.4 million and, according to the loan sponsor, has spent approximately $182.5 million ($298 per square foot) on the development of the Moffett Gateway office complex. Additionally, the loan sponsor has indicated it spent approximately $55.1 million ($90 per square foot) in tenant improvement and leasing commission costs. The loan sponsor’s total cost basis is approximately $336.1 million ($549 per square foot).

The Property. The Moffett Gateway property is comprised of two newly-constructed seven-story Class A LEED Platinum-Certified towers totaling 597,848 square feet and is located in Sunnyvale, California. The property is situated on approximately 15.5 acres and features a 14,843 square foot amenities building, which contains a fitness center with locker rooms, showers, steam rooms and a yoga studio, a rooftop dining area, bocce court area and common and recreation areas. Additionally, the property contains 2,022 parking spaces resulting in a parking ratio of approximately 3.3 spaces per 1,000 square feet of space. The property benefits from its location at the intersection of Highways 237 and 101, two regional highway systems that provide direct access to the surrounding areas as well as the San Francisco central business district, located approximately 38.4 miles north of the property. The property is part of the larger Moffett Park development, a 519-acre area comprised of recently developed office spaces and research and development buildings. Additionally, a Santa Clara Light Rail System is located adjacent to the property, which provides service to the surrounding residential communities. The Santa Clara County Transit System provides bus service county-wide and has four stops nearby the property.

As of March 1, 2017, the property is 100.0% leased to Google pursuant to two separate 298,924 square foot triple net leases through March 31, 2027 for Building One and Building Two, each with two seven-year extension options and no early termination options. Google does not directly lease the amenities building from the landlord. Instead, Google’s right to use the amenities building is contained within each individual lease. Google’s right to use the amenities building is exclusive during any period when Google leases both office buildings and is non-exclusive for any period of time that an additional tenant leases space at the property in the future. Additionally, the amenities building, which includes the parking structure, is part of the common areas which are owned in fee simple by an owners association, which is wholly owned by the borrower. The borrower has pledged the ownership interests in the owner’s association as collateral for the Moffett Gateway Whole Loan.

Google’s main headquarters in Mountain View, California is located approximately 6.4 miles west of the property. On October 2, 2015, Google implemented a holding company reorganization in which Alphabet became the successor issuer to Google. At that time, Alphabet recognized the assets and liabilities of Google at carryover basis. Alphabet, through its subsidiaries, provides online advertising services in the United States, the United Kingdom and rest of the world. Alphabet is the second largest publicly traded company (NASDAQ: GOOG) in the world as measured by market capitalization and is rated Aa2 and AA by Moody’s and S&P, respectively. Google represents approximately 99.4% of Alphabet’s total revenues, based on Alphabet’s 2015 annual report.

The property is located in the Sunnyvale office submarket. The submarket features one of the highest concentrations of technology, software and creative tenants within Silicon Valley. Moffett Gateway is located along Moffett Park Avenue, a part of the larger Moffett Park development, which is a 519-acre area comprised of recently developed office spaces and research and development buildings. Moffett Park is home to several notable technology firms including Amazon.com, Google, Hewlett-Packard, Juniper Networks, Lockheed Martin, Microsoft, and Yahoo!. Google owns or leases approximately 3.5 million square feet of office space in Sunnyvale, making it the largest corporate occupier in the submarket. Additionally, Google collectively owns or leases approximately 15.1 million square feet in Silicon Valley and the greater San Francisco area. As of the second quarter of 2016, the Sunnyvale market had a Class A office inventory of approximately 8.9 million square feet with an overall vacancy rate of 8.8% and annual asking rents between $43.80 and $45.60 per square foot on a triple-net basis.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
N/A	N/A	N/A	100.0%

(1)	Historical Occupancy is not available as the property was constructed in 2016.
(2)	Current Occupancy is as of March 1, 2017. The property is 100.0% leased to Google through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for Building One and the second for Building Two. Google is expected to take occupancy by September 2017 and, subsequent to any applicable free rent periods, is required to begin paying full rent at Building One in July 2018 and full rent at Building Two in July 2017. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent).

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Annex A-3	JPMCC 2017-JP5

Moffett Gateway

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Google(4)	Aa2 / AA / NA	612,691	100.0%	$50.87	100.0%	3/31/2027

(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Base Rent PSF includes the 14,843 square foot amenities building, for which approximately $785,298 of base rent has been underwritten. Google’s right to use the amenities building is exclusive during any period when Google leases both office buildings and is non-exclusive for any additional tenant that may sign a lease at the property in the future.
(4)	Google has two seven-year renewal options remaining for each lease. Google must provide notice of its intention to renew no earlier than January 2026 or later than June 2026.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	2	612,691	100.0	31,169,318	100.0	612,691	100.0%	$31,169,318	100.0%
2028 & Beyond	0	0	0.0	0	0.0	612,691	100.0%	$31,169,318	100.0%
Total	2	612,691	100.0%	$31,169,318	100.0%

(1)	Based on the underwritten rent roll.

Google Rent Schedule
Period	Building One Base Rent per Year	Building One Base Rent per Year PSF	Building Two Base Rent per Year	Building Two Base Rent per Year PSF	Cumulative Base Rent per Year	Cumulative Base Rent per Year PSF
Months 1 – 10(1)	$0	$0.00	$0	$0.00	$0	$0.00
Months 11 – 22(1)	0	0.00	12,232,568	20.46	12,232,568	20.46
Months 23 – 34	12,599,545	21.07	13,738,744	22.98	26,338,289	44.06
Months 35 – 46	14,150,907	23.67	14,150,907	23.67	28,301,813	47.34
Months 47 – 58	14,575,434	24.38	14,575,434	24.38	29,150,868	48.76
Months 59 – 70	15,012,697	25.11	15,012,697	25.11	30,025,394	50.22
Months 71 – 82	15,463,078	25.86	15,463,078	25.86	30,926,156	51.73
Months 83 – 94	15,926,970	26.64	15,926,970	26.64	31,853,940	53.28
Months 95 – 106	16,404,779	27.44	16,404,779	27.44	32,809,559	54.88
Months 107 – 118	16,896,923	28.26	16,896,923	28.26	33,793,845	56.53
Months 119 – 128	14,431,037	24.14	14,431,037	24.14	28,862,073	48.28
Total/Wtd. Avg.(2)	$135,461,369	$25.34	$148,833,136	$25.09	$284,294,505	$49.53
(1)	The property is 100.0% leased to Google through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for Building One and the second for Building Two. Google is expected to take occupancy by September 2017 and, after any applicable free rent periods, is required to begin paying full rent as applicable under each lease as follows: Building One in July 2018 and Building Two in July 2017. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent).
(2)	The Total/Wtd. Avg. Base Rent and PSF numbers exclude the 14,843 square foot amenities building, for which approximately $785,298 of base rent has been underwritten. Google’s right to use the amenities building is exclusive during any period when Google leases both office buildings and is non-exclusive for any period of time an additional tenant leases space at the property in the future.

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Annex A-3	JPMCC 2017-JP5

Moffett Gateway

Proforma and Underwritten Net Cash Flow
	Proforma 2017	Proforma 2018	Proforma 2019	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$3,318,057	$17,393,064	$28,439,878	$31,169,318	$50.87	84.4%
Vacant Income	0	0	0	0	0.00	0.0
Gross Potential Rent	$3,318,057	$17,393,064	$28,439,878	$31,169,318	$50.87	84.4%
Total Reimbursements	4,112,410	6,072,471	6,503,937	5,775,140	9.43	15.6
Net Rental Income	$7,430,467	$23,465,535	$34,943,815	$36,944,458	$60.30	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,847,223)	(3.01)	(5.0)
Other Income	0	0	0	0	0.00	0.0
Effective Gross Income	$7,430,467	$23,465,535	$34,943,815	$35,097,235	$57.28	95.0%

Total Expenses	$5,583,716	$6,204,727	$6,692,827	$6,170,971	$10.07	17.6%

Net Operating Income	$1,846,751	$17,260,808	$28,250,988	$28,926,265	$47.21	82.4%

Total TI/LC, Capex/RR	0	0	0	1,294,985	2.11	3.7
Net Cash Flow	$1,846,751	$17,260,808	$28,250,988	$27,631,280	$45.10	78.7%

(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	The property is 100.0% leased to Google through March 2027. Google has executed two leases for the property but is not yet in occupancy of either space. Google leases the property under two separate leases, one for Building One and the second for Building Two. Google is expected to take occupancy by September 2017 and, after any applicable free rent periods, is required to begin paying full rent as applicable under each lease as follows: Building One in July 2018 and Building Two in July 2017. At origination, the borrower reserved approximately $87.0 million for unfunded obligations (approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent).

Property Management. The property is subject to a management agreement with Paul Holdings, Inc., an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $87.0 million for unfunded obligations (which included approximately $49.4 million for outstanding tenant improvements and leasing commissions and approximately $37.6 million for free rent reserves) and $180,864 for tax reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $180,864.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. During a Cash Sweep Period (as defined below), all excess cash flow after payment of the mortgage debt service, required reserves, operating expenses and mezzanine debt service will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Period” means the period after the occurrence of (i) an event of default, (ii) any bankruptcy action of the borrower or manager (if, with respect to the manager only, such bankruptcy action is not discharged, stayed or dismissed within 30 days), (iii) the date on which the debt service coverage ratio (as calculated in the loan documents), based on trailing three-months is less than 1.10x (including aggregate debt service for the Moffett Gateway A-Notes, Moffett Gateway Subordinate Companion Loan and mezzanine loan) or (iv) any of the following: (a) the earlier of (1) the payment date in August 2024, (2) a notification by Google of its intention to not renew its leases or (3) any failure to renew the Google leases in accordance with their terms (a “Maturity Trigger”), (b) the date on which the long term unsecured debt rating of Google or its parent company is not rated by two rating agencies, is withdrawn by two rating agencies or is downgraded to or below BBB- (or its equivalent) by two rating agencies (a “Downgrade Trigger”), (c) any default by Google under its leases (a “Default Trigger”), (d) any bankruptcy or insolvency action by Google or any party providing a guaranty or credit support for the leases (a “Tenant Bankruptcy Trigger”), or (e) Google gives notice that it intends to terminate its leases or any termination or cancellation of the leases (a “Termination Trigger”) (any of the foregoing in subpart (iv), a “Specified Tenant Trigger”).

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Annex A-3	JPMCC 2017-JP5

Moffett Gateway

The borrower has the right to cure a Cash Sweep Period by, if caused by (a) clause (i) above, the acceptance of a cure by the lender of the applicable event of default (in its sole and absolute discretion), (b) clause (ii) above solely with respect to the manager, the replacement of such manager with a qualified manager under a management agreement acceptable to the lender within 60 days (or, if such bankruptcy action was involuntary and the manager or borrower did not consent to or solicit or collude with the party filing such action, upon the same being discharged, stayed or dismissed within 60 days), (c) clause (ii) above solely with respect to the borrower if the bankruptcy action was involuntary and the borrower, guarantor or any affiliate did not consent to or solicit or collude with the party filing such action, upon the same not being discharged, stayed or dismissed within 60 days, (d) clause (iii) above, the achievement of a debt service coverage ratio for two consecutive quarters of at least 1.10x on a trailing three-month basis, (e) a Maturity Trigger, Google renewing both of its leases in accordance with the loan documents and paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations in accordance with the loan documents, (f) a Downgrade Trigger, the initiation or reinstatement by Fitch, Moody’s and S&P, of the applicable rating required under the loan documents, (g) a Default Trigger, Google has cured all defaults and is paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations (unless the tenant is rated at least BBB- (or its equivalent) by Fitch, Moody’s and S&P and the borrower reserves for such amounts in accordance with the loan documents), (h) a Tenant Bankruptcy Trigger, the bankruptcy action is dismissed pursuant to a final, non-appealable order and Google is paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations (unless the tenant is rated at least BBB- (or its equivalent) by Fitch, Moody’s and S&P and the borrower reserves for such amounts in accordance with the loan documents), or (i) a Termination Trigger, Google has revoked or rescinded all termination or cancellation notices with respect to the lease(s) and has re-affirmed each lease as being in full force and effect and is paying full unabated rent without any right of offset or free rent credit or outstanding tenant improvement obligations (unless the tenant is rated at least BBB- (or its equivalent) by Fitch, Moody’s and S&P and the borrower reserves for such amounts in accordance with the loan documents). The borrower may also cure a Default Trigger, a Tenant Bankruptcy Trigger or a Termination Trigger by re-leasing the space leased by Google to a replacement tenant in accordance with the loan documents. In no event will the borrower have the right to cure a Cash Sweep Period caused by the borrower’s voluntary bankruptcy or insolvency, and the borrower is limited to curing a Cash Sweep Period caused by an event of default, a Default Trigger, a Downgrade Trigger, a Tenant Bankruptcy Trigger or a Termination Trigger to no more than three times during the term of the loan.

Additional Debt. There is a $102.0 million Moffett Gateway Subordinate Companion Loan and a $50.0 million mezzanine loan, both coterminous with the Moffett Gateway A-Notes. The Moffett Gateway Subordinate Companion Loan and the mezzanine loan have each been sold to separate third party investors. The Moffett Gateway Subordinate Companion Loan has a 5.00000% coupon and is interest only for the entire term. All principal payments on the Moffett Gateway Whole Loan once amortization begins after the expiration of the interest-only period will be applied to the Moffett Gateway A-Notes, which will cause hyper-amortization of the Moffett Gateway A-Notes. The mezzanine loan has a 6.35000% coupon and is interest only for the full term of the loan. Including the Moffett Gateway Subordinate Companion Loan and mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 75.2%, 1.22x and 7.3%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement.

Partial Release. The borrower is permitted to release Building One or Building Two from the lien of the security instrument through a partial defeasance of the Moffett Gateway Whole Loan at any time after the expiration of the lockout period if, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrower defeases a portion of the Moffett Gateway Whole Loan in an amount equal to (a) the allocated loan amount for the applicable building (which is $170.0 million for each building with respect to the Moffett Gateway Whole Loan and $27.5 million for each building with respect to the mezzanine loan) plus (b) if the Google Tenancy Condition (as defined below) is not satisfied, 25% of the allocated loan amount, (iii) after giving effect to the release, the debt service coverage ratio of the remaining portion of the property based on the trailing 12-month period equals or is greater than the greater of (a) 1.23x and (b) the debt service coverage ratio for the property (including the building being released) immediately preceding the release based on the trailing-three month period.

“Google Tenancy Condition” means (a) there is no Cash Sweep Period caused by a Specified Tenant Trigger and (b) either the Google lease or a lease for the Google leased premises with a tenant that has a long term unsecured debt rating of BBB or its equivalent is in full force and effect for the remaining property.

Right of First Offer. Google has a right of first offer, so long as the borrower or an affiliate owns the property, to purchase all or any portion of the property that the borrower is willing to sell. The right of first offer expressly does not apply to any third party (including any owner by reason of foreclosure or any successor-in-interest) who subsequently owns all or any portion of the property.

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Annex A-3	JPMCC 2017-JP5

Dallas Design District

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Dallas Design District

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Dallas Design District

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Annex A-3	JPMCC 2017-JP5

Dallas Design District

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$75,000,000	Title:	Fee / Leasehold
Cut-off Date Principal Balance(1):	$75,000,000	Property Type - Subtype:	Industrial - Flex
% of Pool by IPB:	6.9%	Net Rentable Area (SF):	728,452
Loan Purpose:	Refinance	Location:	Dallas, TX
Borrowers(2):	Various	Year Built / Renovated(3)	Various / Various
Sponsors:	Donald Engle and	Occupancy:	98.7%
	William L. Hutchinson	Occupancy Date:	12/28/2016
Interest Rate:	5.25700%	Number of Tenants:	100
Note Date:	1/5/2017	2013 NOI(4):	$7,626,320
Maturity Date:	2/1/2027	2014 NOI(4):	$9,005,119
Interest-only Period:	36 months	2015 NOI:	$8,498,455
Original Term:	120 months	TTM NOI (as of 9/2016)(5):	$9,637,865
Original Amortization:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	IO-Balloon	UW Revenues:	$15,304,762
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW Expenses:	$4,048,471
Lockbox:	Hard	UW NOI(5):	$11,256,291
Additional Debt:	Yes	UW NCF:	$10,204,999
Additional Debt Balance:	$45,000,000	Appraised Value / Per SF:	$193,085,000 / $265
Additional Debt Type:	Pari Passu	Appraisal Date:	Various

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$165
Taxes:	$316,270	$316,270	N/A	Maturity Date Loan / SF:	$147
Insurance:	$200,000	Springing	N/A	Cut-off Date LTV:	62.1%
Replacement Reserves:	$374,106	Springing	$372,816	Maturity Date LTV:	55.3%
TI/LC:	$3,278,052	Springing	$3,278,052	UW NCF DSCR:	1.28x
Other:	$2,155,636	$6,025	N/A	UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$120,000,000		100.0%	Payoff Existing Debt	$109,451,756	91.2%
			%	Upfront Reserves	6,324,064	5.3%
				Closing Costs	3,812,371	3.2%
				Return of Equity	411,809	0.3%
Total Sources	$120,000,000		100.0%	Total Uses	$120,000,000	100.0%

(1)	The Dallas Design District loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $120.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $120.0 million Dallas Design District Whole Loan, as defined in “The Loan” below.
(2)	For a full description of the Borrowers, please refer to “The Borrowers” below.
(3)	The Dallas Design District properties were built between 1953 and 1999 and renovated between 2010 and 2016.
(4)	The increase in 2014 NOI from 2013 NOI is primarily due to rents in place increasing from approximately $9.0 million in 2013 to approximately $9.9 million in 2014 as a result of new/renewal leases signed at higher rents at 1025 Stemmons, 1250 Slocum, 1617 Hi Line, 1645 Stemmons and 1500 Dragon.
(5)	The increase in TTM NOI to UW NOI is primarily due to recent leasing across the properties along with contractual rent steps taken through January 2018 totaling $425,877.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMCC 2017-JP5

Dallas Design District

The Loan. The Dallas Design District loan is secured by a first mortgage lien on the borrowers’ fee and leasehold interests in 12 industrial-flex properties located in Dallas, Texas. The whole loan has an outstanding principal balance as of the Cut-off Date of $120.0 million (the “Dallas Design District Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-1 is being contributed to the JPMCC 2017-JP5 Trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the trustee under this securitization (or, prior to the occurrence and continuance of a Control Termination Event, by the Directing Certificateholder). However, the holder of Note A-2 (including any related trustee or, prior to the occurrence and continuance of a control termination event under any related pooling and servicing agreement, any related directing certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. Note A-2, with an outstanding principal balance as of the Cut-off Date of $45.0 million, is expected to be contributed to one or more future securitization trusts. The Dallas Design District Whole Loan has a 10-year term and, subsequent to a three-year interest-only period, will amortize on a 30-year schedule. The previous debt securing the property was securitized in JPMCC 2015-FL7.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	JPMCC 2017-JP5	Yes
A-2	45,000,000	45,000,000	JPMCB	No
Total	$120,000,000	$120,000,000

The Borrowers. The borrowing entities for the Dallas Design District Whole Loan are DE Design Borrower 2017 LLC, DD Dunhill 2017 LLC and 1500 Dragon Dunhill LLC, each a Delaware limited liability company and special purpose entity. DD Dunhill 2017 LLC and DE Design Borrower 2017 LLC own the majority of the property as tenants-in-common and the remaining borrower owns the fee interest in its parcel located at 1500 Dragon Street, Dallas, Texas.

The Loan Sponsors. The Dallas Design District Whole Loan’s sponsors and nonrecourse carve-out guarantors are William L. Hutchinson, President of Dunhill Partners (“Dunhill”), and Donald Engle. Dunhill specializes in the sale, acquisition, leasing and management of retail shopping centers. Over the last 10 years, Dunhill has bought and sold approximately $3.0 billion of shopping centers throughout the Southwestern United States. Dunhill currently manages more than 5.8 million square feet of retail commercial property in Texas. Donald Engle, who owns one of the borrowers, is not a party to the environmental indemnity and is obligated under his guaranty only for certain breaches or violations of the nonrecourse carve-out provisions attributed to that borrower. The other guarantor, William L. Hutchinson, is a party to the environmental indemnity and is obligated under his guaranty for any breach or violation of the nonrecourse carve-out provisions in the loan documents.

The loan sponsors purchased 11 of the 12 properties in 2014 for $131.5 million and, according to the loan sponsors, have invested approximately $3.2 million toward tenant improvements and leasing commissions as well as approximately $1.4 million in other building improvements. The loan sponsors purchased the 12th property (1500 Dragon) in 2016 for $17.6 million. The loan sponsors’ total cost basis in the portfolio is $156.4 million.

The Property. The Dallas Design District properties consist of 728,452 square feet of industrial-flex space across 12 Class A properties located in Dallas, Texas. The 12 properties were developed between 1953 and 1999, renovated between 2010 and 2016, and are situated on approximately 32.5 acres. Among the 12 properties are three larger design and showroom centers, which comprise the majority of the property collateral.

As of December 28, 2016, the complex was 98.7% occupied by 100 tenants. The rent roll at the properties is diverse with no tenant representing more than 6.1% of net rentable area. Tenants at the properties include seven restaurants, several retail shops, and showroom/gallery space for tenants such as furniture retailers, wholesale textile retailers, interior design and architecture firms, and other professional firms including a modeling agency and photography studio. Among the properties, the largest tenant is Regulus Group LLC (“Regulus Group”), which first took occupancy in November 2006 and leases 6.1% of the net rentable area through March 2017. Regulus Group was founded in 2002 and provides processing solutions to a wide range of firms and has operations in three states. The second largest tenant is Walter Lee Culp Associates, Inc. (“Culp Associates”), which first took occupancy in September 1993 and recently exercised a lease extension option through October 2028, and leases 4.2% of the net rentable area. Culp Associates has two, five-year extension options. Culp Associates has been involved in the interior design community for over 42 years. The Culp Associates showroom has a large collection of traditional, transitional and fashion-forward textiles. The third largest tenant is David Sutherland, Inc. (“David Sutherland”), which first took occupancy in October 1997, and leases 4.1% of the net rentable area through May 2023. The David Sutherland showroom has a multi-line collection of furniture, fabric and accessories from manufacturers from around the world. David Sutherland has one, five-year extension option.

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Annex A-3	JPMCC 2017-JP5

Dallas Design District

The loan sponsors have recently executed several new and renewal leases with tenants at the properties, with 305,121 square feet of new, renewal and expansion leases executed since May 2015. Headington Realty signed a new lease for 10,161 square feet at $35.00 per square foot and William E. McGannon, Inc. renewed its 15,823 square foot lease starting January 2018 at 1617 Hi Line at $18.00 per square foot. Additionally, new leases were executed by Janus et Cie at 1700 Oak Lawn for 8,250 square feet at $30.00 per square foot and by Made Goods at 1025 Stemmons for 4,670 square feet at $28.00 per square foot.

Property Summary(1)
Property Name	Net Rentable Area (SF)	Property Description	Class	Year Built	Occupancy(2)	Appraised Value	% of Appraised Value
1025 Stemmons	212,329	Retail / Lifestyle Center	A	1982	97.6%	$51,300,000	26.6%
1250 Slocum	156,659	Retail / Lifestyle Center	A	1999	98.3%	41,500,000	21.5%
1617 Hi Line	136,539	Designer / Showroom	A	1955-1967	100.0%	40,500,000	21.0%
1500 Dragon	104,641	Office / Showroom	A	1979, 1981	100.0%	18,500,000	9.6%
1700 Oak Lawn	17,425	Designer / Showroom	A	1957	100.0%	8,350,000	4.3%
1645 Stemmons	22,726	Designer / Showroom	A	1963	100.0%	7,100,000	3.7%
1616 Hi Line	19,074	Designer / Showroom	A	1954	100.0%	5,450,000	2.8%
1628-1630 Oak Lawn	11,655	Restaurant / Showroom	A	1954	92.6%	4,950,000	2.6%
1519-1525 Hi Line	13,816	Designer / Showroom	A	1955	99.2%	4,250,000	2.2%
1621 Oak Lawn	9,038	Restaurant / Retail	A	1953	96.6%	4,000,000	2.1%
1626 Hi Line	14,150	Designer / Showroom	A	1955	99.4%	3,725,000	1.9%
1616 Oak Lawn	10,400	Designer / Showroom	A	1953	100.0%	3,460,000	1.8%
Total/Wtd. Avg.	728,452				98.7%	$193,085,000	100.0%
(1)	Based on the appraisals.
(2)	Based on the underwritten rent roll dated December 28, 2016.

The Dallas Design District property is located approximately 2.7 miles northwest of downtown Dallas in an area locally known as the “The Design District”. Originally developed as showrooms for home furnishings, fabrics and decorative accessories, The Design District is comprised of approximately 160.0 acres just west of downtown Dallas and on the north side of the Trinity River corridor. The area consists of residential, retail, restaurants, showrooms and trade buildings and, according to the borrowers, is known to have the fourth largest concentration of designer showroom space in the country. Approximately 186.0 acres within The Design District are part of a Tax Increment Financing (“TIF”) zone that began in June 2005 and will terminate on December 31, 2027. The mission of the TIF zone is to provide a source of funding for public infrastructure improvements that will assist in redeveloping an industrial and warehouse district to take full advantage of the expanding DART light rail system, to promote transit oriented development, and to improve access to the Trinity River and the quality of development adjacent to the Trinity River Corridor.

According to the appraisal, the Dallas Design District is also home to the Dallas Market Center (“DMC”), one of the world’s largest wholesale marts (more than five million square feet), which is located along Stemmons Freeway near Market Center Boulevard, approximately one mile north of the property. The DMC offers more than 2,000 permanent showrooms with thousands of lines from leading manufacturers of gift products, decorative accessories, home furnishing, lighting, garden accessories, gourmet products, holiday and floral items and apparel. The DMC holds approximately 50 trade and special events each year with the largest event attracting more than 50,000 attendees. According to the appraisal, approximately 400,000 people visit the DMC campus each year including more than 200,000 buyers and sellers from all 50 states and 84 countries.

The Dallas Design District property is located adjacent to Stemmons Freeway, a main north-south thoroughfare that bisects Dallas. The property is also located off Interstate 35 to the north and east, with access on the south to Riverfront Boulevard and the Trinity River. The area benefited from a 2011 Interstate 35 expansion that added additional freeway access points to the surrounding area. The Dallas Design District property is situated on the other side of Interstate 35 and is approximately one mile from the American Airlines Center, the home court of the Dallas Mavericks National Basketball Association team, Dallas Stars National Hockey League team and a venue used for concerts and events throughout the year. Mark Cuban, owner of the Dallas Mavericks National Basketball Association team, recently announced in October 2016 plans to build a $70.0 million practice facility for the Dallas Mavericks located within the Dallas Design District neighborhood. The new practice facility will be adjacent to the 1025 Stemmons and 1250 Slocum properties. Additionally, Dunhill and Gatehouse Capital Corporation are building an approximately $80.0 million Virgin Hotel Dallas, a 14-story, 240-room boutique hotel located on Hi Line Drive near Stemmons Freeway. The hotel is scheduled to open in early 2018 and will include luxury suites, restaurants, bars, meeting space and a rooftop terrace with a pool, spa and gym.

According to the 1025 Stemmons appraisal, the population within a three and five-mile radius contained 155,036 and 355,808 people, respectively, with a median household income of $54,153 and $51,771, respectively, as of 2016.

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Annex A-3	JPMCC 2017-JP5

Dallas Design District

Market Rent Summary
Category	Underwritten Rent(1)	Appraisal Rent(2)
Showroom <20k Square Feet	$17	$23
Showroom >20k Square Feet	$15	$18
Collection Space	$24	$19
Showroom/Retail	$34	$35
Mezz/Rear	$6	$9
Restaurant	$30	$34

(1)	Based on the underwritten rent roll dated December 28, 2016 and includes rent steps through January 2018.
(2)	Weighted average of the appraisal concluded rent per square foot for each of the categories.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
89.6%	86.7%	89.6%	98.7%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of December 28, 2016.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Regulus Group LLC(2)	NA / NA / NA	44,345	6.1%	$11.50	4.1%	3/31/2017
Walter Lee Culp Associates, Inc.	NA / NA / NA	30,650	4.2%	$13.41	3.3%	10/31/2028
David Sutherland, Inc.(3)	NA / NA / NA	29,937	4.1%	$12.50	3.0%	5/31/2023
Interior Design Collections, Ltd.	NA / NA / NA	24,651	3.4%	$16.99	3.4%	6/30/2026
E.C. Dicken, Inc.	NA / NA / NA	23,083	3.2%	$13.75	2.6%	5/31/2020
George Cameron Nash, Inc.	NA / NA / NA	21,305	2.9%	$20.09	3.5%	12/31/2025
Baker, Knapp & Tubbs, Inc./Kohler Interior	NA / NA / NA	20,800	2.9%	$13.04	2.2%	1/31/2018
Scott + Cooner, Inc.	NA / NA / NA	20,079	2.8%	$17.50	2.9%	8/31/2019
The Robert Allen Group, Inc.	NA / NA / NA	16,940	2.3%	$15.45	2.1%	10/31/2017
Morrison Supply Co.	NA / NA / NA	16,433	2.3%	$10.71	1.4%	6/10/2024
(1)	Based on the underwritten rent roll dated December 28, 2016 and includes rent steps through January 2018.
(2)	According to the loan sponsors, Regulus Group LLC has a lease out for signature that will extend the term of its lease until September 30, 2017. The loan sponsors are in discussions with four potential tenants to backfill the space at rents approximately 25% higher than the rent currently paid by Regulus Group LLC.
(3)	David Sutherland, Inc. has the right to terminate its lease on June 1, 2018, with 12 months’ notice and the payment of a termination fee.

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Annex A-3	JPMCC 2017-JP5

Dallas Design District

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	9,165	1.3%	NAP	NAP	9,165	1.3%	NAP	NAP
2017 & MTM	9	92,618	12.7	$1,431,094	11.6%	101,783	14.0%	$1,431,094	11.6%
2018	16	94,455	13.0	$1,466,513	11.9	196,238	26.9%	$2,897,607	23.5%
2019	20	107,321	14.7	$1,853,564	15.0	303,559	41.7%	$4,751,171	38.5%
2020	8	64,001	8.8	$1,091,760	8.9	367,560	50.5%	$5,842,931	47.4%
2021	11	53,826	7.4	$1,145,051	9.3	421,386	57.8%	$6,987,982	56.7%
2022	6	15,114	2.1	$345,933	2.8	436,500	59.9%	$7,333,915	59.5%
2023	9	80,915	11.1	$1,268,392	10.3	517,415	71.0%	$8,602,307	69.8%
2024	4	39,179	5.4	$566,300	4.6	556,594	76.4%	$9,168,607	74.4%
2025	5	60,726	8.3	$1,007,427	8.2	617,320	84.7%	$10,176,034	82.6%
2026	9	62,121	8.5	$1,411,699	11.5	679,441	93.3%	$11,587,733	94.0%
2027	2	18,361	2.5	$327,039	2.7	697,802	95.8%	$11,914,772	96.7%
2028 & Beyond	1	30,650	4.2	$410,866	3.3	728,452	100.0%	$12,325,638	100.0%
Total	100	728,452	100.0%	$12,325,638	100.0%
(1)	Based on the underwritten rent roll dated December 28, 2016 and includes rent steps through January 2018.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$8,960,054	$9,866,210	$9,805,348	$10,552,323	$12,325,638	$16.92	76.8%
Vacant Income	0	0	0	0	147,998	0.20	0.9
Gross Potential Rent	$8,960,054	$9,866,210	$9,805,348	$10,552,323	$12,473,636	$17.12	77.7%
CAM Reimbursements	2,635,957	2,937,497	2,547,667	2,773,769	3,279,365	4.50	20.4
Percentage Rent	127,620	208,806	200,877	266,763	293,987	0.40	1.8
Net Rental Income	$11,723,632	$13,012,514	$12,553,892	$13,592,854	$16,046,988	$22.03	100.0%
(Vacancy/Credit Loss)	599	(39,490)	0	0	(802,349)	(1.10)	(5.0)
Other Income	38,610	83,344	52,728	80,918	60,123	0.08	0.4
Effective Gross Income	$11,762,840	$13,056,367	$12,606,620	$13,673,772	$15,304,762	$21.01	95.4%

Total Expenses	$4,136,520	$4,051,248	$4,108,165	$4,035,907	$4,048,471	$5.56	26.5%

Net Operating Income	$7,626,320	$9,005,119	$8,498,455	$9,637,865	$11,256,291	$15.45	73.5%

Total TI/LC, Capex/RR	0	0	0	0	1,051,292	1.44	6.9

Net Cash Flow	$7,626,320	$9,005,119	$8,498,455	$9,637,865	$10,204,999	$14.01	66.7%

(1)	TTM Column represents the trailing 12-month period ending September 30, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	The increase in 2014 Rents in Place from 2013 Rents in Place is primarily a result of new/renewal leases signed at higher rents at 1025 Stemmons, 1250 Slocum, 1617 Hi Line, 1645 Stemmons and 1500 Dragon.

(4)	The increase in Underwritten Rents in Place from TTM Rents in Place is primarily due to recent leasing across the properties, along with contractual rent steps taken through January 2018 totaling $425,877.

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Annex A-3	JPMCC 2017-JP5

Dallas Design District

Property Management. The property is managed by Dunhill Property Management Services, Inc., an affiliate of the borrowers.

Escrows and Reserves. At origination, the borrowers deposited into escrow $3,278,052 for future tenant improvements and leasing commissions, $1,693,764 for outstanding tenant improvements and leasing commissions related to 11 tenants, $374,106 for a replacement reserve, $320,671 for a free rent reserve related to four tenants $316,270 for a real estate tax reserve, $200,000 for an insurance reserve, $123,125 for a deferred maintenance reserve and $18,076 for a ground rent reserve.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $316,270.

Insurance Escrows - The requirement for the borrowers to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrowers provide satisfactory evidence that the properties are insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - At origination, the borrowers reserved $374,106 for replacement reserves. If the total amount of replacement reserves on deposit decreases below $372,816 during the term of the loan, on a monthly basis, the borrowers are required to escrow $9,106 (approximately $0.13 per square foot annually) for future ongoing replacement reserves. The reserve is subject to a cap of $372,816 (approximately $0.51 per square foot).

TI/LC Reserves - At origination, the borrowers reserved $3,278,052 for tenant improvements and leasing commissions. If the total amount on deposit decreases below $3,278,052 during the term of the loan, on a monthly basis, the borrowers are required to escrow $91,057 for future tenant improvements and leasing commissions. The reserve is subject to a cap of $3,278,052 (approximately $4.50 per square foot).

Lockbox / Cash Management. The Dallas Design District Whole Loan is structured with a hard lockbox and in-place cash management. The borrowers were required within three business days after the establishment of the lockbox account to send tenant direction letters to the tenants at the property instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. During a Cash Sweep Event (as defined below) all excess cash flow after payment of the debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of the borrowers or the property manager, or (iii) a DSCR Trigger Event (as defined below) has occurred and is ongoing.

A “DSCR Trigger Event” means the trailing three-month debt service coverage ratio as calculated in accordance with the loan documents is less than 1.15x.

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above, only with respect to the property manager, the borrowers replacing such property manager with a qualified manager under a replacement management agreement within 60 days, and (c) clause (iii) above, the debt service coverage ratio for two consecutive quarters based on the trailing three-month period is 1.20x or greater. A Cash Sweep Event cure may occur no more than four times during the term of the loan.

Ground Lease. The property located at 1621 Oak Lawn Avenue is subject to a ground lease, which commenced on December 21, 1952 for a term of 99 years and expires on December 20, 2051 with no renewal options. The annual rent under the ground lease is currently $72,305 and is payable in advance on December 21 of each year during the term of the lease. Annual rent is subject to adjustment on December 21 of every 10th year. The annual rent is adjusted pursuant to the agreement of the parties or pursuant to an appraisal every 10 years. The annual rent is required to be 6.0% of the appraised value of the land (exclusive of improvements and buildings constructed by the borrowers, but including paving, storm sewers, utilities and other improvements constructed by the ground lessor). The appraised value will be determined by three appraisers: one chosen by the borrowers under the ground lease (DD Dunhill 2017 LLC and DE Design Borrower 2017 LLC), one chosen by the ground lessor and one chosen by the other two appraisers (this third appraiser must be a realtor and a qualified member of the Dallas Real Estate Board). The next rent adjustment is expected to occur on December 21, 2017.

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Annex A-3	JPMCC 2017-JP5

Fresno Fashion Fair Mall

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Annex A-3	JPMCC 2017-JP5

Fresno Fashion Fair Mall

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Annex A-3	JPMCC 2017-JP5

Fresno Fashion Fair Mall

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Annex A-3	JPMCC 2017-JP5

Fresno Fashion Fair Mall

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Annex A-3	JPMCC 2017-JP5

Fresno Fashion Fair Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$69,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$69,000,000	Property Type - Subtype:	Retail – Super Regional Mall
% of Pool by IPB:	6.3%	Net Rentable Area (SF)(3):	536,106
Loan Purpose:	Recapitalization	Location:	Fresno, CA
Borrower:	Macerich Fresno Limited	Year Built / Renovated:	1970 / 2003
	Partnership	Occupancy(4):	89.3%
Sponsor:	The Macerich Partnership, L.P.	Occupancy Date:	1/31/2017
Interest Rate:	3.58700%	Number of Tenants:	108
Note Date:	10/6/2016	2013 NOI:	$25,136,449
Maturity Date:	11/1/2026	2014 NOI:	$26,351,309
Interest-only Period:	120 months	2015 NOI:	$28,175,002
Original Term:	120 months	2016 NOI:	$27,639,900
Original Amortization:	None	UW Economic Occupancy:	90.8%
Amortization Type:	Interest Only	UW Revenues(5):	$33,363,299
Call Protection:	L(28),DeforGrtr1%orYM(88),O(4)	UW Expenses:	$6,507,414
Lockbox:	CMA	UW NOI:	$26,855,885
Additional Debt:	Yes	UW NCF:	$25,836,869
Additional Debt Balance:	$256,000,000	Appraised Value / Per SF:	$565,000,000 / $1,054
Additional Debt Type:	Pari Passu	Appraisal Date:	8/24/2016

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$606
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$606
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.5%
Replacement Reserves:	$0	Springing	$184,080	Maturity Date LTV:	57.5%
TI/LC:	$0	Springing	$1,112,820	UW NCF DSCR:	2.19x
Other:	$0	$0	N/A	UW NOI Debt Yield:	8.3%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Mortgage Loan(2)	$325,000,000	100.0%		Return of Equity(7)	$322,225,802	99.1%
				Closing Costs	2,774,198	0.9
Total Sources	$325,000,000	100.0%		Total Uses	$325,000,000	100.0%

(1)	The Fresno Fashion Fair Mall Whole Loan was co-originated by JPMCB and Société Générale.
(2)	The Fresno Fashion Fair Mall loan is part of a whole loan evidenced by seven pari passu notes with an aggregate original principal balance of $325.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $325.0 million Fresno Fashion Fair Mall Whole Loan, as defined in “The Loan” below.
(3)	Net Rentable Area (SF) excludes square footage associated with Macy’s Women & Home, Macy’s Men’s & Children’s and Forever 21. The Macy’s Women & Home land and improvements are tenant owned with no attributable base rent, while the Forever 21 land and improvements are owned by an affiliate of the loan sponsor and not held as collateral for the Fresno Fashion Fair Mall Whole Loan. Please see “Redevelopment, Master Lease and Partial Releases” below for additional details with respect to the Macy’s Men’s & Children’s ground leased space. Reimbursements for common area maintenance and real estate taxes associated with the Macy’s Women & Home and Macy’s Men’s & Children’s parcels are included in UW NOI. Additionally, Net Rentable Area (SF) is not inclusive of square footage associated with the BJ’s Restaurant, Chick-fil-A and Fleming’s, for which the respective tenants own their improvements but not the related land, which are ground leased from the borrower.
(4)	Occupancy includes 681 square feet of expansion space for M.A.C. and Macy’s. The lease has been executed and is scheduled to commence on April 1, 2017.
(5)	UW Revenues includes $886,070 in underwritten rent associated with in-line temporary tenants and $1,410,094 in underwritten rent associated with temporary kiosks and carts. UW Revenues also includes base rent attributable to the BJ’s Restaurant, Chick-fil-A and Fleming’s ground leases in the amount of approximately $343,850 per year.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(7)	The Fresno Fashion Fair Mall property was previously unencumbered.

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Annex A-3	JPMCC 2017-JP5

Fresno Fashion Fair Mall

The Loan. The Fresno Fashion Fair Mall loan is secured by the borrower’s fee interest in 536,106 square feet of an approximately 957,944 square foot super regional mall located in Fresno, California. The whole loan was co-originated by JPMCB and Société Générale, has an outstanding principal balance as of the Cut-off Date of $325.0 million (the “Fresno Fashion Fair Mall Whole Loan”) and is comprised of seven pari passu notes, each as described below. Note A-1-A was securitized in the JPMDB 2016-C4 trust and is the controlling note under the related co-lender agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the JPMCC 2017-JP5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Fresno Fashion Fair Mall Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$60,000,000	$60,000,000	JPMDB 2016-C4	Yes
A-1-B	80,000,000	80,000,000	JPMCC 2016-JP4	No
A-1-C	69,000,000	69,000,000	JPMCC 2017-JP5	No
A-2-A	40,000,000	40,000,000	CFCRE 2016-C6	No
A-2-B	36,000,000	36,000,000	CFCRE 2016-C7	No
A-2-C	35,000,000	35,000,000	CGCMT 2016-P6	No
A-2-D	5,000,000	5,000,000	CFCRE 2016-C7	No
Total	$325,000,000	$325,000,000

The Borrower. The borrowing entity for the Fresno Fashion Fair Mall Whole Loan is Macerich Fresno Limited Partnership, a California limited partnership and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the Fresno Fashion Fair Mall Whole Loan is The Macerich Partnership, L.P., an affiliate of the Macerich Company (NYSE: MAC) (“Macerich”). Macerich is a self-administered and self-managed real estate investment trust involved in the acquisition, ownership, development, redevelopment, management and leasing of regional and community shopping centers located throughout the United States. As of December 31, 2015, Macerich owned approximately 55 million square feet of real estate consisting primarily of interests in 58 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive and densely populated markets, with a significant presence in California, Arizona, Chicago and the greater New York metropolitan area. As of February 1, 2017, Macerich had a total market capitalization of approximately $10.5 billion and an enterprise value of approximately $14.9 billion. Macerich reported full-year 2015 revenues of approximately $1.3 billion with net income of approximately $488.0 million.

The loan sponsor acquired the property in 1996 for approximately $87.9 million ($164 per square foot). Since acquisition, the loan sponsor has indicated that it has invested approximately $51.9 million ($97 per square foot) in improvements to the property for a total cost basis in the property of $139.8 million ($261 per square foot). Additionally, the loan sponsor intends to invest approximately $2.5 million over the next two years in routine upgrades and maintenance.

The Property. Fresno Fashion Fair Mall is an approximately 957,944 square foot, super regional mall located in Fresno, California. Approximately 536,106 square feet of the Fresno Fashion Fair Mall serves as collateral for the Fresno Fashion Fair Mall Whole Loan. Fresno Fashion Fair Mall was originally developed in 1970 and was most recently renovated in 2003. The property is located on a 69.0 acre parcel and features four anchor spaces, six outparcel lots and approximately 351,699 square feet of in-line retail space. Since acquiring the property, the loan sponsor has undertaken two large scale redevelopment projects at the property. In 2003, the loan sponsor began an extensive interior remodeling at an estimated cost of approximately $11.7 million, aimed at repositioning and remerchandising the mall’s product offering. In addition, in 2006, the loan sponsor completed an expansion comprised of an outdoor village at an estimated cost of approximately $20.5 million. The 2006 expansion attracted well-known national brands such as Anthropologie (10,928 square feet), Michael Kors (2,225 square feet), Sephora (5,158 square feet), Cheesecake Factory (10,200 square feet) and GUESS (5,226 square feet). The property contains 5,930 surface parking spaces for an overall parking ratio of 6.19 spaces per 1,000 square feet.

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Annex A-3	JPMCC 2017-JP5

Fresno Fashion Fair Mall

The property is anchored by JCPenney, Macy’s Women & Home, Forever 21 and Macy’s Men’s & Children’s. JCPenney leases 153,769 square feet (28.7% of collateral net rentable area) through November 2017 and is the primary collateral anchor tenant. For the trailing 12-month period ending November 2016, JCPenney totaled $36.0 million in annual sales ($234 per square foot) and has outperformed the national average for equivalent JCPenney stores. JCPenney is an original tenant at the property and is not obligated to pay rent under its lease but the tenant is responsible for its proportionate share of tax and common area maintenance reimbursements. Macy’s Women & Home owns its underlying land and improvements and is not collateral for the Fresno Fashion Fair Mall Whole Loan. The Forever 21 anchor parcel was conveyed to an affiliate of the loan sponsor prior to origination and does not serve as collateral for the Fresno Fashion Fair Mall Whole Loan.

Non-Owned Anchors
Tenant	Ratings(1) Moody’s/S&P/Fitch	Net Rentable Area (SF)	Most Recent Sales(2)	Most Recent Sales PSF(2)
Macy’s Women & Home(3)(5)	Baa2 / BBB / BBB	176,410	$45,500,000	$258
Forever 21(3)(5)	NA / NA / NA	148,614	$10,914,534	$73
Macy’s Men’s & Children’s(4)(5)	Baa2 / BBB / BBB	76,650	$19,500,000	$254
(1)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(2)	Macy’s Women & Home and Macy’s Men’s & Children’s are based on the loan sponsor’s estimate, while Forever 21 is based on actual reported sales, each as of November 30, 2016.
(3)	The Macy’s Women & Home and Forever 21 anchor parcels are not part of the collateral for the Fresno Fashion Fair Mall Whole Loan. Macy’s Women & Home land and improvements are tenant-owned, while the Forever 21 land and improvements are owned by an affiliate of the loan sponsor and not held as collateral for the loan.
(4)	Please see “Redevelopment, Master Lease and Partial Releases” below for additional detail with respect to the Macy’s Men’s & Children’s ground leased space.
(5)	No base rent has been underwritten in connection with the Macy’s Women & Home, Forever 21 and Macy’s Men’s & Children’s spaces.

As of January 31, 2017, the property was 89.3% leased by 108 tenants across 113 leases (93.1% including temporary tenants). The overall mall, inclusive of non-owned anchor tenants, is 93.9% occupied (96.1% including temporary tenants). The property’s tenant offering is broad with a range of higher-end and mass market tenants represented. The largest non-anchor collateral tenant, Victoria’s Secret, leases 14,530 square feet (2.7% of the collateral net rentable area) through January 2027. Victoria’s Secret contributes 3.5% of the total underwritten base rent and reported sales of $715 per square foot for the trailing 12-months ending November 30, 2016. The second largest non-anchor collateral tenant, Love Culture, leases 14,135 square feet (2.6% of the collateral net rentable area) through October 2020. Love Culture contributes 3.1% of the total underwritten base rent and reported sales of $126 per square foot for the trailing 12-months ending November 30, 2016. Outside of the four anchor tenants, no individual tenant occupies more than 2.7% of collateral net rentable area or accounts for more than 3.5% in underwritten base rent. In addition to its anchors, the property’s in-line tenants largely consist of national retailers such as Apple, Abercrombie & Fitch, American Eagle Outfitters and Foot Locker.

The property has generated more than $315.9 million in overall gross sales for the trailing 12-months ending November 30, 2016, with comparable in-line sales of approximately $699 per square foot and occupancy costs of 12.4%. The property has demonstrated consistent performance with overall mall occupancy having averaged 95.8% from 2007 to 2015, while net operating income has demonstrated steady year-over-year gains every year dating back to 2010. More recently, the property has experienced continued leasing momentum, with 37 new and renewal leases over the preceding 25-month period accounting for 100,578 square feet and approximately $6.3 million in underwritten base rent.

Historical and Current Occupancy(1)(2)(3)
2013	2014	2015	Current(4)
95.8%	95.8%	93.2%	89.3%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Historical and Current Occupancy includes only permanent leases.
(3)	Historical and Current Occupancy including specialty tenants with leases over six months for 2013 to Current is 96.8%, 98.4%, 98.1% and 92.2%, respectively.
(4)	Current Occupancy is as of January 31, 2017 and includes 681 square feet of expansion space for M.A.C. and Macy’s. The lease has been executed and commences April 1, 2017.

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Fresno Fashion Fair Mall

Historical In-line Sales and Occupancy Costs(1)(2)
	2013	2014	2015	TTM(3)
In-line Sales PSF(4)	$621	$603	$642	$699
Occupancy Costs(5)	12.7%	13.4%	13.0%	12.4%
(1)	Historical In-line Sales and Occupancy Costs are based on actual reported sales or estimates, in each case provided by the loan sponsor.
(2)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 square feet that reported full year sales and were provided by the loan sponsor.
(3)	TTM In-line Sales and Occupancy Costs are as of November 30, 2016.
(4)	In-line Sales PSF excluding Apple are $535, $524, $556 and $600 for 2013, 2014, 2015 and TTM, respectively.
(5)	Occupancy Costs excluding Apple are 14.9%, 15.4%, 15.0% and 14.5% for 2013, 2014, 2015 and TTM, respectively.

Fresno Fashion Fair Mall benefits from its location approximately 5.5 miles north of downtown Fresno, California. The property is located approximately 5.8 miles east of Highway 99, the major regional highway through the Central Valley of California and is situated between Highway 41 and Highway 168. According to the California State Transportation Agency, the daily traffic count for Highway 168 was approximately 123,000 vehicles. Additionally, the property is located just over 1.0 mile west of California State University, which had a total student population of 24,403 as of the 2016 fall semester. According to the appraisal, the property benefits from regional and local accessibility, serving a 25-mile trade area covering nearly 1.0 million residents and spanning over 300,000 households. As of year-end 2015, the Fresno metropolitan statistical area is home to approximately 975,499 people with an estimated population within a five-, seven- and 25-mile radius of the property of approximately 400,022, 623,569 and 989,691 people, respectively. Additionally, estimated household income within a five-, seven- and 25-mile radius of the property is approximately $63,126, $66,212 and $66,870, respectively, with projected annual compound growth of 3.0% through 2020.

As of the second quarter of 2016, the Fresno retail market consisted of approximately 64.2 million square feet with an overall vacancy rate of 7.5% and average asking rents of $13.14 per square foot. According to the appraisal, the property’s primary and secondary competition consists of nine properties as demonstrated in the table below. The competitive properties in the primary trade area maintained a vacancy rate of approximately 9.0% and average sales ranging from $250 to $400 per square foot. The appraisal does not identify any new or proposed directly competitive properties in the area.

Competitive Set Summary(1)
Property	Year Built / Renovated	Total GLA	Proximity (Miles)	Estimated Occupancy	Sales PSF	Anchor Tenants
Fresno Fashion Fair Mall(2)	1970 / 2003	957,944	NAP	93.9%	$600	Macy’s Women & Home, Macy’s Men’s and Children’s, Forever 21, JCPenney
Primary Competition
Fig Garden Village	1956 / 2007	301,101	1.7	94.0%	$400	Whole Foods Market, CVS
The Shops at River Park	1997 / NAP	677,252	3.5	93.0%	$325	Macy’s, Edward’s Cinema, REI, Cost Plus
Marketplace At River Park	1996 / NAP	505,925	3.3	98.0%	$325	JCPenney, Target, Best Buy, Buy Buy Baby, Marshalls, Old Navy

Villagio Shopping Center	2002 / 2006	203,268	4.0	100.0%	NAV	Nordstrom Rack, Barnes & Noble, HomeGoods
Sierra Vista Mall	1988 / 2007	697,980	4.4	80.0%	$250	Sears, Kohl’s, Target, Sierra Vista Cinema
Secondary Competition
Burlington Plaza(3)	1978 / NAP	395,059	1.4	75.0%	NAV	Target, Smart & Final
Winepress S.C.(3)	1987 / NAP	310,650	4.0	79.0%	NAV	Target, Stein Mart, Anna’s Linens, Big 5
Clovis Crossing	2000 / 2005	446,643	5.8	98.0%	NAV	Walmart, Dick’s Sporting Goods, HomeGoods, Anna’s Linens

Marketplace at El Paseo	2014 / NAP	365,147	9.5	95.0%	NAV	Target, Ross Dress For Less, Old Navy, Marshalls, Burlington Coat Factory, Anna’s Linens, Petco
(1)	Based on the appraisal.
(2)	Total GLA for Fresno Fashion Fair Mall includes non-collateral space and Estimated Occupancy represents actual occupancy as of January 31, 2017, excluding temporary tenants. Sales PSF for the Fresno Fashion Fair Mall represents comparable in-line sales excluding Apple as of November 30, 2016.
(3)	Burlington Plaza and Winepress S.C. each have a vacant anchor tenant space.

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Fresno Fashion Fair Mall

Collateral Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Lease Expiration Date	Base Rent PSF	% of Total Base Rent	Most Recent Sales PSF(3)	Occupancy Cost(3)
JCPenney(4)(5)	B1 / B / B+	153,769	28.7%	11/30/2017	$0.00	0.0%	$234	0.7%
Victoria’s Secret	Ba1 / BB+ / BB+	14,530	2.7%	1/31/2027	$48.23	3.5%	$715	9.1%
Love Culture	NA / NA / NA	14,135	2.6%	10/31/2020	$44.22	3.1%	$126	35.2%
Bank of the West	Aa3 / A- / A	14,114	2.6%	12/31/2018	$43.86	3.1%	NAV	NAV
Anthropologie	NA / NA / NA	10,928	2.0%	10/31/2017	$31.78	1.7%	$214	22.6%
Cheesecake Factory	NA / NA / NA	10,200	1.9%	1/31/2026	$40.00	2.0%	$956	5.9%
Charming Charlie	NA / NA / NA	9,563	1.8%	1/31/2022	$28.85	1.4%	$134	20.6%
New York & Company(6)	NA / NA / NA	9,268	1.7%	MTM	$37.91	1.7%	$241	27.1%
American Eagle	NA / NA / NA	8,549	1.6%	3/31/2027	$48.96	2.1%	$399	17.9%
Express	NA / NA / NA	8,500	1.6%	1/31/2026	$36.39	1.5%	$456	14.0%
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Most Recent Sales PSF and Occupancy Cost are based on actual reported sales or estimates, in each case provided by the loan sponsor as of November 30, 2016. Most Recent Sales PSF for American Eagle is based on 7,382 square feet. American Eagle expanded its space to 8,549 square feet under a lease extension effective January 31, 2017.
(4)	JCPenney is an original tenant at the property and is not obligated to pay rent under its lease. Under its current lease, JCPenney is responsible only for its proportionate share of CAM and tax reimbursements.
(5)	JCPenney’s lease will be terminated and the tenant will be released from its obligations under the lease in the event the borrower rejects an offer by the tenant to purchase its leased premises. See “Purchase Option” below for additional details.

(6) New York & Company’s lease expired on January 31, 2017 and according to the loan sponsor is currently negotiating an extension.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	57,129	10.7%	NAP	NAP	57,129	10.7%	NAP	NAP
2017 & MTM	21	217,960	40.7%	$3,510,874	17.5%	275,089	51.3%	$3,510,874	17.5%
2018	11	36,850	6.9%	2,275,223	11.3%	311,939	58.2%	$5,786,098	28.8%
2019	13	27,178	5.1%	1,805,402	9.0%	339,117	63.3%	$7,591,500	37.8%
2020	14	38,821	7.2%	2,430,497	12.1%	377,938	70.5%	$10,021,997	49.9%
2021(3)	10	19,901	3.7%	1,365,909	6.8%	397,839	74.2%	$11,387,906	56.7%
2022	3	19,614	3.7%	723,765	3.6%	417,453	77.9%	$12,111,671	60.3%
2023	10	25,011	4.7%	1,627,802	8.1%	442,464	82.5%	$13,739,473	68.4%
2024(3)	12	21,857	4.1%	2,280,328	11.4%	464,321	86.6%	$16,019,801	79.7%
2025	7	13,250	2.5%	1,017,615	5.1%	477,571	89.1%	$17,037,417	84.8%
2026	8	33,624	6.3%	1,722,003	8.6%	511,195	95.4%	$18,759,420	93.4%
2027	3	24,911	4.6%	1,210,831	6.0%	536,106	100.0%	$19,970,251	99.4%
2028 & Beyond(3)	1	0	0.0%	120,000	0.6%	536,106	100.0%	$20,090,251	100.0%
Total	113	536,106	100.0%	$20,090,251	100.0%

(1)	Based on the underwritten rent roll.
(2)	Lease Rollover Schedule excludes the square footage associated with the Macy’s Women & Home, Macy’s Men’s & Children’s and Forever 21 boxes. The Macy’s Women & Home land and improvements are tenant-owned with no attributable base rent, while the Forever 21 land and improvements are Macerich-owned and not collateral for the Fresno Fair Fashion Mall Whole Loan. While currently held as collateral for the loan, the Macy’s Men’s & Children’s anchor parcel is subject to free release by the borrower with no accompanying payment of a release price or prepayment of the Fresno Fashion Fair Mall Whole Loan.
(3)	Represents owned collateral only and excludes the square footage associated with BJ’s Restaurant (expiring in 2024), Chick-fil-A (expiring in 2035) and Fleming’s (expiring in 2021), for which the respective tenant owns its improvements but not the related land, which are ground leased from the borrower. Underwritten base rent attributable to the BJ’s Restaurant, Chick-fil-A and Fleming’s ground leases is approximately $343,850 per year and is included in each tenant’s respective expiration year.

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Fresno Fashion Fair Mall

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	2016	Underwritten	Per Square Foot	%(1)
Rents in Place(2)(3)	$18,767,733	$20,007,601	$20,310,953	$19,697,394	$20,090,251	$37.47	61.2%
Vacant Income	0	0	0	0	3,006,429	5.61	9.2%
Gross Potential Rent	$18,767,733	$20,007,601	$20,310,953	$19,697,394	$23,096,680	$43.08	70.4%
CAM Reimbursement	8,043,147	8,289,431	8,666,014	8,153,840	7,630,454	14.23	23.2%
Real Estate	1,646,215	1,693,458	1,809,238	1,927,790	1,714,044	3.20	5.2%
Percentage Rent	455,674	281,211	295,450	344,621	246,508	0.46	0.8%
Other Rental Storage	33,956	30,976	50,479	135,624	135,624	0.25	0.4%
Net Rental Income	$28,946,725	$30,302,678	$31,132,134	$30,259,269	$32,823,310	$61.23	100.0%
(Vacancy/Credit Loss)	(205,366)	(244,149)	(454,317)	(218,480)	(3,006,429)	(5.61)	(9.2)--
Other Income(4)	2,846,161	2,735,663	3,150,590	3,546,418	3,546,418	6.62	10.8%
Effective Gross Income	$31,587,519	$32,794,192	$33,828,408	$33,587,207	$33,363,299	$62.23	101.6%

Total Expenses	$6,451,070	$6,442,883	$5,653,406	$5,947,307	$6,507,414	$12.14	19.5%

Net Operating Income	$25,136,449	$26,351,309	$28,175,002	$27,639,900	$26,855,885	$50.09	80.5%

Total TI/LC, Capex/RR	0	0	0	0	1,019,015	1.90	3.1%

Net Cash Flow	$25,136,449	$26,351,309	$28,175,002	$27,639,900	$25,836,869	$48.19	77.4%
(1)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Rents in Place is inclusive of $480,704 in contractual rent steps underwritten through February 2018.
(3)	Non-collateral anchor tenants, Macy’s Women & Home, Forever 21 and Macy’s Men’s & Children’s, have not been included in Rents in Place. Underwritten Rents in Place is inclusive of approximately $343,850 attributable to the BJ’s Restaurant, Chick-fil-A and Fleming’s ground leases.
(4)	Other Income includes tenant marketing expense reimbursements and other rents, including $886,070 in underwritten rent associated with in-line temporary tenants and $1,410,094 in underwritten base rent associated with temporary kiosks and carts.

Property Management. The property is managed by Macerich Property Management Company, LLC, an affiliate of the loan sponsor.

Escrows and Reserves. No upfront escrows were taken at origination.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) no Trigger Period (as defined below) has occurred and is continuing and (ii) the borrower delivers evidence reasonably satisfactory to the lender that all taxes have been timely paid.

Insurance Escrows - The requirement for the borrower to make monthly deposits into the insurance escrow is waived so long as (i) no Trigger Period has occurred and is continuing and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents and that all premiums have been timely paid.

Replacement Reserves - The requirement for the borrower to make monthly deposits into the replacement reserve account is waived so long as no Trigger Period has occurred and is continuing. Following the occurrence and during the continuance of a Trigger Period, the borrower is required to deposit $7,670 per month (approximately $0.17 per square foot annually) for replacement reserves. The reserve is subject to a cap of $184,080 (approximately $0.34 per square foot).

TI/LC Reserves - The requirement for the borrower to make monthly deposits into the tenant improvements and leasing commissions reserve is waived so long as no Trigger Period has occurred and is continuing. Following the occurrence and during the continuance of a Trigger Period, the borrower is required to deposit approximately $46,368 per month (approximately $1.04 per square foot annually) for the tenant improvements and leasing commissions reserve. The TI/LC reserve is subject to a cap of $1,112,820 (approximately $2.08 per square foot). The borrower is also required to deposit any lease termination payments (regardless of the existence of a Trigger Period) into the tenant improvements and leasing commissions reserve.

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Fresno Fashion Fair Mall

Lockbox / Cash Management. The loan is structured with a CMA lockbox. Tenant direction letters were required to be sent to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then transferred to an account controlled by the borrower until the occurrence of a Trigger Period (as defined below). During the continuance of a Trigger Period, all rents will be swept weekly to a segregated cash management account and held in trust for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Trigger Period until the occurrence of a Trigger Period Cure (as defined below), all excess cash after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the Fresno Fashion Fair Mall Whole Loan.

A “Trigger Period” means (i) the occurrence and continuance of an event of default or (ii) the occurrence of a DSCR Trigger Event.

A “DSCR Trigger Event” means the period commencing on the date when the debt service coverage ratio (as calculated in the loan documents) falls below 1.45x.

A “Trigger Period Cure” means with respect to the Trigger Period caused solely by (a) an event of default, the event of default has been cured (and no other event of default is continuing) or (b) a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.50x for two consecutive calendar quarters.

Redevelopment, Master Lease and Partial Releases. The borrower is permitted to engage in certain redevelopment activities at the property, which may include the modification and/or termination of the Macy’s Men’s and Children’s or JCPenney leases and the release of surface parking adjacent to the Forever 21 store and/or the Macy’s Men’s and Children’s store with the adjacent parking area, in each case without the payment of a release price or prepayment of the loan. In the event of any decrease in underwritten net operating income (as defined in the Fresno Fashion Fair Mall Whole Loan documents) as a result of the redevelopment activities, the borrower is required to enter into a master lease with the guarantor for all vacant space at the property. The rent under any such master lease is required to be in the amount of any decrease in underwritten net operating income. The loan documents provide that rent under such master lease will be reduced if and to the extent underwritten net operating income with respect to the property increases, as determined on a quarterly basis. With respect to any termination of the Macy’s Men’s & Children’s lease or the JCPenney lease, the master lease will terminate if: (x) the underwritten net operating income with respect to the property is restored to the greater of (i) pre-development levels and (ii) $27,000,000 and (y) the areas impacted by such redevelopment activities are 90% or more occupied with tenants in possession and paying rent. With respect to any modification of the Macy’s Men’s & Children’s lease and/or the JCPenney lease resulting in a decrease in underwritten net operating income, the master lease will terminate when the underwritten NOI is restored to the greater of (i) pre-modification levels and (ii) $27,000,000. No base rent has been underwritten in connection with the Macy’s Women & Home, JCPenney, Macy’s Men’s & Children’s and Forever 21 spaces. Please see “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”, “—Redevelopment, Renovation and Expansion” and “—Certain Terms of the Mortgage Loan.—Partial Releases” in the Preliminary Prospectus for additional information.

Purchase Option. JCPenney has the right to purchase its parcel under its lease. The borrower may nullify this purchase option, but the lease provides that a rejection of the offer to purchase will result in a termination of the lease and JCPenney being released from its obligations under the lease, as long as JCPenney pays all basic rents and other amounts due. The loan documents require that the borrower reject any offer by JCPenney to purchase the leased parcel.

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Riverway

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Riverway

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Riverway

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Riverway

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Riverway

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Riverway

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$65,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$64,763,123	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	5.9%	Net Rentable Area (SF):	869,120
Loan Purpose:	Acquisition	Location:	Rosemont, IL
Borrower:	Adventus US Realty #12 LP	Year Built / Renovated:	1988, 1994 / 2016
Sponsor:	Adventus Holdings LP	Occupancy:	95.0%
Interest Rate:	4.96000%	Occupancy Date:	9/30/2016
Note Date:	11/2/2016	Number of Tenants:	24
Maturity Date:	12/1/2026	2013 NOI(2):	$14,484,517
Interest-only Period:	None	2014 NOI(2):	$11,696,602
Original Term:	120 months	2015 NOI:	$12,200,715
Original Amortization:	360 months	TTM NOI (as of 8/2016)(3):	$12,272,361
Amortization Type:	Balloon	UW Economic Occupancy:	90.0%
Call Protection:	L(27),Def(90),O(3)	UW Revenues:	$25,871,039
Lockbox:	CMA	UW Expenses:	$12,713,001
Additional Debt:	Yes	UW NOI(3):	$13,158,038
Additional Debt Balance:	$62,770,411	UW NCF:	$11,678,973
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$176,200,000 / $203
		Appraisal Date:	9/7/2016

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$147
Taxes:	$360,173	$500,000	N/A	Maturity Date Loan / SF:	$121
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	72.4%
Replacement Reserves:	$14,485	$14,485	$869,100	Maturity Date LTV:	59.6%
TI/LC:	$108,640	$108,640	N/A	UW NCF DSCR:	1.42x
Other:	$7,338,122	$0	N/A	UW NOI Debt Yield:	10.3%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$128,000,000		70.4%	Purchase Price	$173,000,000	95.2%
Sponsor Equity	53,779,281		29.6	Upfront Reserves	7,821,420	4.3
				Closing Costs	957,861	0.5
Total Sources	$181,779,281		100.0%	Total Uses	$181,779,281	100.0%

(1)	The Riverway loan is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of approximately $127.5 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the approximately $127.5 million Riverway Whole Loan, as defined in “The Loan” below.
(2)	The decrease in 2014 NOI from 2013 is primarily due to rent abatements for certain tenants, including Appleton and Culligan, of approximately $414,000.
(3)	UW NOI is higher than TTM NOI due to future contractual rent steps through September 2017 totaling $366,501 and the expiration of free rent associated with certain tenants.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Riverway loan is secured by a first mortgage lien on the borrower’s fee interest in a four-building property totaling 869,120 square feet located in Rosemont, Illinois. The property consists of three office buildings totaling 858,711 square feet and one 10,409 square foot daycare center. The whole loan has an outstanding principal balance as of the Cut-off Date of approximately $127.5 million (the “Riverway Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-2 was contributed to the JPMCC 2016-JP4 trust and is the controlling note under the related co-lender agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the JPMCC 2017-JP5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Riverway Whole Loan has a 10-year term and will amortize on a 30-year schedule.

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Riverway

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$64,763,123	JPMCC 2017-JP5	No
A-2	63,000,000	62,770,411	JPMCC 2016-JP4	Yes
Total	$128,000,000	$127,533,534

The Borrower. The borrowing entity for the Riverway Whole Loan is Adventus US Realty #12 LP, a Delaware limited partnership and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Adventus Holdings LP, a Delaware limited partnership. Adventus Holdings LP is an affiliate of Adventus Realty Trust, a private real estate investment trust formed in 2012. Based in Vancouver, Canada, Adventus Realty Trust invests in commercial real estate properties in suburban office markets outside of Chicago, Illinois and Atlanta, Georgia. The company targets properties with strong credit-worthy tenants and long term leases in place and attempts to add value through lease-up of vacant space, maximizing lease renewal rates upon maturity and strict management of operating expenses.

The Properties. Riverway is a Class A office complex consisting of three multi-tenant office buildings (“Riverway Central”, “Riverway East” and “Riverway West”, and, together, the “Riverway Office Properties”) totaling 858,711 square feet, a daycare center (“Riverway Daycare”) totaling 10,409 square feet, one owner-user office building and a Marriott Suites hotel. Riverway Central, Riverway East, Riverway West and Riverway Daycare (together, the “Riverway Properties”) serve as collateral for the Riverway Whole Loan. The Riverway Office Properties are located on a 14.1 acre parcel in Rosemont, Illinois and were constructed in 1988 and renovated in 2016. The Riverway Daycare was built in 1994. As of September 30, 2016, the Riverway Properties were 95.0% leased to 24 tenants. The three largest tenants are U.S. Foods, Inc. (“U.S. Foods”) (NYSE: USFD), which occupies space at Riverway East and Riverway West, Central States Pension Fund (“Central States”) and Culligan International Company (“Culligan”), which occupy 36.9%, 21.9% and 6.1% of the net rentable area, respectively. For additional information on the properties, see below.

Property Summary
Property Name	Location	Net Rentable Area (SF)	Year Built / Renovated	Class	Number of Tenants(1)	Appraised Value	Underwritten Net Cash Flow	% of Underwritten Net Cash Flow
Riverway Central	Rosemont, IL	313,478	1988 / 2016	A	5	$62,200,000	$4,480,153	38.4%
Riverway East	Rosemont, IL	284,241	1988 / 2016	A	12	57,100,000	3,599,812	30.8
Riverway West	Rosemont, IL	260,992	1988 / 2016	A	10	55,600,000	3,574,098	30.6
Riverway Daycare(2)	Rosemont, IL	10,409	1994	NAP	1	1,300,000	24,910	0.2
Total		869,120			28	$176,200,000	$11,678,973	100.0%
(1)	The total number of tenants does not equal 24 because certain tenants at the Riverway Office Properties have spaces at multiple buildings.
(2)	The Riverway Daycare building is 100% leased to Bright Horizons under a lease that expires in March 2027. Bright Horizons also has the right to terminate its lease annually on each anniversary of the lease commencement date.

Historical and Current Occupancy(1)
Property	2013	2014	2015	Current(2)
Riverway Central	91.2%	86.5%	93.9%	93.9%
Riverway East	91.2%	91.6%	90.5%	98.3%
Riverway West	98.2%	92.9%	95.9%	92.3%
Riverway Daycare	100.0%	100.0%	100.0%	100.0%
Weighted Average(3)	93.4%	90.2%	93.5%	95.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of September 30, 2016.
(3)	Weighted Average based on individual property square footage.

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Riverway Central. Riverway Central is a 313,478 square foot, 11-story Class A office tower located in Rosemont, Illinois. The property includes 1,027 garage and 32 surface parking spaces (3.38 spaces per 1,000 square feet of net rentable area). As of September 30, 2016, the property was 93.9% occupied by five tenants. The largest tenant at Riverway Central is Central States, one of the country’s largest defined benefit pension plans, which first leased its space in May 2003 and currently leases 60.6% of the net rentable area at Riverway Central through December 2019 (excluding two five-year extension options) across seven floors. Established in 1955, Central States is a health management firm that provides Teamsters and their families pension, health and welfare benefits. The second largest tenant at Riverway Central is Appleton GRP LLC (“Appleton”), which first leased its space in May 2003 and currently leases 12.1% of the net rentable area at Riverway Central through July 2021 across two floors. Headquartered at the property, Appleton manufactures electrical products for a number of industries including the automotive, beverage, chemical and energy industries. The company was founded in 1903 and is an affiliate of the Emerson Electric Company (NYSE: EMR) (rated A2/A by Moody’s and S&P, respectively), a Fortune 500 company. The third largest tenant at Riverway Central is GSA Public Building Services (“GSA”) (rated Aaa/AA+/AAA by Moody’s, S&P and Fitch, respectively), which currently leases 10.6% of the net rentable area at Riverway Central through August 2, 2020. GSA’s space serves as office space for the Transportation Security Administration (“TSA”). Established by the Aviation and Transportation Security Act of 2001, the TSA is tasked with protecting the United States’ transportation systems.

Riverway East. Riverway East is a 284,241 square foot, 11-story Class A office tower located in Rosemont, Illinois. The property includes 925 garage spaces and 41 surface parking spaces (3.40 spaces per 1,000 square feet of net rentable area). As of September 30, 2016, the property was 98.3% occupied by 12 tenants. The largest tenant at Riverway East is U.S. Foods, which first leased its space in April 2006 and currently leases 69.7% of the net rentable area at Riverway East through September 2023 across eight floors. Headquartered at the property, U.S. Foods is one of the largest food distributors in the United States. It offers a range of fresh, frozen and dry food and non-food products, serving independently owned single and multi-unit restaurants, regional restaurant concepts, national restaurant chains, hospitals, nursing homes, hotels and motels, country clubs, government and military organizations, colleges and universities and retail locations. The second largest tenant at Riverway East is OMS National Insurance Company (“OMS”), which first leased its space in April 1996 and currently leases 8.6% of the net rentable area at Riverway East through January 2019. Headquartered at the property, OMS is an insurance company that provides risk management programs and insurance services to the medical industry. The third largest tenant at Riverway East is Sumitomo Corporation of America (“Sumitomo”), which first leased its space in October 2002 and currently leases 5.6% of the net rentable area at Riverway East through January 2019. Sumitomo produces steel, metal, machinery, power, chemicals, electronics, mineral resources and energy products for the automotive, electronics, energy, communications, transportation and container sectors. The company was founded in 1952 and its U.S. headquarters are located in New York, New York.

Riverway West. Riverway West is a 260,992 square foot, 11-story Class A office tower located in Rosemont, Illinois. The property includes 861 garage and 14 surface parking spaces (3.35 spaces per 1,000 square feet of net rentable area). As of September 30, 2016, the property was 92.3% occupied by 10 tenants. The property’s largest tenant is U.S. Foods, which first leased its space in January 2005 and currently leases 46.8% of the net rentable area at Riverway West through September 2023 across five floors. The second largest tenant is Culligan, which currently leases 20.4% of the net rentable area at Riverway West through December 2021 across three floors. The building serves as the headquarters for the tenant. Founded in 1936, Culligan manufactures and distributes water filtration and treatment systems for residential, office, commercial and industrial applications. The third largest tenant is The NPD Group Inc. (“NPD”), which first leased its space in September 1994 and currently leases 14.8% of the net rentable area at Riverway West through March 2020 across two floors. NPD provides market information, tracking, analytic and advisory services to clients in the Americas, Europe and the Asia-Pacific.

The Riverway Properties are located in Rosemont, Illinois in the O’Hare Area submarket. O’Hare International Airport is located approximately three miles away and the Chicago central business district is approximately 15 miles away. Primary access to the area is provided by the Kennedy Expressway, a major arterial that crosses the Chicago area in a northwest/southeast direction. Public transportation is provided by Chicago Transit Authority and Pace Suburban Bus Service, which provide access to the Chicago central business district. According to the appraisal, the trade area consisting of a five-mile radius contains approximately 154,544 people with a median household income of $60,131. As of the second quarter of 2016, the O’Hare Area submarket had an office inventory of approximately 14.1 million square feet across 106 buildings with an average occupancy rate of 74.7% and average asking rent of $24.22 per square foot. The appraisal identified eight comparable office properties that serve as a competitive set for the Riverway Office Properties. The office properties in the competitive set range from approximately 121,117 square feet to 818,000 square feet and were constructed between 1980 and 2010. The competitive set has a weighted average occupancy rate of 90.9% and an average asking rent of $18.49.

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Riverway

Tenant Summary(1)
Tenant	Property	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent	Base Rent PSF(3)	Lease Expiration Date
U.S. Foods(2)(4)	Riverway East / West	B1 / BB- / NA	320,341	36.9%	$5,998,551	$18.73	9/30/2023
Central States	Riverway Central	NA / NA / NA	190,077	21.9%	$3,983,311	$20.96	12/31/2019
Culligan(5)	Riverway West	NA / NA / NA	53,133	6.1%	$883,728	$16.63	12/31/2021
NPD	Riverway West	NA / NA / NA	38,917	4.5%	$696,656	$17.90	3/31/2020
Appleton	Riverway Central	A2 / A / NA	38,003	4.4%	$723,857	$19.05	7/31/2021
GSA	Riverway Central	Aaa / AA+ / AAA	33,216	3.8%	$950,370	$28.61	8/2/2020
First Union Rail	Riverway Central	Aa2 / AA- / AA	33,212	3.8%	$612,761	$18.45	1/31/2024
OMS	Riverway East	NA / NA / NA	24,521	2.8%	$489,420	$19.96	1/31/2019
Sumitomo(6)	Riverway East	A1 / A- / NA	15,776	1.8%	$331,296	$21.00	1/31/2019
PricewaterhouseCoopers	Riverway West	NA / NA / NA	11,207	1.3%	$224,140	$20.00	4/30/2020
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease. In the case of U.S. Foods, the Moody’s credit rating provided is based on the long term rating. The Moody’s senior unsecured debt rating was B3 as of February 27, 2017.
(3)	Base Rent PSF represents the weighted average for each tenant in the case of tenants with various leases containing different rents per square foot.
(4)	U.S. Foods leases 198,071 square feet of net rentable area at Riverway East and 122,270 square feet of net rentable area at Riverway West.
(5)	Culligan has a one-time right to terminate its lease as of December 31, 2019, with notice on or prior to March 31, 2019 and the payment of a termination fee.
(6)	Sumitomo has a one-time right to terminate its lease as of January 31, 2018, with notice on or prior to April 30, 2017 and the payment of a termination fee.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	43,843	5.0%	NAP	NAP	43,843	5.0%	NAP	NAP
2017 & MTM(2)	5	10,125	1.2	$206,196	1.3%	53,968	6.2%	$206,196	1.3%
2018	3	3,811	0.4	106,261	0.7	57,779	6.6%	$312,457	2.0%
2019	3	230,374	26.5	4,804,027	30.4	288,153	33.2%	$5,116,484	32.4%
2020	5	99,809	11.5	2,193,406	13.9	387,962	44.6%	$7,309,890	46.3%
2021	4	99,951	11.5	1,770,570	11.2	487,913	56.1%	$9,080,460	57.5%
2022	0	0	0.0	0	0.0	487,913	56.1%	$9,080,460	57.5%
2023	1	320,341	36.9	5,998,551	38.0	808,254	93.0%	$15,079,011	95.5%
2024	1	33,212	3.8	612,761	3.9	841,466	96.8%	$15,691,772	99.4%
2025	1	5,366	0.6	40,737	0.3	846,832	97.4%	$15,732,509	99.6%
2026	0	0	0.0	0	0.0	846,832	97.4%	$15,732,509	99.6%
2027	1	10,409	1.2	60,000	0.4	857,241	98.6%	$15,792,509	100.0%
2028 & Beyond(3)	0	11,879	1.4	0	0.0	869,120	100.0%	$15,792,509	100.0%
Total	24	869,120	100.0%	$15,792,509	100.0%

(1)	Based on the underwritten rent roll.
(2)	2017 & MTM includes United Parcel Service and Federal Express Corporation.
(3)	2028 & Beyond includes an 8,053 square foot fitness center and 3,826 square foot management office located at Riverway East.

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Riverway

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$14,744,668	$14,359,825	$14,636,219	$14,596,191	$15,792,506	$18.17	55.2%
Vacant Income	0	0	0	0	789,550	0.91	2.8
Gross Potential Rent	$14,744,668	$14,359,825	$14,636,219	$14,596,191	$16,582,056	$19.08	58.0%
Total Reimbursements	10,814,946	9,855,267	10,473,991	11,583,580	12,024,877	13.84	42.0
Net Rental Income	$25,559,614	$24,215,092	$25,110,210	$26,179,771	$28,606,934	$32.91	100.0%
(Vacancy/Credit Loss)	(150,651)	(968,767)	(458,594)	(1,464,547)	(2,860,693)	(3.29)	(10.0)
Other Income(4)	80,499	102,965	43,096	51,555	124,800	0.14	0.4
Effective Gross Income	$25,489,463	$23,349,290	$24,694,712	$24,766,779	$25,871,039	$29.77	90.4%

Total Expenses	$11,004,945	$11,652,689	$12,493,997	$12,494,418	$12,713,001	$14.63	49.1%

Net Operating Income	$14,484,517	$11,696,602	$12,200,715	$12,272,361	$13,158,038	$15.14	50.9%

Total TI/LC, Capex/RR	0	0	0	0	1,479,065	1.70	5.7

Net Cash Flow	$14,484,517	$11,696,602	$12,200,715	$12,272,361	$11,678,973	$13.44	45.1%
(1)	TTM historical financials are based on the trailing 12-month period ending on August 31, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	The increase in Underwritten Rents in Place over TTM Rents in Place is due to contractual rent steps taken through September 2017 and the expiration of free rent associated with certain tenants.
(4)	Other Income consists primarily of auditorium fees, fitness center fees and sundry revenues.

Property Management. The property is managed by Cushman & Wakefield U.S., Inc.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $7.0 million for outstanding tenant improvements and leasing commissions associated with three tenants, $360,173 for tax reserves, $271,509 for free rent reserves associated with one tenant, $108,640 for future tenant improvements and leasing commissions, $81,825 for immediate repairs and $14,485 for replacement reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to approximately $500,000.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $14,485 ($0.20 per square foot annually) for replacement reserves. The reserve is subject to a cap of $869,100 (approximately $1.00 per square foot).

TI/LC Reserves - On a monthly basis, the borrower is required to deposit $108,640 ($1.50 per square foot annually) for tenant improvements and leasing commissions reserves. The reserve is not subject to a cap. In addition, upon the occurrence and continuance of either a Tenant Trigger Event (as defined below) or a Downgrade Trigger Event (as defined below), all excess cash flow after payment of debt service, required reserves and operating expenses is required to be deposited into the reserve.

Lockbox / Cash Management. The Riverway Whole Loan is structured with a CMA lockbox. The borrower and manager were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account will be swept daily into the borrower’s operating account unless a Trigger Period (as defined below) is continuing, in which event such funds will be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. Upon the occurrence and during the continuance of a Trigger Period, all funds deposited into the cash management account after payment of debt service, required reserves and budgeted operating expenses will be deposited into the excess cash flow subaccount and held as additional security for the loan, except in the event of a Tenant Trigger Event or a Downgrade Trigger Event, in which case the excess cash flow is required to be deposited into the tenant improvement and leasing commission reserve as described above.

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A “Trigger Period” commences upon the occurrence of (i) an event of default, (ii) the bankruptcy or insolvency of the borrower or the property manager, (iii) the debt service coverage ratio (as calculated in the loan documents) falling below 1.15x based on a trailing three-month basis (a “DSCR Trigger Event”), (iv) Central States or U.S. Foods (or any replacement tenant(s) (a) terminating, vacating or giving notice of its intention to terminate its lease or vacate its space or failing to give notice of its intent to renew its lease(s) or (b) becoming insolvent or bankrupt (either (a) or (b), a “Tenant Trigger Event”) or (v) U.S. Foods’ long-term credit rating being downgraded to or below “B2” or “B” by S&P, Moody’s or Fitch (the current Moody’s and S&P long-term ratings are B1 and BB-, respectively) or the withdrawal of U.S. Foods’ credit rating (unless U.S. Foods’ rating is withdrawn solely as the result of no longer having public debt necessary to enable such rating and it maintains a net worth of at least $1 billion) (each event of this clause (iv), a “Downgrade Trigger Event”).

The borrower will have the right two times in the aggregate (except with respect to a DSCR Trigger Event, a Tenant Trigger Event or a Downgrade Trigger Event, which may be cured an unlimited number of times) during the term of the loan to cure a Trigger Period as follows: if a Trigger Period exists solely by reason of (i) an event of default, the acceptance of a cure by the lender of the applicable event of default (in its sole and absolute discretion), (ii) a bankruptcy or insolvency of a property manager, the replacement of such manager with a qualified manager under a management agreement in accordance with the loan documents, (iii) a DSCR Trigger Event, the achievement of a debt service coverage ratio for two consecutive quarters of at least 1.20x on a trailing three-month basis, (iv) a Tenant Trigger Event, the applicable space(s) is re-leased in accordance with the loan documents (which includes a requirement that annualized gross income (as defined in the loan documents) be not less than $24,895,000 (as reasonably determined by the lender), and (v) a Downgrade Trigger Event, the reinstatement or increasing of the applicable rating as required by the loan documents (or, in the case of a Downgrade Trigger Event triggered by the net worth of U.S. Foods, such net worth being at least $1,000,000,000) or the borrower has deposited $9,800,000 in the aggregate into the TI/LC reserve account from excess cash flow as described above.

Partial Releases. None.

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55 Hawthorne

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55 Hawthorne

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55 Hawthorne

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55 Hawthorne

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$61,500,000	Title:	Fee
Cut-off Date Principal Balance:	$61,500,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	5.6%	Net Rentable Area (SF):	136,432
Loan Purpose:	Acquisition	Location:	San Francisco, CA
Borrower:	55 Hawthorne (SF) Owner, LLC	Year Built / Renovated:	1970 / 2016
Sponsor:	CIM Urban Income Investments, L.P.	Occupancy:	100.0%
Interest Rate:	4.12300%	Occupancy Date:	3/1/2017
Note Date:	12/22/2016	Number of Tenants(1):	1
Maturity Date:	1/1/2027	2013 NOI(2)	N/A
Interest-only Period:	120 months	2014 NOI(2):	N/A
Original Term:	120 months	2015 NOI(3):	$1,375,274
Original Amortization:	None	TTM NOI (as of 11/2016)(3)(4):	$3,860,771
Amortization Type:	Interest Only	UW Economic Occupancy:	94.6%
Call Protection:	L(26),Def(87),O(7)	UW Revenues:	$10,472,045
Lockbox:	CMA	UW Expenses:	$3,220,717
Additional Debt:	N/A	UW NOI(4):	$7,251,328
Additional Debt Balance:	N/A	UW NCF:	$6,698,692
Additional Debt Type:	N/A	Appraised Value / Per SF:	$123,000,000 / $902
		Appraised Dark Value / Per SF(5):	$97,200,000 / $712
		Appraisal Date:	12/9/2016

Escrows and Reserves(6)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$451
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$451
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	50.0%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	50.0%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	2.61x
Other:	$2,531,359	$0	N/A	UW NOI Debt Yield:	11.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Sponsor Equity	$64,541,239	51.2%	Purchase Price	$123,000,000	97.6%
Mortgage Loan	61,500,000	48.8%	Upfront Reserves	2,531,359	2.0
			Closing Costs	509,880	0.4
Total Sources	$126,041,239	100.0%	Total Uses	$126,041,239	100.0%

(1)	There are currently 10 tenants that occupy the property. Yelp, the largest tenant, is contractually obligated to lease the spaces that are being vacated by the other current tenants at the property as their leases expire throughout 2017. Yelp is expected to lease the entire property by October 2017. One tenant, Make-a-Wish Foundation, has one five-year renewal option remaining; however, the loan sponsor does not expect them to exercise the renewal option, which would increase their rent from $32.00 per square foot to market value, which the appraisal concluded to be $72.00 per square foot. In the event Make-a-Wish Foundation elects to renew its lease, Yelp will have the option to lease such space upon the expiration of the renewal term.

(2)	2013 NOI and 2014 NOI figures are not available as the previous owner acquired the property in July 2014 and historical cash flows were not provided at the time of acquisition. Additionally, between 2014 and 2015, the property underwent an approximately $26.2 million ($192 per square foot) renovation.

(3)	The increase in TTM NOI from 2015 NOI is predominantly a result of Yelp taking occupancy of the fifth and sixth floors in February 2016, representing approximately $2.2 million in annual base rent.

(4)	The increase in UW NOI from TTM NOI is driven by Yelp’s contractual obligation to occupy tenant spaces as they are vacated. Yelp is expected to occupy 100.0% of the property by October 2017. As of the Cut-off Date, Yelp occupies 75.0% of the net rentable area at an underwritten base rent of $65.78 per square foot. The remaining 25.0% of the net rentable area that Yelp is expected to occupy will be leased at $72.00 per square foot, which represents a premium of approximately 47.0% over the weighted average current rent paid by existing tenants.

(5)	The appraisal concluded to a “Hypothetical Go Dark Value” of $97.2 million, which assumes the property was 100% vacant and factors in market rent, downtime, expenses and lease-up costs.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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55 Hawthorne

The Loan. The 55 Hawthorne loan has an outstanding principal balance as of the Cut-off Date of $61.5 million and is secured by a first mortgage lien on the borrower’s fee interest in an 11-story, 136,432 square foot, Class A/B office building located in San Francisco, California. The loan has a 10-year term and is interest-only for the entire term.

The Borrower. The borrowing entity for the 55 Hawthorne loan is 55 Hawthorne (SF) Owner, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the 55 Hawthorne loan is CIM Urban Income Investments, L.P., an affiliate of CIM Group, LLC (“CIM Group”). CIM Group is a full service urban real estate and infrastructure fund manager with approximately $19.2 billion of assets under management and over 190 properties. Since its founding in 1994, CIM Group has been a process and research-driven investor that evaluates risk through the fundamental analysis of the long-term drivers in communities.

The prior owner acquired the property in July 2014 and, according to the loan sponsor, invested approximately $26.2 million ($192 per square foot) in capital improvements, including approximately $12.7 million ($93 per square foot) by Yelp. Renovations included a complete interior renovation and upgrades to modernize building systems as well as the construction of a new rooftop deck for Yelp. Additionally, according to the loan sponsor, the loan sponsor and Yelp are expected to contribute $1.8 million and $3.1 million, respectively, towards the build-out of Yelp’s expansion premises, for a combined investment of approximately $4.9 million ($36 per square foot).

The Property. The 55 Hawthorne property is an 11-story, 136,432 square foot, Class A/B office building located in the San Francisco central business district. The property was originally constructed in 1970 and is situated on approximately 0.6 acres. The property features views of downtown San Francisco and the San Francisco-Oakland Bay Bridge as well as a recently renovated rooftop terrace. Additionally, the property contains 272 on-site parking spaces resulting in a parking ratio of approximately 1.99 spaces per 1,000 square feet. The parking spaces are located on floors one, two and three as well as two sublevels and are operated by a third party provider. Pedestrian access to the property is provided via Tehama Street to the north and Hawthorne Street to the south, and vehicle access is provided via both streets.

As of March 1, 2017, the property was 100.0% leased to 10 tenants. The largest tenant, Yelp, Inc. (“Yelp”) currently leases 75.0% of the net rentable area through July 2025 and has occupied its space since February 2015. Except as noted below with respect to the Make-a-Wish Foundation renewal option, Yelp is contractually obligated to lease the space vacated by the other current tenants by October 2017. Upon taking over the vacated spaces, Yelp is expected to occupy 100.0% of the net rentable area at the property through July 2025. Yelp (NYSE: YELP) operates a platform that connects people with local businesses primarily in the United States. Yelp’s platform covers various local business categories, including restaurants, shopping, beauty and fitness, arts, entertainment and events, home and local services, health, nightlife, travel and hotel, auto and other categories. The company was founded in 2004 and is currently headquartered in San Francisco, approximately two blocks northwest of the property. Yelp has continued to expand its business and as of September 30, 2016, employed 4,353 employees, which represents an approximately 19.0% increase as compared to September 30, 2015. Yelp is obligated under its lease to occupy new space as it becomes vacant and, according to the loan sponsor, has invested approximately $12.7 million into the property. Additionally, according to the loan sponsor, Yelp is expected to invest approximately $3.1 million into the build out of new space it is expected to occupy as existing tenants vacate. Currently, one tenant, Make-a-Wish Foundation has one remaining five-year renewal option. However, the loan sponsor does not expect the tenant to exercise the renewal option, which would increase its rent from $32.00 per square foot to market value, which the appraisal has concluded to be $72.00 per square foot. In the event Make-a-Wish Foundation elects to renew its lease, Yelp will have the option to lease such space upon the expiration of the renewal term.

The 55 Hawthorne property is located in the central business district of San Francisco, California, and many demand drivers lie within walking distance of the property, including the Union Square shopping district, Treasure Island, Westfield San Francisco Centre shopping mall, several notable museums and AT&T Park, home of the San Francisco Giants Major League Baseball team. The property also benefits from its proximity to major public transportation lines, including the Montgomery BART train station, which is located six blocks northwest and Interstate Highway 80 and the San Francisco–Oakland Bay Bridge, located approximately three blocks south east. Additionally, the property is located approximately 14.2 miles north of San Francisco International Airport and approximately 10.5 miles west of the Oakland central business district. The property is expected to benefit from the completion of the Transbay Transit Center, a mass-transit hub that is expected to connect eight Bay Area counties through 11 transportation systems including the BART, AC Transit, Amtrak, Caltrain and California’s planned high speed rail system. According to the Transbay Joint Powers Authority, the project, which is located approximately 0.5 miles northeast of the property, is expected to include 3,500 residential units, 59,000 square feet of ground-level retail space and an approximately 1.4 million square foot office tower. Additionally, the project is expected to feature City Park, a 5.4-acre rooftop public park with a variety of activities and amenities including an open air amphitheater, gardens, open grass areas and restaurant and café. The Transbay Transit Center will be constructed in two phases, with the first phase expected to be complete in the fall of 2017. The first phase will include construction of the above-ground portion of the

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new Transit Center, the below-grade rail levels and the bus ramp connecting the Transit Center to the San Francisco–Oakland Bay Bridge. A timeline has not been provided yet for construction of phase two, which includes the downtown rail extension.

According to the appraisal, the property is located in the South Financial District office submarket of the greater San Francisco – Redwood City – South San Francisco market. According to a third-party information provider, as of year-end 2016, the Class A office submarket consisted of 50 buildings totaling approximately 21.5 million square feet of office space with an overall vacancy rate of 5.4% and average asking rents of $60.90 per square foot. According to a third-party information provider, as of year-end 2016, the Class B office submarket consisted of 55 buildings totaling approximately 5.0 million square feet of office space with an overall vacancy rate of 4.6% and average asking rents of $54.66 per square foot. The appraisal identified seven comparable office leases in the San Francisco market ranging in size from approximately 51,895 square feet to 118,000 square feet. Base rents for the comparable leases ranged from $68.00 per square foot to $80.00 per square foot, with a weighted average of approximately $72.75 per square foot, which is in line with the property.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
N/A	N/A	98.8%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year. 2013 and 2014 occupancies were not made available by the prior owner.
(2)	Current Occupancy is as of March 1, 2017. There are currently 10 tenants that occupy the property. Yelp, the largest tenant, is contractually obligated to lease the spaces that are being vacated by the other current tenants at the property as their leases expire throughout 2017. One tenant, Make-a-Wish Foundation, has one five-year renewal option remaining. However, the loan sponsor does not expect the tenant to exercise the renewal option, which would increase its rent from $32.00 per square foot to market value, which the appraisal has concluded to be $72.00 per square foot. In the event Make-a-Wish Foundation elects to renew its lease, Yelp will have the option to lease such space upon the expiration of the renewal term

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Yelp(2)	NA / NA / NA	136,432	100.0%	$67.78	100.0%	7/31/2025

(1)	Based on the underwritten rent roll dated November 1, 2016, assuming that Yelp takes occupancy of the spaces leased by the other current tenants at the property by October 2017.
(2)	Yelp’s lease contains one, five-year renewal option and a partial termination option with respect to two entire floors on or after January 31, 2021 and one additional floor on or after January 31, 2023 (provided, in each case, that it leases at least 65.0% of total rentable area at the property). If Yelp chooses to partially terminate its lease, it is responsible for a termination fee equal to three months of rent at the time of termination and the unamortized tenant improvements and leasing commissions outstanding. With respect to each termination option, Yelp must provide notice at least 12 months prior to each termination date.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	1	136,432	100.0%	9,248,039	100.0%	136,432	100.0%	$9,248,039	100.0%
2026	0	0	0.0%	0	0.0%	136,432	100.0%	$9,248,039	100.0%
2027	0	0	0.0%	0	0.0%	136,432	100.0%	$9,248,039	100.0%
2028 & Beyond	0	0	0.0%	0	0.0%	136,432	100.0%	$9,248,039	100.0%
Total	1	136,432	100.0%	$9,248,039	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2016.

Operating History and Underwritten Net Cash Flow(1)
	2015	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)	$4,789,701	$7,561,694	$9,248,039	$67.78	83.5%
Vacant Income	0	0	0	0.00	0.0%
Gross Potential Rent	$4,789,701	$7,561,694	$9,248,039	$67.78	83.5%
CAM Reimbursements	332,126	272,064	589,034	4.32	5.3%
Parking Income	1,144,796	1,069,744	1,232,742	9.04	11.1%
Net Rental Income	$6,266,623	$8,903,502	$11,069,815	$81.14	100.0%
(Vacancy/Credit Loss)(5)	(2,486,370)	(2,480,951)	(597,770)	(4.38)	(5.4)--
Other Income	143,027	55,866	0	0.00	0.0%
Effective Gross Income	$3,923,280	$6,478,417	$10,472,045	$76.76	94.6%

Total Expenses	$2,548,006	$2,617,646	$3,220,717	$23.61	30.8%

Net Operating Income(6)	$1,375,274	$3,860,771	$7,251,328	$53.15	69.2%

Total TI/LC, Capex/RR	0	0	552,636	4.05	5.3%

Net Cash Flow	$1,375,274	$3,860,771	$6,698,692	$49.10	64.0%
(1)	Historical 2013 and 2014 Net Operating Income figures are not available as the prior owner acquired the property in July 2014 and historical cash flows were not provided at the time of acquisition. Additionally, between 2014 and 2015, the property underwent an approximately $26.2 million ($192 per square foot) renovation.
(2)	TTM column represents the trailing 12-month period ending November 30, 2016.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(4)	The increase in TTM Rents in Place from 2015 Rents in Place is predominantly a result of Yelp taking occupancy of the fifth and sixth floors in February 2016, representing approximately $2.2 million in annual base rent.
(5)	Vacancy/Credit Loss reflects free rent and concessions given to Yelp related to the leasing of its original space.
(6)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is driven by Yelp’s contractual obligation to occupy tenant spaces as they vacate. Yelp is expected to occupy 100.0% of the property by October 2017. As of the Cut-off Date, Yelp occupies 75.0% of the net rentable area at an underwritten base rent of $65.78 per square foot. The remaining 25.0% of the net rentable area that Yelp is expected to occupy will be leased at $72.00 per square foot, which represents a premium of approximately 47.0% over the weighted average current rent paid by existing tenants.

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Property Management. The property is managed by CIM Management, Inc., a subsidiary of CIM Group, and Harvest Properties, Inc., a third party management company.

Escrows and Reserves. At origination, the borrower deposited into escrow $1,484,875 for outstanding tenant improvements and leasing commissions and $1,046,484 for outstanding free rent, in each case related to Yelp.

Tax Escrows - The requirement for the borrower to make deposits to the real estate tax escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that all property taxes have been paid within 10 business days after the date when due.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

TI/LC Reserves - The requirement for the borrower to make deposits to the tenant improvement and leasing commissions reserve is waived so long as a Cash Sweep Event (as defined below) caused by a Tenant Trigger (as defined below) has not occurred. During a Cash Sweep Event caused by a Tenant Trigger, all excess cash flow shall be deposited and held with the lender in accordance with the loan documents.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account will be swept each business day into the borrower’s operating account, unless a Cash Sweep Event is continuing, in which event such funds will be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds deposited into the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into the excess cash flow subaccount and held as additional security for the loan, except in the event of a Tenant Trigger, in which case the excess cash flow is required to be deposited into the tenant improvement and leasing commission reserve as described above.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the bankruptcy or insolvency action of the borrower or the property manager, unless (a) with respect to a bankruptcy or insolvency action of a property manager that is not affiliated with the borrower, the property manager is replaced in accordance with the loan agreement within 60 days or such bankruptcy filing is discharged or dismissed within 30 days of the date of filing or (b) with respect to a bankruptcy or insolvency action of an affiliated property manager, the property manager is replaced in accordance with the loan agreement within 15 days or (iii) a Tenant Trigger.

A “Tenant Trigger” means any of the following: (i) Yelp delivers a written notice of its intention not to renew the lease, (ii) Yelp delivers a written notice of its intention to terminate its lease for a portion of the building that results in a vacancy of more than 2.5 floors of its leased space, provided that any such portion of terminated space has not been re-leased to a replacement tenant in accordance with the loan documents, (iii) Yelp’s failure to renew its lease on or prior to the date required for such renewal, (iv) Yelp goes dark, vacates or abandons a portion of its space that exceeds 2.5 floors for a period of more than 180 consecutive days or (v) any bankruptcy or insolvency action with respect to Yelp.

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) of the definition of Cash Sweep Event above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) of the definition of Cash Sweep Event above only with respect to the property manager, the lender replacing such property manager with a qualified manager under a replacement management agreement, (c) clause (ii) of the definition of Cash Sweep Event above only with respect to the borrower, if such bankruptcy is caused by a party filing an involuntary petition against the borrower and none of the borrower, guarantor or their affiliates has colluded with such party for any involuntary petition against the borrower, and such bankruptcy action is dismissed within 90 days without any material adverse modifications to the terms of the loan documents and (d) clause (iii) of the definition of Cash Sweep Event above, the occurrence of a Tenant Trigger Cure (as defined below) (each of the foregoing, a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following conditions: (1) no other event of default has occurred and is continuing under the loan documents (2) the borrower pays all of the lender’s reasonable out-of-pocket, non-de minimis expenses incurred in connection with the Cash Sweep Event Cure; and (3) in no event will the borrower be permitted to cure in the event of a voluntary or collusive involuntary bankruptcy or insolvency action of the borrower.

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A “Tenant Trigger Cure” means any of the following: with respect to a Tenant Trigger caused by (a) (i) through (iv) of the definition of Tenant Trigger above, (1) either: (A) the unleased portion of the Yelp premises does not exceed 2.5 floors or (B) Yelp (or one or more replacement tenant(s)) is open for business in its premises either pursuant to the Yelp lease (with the same having been renewed or extended in accordance with its terms) or a lease with a replacement tenant(s) and (2) the debt service coverage ratio (as calculated in the loan documents) based on the trailing three month period is at least 1.90x for one quarter, (b) (iv) of the definition of Tenant Trigger above, (1) Yelp has continued to pay full contract rent under its lease, (2) unless Yelp has vacated, gone dark or abandoned its entire premises, at least $50.00 per rentable square foot of the Yelp premises that is vacant, dark or abandoned has been swept into the tenant improvement and leasing commissions reserve or (3) if Yelp has vacated, gone dark or abandoned its entire premises at least $60.00 per rentable square foot of the Yelp premises that is vacant, dark or abandoned has been swept into the tenant improvement and leasing commissions reserve and (c) (v) of the definition of Tenant Trigger above, (1) either: (A) the Yelp lease has been affirmed in bankruptcy and Yelp is in occupancy, open for business and paying full contractual rent (without right of offset or free rent credit unless such amounts are escrowed with lender) or (B) the Yelp premises has been re-let to one or more replacement tenant(s) and (2) the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period is at least 1.90x for one quarter.

Permitted Mezzanine Debt. One or more owners of the direct or indirect equity interests of the borrower are permitted to obtain one or more mezzanine loan(s) secured by the ownership interests in the related borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meets a qualified lender provision in the loan documents, (ii) the combined loan-to-value ratio of the mezzanine loan and mortgage loan does not exceed 50.0%, (iii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than 2.60x and (iv) the lenders enter into a customary intercreditor agreement reasonably acceptable to the mortgage lender.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$55,500,000	Title:	Fee
Cut-off Date Principal Balance:	$55,352,648	Property Type - Subtype:	Mixed Use – Office/Industrial
% of Pool by IPB:	5.1%	Net Rentable Area (SF):	553,485
Loan Purpose:	Refinance	Location:	Largo, FL
Borrower:	BP Land Holdings, LLC	Year Built / Renovated:	1973 / 2016
Sponsor:	Gary W. Harrod	Occupancy:	100.0%
Interest Rate:	4.74400%	Occupancy Date:	12/1/2016
Note Date:	12/15/2016	Number of Tenants:	9
Maturity Date:	1/1/2027	2013 NOI:	$1,482,510
Interest-only Period:	None	2014 NOI(1):	$1,485,699
Original Term:	120 months	2015 NOI(1)(2):	$646,165
Original Amortization:	360 months	TTM NOI (as of 9/2016)(2)(3):	$2,056,957
Amortization Type:	Balloon	UW Economic Occupancy:	93.0%
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$7,514,480
Lockbox:	CMA	UW Expenses:	$2,324,477
Additional Debt:	N/A	UW NOI(3):	$5,190,003
Additional Debt Balance:	N/A	UW NCF:	$4,830,238
Additional Debt Type:	N/A	Appraised Value / Per SF:	$75,000,000 / $136
		Appraisal Date:	12/1/2016

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$100
Taxes:	$93,078	$46,539	N/A	Maturity Date Loan / SF:	$82
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	73.8%
Replacement Reserves:	$7,110	$7,110	N/A	Maturity Date LTV:	60.3%
TI/LC:	$28,425	$28,425	$1,500,000	UW NCF DSCR:	1.39x
Other:	$770,000	$0	N/A	UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$55,500,000		95.9%	Payoff Existing Debt	$56,225,900	97.1%
Sponsor Equity	2,373,121		4.1	Upfront Reserves	898,613	1.6
				Closing Costs	748,608	1.3
Total Sources	$57,873,121		100.0%	Total Uses	$57,873,121	100.0%

(1)	The decrease from 2014 NOI to 2015 NOI is primarily due to a temporary tenant, Dex Imaging, vacating.

(2)	The increase from 2015 NOI to TTM NOI is primarily due to leases signed with Allstate (127,669 square feet), 5% Nutrition (36,202 square feet) and Forensic Innovation Center LLC (17,193 square feet) contributing a total of $855,571 in base rent on an annualized basis.

(3)	The UW NOI is greater than TTM NOI due to five tenants, Allstate, HIT Promotional Products, PharmaLink, 5% Nutrition and Forensic Innovation Center LLC, which executed leases in 2016. Allstate has been in occupancy since July 1, 2016 and began paying rent of approximately $1,648,710 per annum, on October 1, 2016. HIT Promotional Products has been in occupancy and paying rent of approximately $536,536 per annum since December 1, 2016. PharmaLink has been in occupancy since November 1, 2016 and began paying rent of approximately $356,328 per annum on January 1, 2017. 5% Nutrition has been in occupancy since June 1, 2016 and began paying rent of approximately $253,414 per annum on September 1, 2016. Forensic Innovation Center LLC has been in occupancy and paying rent of approximately $171,930 per annum since April 1, 2016. The increase in UW NOI from TTM NOI is also due to rent abatements burning off for Allstate and Matrix Management totaling $500,885.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Bardmoor Palms loan has an outstanding principal balance as of the Cut-off Date of approximately $55.4 million and is secured by a first mortgage lien on the borrower’s fee interest in a 553,485 square foot office and industrial property located in Largo, Florida. The loan has a 10-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the Bardmoor Palms loan is BP Land Holdings, LLC, a Florida limited liability company and special purpose entity.

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The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Gary W. Harrod, who is the founder and chief executive officer of Harrod Properties Inc. (“Harrod Properties”), a commercial real estate development company that designs, builds, leases and manages office and industrial buildings throughout the United States. The firm’s portfolio includes 28 properties across Florida, New Mexico, Texas and Tennessee. Harrod Properties has been involved in the development of approximately 15.0 million square feet of office, industrial, retail and medical properties since it was founded in 1990.

According to the loan sponsor, Harrod Properties acquired the property in 2006 for $24.0 million ($43 per square foot) and has invested approximately $39.8 million ($72 per square foot) on capital improvements over the course of ownership for a total cost basis of approximately $63.8 million ($115 per square foot). The loan sponsor also informed the lender that from 2006 to 2008, he invested approximately $13.3 million on the East Building (as defined below) which included a 44,100 square foot warehouse expansion, improvements to the office space and building entrances, a new heating and air conditioning system, electrical work, a new roof, a new lobby, new restrooms and exterior renovations, and from 2015 to 2016, it invested approximately $14.3 million on improvements to the West Building (as defined below) which included the addition of the parking deck, exterior renovations, improvements to the office space and soft costs.

The Property. The Bardmoor Palms property consists of a total of 553,485 square feet comprised of a two-story office building with 148,350 square feet of net rentable area (“West Building”) and a two-story office and warehouse building with 405,135 square feet of net rentable area (“East Building”). The property is located in Largo, Florida approximately 20.0 miles west of the Tampa central business district and Tampa International Airport. The buildings are joined by an elevated crosswalk and feature two, three-level detached parking structures and open surface parking which provides 2,054 parking spaces (resulting in a parking ratio of 3.71 spaces per 1,000 square feet of net rentable area). The Bardmoor Palms property was originally built and fully occupied by Eckerd Corporation as its national headquarters. In 2012, former tenant Raytheon vacated 223,975 square feet at the property and instead of immediately reconfiguring the West Building for multi-tenant use, the loan sponsor decided to wait for a long-term lease to an investment grade tenant. In October 2015, the loan sponsor signed two leases with Allstate for a total of 127,669 square feet and subsequently signed leases for the remainder of the vacant space with HIT Promotional Products (76,648 square feet), PharmaLink (50,904 square feet), 5% Nutrition (36,202 square feet) and Forensic Innovation Center LLC (17,193 square feet), which brought occupancy to 100.0%.

As of December 1, 2016, the property was 100.0% leased to nine national and regional tenants under 11 leases. The largest tenant at the property, Allstate Corporation (“Allstate”) (NYSE: ALL, rated A3/A-/BBB+ by Moody’s, S&P and Fitch), leases 90,258 square feet of space in the West Building and 37,411 square feet in the East Building for a combined 127,669 square feet (23.1% of the net rentable area). Allstate’s leases expire in September 2026 and the tenant has been in occupancy at the Bardmoor Palms property since July 2016. Allstate has two, seven-year renewal options under both leases, which would extend its leases to 2040. Headquartered in Northfield Township, Illinois, Allstate is the largest publicly traded property casualty insurance company in the United States and provides insurance products to approximately 16.0 million households. The second largest tenant, HIT Promotional Products, leases 76,648 square feet (13.8% of the net rentable area) within the East Building. HIT Promotional Products has been a tenant at the property since December 2016 and has a lease expiration date in November 2022 with two, five-year renewal options, which would extend its lease to 2032. HIT Promotional Products has been in the customizable promotional product business for over 50 years and is ranked among the top 50 suppliers of customizable promotional products in the nation, according to Promo Marketing Magazine, with more than 1,900 items. HIT Promotional Products’ customizable products include apparel, accessories, mugs, desk toys, backpacks, food products and tech accessories, among others. The third largest tenant, National Forensic Science Technology Center (“NFSTC”), leases 71,614 square feet (12.9% of the net rentable area) within the East Building and has been a tenant at the property since May 2014. NFSTC’s lease expires in April 2024 with two, five-year renewal options, which would extend its lease to 2034. Founded in 1995, NFSTC is a not-for-profit corporation headquartered at the property, which provides forensic services including training, assessment, research and technology assistance to the justice and forensic science communities.

The property is located along the north side of Bryan Dairy Road and between West Bay Drive and Route 694 within Pinellas County in the Tampa-St. Petersburg-Clearwater metropolitan statistical area (“Tampa MSA”). According to a third-party information provider, the Tampa MSA has a population of approximately 3.0 million residents and is the industrial, commercial and financial hub of Florida’s west coast with an economy that is founded on a base that includes tourism, agriculture, construction, finance, health care, technology and maritime industry. Additionally, Tampa’s economy benefits greatly from its port, the 11th largest (by tonnage) in the country and the largest in the state of Florida. Port Tampa Bay recently revealed plans for an approximately $1.5 billion redevelopment to bring residential towers, offices, parks and a hotel to 45.0 acres alongside Tampa’s cruise ship terminal. According to a third-party information provider, Tampa Bay Lighting owner Jeff Vinik plans to invest approximately $1.0 billion in downtown Tampa to create an approximately 3.0 million square foot live, work, play and stay neighborhood in Tampa’s Channel District. According to a third-party information provider, the Tampa Bay region has experienced growth in the innovation and technology industries, which includes financial and shared services, life sciences, defense, security, manufacturing and agribusiness, while benefiting from strong population growth with its associated demand for goods, services and housing.

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Annex A-3	JPMCC 2017-JP5

Bardmoor Palms

The Bardmoor Palms property is located within the Mid-Pinellas County office submarket which, according to the appraisal, is a submarket where vacant land is scarce and most construction activity represents redevelopment. As of the third quarter of 2016, the Mid-Pinellas County office submarket had an existing inventory of approximately 6.3 million square feet, an overall office vacancy rate of 11.0%, an average quoted rental rate of $16.78 per square foot and year-to-date net absorption of 137,317 square feet. The appraisal identified four competitive office properties built between 1979 and 2000 and ranging in size from 60,000 square feet to 178,545 square feet. The comparable properties reported occupancies ranging from 21.0% to 100.0% with a weighted average occupancy of approximately 81.6%. The appraisal concluded a stabilized occupancy rate of 96.4% for the property and an office market rental range of $11.50 to $15.25 per square foot on a triple net basis.

The property is located in the South Pinellas industrial submarket which has an existing inventory of approximately 55.9 million square feet. As of the third quarter of 2016, the industrial submarket reported an overall vacancy rate of 5.8% and overall average asking rents of $5.94 per square foot. The appraisal identified five competitive industrial properties built between 1985 and 1999 and ranging in size from 84,123 square feet to 132,548 square feet. The comparable properties reported occupancies ranging from 86.0% to 100.0% with a weighted average occupancy of approximately 95.2%. The appraisal concluded a warehouse market blended office rental range of $7.00 to $9.50 per square foot.

Historical and Current Occupancy(1)(2)
2013	2014	2015(3)	Current(3)(4)
54.7%	41.6%	49.9%	100.0%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	In 2012, former tenant Raytheon vacated 223,975 square feet at the property, and the loan sponsor decided to wait for a long-term lease to an investment grade tenant instead of converting it to multi-tenant use. In October 2015, the loan sponsor signed two leases with Allstate for a total of 127,669 square feet and subsequently signed four additional leases for the remainder of the vacant space throughout 2016.

(3)	The increase in occupancy from 2015 to Current is primarily due to leases signed with Allstate (127,669 square feet), HIT Promotional Products (76,648 square feet), PharmaLink (50,904 square feet), 5% Nutrition (36,202 square feet) and Forensic Innovation Center LLC (17,193 square feet).

(4)	Current Occupancy is as of December 1, 2016.

Tenant Summary(1)
Tenant	Unit Type	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Allstate(3)	Office	A3 / A- / BBB+	127,669	23.1%	$13.65	28.1%	9/30/2026
HIT Promotional Products	Office / R&D	NA / NA / NA	76,648	13.8%	$7.14	8.8%	11/30/2022
NFSTC(4)	Flex	NA / NA / NA	71,614	12.9%	$13.73	15.9%	4/30/2024
ThinkDirect Marketing	Office	NA / NA / NA	61,063	11.0%	$11.25	11.1%	10/31/2020
Renew Life Formulas, Inc.	Warehouse	Baa1 / A- / NA	54,100	9.8%	$6.25	5.5%	2/29/2020
PharmaLink	Flex	NA / NA / NA	50,904	9.2%	$7.00	5.8%	12/31/2023
Matrix Management(4)	Office	NA / NA / NA	49,511	8.9%	$22.15	17.7%	10/31/2022
5% Nutrition(5)	Flex	NA / NA / NA	36,202	6.5%	$7.21	4.2%	8/31/2023
Forensic Innovation Center LLC(4)(6)	Office / Lab	NA / NA / NA	17,193	3.1%	$10.30	2.9%	3/31/2019

(1)	Based on the underwritten rent roll dated December 1, 2016.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Allstate has the right to terminate its lease with respect to (i) 37,411 square feet in the East Building beginning October 1, 2021 with 12 months’ written notice and the payment of a termination fee and (ii) 90,258 square feet in the West Building beginning October 1, 2023 with 12 months’ written notice and the payment of a termination fee. In addition, if Allstate elects to terminate its lease at either the East Building or the West Building, it may also terminate its lease at the other building at such time. Allstate’s rent is underwritten to the average rent steps through the termination options.

(4)	National Forensic Science Technology Center, Matrix Management and Forensic Innovation Center LLC have modified gross leases. All other tenants have triple net leases.

(5)	5% Nutrition leases 36,202 square feet on the first floor of the East Building and 3,000 square feet of mezzanine space in the East Building.

(6)	Forensic Innovation Center LLC has the right to terminate its lease with 60 days’ written notice.

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Annex A-3	JPMCC 2017-JP5

Bardmoor Palms

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	1	17,193	3.1	177,088	2.9	17,193	3.1%	$177,088	2.9%
2020	2	115,163	20.8	1,025,084	16.6	132,356	23.9%	$1,202,172	19.4%
2021	0	0	0.0	0	0.0	132,356	23.9%	$1,202,172	19.4%
2022	2	126,159	22.8	1,643,935	26.6	258,515	46.7%	$2,846,107	46.0%
2023	2	87,106	15.7	617,344	10.0	345,621	62.4%	$3,463,451	56.0%
2024	1	71,614	12.9	983,310	15.9	417,235	75.4%	$4,446,762	71.9%
2025	0	0	0.0	0	0.0	417,235	75.4%	$4,446,762	71.9%
2026	2	127,669	23.1	1,742,089	28.1	544,904	98.4%	$6,188,850	100.0%
2027	0	0	0.0	0	0.0	544,904	98.4%	$6,188,850	100.0%
2028 & Beyond(2)	1	8,581	1.6	0	0.0	553,485	100.0%	$6,188,850	100.0%
Total	11	553,485	100.0%	$6,188,850	100.0%

(1)	Based on the underwritten rent roll dated December 1, 2016 and includes rent steps through December 2017.

(2)	2028 & Beyond includes 8,581 square feet associated with a cafeteria with no attributable base rent.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,296,243	$2,588,937	$1,886,669	$3,089,820	$6,188,850	$11.18	77.1%
Vacant Income	0	0	0	0	0	0.00	0.0
Gross Potential Rent	$2,296,243	$2,588,937	$1,886,669	$3,089,820	$6,188,850	$11.18	77.1%
Total Reimbursements	940,704	676,858	670,700	974,298	1,835,874	3.32	22.9
Net Rental Income	$3,236,948	$3,265,795	$2,557,369	$4,064,118	$8,024,725	$14.50	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(561,731)	(1.01)	(7.0)
Other Income	65,315	13,974	0	10,000	51,486	0.09	0.6
Effective Gross Income	$3,302,262	$3,279,768	$2,557,369	$4,074,118	$7,514,480	$13.58	93.6%

Total Expenses	$1,819,752	$1,794,069	$1,911,205	$2,017,161	$2,324,477	$4.20	30.9%

Net Operating Income(3)(4)(5)	$1,482,510	$1,485,699	$646,165	$2,056,957	$5,190,003	$9.38	69.1%

Total TI/LC, Capex/RR	0	0	0	0	359,765	0.65	4.8

Net Cash Flow	$1,482,510	$1,485,699	$646,165	$2,056,957	$4,830,238	$8.73	64.3%

(1)	TTM column represents the trailing 12-month period ending September 30, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	The decrease in Net Operating Income from 2014 to 2015 is primarily due to temporary tenant Dex Imaging vacating the property.

(4)	The increase in Net Operating Income from 2015 to TTM is primarily due to leases signed with Allstate (127,669 square feet), 5% Nutrition (36,202 square feet) and Forensic Innovation Center LLC (17,193 square feet) contributing a total of $855,571 in base rent on an annualized basis.

(5)	The Underwritten Net Operating Income is greater than TTM Net Operating Income due to five tenants, Allstate, HIT Promotional Products, PharmaLink, 5% Nutrition and Forensic Innovation Center LLC, which executed leases in 2016. Allstate has been in occupancy since July 1, 2016 and began paying rent of approximately $1,648,710 per annum, on October 1, 2016. HIT Promotional Products has been in occupancy and paying rent of approximately $536,536 per annum since December 1, 2016. PharmaLink has been in occupancy since November 1, 2016 and began paying rent of approximately $356,328 per annum on January 1, 2017. 5% Nutrition has been in occupancy since June 1, 2016 and began paying rent of approximately $253,414 per annum on September 1, 2016. Forensic Innovation Center LLC has been in occupancy and paying rent of approximately $171,930 per annum since April 1, 2016. The increase in Underwritten Net Operating Income from TTM Net Operating Income is also due to rent abatements burning off for Allstate and Matrix Management totaling $500,885.

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Annex A-3	JPMCC 2017-JP5

Bardmoor Palms

Property Management. The property is managed by HP Realty Associates, Inc., an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited $770,000 for outstanding tenant improvements and leasing commissions related to two tenants at the property, $93,078 for real estate taxes, $28,425 for tenant rollover reserves and $7,110 for replacement reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $46,539.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $7,110 (approximately $0.15 per square foot annually) for ongoing replacement reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $28,425 (approximately $0.62 per square foot annually) for tenant improvement and leasing commission reserves. The reserve is subject to a cap of $1,500,000 (approximately $2.71 per square foot).

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be transferred each business day into the borrower’s operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) a bankruptcy or insolvency action of the borrower or the property manager, (iii) a DSCR Trigger Event (as defined below) or (iv) an Allstate Trigger Event (as defined below).

A “DSCR Trigger Event” means the trailing three-month debt service coverage ratio as calculated in accordance with the loan documents is less than 1.25x.

An “Allstate Trigger Event” means (i) Allstate terminates or gives notice that it intends to terminate any portion of its leases or (ii) the failure of the borrower to provide evidence that Allstate has renewed its leases in their entirety by exercising one of its two, seven-year renewal options on or before the date that is 12 months prior to each expiration date and extended expiration date of Allstate’s leases.

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above, only with respect to the property manager, the borrower replacing such property manager with a qualified manager under a replacement management agreement within 60 days, (c) clause (iii) above, the achievement of a debt service coverage ratio for two consecutive quarters of 1.25x or greater based on the trailing three-month period or (d) clause (iv) above, Allstate renews its leases or the borrower leases such space to a replacement tenant or tenants in accordance with the loan documents (each of the foregoing, a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following limitations: (1) there is no other event of default continuing under the loan documents, (2) a Cash Sweep Event caused by a bankruptcy or insolvency action of the property manager or an Allstate Trigger Event may be cured no more than three times during the term of the loan, (3) the borrower pays all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure and (4) the borrower may not cure a bankruptcy or insolvency action of the borrower.

Right of First Refusal. Allstate has a right of first refusal to purchase the West Building and the East Building (if the offer covers the East Building) in the event the borrower receives an offer to purchase from a bona fide third party buyer. The tenant has signed a subordination, non-disturbance and attornment agreement that subordinates the right to any foreclosure or deed-in-lieu or any subsequent transfer by the lender or its designee.

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Annex A-3	JPMCC 2017-JP5

Landmark Square

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Annex A-3	JPMCC 2017-JP5

Landmark Square

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Annex A-3	JPMCC 2017-JP5

Landmark Square

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Annex A-3	JPMCC 2017-JP5

Landmark Square

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Annex A-3	JPMCC 2017-JP5

Landmark Square

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Annex A-3	JPMCC 2017-JP5

Landmark Square

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Annex A-3	JPMCC 2017-JP5

Landmark Square

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Annex A-3	JPMCC 2017-JP5

Landmark Square

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$51,000,000	Title:	Fee / Leasehold
Cut-off Date Principal Balance(1):	$51,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	4.7%	Net Rentable Area (SF):	757,917
Loan Purpose:	Refinance	Location:	Stamford, CT
Borrower:	Landmark Square 1-6 LLC	Year Built / Renovated:	1974, 1976, 1977, 1981, 1983,
Sponsor:	SL Green Operating Partnership,		2006 / N/A
	L.P.	Occupancy:	84.9%
Interest Rate:	4.97000%	Occupancy Date:	12/31/2016
Note Date:	12/2/2016	Number of Tenants:	113
Maturity Date:	1/1/2027	2013 NOI:	$9,916,119
Interest-only Period:	120 months	2014 NOI(3):	$10,446,258
Original Term:	120 months	2015 NOI(3):	$7,467,129
Original Amortization:	None	TTM NOI (as of 12/2016)(3)(4):	$9,724,228
Amortization Type:	Interest Only	UW Economic Occupancy(4):	85.4%
Call Protection(2):	L(26),Def(90),O(4)	UW Revenues:	$24,368,179
Lockbox:	CMA	UW Expenses:	$12,347,514
Additional Debt:	Yes	UW NOI(4):	$12,020,665
Additional Debt Balance:	$49,000,000	UW NCF:	$11,058,110
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$175,700,000 / $232
		Appraisal Date:	11/9/2016

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$132
Taxes:	$1,325,844	$220,974	N/A	Maturity Date Loan / SF:	$132
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	56.9%
Replacement Reserves:	$0	Springing	$500,000	Maturity Date LTV:	56.9%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	2.19x
Other:	$0	$0	N/A	UW NOI Debt Yield:	12.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$100,000,000		100.0%	Payoff Existing Debt	$78,204,098	78.2%
				Return of Equity	19,056,999	19.1
				Closing Costs	1,413,059	1.4
				Upfront Reserves	1,325,844	1.3
Total Sources	$100,000,000		100.0%	Total Uses	$100,000,000	100.0%

(1)	The Landmark Square loan is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $100.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $100.0 million Landmark Square Whole Loan, as defined in “The Loan” below.

(2)	The lockout period will be at least 26 payments beginning with and including the first payment date of February 1, 2017. Defeasance of the full $100.0 million Landmark Square Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the final REMIC trust that holds the last note evidencing the Landmark Square Whole Loan to be securitized or (ii) February 1, 2020.

(3)	The decrease from 2014 NOI to 2015 NOI is primarily due to rent abatements for tenants which signed leases in 2015. The increase from 2015 NOI to TTM NOI is primarily due to rent abatements burning off from the leases executed in 2015 and an increase in other income related to licensee rent, lease buy out income and miscellaneous income in the amount of $699,848.

(4)	The increase in UW NOI from TTM NOI is primarily due to rent abatements burning off, additional leasing and contractual rent steps though January 1, 2018 totaling approximately $340,507.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMCC 2017-JP5

Landmark Square

The Loan. The Landmark Square loan is secured by a first mortgage lien on the borrower’s fee and leasehold interests in a mixed use office and retail complex located in downtown Stamford, Connecticut, consisting of 757,917 square feet. The whole loan has an outstanding principal balance as of the Cut-off Date of $100.0 million (the “Landmark Square Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-1, with an outstanding principal balance as of the Cut-off Date of $51.0 million, is the controlling note and is being contributed to the JPMCC 2017-JP5 Trust. Note A-2, with an outstanding principal balance as of the Cut-off Date of $49.0 million, is expected to be contributed to one or more future securitization trusts. The Landmark Square Whole Loan has a 10-year term and is interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$51,000,000	$51,000,000	JPMCC 2017-JP5	Yes
A-2	49,000,000	49,000,000	JPMCB	No
Total	$100,000,000	$100,000,000

The Borrower. The borrowing entity for the Landmark Square Whole Loan is Landmark Square 1-6 LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor of the borrower and nonrecourse carve-out guarantor is SL Green Operating Partnership, L.P. (“SL Green”) (NYSE: “SLG”; rated Baa3/BBB-/BBB- by Moody’s, S&P and Fitch, respectively) which is an S&P 500 company and New York City’s largest office landlord. As of December 31, 2016, SL Green held interests in 127 Manhattan properties totaling 47.8 million square feet. In addition to the Landmark Square property, the loan sponsor owns four other office buildings (680, 750, 1055 and 1010 Washington Boulevard) totaling over 650,000 square feet in Stamford, Connecticut.

The property was acquired by the loan sponsor through its acquisition of Reckson Operating Partnership LP in January 2007 for an allocated purchase price of approximately $256.0 million ($338 per square foot). According to the loan sponsor, it invested approximately $36.5 million ($48 per square foot) in capital improvements including new building and garage entrances, fully renovated lobbies, elevator modernization, universal key card access, main arcade renovations, exterior plaza upgrades and a sustainability program that encompassed a complete exterior LED lighting retrofit along with various mechanical improvements and upgrades.

The Property. The Landmark Square property consists of 757,917 square feet of office and retail space and is situated on a 6.30 acre site in downtown Stamford, Connecticut. Landmark Square is comprised of seven buildings ranging in size from 12,880 square feet to 272,578 square feet that were built in various phases between 1974 and 2006. The largest building, 1 Landmark Square, is the tallest office building in Stamford at 22 stories and offers expansive views of the Long Island Sound and the New York City skyline. The remaining buildings are two to nine stories each. Due to its varying floorplates, the Landmark Square property is able to accommodate tenants ranging in size from approximately 55,000 square feet to less than 1,000 square feet at a wide range of price points. Property amenities include on-site parking consisting of 1,100 spaces (resulting in a parking ratio of 1.45 spaces per 1,000 square feet) with optional valet parking, a private shuttle to and from the Metro North/Amtrak transportation hub which is 0.5 miles from the property, numerous on-site restaurants including Del Frisco’s Grill and a full-time concierge for tenants. Of the total square footage, approximately 81,879 square feet is retail (10.8% of total square footage). Of the retail square footage, 50,247 square feet is leased to Bow Tie Cinemas movie theater, which is located at 5 Landmark Square, while the remainder of the retail space is located within 1, 3, 4 and 7 Landmark Square. The property also features a 21,500 square foot health club, complete with squash courts, cardio rooms, weight rooms and full locker room facilities, which is available exclusively to tenants for a monthly fee of $30.00. Tenants also have access to a state-of-the-art 50-seat conference facility, barbershop and on-site tailor and dry cleaners. Approximately 10.8% of the property’s net rentable area is attributable to retail tenants.

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Annex A-3	JPMCC 2017-JP5

Landmark Square

Property Summary
Building Name	Location	Net Rentable Area (SF) (1)	Year Built	Number of Stories	Number of Tenants(2)	Occupancy	Major Tenants
1 Landmark Square	Stamford, CT	272,578	1981	22	61	79.7%	Allegis Global Solutions
2 Landmark Square	Stamford, CT	37,715	1974	3	6	62.4%	SAC Acquisition, Katon Partners
3 Landmark Square	Stamford, CT	131,556	1977	6	20	81.8%	NBC Universal Media, Boardroom, Inc.
4 Landmark Square	Stamford, CT	103,431	1976	5	15	93.7%	Silgan Holdings, Inc
5 Landmark Square	Stamford, CT	58,000	1974	3	3	100.0%	Bow Tie Cinemas
6 Landmark Square	Stamford, CT	141,757	1983	9	7	90.0%	Cummings & Lockwood, Finn Dixon & Herling
7 Landmark Square	Stamford, CT	12,880	2006	2	2	100.0%	Del Frisco’s Grille, HSBC
Total/Wtd. Avg.		757,917			114	84.9%

(1)	Net rentable area excludes all storage space, the conference center and fitness center.

(2)	The total number of tenants does not equal 113 because Sacred Heart University leases space at 3 and 4 Landmark Square.

As of December 31, 2016, the property was 84.9% leased to 113 tenants, across a wide-range of industries including legal, accounting, financial services, publishing, software, advertising, food packaging, liquor import, recruiting, human resources and mail order retail, among others. The largest tenant at the property, Cummings & Lockwood, leases 55,643 square feet (7.3% of the net rentable area) through April 2026 and has been in occupancy since 2005. Cummings & Lockwood has two five-year renewal options which would extend its lease out to 2036. Cummings & Lockwood is a law firm founded in 1909 that provides legal counsel to both private clients and commercial enterprises with one of the largest trust and estate practices in the United States. Cummings & Lockwood employs nearly 100 attorneys across six offices located in Connecticut and Florida. The second largest tenant, B and E Theaters LLC (“Bow Tie Cinemas”), leases 50,247 square feet (6.6% of the net rentable area) of the ground floor of 5 Landmark Square and has been a tenant at the property since 1996 and most recently renewed its lease in June 2016. The theater features nine screens and has an entrance from Stamford Town Center Mall. Bow Tie Cinemas’ lease expires in May 2021 and it has one five-year renewal option which would extend its lease out to 2026. Founded in 1900, Bow Tie Cinemas is a privately-held theater company with more than 400 screens across 50 theaters in Colorado, Connecticut, Maryland, New Jersey, New York and Virginia. The third largest tenant, Finn Dixon & Herling, leases 26,385 square feet (3.5% of the net rentable area). Finn Dixon & Herling is a corporate law firm headquartered at the property, which was founded in 1987 and employs more than 50 attorneys. The firm specializes in bankruptcy and corporate reorganizations, commercial litigation, banking, mergers and acquisitions, securities, private equity, public finance, executive compensation and tax law. Finn Dixon & Herling has been at the property since April 2016 and its lease expires in December 2032. The Landmark Square property has had 26 renewal or new leases since January 2016 totaling 207,147 square feet (27.3% of total net rentable area).

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
82.4%	84.9%	87.6%	84.9%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of December 31, 2016.

The Landmark Square property is located within the Stamford central business district adjacent to Veterans Memorial Park and connected via an enclosed arcade to the adjacent Stamford Town Center Mall, an 853,000 square foot retail complex featuring more than 100 retailers and anchored by Macy’s and Saks Fifth Avenue OFF Fifth. Within one block of the property are Palace Theater, Ferguson Library and Old Town Hall, a public exhibition and event space, Courtyard by Marriott Stamford Downtown, Target and the University of Connecticut – Stamford. The property is located within three blocks of the Stamford Innovation Center which serves as an incubator and co-working space for technology start-ups. The Landmark Square property is also located within 0.75 miles of the Stamford train station, which allows for access to Manhattan in approximately 50 minutes. The property is located just north of Interstate 95 which provides access to State Routes 7 and 8 and connects to the Merritt Parkway and other points in the northern sector of the state.

Stamford is home to numerous national and multinational corporations such as Sikorsky Aircraft, General Electric Corporation, Gen Re, Pitney Bowes, UBS, Reuters, Bridgewater Associates, Vineyard Vines and Royal Bank of Scotland, among others. According to the appraisal, Stamford is a global financial center with a strong high tech manufacturing and defense industry presence which benefits from a highly educated labor force. Stamford has a growing number of residential projects including Harbor Point, Parcel 38 and Bedford House. Harbor Point, the largest development within Stamford is a mixed-use redevelopment encompassing 82 acres, currently consisting of more than 2,360 apartments and is anticipated to expand to more than 4,000 units. Harbor Point also features a significant retail component including 30 retailers with more than a dozen restaurants, 20 acres of public parks, four marinas and a water taxi. Parcel 38 and Bedford House are two additional developments projected to add approximately 754 residential units.

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Annex A-3	JPMCC 2017-JP5

Landmark Square

The property is located within the Stamford central business district office submarket which, according to the appraisal, as of the third quarter of 2016 had an overall vacancy rate of 21.3% and an overall availability rate of 31.7%. However, a significant amount of office vacancy in the Stamford central business district is situated in three buildings (677 Washington Boulevard, 695 East Main Street and 1 Elmcroft Road) that comprise 16.1% of the total submarket office inventory. According to the appraisal, 677 Washington Boulevard, 695 East Main Street and 1 Elmcroft Road are not directly competitive with the property since they were designed as corporate headquarters with very large floor plans, long corridors, and are inefficiently designed for a multi-tenant building while the property caters to small and medium sized tenants. Excluding these three buildings from the Stamford central business district inventory, the availability rate decreases from 31.7% to 19.1%.

According to the appraisal, as of third quarter 2016, the Stamford central business district office and retail submarket rental rates were $43.41 per square foot gross and $34.31 triple net, respectively. The appraisal identified seven competitive properties built between 1980 and 1989 and ranging in size from 133,000 square feet to 501,448 square feet. The comparable properties reported occupancies ranging from 72.0% to 99.0% with a weighted average occupancy of approximately 86.2%. The appraisal concluded a stabilized occupancy rate of 90.0% for the property and an office market rental range of $33.00 to $44.00 per square foot gross for the property. Additionally, the appraisal concluded a retail market rental range of $15.00 to $35.00 per square foot triple net.

Tenant Summary(1)
Tenant	Retail / Office Component	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Cummings & Lockwood(3)	Office	NA / NA / NA	55,643	7.3%	$35.00	9.5%	4/30/2026
Bow Tie Cinemas	Retail	NA / NA / NA	50,247	6.6%	$7.46	1.8%	5/31/2021
Finn Dixon & Herling(4)	Office	NA / NA / NA	26,385	3.5%	$35.00	4.5%	12/31/2032
Morgan Stanley Smith Barney(5)	Office	A3 / BBB+ / A	23,062	3.0%	$36.50	4.1%	11/30/2020
Blaire Corp.	Office	NA / NA / NA	21,840	2.9%	$21.02	2.3%	6/30/2025
NBC Universal Media	Office	A3 / NA / A-	16,774	2.2%	$32.25	2.7%	7/31/2017
Silgan Holdings, Inc(6)	Office	NA / NA / NA	16,223	2.1%	$32.00	2.5%	4/30/2023
Allegis Global Solutions(7)	Office	NA / NA / NA	15,027	2.0%	$31.38	2.3%	5/31/2017
Sacred Heart University	Office	NA / NA / NA	14,987	2.0%	$31.00	2.3%	8/31/2018
Luxury Mortgage Corporation(8)	Office	NA / NA / NA	14,643	1.9%	$17.21	1.2%	MTM

(1)	Based on the underwritten rent roll dated December 31, 2016.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Cummings & Lockwood has the right to contract 5,000-10,000 square feet of its leased space as of April 30, 2021, with 12 months’ notice and the payment of a contraction fee.

(4)	Finn Dixon & Herling has the right to terminate 3,240 square feet of its 26,385 total square feet as of January 1, 2023 with 18 months’ written notice and the payment of a contraction fee.

(5)	Morgan Stanley Smith Barney has the right to terminate its lease beginning August 23, 2019 with 12 months’ written notice and the payment of a termination fee.

(6)	Silgan Holdings, Inc has the right to terminate its lease as of July 1, 2019 with 12 months’ written notice and the payment of a termination fee.

(7)	Allegis Global Solutions may terminate its lease at any time with 30 days’ written notice.

(8)	Luxury Mortgage Corporation may terminate its lease at any time with 30 days’ written notice.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	114,084	15.1%	NAP	NAP	114,084	15.1%	NAP	NAP
2017 & MTM	26	126,528	16.7	$4,086,661	20.0%	240,612	31.7%	$4,086,661	20.0%
2018	19	63,116	8.3	2,119,068	10.4	303,728	40.1%	$6,205,728	30.4%
2019	11	28,411	3.7	985,672	4.8	332,139	43.8%	$7,191,400	35.3%
2020	14	60,584	8.0	2,133,342	10.5	392,723	51.8%	$9,324,743	45.7%
2021	10	85,718	11.3	1,652,180	8.1	478,441	63.1%	$10,976,923	53.8%
2022	13	66,352	8.8	2,412,938	11.8	544,793	71.9%	$13,389,861	65.7%
2023	4	32,556	4.3	1,206,024	5.9	577,349	76.2%	$14,595,885	71.6%
2024	2	12,683	1.7	410,545	2.0	590,032	77.8%	$15,006,430	73.6%
2025	5	46,598	6.1	1,309,327	6.4	636,630	84.0%	$16,315,757	80.0%
2026	4	72,234	9.5	2,525,892	12.4	708,864	93.5%	$18,841,649	92.4%
2027	1	10,074	1.3	272,000	1.3	718,938	94.9%	$19,113,649	93.7%
2028 & Beyond	4	38,979	5.1	1,279,563	6.3	757,917	100.0%	$20,393,211	100.0%
Total	113	757,917	100.0%	$20,393,211	100.0%

(1)	Based on the underwritten rent roll dated December 31, 2016 and includes rent steps through January 1, 2018.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	2016	Underwritten	Per Square Foot	%(1)
Rents in Place	$17,688,150	$17,808,307	$18,668,997	$19,376,081	$20,393,211	$26.91	74.1%
Vacant Income	0	0	0	0	4,030,490	5.32	14.6%
Gross Potential Rent	$17,688,150	$17,808,307	$18,668,997	$19,376,081	$24,423,701	$32.22	88.7%
Total Reimbursements	2,769,707	3,591,215	3,078,349	3,353,847	3,105,660	4.10	11.3%
Net Rental Income	$20,457,856	$21,399,521	$21,747,346	$22,729,928	$27,529,361	$36.32	100.0%
(Vacancy/Credit Loss)(2)	(431,586)	(705,825)	(2,869,221)	(2,162,927)	(4,030,490)	(5.32)	(14.6)--
Other Income(3)	1,063,762	1,513,068	973,897	1,673,745	869,308	1.15	3.2%
Effective Gross Income	$21,090,032	$22,206,765	$19,852,023	$22,240,746	$24,368,179	$32.15	88.5%

Total Expenses	$11,173,914	$11,760,507	$12,384,894	$12,516,518	$12,347,514	$16.29	50.7%

Net Operating Income(4)	$9,916,119	$10,446,258	$7,467,129	$9,724,228	$12,020,665	$15.86	49.3%

Total TI/LC, Capex/RR	0	0	0	0	962,555	1.27	4.0%

Net Cash Flow	$9,916,119	$10,446,258	$7,467,129	$9,724,228	$11,058,110	$14.59	45.4%

(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Historical Vacancy/Credit Loss consists primarily of free rent.

(3)	Other Income consists of licensee rent, lease buy out income and miscellaneous income. Lease buy out income has not been underwritten.

(4)	The decrease in Net Operating Income from 2014 to 2015 is primarily due to rent abatements for tenants which signed leases in 2015. The increase in Net Operating Income from 2015 to 2016 is primarily due to rent abatements burning off from the leases executed in 2015 and an increase in other income related to licensee rent, lease buy out income and miscellaneous income in the amount of $698,848. The increase in Net Operating Income from 2016 to Underwritten is primarily due to rent abatements burning off, additional leasing and contractual rent steps though January 1, 2018 totaling approximately $340,507.

Property Management. The property is managed by SL Green Management LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited $1,325,844 for real estate taxes. The guarantor also delivered the guaranty referenced below in “Reserve Waiver Guaranty”.

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Reserve Waiver Guaranty. So long as an affiliate of the borrower maintains a long term unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch or has total assets in excess of $500.0 million and maintains a net worth of at least $250.0 million (in each case, exclusive of any interest in the property), the borrower may deliver a partial payment guaranty from such entity in lieu of the borrower’s requirement to make (i) the initial deposit in the amount of $2,500,000 required at origination and monthly deposits into the tenant improvement and leasing commission reserve, (ii) the initial deposit into the free rent reserve in the amount of $2,309,168, (iii) the initial deposit into the outstanding tenant improvement and leasing commission reserve in the amount of $1,437,315 required at origination and (iv) the initial and monthly deposits into the replacement reserve. The borrower is also permitted to deliver a letter of credit in an amount required by the loan documents in lieu of such deposits or any combination of cash, a letter of credit or a partial payment guaranty. The amount of this partial payment guaranty is equal to the lesser of (A) the amount that would be contained in each reserve if not for the delivery of the partial payment guaranty and (B) the then outstanding principal balance of the Whole Loan.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $220,974.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

Replacement Reserves - In the event the borrower is required to make deposits into the replacement reserve, on a monthly basis, the borrower is required to deposit approximately $17,053 (approximately $0.27 per square foot annually) for replacement reserves. The reserve is subject to a cap of $500,000 (approximately $0.66 per square foot).

TI/LC Reserves - In the event the borrower is required to make monthly deposits into the tenant improvement and leasing commission reserve, on a monthly basis, the borrower is required to deposit approximately $63,160 (approximately $1.00 per square foot annually) for tenant improvements and leasing commission reserves.

Lockbox / Cash Management. The Landmark Square Whole Loan is structured with a CMA lockbox. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into the borrower’s operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or the property manager, unless the property manager that files bankruptcy is not an affiliate of the borrower and is replaced with a qualified manager in accordance with the loan agreement within 30 days or (iii) a DSCR Trigger Event (as defined below). A Cash Sweep Event arising from a DSCR Trigger Event may be prevented if (a) the borrower provides cash or a letter of credit that, if used to reduce the outstanding principal balance of the loan, would otherwise prevent or cure the applicable DSCR Trigger Event or (b) provided no event of default has occurred or is continuing, SL Green Operating Partnership, L.P. or an affiliate of the borrower that maintains a long term unsecured debt rating of “BBB-” (or its equivalent) from each of Moody’s and Fitch delivers a partial payment guaranty in an amount required by the loan documents (a “DSCR Trigger Cure Deposit”).

A “DSCR Trigger Event” means the debt service coverage ratio as calculated in accordance with the loan documents is less than 1.65x (which may not be tested more than once quarterly under the loan documents).

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above only with respect to the property manager, the lender replacing such property manager with a qualified manager under a replacement management agreement within 60 days, (c) clause (ii) above only with respect to the borrower, if such bankruptcy is caused by a party filing an involuntary petition against the borrower and the borrower has not colluded with or otherwise assisted such party or solicited creditors for any involuntary petition against the borrower, and such bankruptcy action is dismissed within 90 days after the filing date without any adverse modifications to the terms of the loan documents or (d) clause (iii) above, either (1) the applicable debt service coverage ratio (as calculated in the loan documents) for two consecutive quarters is not less than 1.65x or (2) the borrower delivers a DSCR Trigger Cure Deposit (each of the foregoing, a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following limitations: (1) there is no other event of default continuing under the loan documents; (2) a Cash Sweep Event Cure may occur no more than four times during the term of the loan (except that there is no limit on the number of times the borrower may cure a DSCR Trigger Event); (3) the borrower pays all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure; and (4) the borrower may not cure a voluntary bankruptcy or insolvency action of the borrower or for any involuntary bankruptcy or insolvency action in which the borrower has colluded with or otherwise assisted such party or has solicited creditors for any action.

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Permitted Releases. None.

Permitted Mezzanine Debt. In connection with a bona fide sale of the property to an unaffiliated third party and assumption of the loan in accordance with the loan documents, the owners of the transferee are permitted to obtain a mezzanine loan secured by the ownership interests in the related transferee upon satisfaction of certain terms and conditions in the loan documents which include, without limitation, (i) the mezzanine lender is not an affiliate of the borrower (except that the guarantor and any of its affiliates may be the mezzanine lender in connection with a permitted assumption of the mortgage loan) and meets a qualified transferee definition in the loan documents, (ii) immediately after giving effect to the mezzanine loan, the combined loan-to-value ratio does not exceed 56.9%, (iii) immediately after giving effect to the mezzanine loan, the combined debt service coverage ratio (as calculated in the loan documents and based on the 12 months immediately following the date of determination) is not less than 2.25x and (iv) the lenders enter into an intercreditor agreement satisfactory to the mortgage lender in its sole discretion.

Ground Lease. 1 Landmark Square is encumbered by a ground lease which expires February 2082 and has a rental rate of $1.00 for the entire 99-year lease term. The portion of the collateral constituting the borrower’s leasehold interest in the air rights parcel is taxed as part of the larger fee estate. The borrower pays 50% of the real estate taxes assessed against the entire parcel, with the remaining 50% of the taxes paid by the occupant of the remainder of such fee parcel, pursuant to a reciprocal easement agreement between the parties.

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Centre Market Building

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Centre Market Building

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$42,000,000	Title:	Fee
Cut-off Date Principal Balance:	$41,842,074	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.8%	Net Rentable Area (SF):	388,122
Loan Purpose:	Refinance	Location:	Newark, NJ
Borrower:	Centre Market Building, LLC	Year Built / Renovated:	1922, 1967 / 2016
Sponsors:	Gerald S. Kaufman and	Occupancy:	88.1%
	B. Jeremy Kaufman	Occupancy Date:	10/17/2016
Interest Rate:	4.47500%	Number of Tenants:	4
Note Date:	12/8/2016	2013 NOI:	$11,276,169
Maturity Date:	1/1/2027	2014 NOI:	$10,457,160
Interest-only Period:	None	2015 NOI(1):	$10,842,646
Original Term:	120 months	TTM NOI (as of 9/2016)(1)(2):	$9,734,256
Original Amortization:	300 months	UW Economic Occupancy:	85.0%
Amortization Type:	Balloon	UW Revenues:	$13,947,168
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Expenses:	$6,326,894
Lockbox:	CMA	UW NOI(2):	$7,620,274
Additional Debt:	N/A	UW NCF:	$6,921,654
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$89,000,000 / $229
Additional Debt Type:	N/A	Appraisal Date:	10/25/2016

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$108
Taxes:	$565,953	$143,863	N/A	Maturity Date Loan / SF:	$79
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	47.0%
Replacement Reserves:	$6,469	$6,469	$388,120	Maturity Date LTV:	34.6%
TI/LC:	$250,000	$250,000	$7,750,000	UW NCF DSCR:	2.48x
Other:	$0	$0	N/A	UW NOI Debt Yield:	18.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,000,000	100.0%	Payoff Existing Debt	$38,715,433	92.2%
			Return of Equity	1,801,298	4.3%
			Upfront Reserves	822,422	2.0%
			Closing Costs	660,847	1.6%
Total Sources	$42,000,000	100.0%	Total Uses	$42,000,000	100.0%
(1)	The decrease in TTM NOI from 2015 NOI was driven predominantly by a decrease in the US Customs and Border Protection’s additional rent component for maintenance contracts from approximately $2,889,186 to approximately $1,970,455 as part of its 2016 lease extension. The most recent maintenance amendment decreased the rent component for maintenance contracts based on recent historical costs. In addition, prior to its 2016 extension, US Customs and Border Protection’s rent included amortized reimbursements for tenant improvement upgrades.
(2)	The decrease in UW NOI from TTM NOI was driven predominantly by a one-time expense reimbursement of approximately $1,681,947 in December 2015 for the replacement of the roof.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Centre Market Building loan has an outstanding principal balance as of the Cut-off Date of approximately $41.8 million and is secured by a first mortgage lien on the borrower’s fee interest in a five-story, 388,122 square foot, Class B office building located in Newark, New Jersey. The loan has a 10-year term and will amortize on a 25-year schedule. The previous existing debt securing the property was originated by CIBX Commercial Mortgage, LLC and was securitized in the JPMCC 2012-CBX transaction.

The Borrower. The borrowing entity for the Centre Market Building loan is Centre Market Building, LLC, a New Jersey limited liability company and special purpose entity.

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Centre Market Building

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors for the loan are Chief Executive Officer, B. Jeremy Kaufman, and Senior Managing Director, Gerald S. Kaufman of Kaufman Jacobs, a Chicago-based real estate investment firm. According to the loan sponsors, Kaufman Jacobs was founded in 1947 and has since owned and managed tens of millions of square feet of commercial real estate with a focus on General Services Administration leased assets. The firm’s portfolio is comprised of individual investments and assets within Rubicon US REIT, which is a joint venture between affiliates of Kaufman Jacobs, Starwood Capital Group and JPMorgan Chase. Jeremy Kaufman has 20 years of experience in real estate, structured finance and project development, during which he has acquired and financed approximately $850.0 million in assets and has developed real asset projects internationally. Gerald Kaufman has 55 years of experience in real estate management, owning and managing a variety of asset classes nationally, and has over 30 years of experience managing property leased to government tenants. Kaufman Jacobs acquired the leasehold interest during the 1960s and later acquired the fee interest for the underlying land in 2006 for $13.0 million.

The Property. Centre Market Building is a five-story, 388,122 square foot, Class B office building located in the central business district of Newark, New Jersey and is situated on approximately 2.0 acres. The property was constructed in 1922 and expanded in 1967 when the third through fifth floors were added. In the 2000s, the property underwent several improvements, including a building re-skinning in 2011, a repainting and recarpeting of all common areas in 2013 and a roof replacement in 2016. All improvements were completed by the loan sponsors except for the roof replacement, which was completed by the US Customs and Border Protection (“CBP”). Additionally, the property contains 230 spaces in an underground parking garage, resulting in a parking ratio of approximately 0.6 spaces per 1,000 square feet of net rentable area.

As of October 17, 2016, the property was 88.1% occupied by four office tenants. The largest tenant at the property, CBP, first leased its space in April 2002 and currently leases 56.0% of the net rentable area. CBP most recently extended its lease for four years from June 2016 through May 2020. CBP was created as part of the Department of Homeland Security and employs approximately 60,000 people. According to the appraisal, CBP has invested more than $20.0 million into its space (approximately $92.00 per square foot) to build a cafeteria, a fitness center, an indoor shooting range and a rooftop green house. CBP’s space also includes one of four port materials testing labs in the nation. Furthermore, in 2015 and 2016, CBP replaced and upgraded the roof for $3.5 million in order to support its lab space in the building. CBP accounts for 73.5% of underwritten base rent at the property. The second largest tenant, the Drug Enforcement Administration (“DEA”), first leased its space in July 1996 and currently leases 23.1% of the net rentable area. DEA most recently extended its lease for 11 years from May 2012 through June 2023. DEA accounts for 18.4% of underwritten base rent at the property. DEA is a United States federal law enforcement agency under the U.S. Department of Justice, focusing on the enforcement of federal drug laws. The property serves as DEA’s New Jersey Division headquarters. The third largest tenant, the US Social Security Administration (“SSA”), first leased its space in October 2003 and currently leases 6.5% of the net rentable area. SSA most recently extended its lease for four years from October 2016 through September 2020. SSA is an independent agency of the U.S. federal government that assigns social security numbers and administers retirement, survivors and disability insurance programs collectively known as Social Security. SSA accounts for 6.0% of underwritten base rent at the property.

The property is located in the city of Newark, New Jersey’s largest populated urban center, and is approximately 10.0 miles west of New York City. Newark’s downtown central business district consists of a majority of the city’s office buildings, including the Gateway Complex, an office, retail and hotel development encompassing a total rentable building area of over 2.0 million square feet. Newark’s central business district has also undergone three major entertainment projects over the past two decades, including the construction of the New Jersey Performing Arts Center (“NJPAC”), which includes the 2,750-seat Great Hall and the 500-seat Victoria Theater, the completion of the Prudential Center, an approximately 18,000-seat sports arena, which is home to the National Hockey League’s New Jersey Devils and the construction of the Panasonic North American Headquarters. The NJPAC, Prudential Center and Panasonic North American Headquarters are all approximately 0.3 miles away from the property. According to the appraisal, Newark also has approximately $2.0 billion in commercial and residential development currently underway, consisting of residential, mixed-use, retail and student housing projects.

The property benefits from a number of interstate highways, which run through Newark, including the New Jersey Turnpike approximately 4.0 miles to the east, the Garden State Parkway approximately 3.4 miles to the west, Interstate 78 approximately 1.0 miles to the south and Interstate 280 approximately 1.6 miles to the north. U.S. Routes 1, 9, 22 and State Route 21 also run through Newark. Newark hosts a rail and bus service hub from Newark’s Pennsylvania Station, which serves as a stop for New Jersey Transit, Amtrak, the Port Authority Trans-Hudson rail operation and the Newark City Subway. Newark’s Pennsylvania Station lies 0.3 miles away from the property. The Newark Liberty International Airport is located approximately 2.0 miles south of Downtown Newark and 5.0 miles south of the property.

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According to the appraisal, the property is located in the Urban Essex office submarket of Central New Jersey. As of the second quarter of 2016, the submarket was comprised of approximately 12.5 million square feet of office space with an overall vacancy of 20.2% and average office rents of $26.30 per square foot. This compares to 11.9% and $38.61 per square foot, respectively, at the Centre Market Building property. The appraisal identified 11 competitive properties built between 1971 and 2015 and ranging in size from approximately 315,000 to 1.0 million square feet. The comparable properties reported an overall occupancy of 83.3%, compared to 88.1% for the property. The appraisal did not identify any approved office buildings for construction in the Newark central business district.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
97.0%	88.1%	88.1%	88.1%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of October 17, 2016.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
US Customs and Border Protection(3)	Aaa / AA+ / AAA	217,419	56.0%	$45.97	73.5%	5/31/2020
Drug Enforcement Administration	Aaa / AA+ / AAA	89,469	23.1%	$27.91	18.4%	6/30/2023
US Social Security Administration(4)	Aaa / AA+ / AAA	25,412	6.5%	$32.16	6.0%	9/30/2020
Cambridge Security	NA / NA / NA	9,575	2.5%	$30.08	2.1%	8/31/2022
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	CBP has a one-time right to terminate its lease as of May 31, 2019 with 180 days’ written notice.
(4)	SSA has the right at any time to terminate its lease on or after May 31, 2019 with 180 days’ written notice.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	46,247	11.9%	NAP	NAP	46,247	11.9%	NAP	NAP
2017 & MTM	0	0	0.0%	$0	0.0%	46,247	11.9%	$0	0.0%
2018	0	0	0.0%	$0	0.0%	46,247	11.9%	$0	0.0%
2019	0	0	0.0%	$0	0.0%	46,247	11.9%	$0	0.0%
2020	2	242,831	62.6%	$10,812,196	79.5%	289,078	74.5%	$10,812,196	79.5%
2021	0	0	0.0%	$0	0.0%	289,078	74.5%	$10,812,196	79.5%
2022	1	9,575	2.5%	$288,028	2.1%	298,653	76.9%	$11,100,224	81.6%
2023	1	89,469	23.1%	$2,497,080	18.4%	388,122	100.0%	$13,597,304	100.0%
2024	0	0	0.0%	$0	0.0%	388,122	100.0%	$13,597,304	100.0%
2025	0	0	0.0%	$0	0.0%	388,122	100.0%	$13,597,304	100.0%
2026	0	0	0.0%	$0	0.0%	388,122	100.0%	$13,597,304	100.0%
2027	0	0	0.0%	$0	0.0%	388,122	100.0%	$13,597,304	100.0%
2028 & Beyond	0	0	0.0%	$0	0.0%	388,122	100.0%	$13,597,304	100.0%
Total	4	388,122	100.0%	$13,597,304	100.0%
(1)	Based on the underwritten rent roll.

A-3-93

Annex A-3	JPMCC 2017-JP5

Centre Market Building

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$15,775,544	$15,374,494	$15,587,089	$14,964,775	$13,597,304	$35.03	82.9%
Vacant Income	0	0	0	0	1,387,410	3.57	8.5%
Gross Potential Rent	$15,775,544	$15,374,494	$15,587,089	$14,964,775	$14,984,714	$38.61	91.3%
CAM Reimbursements	1,578,783	1,294,326	1,375,438	1,026,366	1,421,532	3.66	8.7%
Net Rental Income	$17,354,327	$16,668,820	$16,962,527	$15,991,141	$16,406,246	$42.27	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,460,937)	(6.34)	(15.0)
Other Income	1,714	1,861	1,859	1,976	1,859	0.00	0.0%
Effective Gross Income	$17,356,041	$16,670,681	$16,964,386	$15,993,117	$13,947,168	$35.94	85.0%

Total Expenses	$6,079,872	$6,213,521	$6,121,740	$6,258,861	$6,326,894	$16.30	45.4%

Net Operating Income(3)(4)	$11,276,169	$10,457,160	$10,842,646	$9,734,256	$7,620,274	$19.63	54.6%

Total TI/LC, Capex/RR	0	0	0	0	698,620	1.80	5.0%
Net Cash Flow	$11,276,169	$10,457,160	$10,842,646	$9,734,256	$6,921,654	$17.83	49.6%
(1)	TTM represents the trailing 12-month period ending on September 30, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	The decrease in TTM Net Operating Income from 2015 Net Operating Income was driven predominantly by a decrease in CBP’s additional rent component for maintenance contracts from approximately $2,889,186 to approximately $1,970,455 as part of their 2016 lease extension. The most recent maintenance amendment decreased the rent component for maintenance contracts based on recent historical costs. In addition, prior to its 2016 extension, CBP’s rent included amortized reimbursements for tenant improvement upgrades.
(4)	The decrease in UW Net Operating Income from TTM Net Operating Income was driven predominantly by a one-time expense reimbursement of approximately $1,681,947 in December 2015.

Property Management. The property is managed by KJ Onsite LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $565,953 for tax reserves, $250,000 for tenant improvement and leasing commission reserves and approximately $6,469 for replacement reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $143,863.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow approximately $6,469 for ongoing replacement reserves (approximately $0.20 per square foot annually). The replacement reserve is subject to a cap of $388,120 (approximately $1.00 per square foot).

TI/LC Reserves - On a monthly basis, the borrower is required to deposit $250,000 ($7.73 per square foot annually) for tenant improvements and leasing commissions from the origination date through the payment date in January 2021. From the payment date in February 2021 until and including the payment date in September 2023, the borrower is required to deposit approximately $208,333 ($6.44 per square foot annually) on a monthly basis. From the payment date in October 2023 through the end of the term, the monthly deposit will be equal to $56,000 ($1.73 per square foot annually). In addition, the borrower is required to deposit all excess cash flow after debt service, required reserves and operating expenses into the tenant improvement and leasing commission reserve during the continuance of a Cash Sweep Event (as defined below) caused solely by a Tenant Trigger Event (as defined below), as well as any termination fees received by the borrower. The reserve is subject to a cap of $7,750,000 (approximately $19.97 per square foot). However, starting on October 1, 2023 through and including the maturity date, if CBP executes a new lease with the borrower for a term expiring between September 30, 2023 and September 29, 2028, the cap will be reduced to $5,500,000. If CBP and the borrower execute a new lease for a term expiring between September 30, 2028 and September 30, 2030, the cap will be reduced to $2,500,000. If CBP and the borrower execute a new lease for a term expiring after September 30, 2030 and DEA and the borrower renew DEA’s lease in accordance with the loan documents or execute a new lease with base rent of not less than 85% of the then-current base rent for a term expiring after June 30, 2028, among other conditions, the cap will be reduced to $0.

A-3-94

Annex A-3	JPMCC 2017-JP5

Centre Market Building

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower and manager were required within 10 calendar days after the origination date to deliver tenant direction letters instructing tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be transferred to an account designated by the borrower unless a Cash Sweep Event is continuing, in which event such funds are required to be swept on each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the bankruptcy or insolvency of the borrower or the property manager, (iii) the date the debt service coverage ratio (as calculated in the loan documents) falls below 1.65x based on a trailing three-month basis or (iv) CBP or DEA (a) terminating its lease or (b) failing to renew its lease on or before six months prior to expiration of its lease, but in each case only to the extent that the balance in the TI/LC Reserve is less than the applicable cap (a “Tenant Trigger Event”).

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above only with respect to the property manager, the lender replacing such property manager with a qualified manager under a replacement management agreement within sixty days, (c) clause (iii) above, the achievement of a debt service coverage ratio for two consecutive quarters of 1.70x or greater based on the trailing three-month period, or (d) clause (iv) above, the execution of a new lease for the applicable tenant or a replacement lease in accordance with the loan documents. Each cure is also subject to the following limitations: (1) there is no other event of default continuing under the loan documents; (2) a Cash Sweep Event caused by an event of default or a bankruptcy or insolvency action of the property manager may be cured no more than three times during the term of the loan; (3) the borrower pays all of the lender’s reasonable expenses actually incurred in connection with such cure; and (4) the borrower may not cure a bankruptcy or insolvency action of the borrower.

A-3-95

Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

A-3-96

Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

A-3-97

Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$39,945,058	Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	3.7%	Net Rentable Area (Rooms):	452
Loan Purpose:	Refinance	Location:	Kailua-Kona, HI
Borrower:	IWF KKH, LLC	Year Built / Renovated:	1975 / 2011
Sponsor:	Invest West Financial	Occupancy / ADR / RevPAR:	85.1% / $152.16 / $129.41
	Corporation	Occupancy / ADR / RevPAR Date:	11/30/2016
Interest Rate(2):	4.81000%	Number of Tenants:	N/A
Note Date:	1/10/2017	2013 NOI:	$4,617,341
Maturity Date:	2/1/2027	2014 NOI:	$6,055,229
Interest-only Period:	None	2015 NOI:	$6,789,578
Original Term:	120 months	TTM NOI (as of 11/2016):	$7,522,657
Original Amortization(3):	360 months	UW Occupancy / ADR / RevPAR:	85.1% / $152.16 / $129.42
Amortization Type:	Balloon	UW Revenues:	$30,134,131
Call Protection:	L(25),Grtr1%orYM(90),O(5)	UW Expenses:	$22,711,533
Lockbox:	CMA	UW NOI:	$7,422,598
Additional Debt(1):	Yes	UW NCF:	$7,422,598
Additional Debt Balance(1):	$14,979,397	Appraised Value / Per Room:	$133,000,000 / $294,248
Additional Debt Type(1):	B-Note	Appraisal Date:	10/3/2016

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		A Note	Whole Loan
Taxes:	$38,955	$38,984	N/A	Cut-off Date Loan / Room:	$88,374	$121,514
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$74,309	$102,174
FF&E:	$81,532	4% of Gross Revenues	N/A	Cut-off Date LTV:	30.0%	41.3%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	25.3%	34.7%
Other:	$459,021	$421,178	N/A	UW NCF DSCR(5):	3.06x	1.94x
				UW NOI Debt Yield:	18.6%	13.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A-Note(1)	$40,000,000	68.4%	Repay Existing Debt	$56,747,833	97.0%
B-Note(1)	15,000,000	25.6	Closing Costs	1,175,539	2.0%
Sponsor Equity	3,502,881	6.0	Upfront Reserves	579,508	1.0%
Total Sources	$58,502,881	100.0%	Total Uses	$58,502,881	100.0%

(1)	The Courtyard Marriott - King Kamehameha loan is part of a whole loan with an outstanding principal balance as of the Cut-off Date of approximately $54.9 million which is comprised of a senior A-Note with an outstanding principal balance as of the Cut-off Date of approximately $39.9 million, and a Subordinate Companion Loan with an outstanding principal balance as of the Cut-off Date of approximately $15.0 million. The A-Note Financial Information presented in the chart above reflects the Cut-off Date balance of the approximately $39.9 million senior A-Note portion of the Courtyard Marriott - King Kamehameha Whole Loan, exclusive of the approximately $15.0 million Subordinate Companion Loan.
(2)	The Interest Rate reflects the interest rate on the A-Note and is 4.81000%. The interest rate for the Subordinate Companion Loan is 8.00000% per annum.
(3)	The Courtyard Marriott - King Kamehameha Whole Loan will amortize in accordance with the amortization schedule set forth in Annex G to the Preliminary Prospectus.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	The UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 payments allocable to the mortgage loan following the Cut-off Date based on a pro rata allocation between the A-Note and Subordinate Companion Loan of principal payable on the Courtyard Marriott - King Kamehameha Whole Loan.

A-3-98

Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

The Loan. The Courtyard Marriott - King Kamehameha loan is secured by a first mortgage lien on the leasehold interest in a 452-room full service hotel located in Kailua-Kona, Hawaii. The whole loan has an outstanding principal balance as of the Cut-off Date of approximately $54.9 million (the “Courtyard Marriott - King Kamehameha Whole Loan”), and is comprised of a senior note, with an outstanding principal balance as of the Cut-off Date of approximately $39.9 million (the “Courtyard Marriott - King Kamehameha A-Note” or “A-Note”), and a subordinate B-Note with an outstanding principal balance as of the Cut-off Date of approximately $15.0 million (the “Courtyard Marriott - King Kamehameha Subordinate Companion Loan” or “Subordinate Companion Loan”). The Courtyard Marriott - King Kamehameha A-Note is being contributed to the JPMCC 2017-JP5 Trust. The Courtyard Marriott - King Kamehameha Subordinate Companion Loan was sold to a third party investor. Under the related intercreditor agreement, prior to a control appraisal period with respect to the Courtyard Marriott - King Kamehameha Subordinate Companion Loan, under certain circumstances, the holder of the Courtyard Marriott - King Kamehameha Subordinate Companion Loan will have the right to approve certain major decisions with respect to the Courtyard Marriott - King Kamehameha Whole Loan, to exercise certain cure and consultation rights and to replace the related special servicer with or without cause. In addition, the holder of the Courtyard Marriott - King Kamehameha Subordinate Companion Loan has the right to purchase the Courtyard Marriott - King Kamehameha A-Note after the occurrence and during the continuance of an event of default under the Courtyard Marriott - King Kamehameha Whole Loan documents. After a control appraisal period occurs with respect to the Courtyard Marriott - King Kamehameha Subordinate Companion Loan, the holder of the Courtyard Marriott - King Kamehameha A-Note, will be entitled to exercise the rights of the controlling noteholder with respect to the Courtyard Marriott - King Kamehameha Whole Loan. The Courtyard Marriott - King Kamehameha Whole Loan has a 10-year term and will amortize in accordance with the amortization schedule set forth in Annex G to the Preliminary Prospectus. The previously existing debt securing the property was securitized in MSBAM 2014-C17.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A	$40,000,000	$39,945,058	JPMCC 2017-JP5	No
B	15,000,000	14,979,397	Third Party Investor	Yes
Total	$55,000,000	$54,924,454

The Borrower. The borrowing entity for the Courtyard Marriott - King Kamehameha Whole Loan is IWF KKH, LLC, a Delaware limited liability company.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Invest West Financial Corporation (“Invest West”), a full service real estate and private equity investment firm based in Santa Barbara, California. Invest West was founded by chairman Dale J. Marquis who is also the founder and chairman of Pacifica Hotel Company and chairman of the board of Invest West Capital Corporation, a closely held venture capital company. Mr. Marquis has been involved with the acquisition or development of over 130 real estate investment projects, including over 30 hotel projects.

According to the loan sponsor, from 2008 to 2010 the property underwent approximately $35.2 million of capital improvements ($77,876 per room) in which the guest rooms were gut-renovated. They received new carpet, paint, bedding, drapes, furniture, lighting, artwork, flat panel televisions and lanai furniture. The loan sponsor converted the property to a Courtyard by Marriott in November 2011 after completion of a $1.5 million property improvement plan. Property improvement plans since that time have included updates to the east tower guest rooms, Courtyard systems and signage, landscaping and installation of LED lighting throughout the property. The borrower is in the process of negotiating a new property improvement plan with the franchisor, which is expected to cost approximately $4.5 million and will include renovations to the public areas, exercise rooms, meeting rooms, elevators, Honu’s restaurant, guest rooms and bathrooms.

Prior Loan Disclosure. The loan sponsor acquired the property in 2007 using the proceeds of a loan from Santa Barbara Bank & Trust. The loan sponsor used the proceeds of the prior loan to acquire the property and renovate it to re-position the hotel with a major franchise. In June 2010, the loan sponsor failed to make a debt service payment to the prior lender. The prior loan was modified in May 2011 to reduce the interest rate and to sweep excess cash flow from the property to the lender. The prior loan was also subsequently amended to extend the interest only period to February 2014 and increase the interest rate. In May 2014, JPMCB purchased the prior note for 95.7% of the then-current principal balance, resulting in a 4.3% loss to the prior lender. At the time of origination of the current loan in January 2017, the prior loan originated in 2007 was performing with no defaults.

A-3-99

Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

The Property. Courtyard Marriott - King Kamehameha is a two-tower, 452-room, full service hotel located in Kailua-Kona, Hawaii. The property was originally developed in 1975 and renovated from 2008 to 2010 for approximately $35.2 million. The property was then converted to a Courtyard by Marriott in 2011 after completion of a $1.5 million property improvement plan. The hotel offers 14,337 square feet of indoor meeting space and 11,200 square feet of outdoor venue space. The Kamakahonu Ballroom is 5,200 square feet and has a 2,500 square foot pre-function space that can be divided into four separate meeting rooms. Additional amenities at the property include a business center, pool, full-service spa, tennis courts, fitness facilities, and a white-sand beach. Additionally, the property features three food and beverage options including Honu’s on the Beach, Billfish Bar, and Menehune Coffee Company. The property also hosts The Island Breeze Hawaiian Lu’au four nights a week which offers a buffet with Hawaiian food, Polynesian entertainment and complimentary drinks. The property contains 386 surface parking spaces for a parking ratio of approximately 0.85 spaces per room.

The property has 452 rooms, including 145 king rooms, 302 double queen rooms and 5 suites. The guest rooms are located between two six-story towers, the east tower and west tower, which are connected via an interior corridor. Each guest room features a coffeemaker, hairdryer, iron/ironing board, safe, refrigerator, flat-panel television, wireless internet access and a balcony with a table and two chairs. In addition, most guest rooms feature a partial or full ocean view.

The Courtyard Marriott - King Kamehameha property is located along the west side of Palani Road with an oceanfront location on the north side of Kailua Bay, approximately 8.1 miles from Kona International Airport at Keahole. Palani Road is one of the main roadways into downtown Kailua-Kona and the Kona beachfront along Alii Drive. The Kona International Airport was expanded and renovated as a part of the larger $2.3 billion Hawaii Airports Modernization Program. In 2015, arrivals at Hawaii’s Big Island airports, the majority of which come through Kona Airport, totaled approximately 1.5 million passengers, a 3.8% increase from 2014. Kailua-Kona is the second most populated city on Hawaii’s Big Island and is West Hawaii’s government, commercial and industrial center. According to the appraisal, due to the increasing number of domestic and international flights, large retailers such as Costco, K-Mart and Wal-Mart, as well as international sporting events, are becoming more prevalent in Kailua-Kona in addition to increasing tourism. Hawaii airports served approximately 8.6 million passengers in 2015, up 4.1% from the 8.3 million passengers in 2014. Hawaii Airlines and other major airlines serving Hawaii have added a variety of flights to its schedule, making the island more accessible to tourists. In December 2013, WestJet added a daily non-stop flight from Vancouver to Kona and Kauai. Alaska Airlines added two flights in March 2013, which include non-stop service from San Jose to Kauai and non-stop service from Oakland to Kauai. Allegiant Air announced $99 fares from Los Angeles to Honolulu in 2013 and Hawaiian Airlines began non-stop service from New York’s John F. Kennedy Airport to Honolulu in August 2013. Hawaiian Air also announced a 294-passenger non-stop flight from Honolulu to Beijing, which began in April 2014. Hawaiian Airlines started to offer non-stop flights between Kona and Tokyo on December 20, 2016.

The property is located near Kuakini Highway and Queen Ka’ahumanu Highway, which are approximately 0.1 miles northeast and 0.5 miles northeast of the property, respectively. Queen Ka’ahumanu Highway connects the property to Kona International Airport and the town of Kailua-Kona. Kauli-Kona benefits from its beaches, landscape, temperate climate, culture and tourism infrastructure. Hawaii’s location between the United States, China and Japan helps fuel its economy and the tourism industry. Additional demand generators include Hawaii Volcanoes National Park, a 333,000 acre park that houses two active volcanoes, Mauna Loa and Kilauea, an inactive volcano, Mauna Kea, also known as “white mountain” because of the snow covered peaks during the winter months, and numerous recreational activities including golf, sport fishing, hiking, snorkeling and whale watching. According to the appraisal, as of 2015, the estimated population within a one-, three- and five-mile radius was 2,520, 18,473 and 27,044, respectively.

The appraisal did not identify any proposed or under construction hotels as directly competitive properties. The Marriott Waikoloa Beach Resort & Spa, which is in the property’s primary competitive set, recently began converting its original 260-room south tower into a 112-unit timeshare condominium that will be operated by Marriott Vacation Club. As such, beginning in April 2016, inventory at the hotel decreased from 555 rooms to 295 available rooms. The Hilton Waikoloa Village is also converting one of its guest room towers into timeshare units, which is expected to reduce its room count from 1,241 to 641.

A-3-100

Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Courtyard Marriott – King Kamehameha(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	65.2%	$178.43	$116.41	81.2%	$131.64	$106.95	124.5%	73.8%	91.9%
2014	68.9%	$180.40	$124.35	84.3%	$138.94	$117.06	122.3%	77.0%	94.1%
2015	72.9%	$180.34	$131.44	83.8%	$146.13	$122.41	115.0%	81.0%	93.1%
TTM(5)	78.2%	$167.71	$131.08	85.1%	$152.16	$129.41	108.9%	90.7%	98.7%

(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Courtyard Marriott - King Kamehameha property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third-party information provider. The competitive set contains the following properties: Marriott Waikoloa Beach Resort & Spa, Royal Kona Resort, Sheraton Kona Resort & Spa at Keahou Bay, Hilton Waikoloa Village and Prince Hotel Hapuna Beach.
(3)	Based on operating statements provided by the borrower.
(4)	Penetration Factor is calculated based on data provided by a third-party information provider for the competitive set and borrower-provided operating statements for the property.
(5)	TTM represents the trailing 12-month period ending on November 30, 2016.

Competitive Hotels Profile(1)

			2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Transient	Meeting and Group	Occupancy	ADR	RevPAR
Courtyard Marriott - King Kamehameha(2)	452	1975	25,531	79%	16%	83.8%	$146.13	$122.41
Marriott Waikoloa Beach Resort & Spa	295	1981	56,862	82%	13%	79.0%	$168.00	$132.72
Royal Kona Resort	393	1970	10,000	85%	10%	85.0%	$129.00	$109.65
Sheraton Kona Resort & Spa at Keahou Bay	509	1971	114,304	55%	25%	75.0%	$144.00	$108.00
Hilton Waikoloa Village	1,241	1988	410,000	50%	30%	67.0%	$213.00	$142.71
Prince Hotel Hapuna Beach	350	1994	85,000	80%	15%	68.0%	$225.00	$153.00
Total(3)	2,788

(1)	Based on the appraisal.
(2)	Occupancy, ADR, and RevPAR are based on operating statements provided by the borrower.
(3)	Excludes the Courtyard Marriott - King Kamehameha property.

A-3-101

Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	81.2%	84.3%	83.8%	85.1%	85.1%
ADR	$131.64	$138.94	$146.13	$152.16	$152.16
RevPAR	$106.95	$117.06	$122.41	$129.41	$129.42

Room Revenue	$17,645,334	$19,313,208	$20,195,757	$21,409,356	$21,350,927	$47,237	70.9%
Food and Beverage Revenue	5,742,295	6,013,601	6,324,427	6,535,326	6,517,490	14,419	21.6%
Parking/Other Rental Revenue	989,106	1,113,319	1,177,274	1,278,675	1,275,185	2,821	4.2%
Other Departmental Revenue	699,225	845,163	923,564	962,384	990,529	2,191	3.3%

Total Revenue	$25,075,960	$27,285,291	$28,621,022	$30,185,741	$30,134,131	$66,668	100.0%

Room Expense	$3,828,493	$4,045,065	$4,110,620	$4,217,019	$4,205,510	$9,304	19.7%
Food and Beverage Expense	4,509,274	4,571,504	4,807,308	4,969,357	4,955,795	10,964	76.0%
Parking/Other Rental Expense	127,666	120,493	131,260	133,881	133,516	295	10.5%
Other Departmental Expenses	75,036	98,878	90,653	111,174	110,870	245	11.2%
Departmental Expenses	$8,540,469	$8,835,940	$9,139,841	$9,431,430	$9,405,691	$20,809	31.2%

Departmental Profit	$16,535,490	$18,449,351	$19,481,181	$20,754,310	$20,728,441	$45,859	68.8%

Operating Expenses	$6,999,263	$7,256,189	$7,148,402	$7,520,698	$7,531,124	$16,662	25.0%
Gross Operating Profit	$9,536,228	$11,193,162	$12,332,779	$13,233,613	$13,197,317	$29,198	43.8%

Management Fees	$752,279	$818,559	$858,631	$905,572	$904,024	$2,000	3.0%
Property Taxes	428,274	438,917	450,703	457,927	467,859	1,035	1.6%
Property Insurance	435,898	430,815	447,494	447,371	437,910	969	1.5%
Ground Lease Expense	2,291,298	2,350,131	2,633,432	2,684,556	2,759,560	6,105	9.2%
Other Expenses	8,100	8,100	8,100	8,100	0	0	0.0%
FF&E	1,003,038	1,091,412	1,144,841	1,207,430	1,205,365	2,667	4.0%
Total Other Expenses	$4,918,887	$5,137,933	$5,543,201	$5,710,956	$5,774,719	$12,776	19.2%

Net Operating Income	$4,617,341	$6,055,229	$6,789,578	$7,522,657	$7,422,598	$16,422	24.6%
Net Cash Flow	$4,617,341	$6,055,229	$6,789,578	$7,522,657	$7,422,598	$16,422	24.6%
(1)	TTM column represents the trailing 12-month period ending on November 30, 2016.
(2)	Per Room values based on 452 guest rooms.
(3)	% of Total Revenue for Room Expense, Food and Beverage Expense, Parking/Other Rental Expense and Other Departmental Expenses is based on their corresponding revenue line items.

Property Management. The property is managed by Pacifica Hotel Management, LLC, an affiliate of Pacifica Hotel Company, which previously managed the property.

Franchise Agreement. The property has a franchise agreement with MIF, L.L.C., an affiliate of Marriott International, Inc., under the Courtyard by Marriott brand. The current franchise agreement is effective as of May 17, 2011 for a term of 20 years and provides for a program fee of (i) 5.0% of gross room sales for the time period from June 1, 2016 through May 31, 2017 and (ii) 5.5% of gross room sales for the time period from June 1, 2017, through the remainder of the term.

Escrows and Reserves. At origination, the borrower deposited $459,021 for a ground lease reserve, $81,532 for FF&E reserves and $38,955 for real estate taxes.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $38,984.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as (i) no event of default has occurred and is continuing and (ii) the borrower provides satisfactory evidence that the property is insured as part of an acceptable blanket policy in accordance with the loan documents covering all or substantially all real property owned by affiliates of the borrower.

FF&E Reserves - On a monthly basis, the borrower is required to deposit an amount equal to 4.0% of gross revenue from operations for the calendar month two months prior to such payment date. The reserve is not subject to a cap.

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Annex A-3	JPMCC 2017-JP5

Courtyard Marriott – King Kamehameha

PIP Reserves - The borrower is required to pay to the lender a monthly amount to be used for the property improvement plan (“PIP”) that is currently being negotiated with the franchisor in an amount equal to $191,667. In addition, for each of the first 24 payment dates of the loan term, the borrower may deposit up to 50% of each FF&E monthly deposit into the PIP reserve account.

Ground Lease Reserve - At origination, the borrower deposited $459,021 into a ground lease reserve in respect of ground rent, and on a monthly basis thereafter, the borrower is required to pay to the lender 1/12 of the rents (including, without limitation, base rent, additional rents and any percentage rent (excluding any taxes otherwise reserved for hereunder)) (collectively, the “Ground Rent”) due under the ground lease during the next ensuing 12 months in order to accumulate with the lender sufficient funds to pay all such Ground Rent at least 30 days prior to the respective due dates, which currently equates to approximately $229,511.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. On or prior to the closing date, the borrower was required to deliver written instructions to credit card companies to deposit all revenues directly to the lockbox account. On or prior to the origination date, the borrower was also required to deliver tenant direction letters to all tenants under leases to deliver all rents directly to the lockbox account. The funds are then returned to an account controlled by the borrower until the commencement of a Cash Sweep Event (as defined below). During the continuance of a Cash Sweep Event, all funds in the lockbox account are swept on each business day to a segregated cash management account under the control of the lender. To the extent there is a Cash Sweep Event continuing, all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of the borrower or property manager or (iii) the date that the debt service coverage ratio, as calculated in the loan documents, based on the trailing 12-month period is less than 1.15x (a “DSCR Trigger Event”).

Any Cash Sweep Event will end with respect to (a) clause (i), upon the acceptance of the lender of a cure of the related event of default, which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion, provided that the lender has not accelerated the loan, moved for a receiver or commenced foreclosure proceedings, (b) clause (ii) solely with respect to the property manager, if the property manager is replaced with a qualified property manager under a replacement management agreement within 60 days of the commencement of the bankruptcy action of property manager, or (c) clause (iii), if the debt service coverage ratio is 1.15x or greater for two consecutive calendar quarters based upon the trailing 12-month period immediately preceding the date of determination, provided that such Cash Sweep Event cure set forth in this definition is subject to the following conditions, (A) no other event of default under the loan documents has occurred and is continuing and (B) the borrower has paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event cure including, reasonable attorney’s fees and expenses.

Ground Lease. The Courtyard Marriott - King Kamehameha property is subject to two ground leases with HKK Hawaii, LLC. One ground lease covers the hotel improvements and portions of the eastern half of the property (the “Hotel Ground Lease”) and the other ground lease covers the parking area adjacent to the hotel on the western side of the property (the “Lanihau Ground Lease”). Each ground lease commenced on July 1, 2016, and expires on June 30, 2096, with no renewal or extension options. The annual base rent under the Hotel Ground Lease is currently $2,087,635 through June 30, 2017, and is subject to an annual increase of 3.0% until June 30, 2036. For the 10 year period of each ground lease commencing on July 1, 2036 through the expiration of the term, annual base rent is determined by agreement between the ground lessor and the borrower, and if they fail to reach an agreement, base rent is required to be the greater of fair market rent (as determined in the lease) or the base rent immediately prior to such period. Additionally, the Hotel Ground Lease requires percentage rent in the following amounts: (i) 3.0% of gross revenues from food and beverage operations; (ii) 10.0% of any sublease, license or concessionaire rentals; and (iii) 6.0% of gross room and other revenues. The annual base rent under the Lanihau Ground Lease is currently $525,000 through June 30, 2019, and is also subject to an annual increase of 3.0% until June 30, 2036, with base rent escalations commencing on July 1, 2036 being determined in a similar manner to the Hotel Ground Lease.

Permitted Mezzanine Debt. One or more (i) newly-formed bankruptcy remote owners of the borrower or (ii) a transferee assuming the loan in connection with a transfer of the property to a party other than the borrower and its affiliates may obtain mezzanine financing upon satisfaction of certain terms and conditions including, without limitation, the following: (i) the mezzanine lender meets a customary qualified lender definition and may not assign or pledge any interest in the mezzanine loan except in accordance with the related intercreditor agreement, (ii) the execution of an intercreditor agreement satisfactory to the mortgage lender and the rating agencies, (iii) immediately after giving effect to the mezzanine loan, the combined loan-to-value ratio with respect to the mezzanine loan and such mezzanine loan does not exceed 41.4%, (iv) the projected combined debt service coverage ratio based on the 12 month period immediately following the closing of the mezzanine loan is not less than 1.97x and (v) delivery of a rating agency confirmation.

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Annex A-3	JPMCC 2017-JP5

Milton Park

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$39,900,000	Title:	Fee
Cut-off Date Principal Balance:	$39,900,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.7%	Net Rentable Area (SF):	318,945
Loan Purpose:	Acquisition	Location:	Alpharetta, GA
Borrower:	Adventus US Realty #13 LP	Year Built / Renovated:	2001, 2007 / N/A
Sponsor:	Adventus Holdings LP	Occupancy:	87.8%
Interest Rate:	4.94000%	Occupancy Date:	12/12/2016
Note Date:	12/29/2016	Number of Tenants:	20
Maturity Date:	1/1/2022	2013 NOI:	$3,758,473
Interest-only Period:	24 months	2014 NOI:	$3,504,105
Original Term:	60 months	2015 NOI(1):	$3,948,204
Original Amortization:	360 months	TTM NOI (as of 10/2016)(1)(2):	$3,198,835
Amortization Type:	IO-Balloon	UW Economic Occupancy:	86.9%
Call Protection:	L(25),Grtr1%orYM(32),O(3)	UW Revenues:	$6,664,316
Lockbox:	CMA	UW Expenses:	$2,644,155
Additional Debt:	N/A	UW NOI(2):	$4,020,160
Additional Debt Balance:	N/A	UW NCF:	$3,477,954
Additional Debt Type:	N/A	Appraised Value / Per SF:	$57,300,000 / $180
		Appraisal Date:	12/8/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$125
Taxes:	$250,282	$62,571	N/A	Maturity Date Loan / SF:	$120
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	69.6%
Replacement Reserves:	$5,316	$5,316	$127,584	Maturity Date LTV:	66.5%
TI/LC:	$39,868	$39,868	N/A	UW NCF DSCR:	1.36x
Other(3):	$837,490	$0	N/A	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$39,900,000	67.8%	Purchase Price	$57,000,000	96.8%
Sponsor Equity	18,963,917	32.2%	Upfront Reserves	1,132,956	1.9%
			Closing Costs	730,961	1.2%
Total Sources	$58,863,917	100.0%	Total Uses	$58,863,917	100.0%
(1)	The decrease from 2015 NOI to TTM NOI is due primarily to Regency Hospital vacating its 27,002 square feet of space on the third floor of 200 Milton Park in November 2015.
(2)	The increase from TTM NOI to UW NOI is due primarily to contractual rent steps taken through December 2017 totaling $190,755, burn off of free rent for Pegasystems, Inc. totaling approximately $295,051, and additional leasing that occurred in late 2016.
(3)	Initial Other Escrows and Reserves consists of $800,717 for outstanding tenant improvements related to five tenants and $36,773 for free rent reserves related to two tenants.

The Loan. The Milton Park loan has an outstanding principal balance as of the Cut-off Date of $39.9 million and is secured by a first mortgage lien on the borrower’s fee interest in a 318,945 square foot, two building office park located in Alpharetta, Georgia. The loan has a five-year term, and subsequent to a two-year interest-only period, will amortize on a 30-year schedule. The loan, along with approximately $19.0 million in loan sponsor equity, was used to acquire the property for a purchase price of $57.0 million. The borrowing entity for the Milton Park loan is Adventus US Realty #13 LP, a Delaware limited partnership and special purpose entity.

The loan sponsor and nonrecourse carve-out guarantor is Adventus Holdings LP (“Adventus”), a Delaware limited partnership. Adventus Holdings LP is an affiliate of Adventus Realty Trust, a private real estate investment trust formed in 2012. Based in Vancouver, Canada, Adventus Realty Trust invests in commercial real estate properties in suburban office markets outside of Chicago, Illinois and Atlanta, Georgia. Adventus has acquired 10 properties to date, totaling approximately 3.7 million square feet.

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Annex A-3	JPMCC 2017-JP5

Milton Park

The Property. The Milton Park property is a 318,945 square foot Class A office park situated on 13.3 acres in Alpharetta, Georgia. The property is comprised of two six-story, LEED certified office buildings: 100 Milton Park and 200 Milton Park, constructed in 2001 and 2007, respectively. The property is located in a 108-acre mixed-use master plan community called Milton Park that contains office, retail, multi-family, townhomes and single-family homes. Residential developments in the community include the single-family units at Palisades at Milton Park, one- and two-bedroom multifamily units at AMLI at Milton Park, 74 townhomes at Enclave at Milton Park, and the 34,700 square foot retail center, Milton Park Promenade, none of which will serve as collateral for the loan. The property includes a parking structure containing 1,118 parking spaces resulting in a parking ratio of approximately 3.5 spaces per 1,000 square feet.

As of December 12, 2016, the property was 87.8% occupied by 20 tenants. The largest tenant at the property, Landis+Gyr (“Landis”), leases 101,011 square feet, or approximately 31.7% of the net rentable area. Landis specializes in energy metering products and solutions and uses the property as its North American headquarters. Landis originally took occupancy in 2002 and has expanded its space three times since taking occupancy. Landis most recently renewed its lease in 2016 and currently has a lease expiration in February 2022 with one remaining 10-year extension option. Landis accounts for approximately 34.2% of the underwritten base rent. The second largest tenant, Pegasystems, Inc., leases 26,762 square feet, or 8.4% of the net rentable area. Pegasystems, Inc. had previously subleased the second floor space from Regency Hospital but entered a direct lease that became effective upon Regency Hospital’s lease expiration in November 2015. Pegasystems, Inc. has a lease expiration in June 2021. Pegasystems, Inc. provides clients with strategic applications for marketing, sales, service and operations. Pegasystems, Inc. contributes 10.2% of underwritten base rent and has one five-year extension option remaining. The third largest tenant, Northpoint Executive Suites, leases 22,007 square feet, or 6.9% of the net rentable area. Northpoint Executive Suites executed a five-year lease in April 2014 which was amended in June 2016 and extends through October 2021. Northpoint Executive Suites offers temporary office and meeting space that includes amenities such as internet and phone services, break rooms and other office amenities. Northpoint Executive Suites contributes 8.0% of underwritten base rent and has three remaining five-year extension options. The remaining tenant mix includes various sales, finance, technology and entrepreneurial firms with varying lease terms remaining.

Property Summary
Property	Net Rentable Area (SF)	Year Built	Property Type	Number of Tenants	Current Occupancy(1)	Appraised Value
100 Milton Park	162,199	2001	Office	10	100.0%	$28,400,000
200 Milton Park	156,746	2007	Office	10	75.1%	28,900,000
Total/Wtd. Avg.	318,945			20	87.8%	$57,300,000
(1)	Current Occupancy is as of December 12, 2016.

The Market. The Milton Park property is located in Alpharetta, Georgia in northern Fulton County, approximately 23.0 miles north of the Atlanta central business district. Developments in the Atlanta central business district include the Home Depot Technology Center at Tech Square, Twitter’s expansion to Ponce City Market, Google Fiber’s store opening at Ponce City Market, and Coca-Cola, Microsoft and WorldPay locating offices near Georgia Tech’s Advanced Technology Development Center. The property is located in the North Fulton submarket of the greater Atlanta office market. The North Fulton submarket is referred to as Atlanta’s Golden Corridor due to its concentration of private wealth and the continued relocation and establishment of Fortune 500 firms within the area. Within this submarket, the city of Alpharetta, according to the city’s website, is considered the “The Technology City of the South” and houses nearly 600 technology companies including Comcast, Fiserv, Google, Microsoft and Verizon. As of the third quarter of 2016, the North Fulton submarket had approximately 25.0 million square feet of net rentable area with an overall vacancy rate of 13.8% and average asking rents of approximately $22.42 per square foot. As of the third quarter 2016, the Class A sector of the North Fulton submarket consisted of approximately 14.4 million square feet of office space with an overall vacancy rate of 13.1% and average asking rents of $24.48 per square foot. The neighborhood is accessible from major roadways such as Georgia 400, Highway 9 and Old Milton Parkway/State Bridge Road. Milton Park is situated approximately 0.5 miles east of Georgia 400, the primary north-south feeder linking the property to central Atlanta, approximately 2.3 miles from Highway 9, and 2.6 miles from Old Milton Parkway.

The appraisal identified six comparable office rentals in the Atlanta office market ranging in size from approximately 125,668 square feet to 266,550 square feet. Base rents for the comparable leases ranged from $25.00 per square foot to $27.00 per square foot with a weighted average of approximately $25.92 per square foot. The appraisal did not identify any directly competitive new supply to the subject property.

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Annex A-3	JPMCC 2017-JP5

Milton Park

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Landis+Gyr	NA / CCC+ / NA	101,011	31.7%	$21.94	34.2%	2/28/2022
Pegasystems, Inc.(3)	NA / NA / NA	26,762	8.4%	$24.60	10.2%	6/30/2021
Northpoint Executive Suites	NA / NA / NA	22,007	6.9%	$23.60	8.0%	10/31/2021
GE Capital(4)	A1 / AA- / AA-	21,563	6.8%	$23.69	7.9%	5/31/2019
Graebel Relocation Services	NA / NA / NA	18,187	5.7%	$23.64	6.6%	7/31/2019
AGC Flat Glass(5)	NA / NA / NA	16,877	5.3%	$23.69	6.2%	6/30/2020
Schneider Electric	A3 / A- / NA	15,227	4.8%	$24.04	5.7%	6/30/2018
Eze Castle Software(6)	NA / B / NA	8,288	2.6%	$24.33	3.1%	11/30/2022
Principal Senior Living	NA / NA / NA	7,433	2.3%	$25.50	2.9%	9/30/2022
Ameriprise Holdings, Inc.	NA / NA / NA	5,321	1.7%	$24.76	2.0%	3/31/2019
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “tenant” field whether or not the parent company guarantees the lease.
(3)	Pegasystems, Inc. has the right to terminate its lease as of July 31, 2019 in the event there is a change in control of the tenant (whether by the change of 50% or more of the direct or indirect ownership interests in the tenant or possession of the right to vote more than 50% of the ownership interests in the tenant), with notice by January 31, 2019 and the payment of a termination fee.
(4)	GE Capital subleases 11,209 square feet of its space to Antares Capital.
(5)	AGC Flat Glass has the right to terminate its lease as of June 30, 2018, with one year’s notice and the payment of a termination fee.
(6)	Eze Castle Software has the right to terminate its lease as of November 30, 2017 or November 30, 2018, with notice by February 28, 2017 and the payment of a termination fee.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	39,065	12.2%	NAP	NAP	39,065	12.2%	NAP	NAP
2017 & MTM	2	5,541	1.7%	$133,515	2.1%	44,606	14.0%	$133,515	2.1%
2018	2	16,012	5.0%	386,281	6.0%	60,618	19.0%	$519,796	8.0%
2019	4	49,554	15.5%	1,177,435	18.2%	110,172	34.5%	$1,697,232	26.2%
2020	5	31,540	9.9%	752,516	11.6%	141,712	44.4%	$2,449,747	37.8%
2021	4	58,247	18.3%	1,420,071	21.9%	199,959	62.7%	$3,869,818	59.7%
2022	3	116,732	36.6%	2,607,193	40.3%	316,691	99.3%	$6,477,012	100.0%
2023	0	0	0.0%	0	0.0%	316,691	99.3%	$6,477,012	100.0%
2024	0	0	0.0%	0	0.0%	316,691	99.3%	$6,477,012	100.0%
2025	0	0	0.0%	0	0.0%	316,691	99.3%	$6,477,012	100.0%
2026	0	0	0.0%	0	0.0%	316,691	99.3%	$6,477,012	100.0%
2027	0	0	0.0%	0	0.0%	316,691	99.3%	$6,477,012	100.0%
2028 & Beyond(2)	0	2,254	0.0.7%	0	0.0%	318,945	100.0%	$6,477,012	100.0%
Total	20	318,945	100.0%	$6,477,012	100.0%

(1)	Based on the underwritten rent roll.
(2)	2028 & Beyond is inclusive of a 1,057 square foot conference room, a 521 square foot building storage room, a 502 square foot engineering office and a 174 square foot break room with no attributable base rent.

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Annex A-3	JPMCC 2017-JP5

Milton Park

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$5,998,538	$5,790,048	$6,256,590	$5,502,937	$6,477,012	$20.31	84.7%
Vacant Income	0	0	0	0	976,625	3.06	12.8%
Gross Potential Rent	$5,998,538	$5,790,048	$6,256,590	$5,502,937	$7,453,637	$23.37	97.5%
CAM Reimbursements	139,695	212,989	186,420	178,501	191,150	0.60	2.5%
Net Rental Income	$6,138,233	$6,003,037	$6,443,010	$5,681,438	$7,644,786	$23.97	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,001,671)	(3.14)	(13.1)+
Other Income	29,645	28,960	30,656	30,784	21,200	0.07	0.3%
Effective Gross Income	$6,167,878	$6,031,997	$6,473,666	$5,712,222	$6,664,316	$20.89	87.2%

Total Expenses	$2,409,405	$2,527,892	$2,525,462	$2,513,387	$2,644,155	$8.29	39.7%

Net Operating Income	$3,758,473	$3,504,105	$3,948,204	$3,198,835	$4,020,160	$12.60	60.3%

Total TI/LC, Capex/RR	0	0	0	0	542,207	1.70	8.1%
Net Cash Flow	$3,758,473	$3,504,105	$3,948,204	$3,198,835	$3,477,954	$10.90	52.2%

Occupancy(5)	NAV	92.2%	85.4%	87.8%	86.9%
(1)	TTM represents the trailing 12-month period ending on October 31, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	The decrease in TTM Rents in Place from 2015 is primarily due to Regency Hospital vacating 27,002 square feet of space on the third floor of 200 Milton Park in November 2015.
(4)	The increase in Underwritten Rents in Place from TTM is due primarily to contractual rent steps taken through December 2017 totaling $190,755, burn off of free rent for Pegasystems, Inc. totaling approximately $295,051, and additional leasing that occurred in late 2016.
(5)	Historical Occupancies are as of December 31 of each respective year. TTM Occupancy is as of December 12, 2016. Underwritten Occupancy represents economic occupancy. Occupancy reflects the weighted average occupancy based on the individual property square footage.

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Annex A-3	JPMCC 2017-JP5

Reston EastPointe

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$38,000,000	Title:	Fee
Cut-off Date Principal Balance:	$38,000,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	3.5%	Net Rentable Area (SF):	195,230
Loan Purpose:	Acquisition	Location:	Reston, VA
Borrower:	Reston EastPointe Property Corp.	Year Built / Renovated:	2007 / N/A
Sponsor:	LPC Commercial Services, Inc.	Occupancy:	85.6%
Interest Rate:	4.20000%	Occupancy Date:	8/31/2016
Note Date:	11/8/2016	Number of Tenants:	5
Maturity Date:	12/1/2023	2013 NOI:	$4,344,877
Interest-only Period:	84 months	2014 NOI:	$4,469,173
Original Term:	84 months	2015 NOI:	$5,068,734
Original Amortization:	None	TTM NOI (as of 9/2016)(1):	$5,024,264
Amortization Type:	Interest Only	UW Economic Occupancy:	87.1%
Call Protection:	L(27),Def(51),O(6)	UW Revenues:	$6,041,200
Lockbox:	Hard	UW Expenses:	$2,077,266
Additional Debt:	N/A	UW NOI(1):	$3,963,934
Additional Debt Balance:	N/A	UW NCF:	$3,529,182
Additional Debt Type:	N/A	Appraised Value / Per SF(2):	$61,200,000 / $313
		Appraisal Date:	10/5/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$195
Taxes:	$59,736	$59,736	N/A	Maturity Date Loan / SF:	$195
Insurance:	$0	Springing	N/A	Cut-off Date LTV(2):	62.1%
Replacement Reserves:	$3,254	$3,254	$39,046	Maturity Date LTV(2):	62.1%
TI/LC:	$1,150,000	$48,808	N/A	UW NCF DSCR:	2.18x
Other(3):	$2,023,260	$0	N/A	UW NOI Debt Yield:	10.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$38,000,000	60.3%	Purchase Price	$58,000,000	92.0%
Sponsor Equity	25,068,492	39.7	Upfront Reserves	3,236,250	5.1
			Closing Costs	1,832,242	2.9
Total Sources	$63,068,492	100.0%	Total Uses	$63,068,492	100.0%
(1)	The decrease in UW NOI from TTM NOI is primarily due to Vencore vacating 25,348 square feet, representing the entire fifth floor, in June 2016.
(2)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “hypothetical as-is” value, which assumes that $2.0 million is reserved to lease-up the vacant space on the 5th floor and $1.15 million is reserved for other tenant improvements and outstanding leasing commissions, all of which was reserved for at origination. The “as-is” value as of October 5, 2016 is $58.0 million, which results in a Cut-off Date LTV and Maturity Date LTV of 65.5%.
(3)	Initial Other Escrows and Reserves consists of a $2.0 million reserve for tenant improvements and leasing commissions related to space at the property that was vacant as of the origination date, which is required to be released to the borrower provided that the property achieves an NOI debt yield (as calculated in the loan documents) of 10.5% or greater based on the trailing three-month period and $23,260 for free rent.

The Loan. The Reston EastPointe loan is secured by a first mortgage lien on the borrower’s fee interest in a 195,230 square foot Class A office building located in Reston, Virginia. The Reston EastPointe loan has a seven-year term and is interest-only for the full term of the loan. The borrowing entity for the Reston EastPointe loan is Reston EastPointe Property Corp., a Delaware corporation and special purpose entity. The loan is structured to be Shariah compliant with a master lease in place between the borrower and an affiliate of the borrower. See “Risk Factors–Risks Relating to Shariah Compliant Loans” and “Description of the Mortgage Pool–Certain Terms of the Mortgage Loans–Shariah Compliant Loans” in the Preliminary Prospectus for additional information regarding Shariah compliant loans.

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Reston EastPointe

The nonrecourse carve-out guarantor is LPC Commercial Services, Inc., an affiliate of the loan sponsor, which is a joint venture between Mohammed I. Alsubeaei & Sons Investment Company (“MASIC”), Lincoln Property Company (“LPC”) and Ritz Banc Group (“RBG”). MASIC is a professional investment company located in Saudi Arabia. Founded in 1933, MASIC is involved in asset management including equities, fixed income, private equity funds, direct investments and real estate, and its investments include real estate, financial services, agricultural manufacturing, industrial and retail. MASIC has executed multiple international real estate deals over the past three years, including four multifamily deals, a mezzanine financed condo development in the U.S., the South Bank Tower mezzanine financing in London and the acquisition of a retail store in Germany.

LPC is one of the largest privately held, full-service real estate organizations in the United States. Founded in 1965 and based in Dallas, Texas, LPC maintains a presence in more than 200 cities in the United States and 10 cities in Europe and South America in both commercial and residential real estate markets. LPC has developed approximately 75.0 million square feet of commercial office space, over 11.0 million square feet of specialty retail space, 52.0 million square feet of industrial space and currently manages over 138.0 million square feet of commercial assets globally. The cumulative development volume exceeds $28.0 billion in commercial assets.

RBG was founded in 2012 and is a private equity and alternative asset manager headquartered in Washington D.C. RBG partners with high net worth family offices and institutional investors to advise on real estate investments in the U.S. as well as to co-invest. As of January 2017, RBG had more than $250.0 million in assets under management.

The loan sponsor used loan proceeds to purchase the Reston EastPointe property for $58.0 million.

The Property. The Reston EastPointe property is an eight-story, 195,230 square foot Class A office building with an adjacent parking garage located in Reston, Virginia. As of August 31, 2016, the property was 85.6% occupied by five tenants with six leases. The largest tenant, Vencore, Inc (“Vencore”), leases 54.8% of net rentable area through November 2020. Founded in 1972, Vencore provides information solutions, engineering and analysis to the U.S. intelligence community, Department of Defense and federal and civilian agencies. Vencore and its Applied Communication Sciences subsidiary employ 4,000 employees across 17 states in the U.S. and have an international presence. Vencore originally took occupancy in October 2009 with a lease covering approximately 120,727 square feet. Vencore’s lease contained an option allowing it to downsize its space. In June 2016, Vencore exercised this option and vacated the entire fifth floor of the building, totaling approximately 25,348 square feet, which accounts for the majority of vacancy at the property. Prior to vacating the fifth floor, Vencore also subleased 59,850 square feet of its remaining space to three tenants in 2014 and 2015. The three subleases are to STG, Inc. (“STG”) for 37,243 square feet, Cyveillance, Inc. for 11,556 square feet and Vistronix, LLC for 11,051 square feet. Inclusive of the subleased spaces, Vencore accounts for 66.1% of underwritten base rent and its lease contains two five-year extension options. The second largest tenant, Blue Canopy, LLC (“Blue Canopy”), originally took occupancy of 14,855 square feet through February 2023 and expanded its space in 2015 by subleasing 25,171 square feet from Farmers Insurance Exchange through February 2019, for a total of 20.5% of net rentable area. Blue Canopy is headquartered at the property and accounts for 23.2% of underwritten base rent. Founded in 2001, Blue Canopy provides data analytics, cloud computing, data science and enterprise information technology consultancy and services for the federal government and commercial markets, including the Department of Defense, Department of Homeland Security and Fortune 1000 Companies. The third largest tenant under a direct lease, Vistronix, LLC (“Vistronix”), leases 10,374 square feet through November 2024, for a total of 5.3% of net rentable area. Headquartered at the property, Vistronix accounts for 6.3% of underwritten base rent and its lease contains one remaining five-year extension option. Inclusive of the 11,051 square feet subleased from Vencore, Vistronix occupies 11.0% of net rentable area and accounts for 12.3% of underwritten base rent. Vistronix is a software developer with a focus on advanced analytics, signal processing, cloud computing, and large-scale data management. Vistronix provides national security information systems and services to federal agencies. The third largest tenant by square footage is STG, which subleases 19.1% of net rentable area. STG was founded in 1986 and is currently headquartered at the property. STG provides mission-critical technology, cyber and data solutions to more than 50 U.S. federal agencies. STG’s client base is spread across more than 250 locations internationally. STG accounts for 20.2% of underwritten base rent under its sublease to Vencore. From 2013 to 2015, the property has maintained an average occupancy of 94.7%.

Built in 2007, the property is located near several major demand generators. Reston Town Center, approximately 1.8 miles from the property, is a mixed-use development offering more than 50 shops, 30 restaurants, an 11-screen cinema, an open-air pavilion, luxury residences and a four-diamond Hyatt Regency hotel. The property is approximately 0.8 miles from the Wiehle-Reston East Station, which opened in 2014 and is part of the transportation infrastructure servicing Northern Virginia, as well as approximately 8.9 and 21.0 miles from the Washington Dulles International Airport and Ronald Reagan Washington National Airport, respectively. Collectively, these airports served approximately 44.7 million passengers in 2015. Additionally, Washington D.C. and the Pentagon are located approximately 15.7 and 15.3 miles east of the property, respectively. The property features 461 spaces in the adjacent three-story parking garage and 193 surface spaces, for a total of 654 parking spaces (approximately 3.3 spaces per 1,000 square feet).

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Reston EastPointe

The Market. According to the appraisal, the property is located in the Reston office submarket. The property is located along Dulles Toll Road, which has experienced several corporate relocations. General Dynamics (NYSE: GD), a global aerospace and defense company, is building its future 160,000 square foot headquarters on an adjacent lot to the property, and Bechtel Corp., a global engineering, construction and project management company, relocated a majority of its 1,100 employees from its Maryland office to its Reston headquarters. Dulles Toll Road provides direct access to Interstate-495, which circles Washington D.C. and connects to both Maryland and Virginia suburbs. Transportation is also provided via the Washington Metropolitan Transit Authority Metrorail system, which, according to the appraisal, has the second highest ridership in the U.S. with approximately 271.2 million riders in 2014. The system is currently undergoing a project to add the Silver Line, a 23-mile extension with 11 new stations. Phase I, which added five new stations, was completed in July 2014 and provides a transfer-free ride into downtown Washington D.C. and Maryland. The property is approximately 0.8 miles from the Wiehle-Reston East station, which is one of the new stations. Phase II, which plans to add six additional stations and provide a transfer-free ride from Washington Dulles International Airport to downtown Washington, is expected to be completed by 2018.

As of the second quarter of 2016, the Reston Class A office submarket consisted of approximately 8.6 million square feet of office space with an overall vacancy rate of 9.4%. The appraisal identified five comparable properties built between 1989 and 2008 ranging in size from approximately 139,176 to 260,000 square feet. Average asking rents for the comparable properties range from $32.00 to $38.00 per square foot. The weighted average underwritten rents at the Reston EastPointe property are $35.26. The estimated 2016 population within a one-, three- and five-mile radius is approximately 8,538, 72,918 and 214,362, respectively, with median household income of $105,729, $113,902 and $126,192, respectively.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Vencore, Inc(2)(3)	NA / B / NA	107,075	54.8%	$36.40	66.1%	11/30/2020
Blue Canopy, LLC(4)(5)(6)	NA / NA / NA	40,026	20.5%	$34.15	23.2%	Various
Vistronix, LLC(7)(8)	NA / NA / NA	10,374	5.3%	$35.67	6.3%	11/30/2024
Acclaim Technical Services	NA / NA / NA	7,241	3.7%	$29.83	3.7%	6/30/2025
Uptown Reston East, Inc	NA / NA / NA	2,485	1.3%	$17.82	0.8%	12/31/2020
(1)	Based on the underwritten rent roll.
(2)	The S&P rating is specific to Vencore, Inc., a subsidiary of the parent company Veritas Capital Fund Management, L.L.C.
(3)	Vencore subleases 37,243 square feet to STG, Inc., 11,556 square feet to Cyveillance, Inc. and 11,051 square feet to Vistronix, LLC.
(4)	Blue Canopy occupies a total of 40,026 square feet, of which, 14,855 square feet is on a direct lease and 25,171 square feet is subleased. Blue Canopy’s subleased space of 25,171 square feet expires February 28, 2019 and its direct lease of 14,855 square feet expires February 28, 2023. Base Rent PSF represents the weighted average underwritten base rent across both Blue Canopy leased spaces. Blue Canopy occupies 25,171 square feet at $32.00 per square foot and 14,855 square feet at $37.79 per square foot.
(5)	Blue Canopy subleases 25,171 square feet of its space from Farmers Insurance Exchange, which pays in-place base rent of $37.79 per square foot.
(6)	Blue Canopy has the right to terminate its lease on July 31, 2019 with 12 months’ notice and payment of a termination fee equal to unamortized leasing costs plus one month of base rent.
(7)	Inclusive of the 11,051 square feet subleased from Vencore, Vistronix occupies 21,425 square feet.
(8)	Vistronix has the right to terminate its lease on November 30, 2020 with nine months’ notice and payment of a termination fee equal to unamortized leasing costs, which may not exceed $600,000.

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Reston EastPointe

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	28,029	14.4%	NAP	NAP	28,029	14.4%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	28,029	14.4%	$0	0.0%
2018	0	0	0.0	0	0.0%	28,029	14.4%	$0	0.0%
2019	1	25,171	12.9	805,472	13.7%	53,200	27.2%	$805,472	13.7%
2020	2	109,560	56.1	3,941,898	66.9%	162,760	83.4%	$4,747,370	80.5%
2021	0	0	0.0	0	0.0%	162,760	83.4%	$4,747,370	80.5%
2022	0	0	0.0	0	0.0%	162,760	83.4%	$4,747,370	80.5%
2023	1	14,855	7.6	561,370	9.5%	177,615	91.0%	$5,308,740	90.1%
2024	1	10,374	5.3	370,041	6.3%	187,989	96.3%	$5,678,781	96.3%
2025	1	7,241	3.7	215,999	3.7%	195,230	100.0%	$5,894,780	100.0%
2026	0	0	0.0	0	0.0%	195,230	100.0%	$5,894,780	100.0%
2027	0	0	0.0	0	0.0%	195,230	100.0%	$5,894,780	100.0%
2028 & Beyond	0	0	0.0	0	0.0%	195,230	100.0%	$5,894,780	100.0%
Total	6	195,230	100.0%	$5,894,780	100.0%

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$5,979,980	$6,224,510	$6,787,115	$6,773,192	$5,894,780	$30.19	85.0%
Vacant Income	0	0	0	0	896,928	4.59	12.9
Gross Potential Rent	$5,979,980	$6,224,510	$6,787,115	$6,773,192	$6,791,708	$34.79	97.9%
Total Reimbursements	162,956	149,543	162,595	141,487	146,420	0.75	2.1
Net Rental Income	$6,142,936	$6,374,053	$6,949,710	$6,914,679	$6,938,128	$35.54	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(896,928)	(4.59)	(12.9)
Other Income	(364)	0	38	26,564	0	0.00	0.0
Effective Gross Income	$6,142,572	$6,374,053	$6,949,747	$6,941,243	$6,041,200	$30.94	87.1%

Total Expenses	$1,797,695	$1,904,880	$1,881,013	$1,916,979	$2,077,266	$10.64	34.4%

Net Operating Income(3)	$4,344,877	$4,469,173	$5,068,734	$5,024,264	$3,963,934	$20.30	65.6%

Total TI/LC, Capex/RR	0	0	0	0	434,752	2.23	7.2
Net Cash Flow	$4,344,877	$4,469,173	$5,068,734	$5,024,264	$3,529,182	$18.08	58.4%

Occupancy(4)	90.4%	95.2%	98.6%	85.6%	87.1%

(1)	TTM represents the trailing 12-month period ending September 30, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	The decrease in Underwritten Net Operating Income from TTM Net Operating Income is primarily due to Vencore vacating 25,348 square feet, representing the entire fifth floor, in June 2016.
(4)	Historical occupancies are as of December 31 of each respective year. TTM Occupancy is as of August 31, 2016. Underwritten Occupancy represents economic occupancy.

Permitted Mezzanine Debt. In connection with a bona fide sale of the property to a third party and assumption of the loan in accordance with the loan agreement, the owners of the transferee are permitted to obtain a mezzanine loan secured by the ownership interests in the transferee upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meets a qualified lender provision in the loan documents, (ii) after giving effect to the mezzanine loan, the combined loan-to-value ratio does not exceed 62.1%, (iii) after giving effect to the mezzanine loan, the combined debt service coverage ratio (as calculated in the loan documents and based on the trailing three months) is not less than 2.23x, (iv) after giving effect to the mezzanine loan, the combined debt yield (as calculated in the loan documents and based on the trailing three months) is not less than 9.4% and (iv) the lenders enter into an intercreditor agreement in form and substance reasonably acceptable to the lenders.

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Orchard Hill Park

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$33,500,000	Title:	Fee
Cut-off Date Principal Balance:	$33,424,589	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	3.1%	Net Rentable Area (SF)(1):	190,788
Loan Purpose:	Refinance	Location:	Leominster, MA
Borrowers:	Orchard Hill Park, LLC and Koles,	Year Built / Renovated:	2006 / N/A
	LLC	Occupancy:	98.1%
Sponsor:	Gregg P. Lisciotti	Occupancy Date:	11/1/2016
Interest Rate:	5.75200%	Number of Tenants:	10
Note Date:	12/23/2016	2013 NOI:	$2,953,325
Maturity Date:	1/1/2027	2014 NOI:	$2,964,090
Interest-only Period:	None	2015 NOI:	$2,988,403
Original Term:	120 months	TTM NOI (as of 11/2016):	$3,130,205
Original Amortization:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	Balloon	UW Revenues:	$3,686,777
Call Protection:	L(26),Def(90),O(4)	UW Expenses:	$795,612
Lockbox:	Hard	UW NOI:	$2,891,166
Additional Debt:	N/A	UW NCF:	$2,833,929
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$47,100,000 / $247
Additional Debt Type:	N/A	Appraisal Date:	9/7/2016

Escrows and Reserves	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$175
Taxes:	$75,423	$25,141	N/A	Maturity Date Loan / SF:	$148
Insurance:	$6,890	Springing	N/A	Cut-off Date LTV:	71.0%
Replacement Reserves:	$1,202	$1,202	$43,272	Maturity Date LTV:	59.9%
TI/LC:	$15,900	$15,900	$572,400	UW NCF DSCR:	1.21x
Other:	$0	$0	N/A	UW NOI Debt Yield:	8.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,500,000	93.6%	Payoff Existing Debt	$35,380,851	98.8%
Sponsor Equity	2,301,261	6.4	Closing Costs	320,995	0.9
Upfront Reserves	99,415	0.3
Total Sources	$35,801,261	100.0%	Total Uses	$35,801,261	100.0%

(1)	Net Rentable Area (SF) is inclusive of 5,756 square feet of outparcel space ground leased by Chili’s.

The Loan. The Orchard Hill Park loan has an outstanding principal balance as of the Cut-off Date of approximately $33.5 million and is secured by a first mortgage lien on the borrowers’ fee interest in a 190,788 square foot shopping center located in Leominster, Massachusetts. The loan has a 10-year term and will amortize on a 30-year schedule. The borrowing entities for the loan are Orchard Hill Park, LLC and Koles, LLC, which are Massachusetts limited liability companies and special purpose entities.

The nonrecourse carve-out guarantor and loan sponsor is Gregg P. Lisciotti, the founder and president of, Lisciotti Development (“Lisciotti”). Lisciotti was founded in 1991 and is a privately-owned company based in Leominster, Massachusetts. Lisciotti invests, acquires and develops real estate assets throughout the United States. Investments include underperforming shopping centers, vacant retail boxes and land suitable for retail development, among others, with no geographic limitation. Lisciotti has also constructed 21 properties ranging from big boxes to multi-tenant centers, including Orchard Hill Park.

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Orchard Hill Park

The Property. Orchard Hill Park is a 190,788 square foot shopping center located in Leominster, Massachusetts. Built in 2006 by Lisciotti, the property is located on a 19.3 acre parcel and consists of five single-story buildings. As of November 1, 2016, the property was 98.1% occupied by 10 tenants, which are a mix of both investment grade and national tenants. The property features three anchor tenants, Kohl’s, Dick’s Sporting Goods and Bed Bath & Beyond and is shadow anchored by Target, which added a grocery component in 2012. Other national retailers at the property include, Verizon Wireless, GameStop and Sleepy’s. The three anchors account for 78.5% of underwritten base rent and 88.3% of net rentable area and each is an original tenant at the property. Kohl’s has six, five-year extension options remaining and Dick’s Sporting Goods and Bed Bath & Beyond each have three, five-year extension options remaining. Outside of these anchor tenants, no individual tenant occupies more than 3.0% of net rentable area or 5.6% in underwritten base rent. Since 2006, the property has maintained an average occupancy of 99.1%. The property contains 852 surface parking spaces for an overall parking ratio of approximately 4.47 spaces per 1,000 square feet.

The Market. Orchard Hill Park is located in Leominster, Massachusetts, within Worcester County, and is approximately 35.4 miles northwest of Boston. The property benefits from its location immediately off of Route 2 and approximately 0.7 miles from Interstate 190. Interstate 190 intersects with Route 2 just south of the property and provides access to Worcester and the Massachusetts Turnpike. According to the appraisal, the 2015 estimated population within a one-, three- and five-mile radius of the property was approximately 1,255, 32,501 and 63,783 people, respectively, with an average household income of $96,811, $73,541 and $77,029, respectively.

As of the second quarter of 2016, the Worcester retail market had an overall vacancy rate of 10.6% and average asking rents of $20.12 per square foot, which compares to 11.0% and $19.92 per square foot, respectively, as of the second quarter of 2015. The appraisal identified five properties as directly competitive with Orchard Hill Park. Excluding the Target located approximately 0.1 miles from the property, the remaining four properties are located between 3.1 and 4.8 miles from the property and range from 224,552 to 727,181 square feet. None of the comparable properties have the same anchor tenants as Orchard Hill Park. These properties range from 84.0% to 100.0% occupied, with a weighted average occupancy of 96.0%. The appraisal did not identify any proposed or newly constructed properties that are expected to be directly competitive with the property.

Tenant Summary(1)

Tenant	Ratings(2) Moody’s / S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Kohl’s	Baa2 / BBB- / BBB	88,925	46.6%	$13.18	38.7%	NA	NA	1/31/2026
Dick’s Sporting Goods	NA / NA / NA	52,900	27.7%	$16.00	27.9%	NA	NA	1/31/2021
Bed Bath & Beyond	Baa1 / BBB+ / NA	26,718	14.0%	$13.50	11.9%	$207	6.5%	1/31/2021
Chili’s(4)	Ba1 / BB+ / BB+	5,756	3.0%	$23.89	4.5%	NA	NA	10/31/2020
Sleepy’s(5)	NA / NA / NA	3,360	1.8%	$33.00	3.7%	NA	NA	11/30/2022
Verizon Wireless	Baa1 / BBB+ / A-	3,035	1.6%	$55.55	5.6%	NA	NA	8/31/2021
Vitamin Shoppe	NA / NA / NA	2,360	1.2%	$33.00	2.6%	NA	NA	8/31/2023
GameStop	Ba1 / BB / NA	1,825	1.0%	$35.00	2.1%	NA	NA	1/31/2022
Coldstone Creamery	NA / NA / NA	1,360	0.7%	$39.20	1.8%	NA	NA	7/31/2022
Great Clips	NA / NA / NA	1,003	0.5%	$39.38	1.3%	NA	NA	11/30/2022
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent tenant reported sales for the trailing 12-month period ending December 31, 2015.
(4)	Base Rent PSF represents ground rent paid by Chili’s for the outparcel space.
(5)	Sleepy’s has a one-time right to terminate its lease, effective as of November 30, 2017, at any time within a one-month period after February 28, 2017, if its gross sales do not equal or exceed $875,000 for at least one 12-month period between January 1, 2013 and February 28, 2017, with notice on or prior to the expiration of such one-month period.

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Annex A-3	JPMCC 2017-JP5

Orchard Hill Park

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring(2)	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	3,546	1.9%	NAP	NAP	3,546	1.9%	NAP	NAP
2017 & MTM	0	0	0.0%	$0	0.0%	3,546	1.9%	$0	0.0%
2018	0	0	0.0%	0	0.0%	3,546	1.9%	$0	0.0%
2019	0	0	0.0%	0	0.0%	3,546	1.9%	$0	0.0%
2020	1	5,756	3.0%	137,500	4.5%	9,302	4.9%	$137,500	4.5%
2021	3	82,653	43.3%	1,375,687	45.4%	91,955	48.2%	$1,513,187	49.9%
2022	4	7,548	4.0%	267,565	8.8%	99,503	52.2%	$1,780,752	58.8%
2023	1	2,360	1.2%	77,880	2.6%	101,863	53.4%	$1,858,632	61.3%
2024	0	0	0.0%	0	0.0%	101,863	53.4%	$1,858,632	61.3%
2025	0	0	0.0%	0	0.0%	101,863	53.4%	$1,858,632	61.3%
2026	1	88,925	46.6%	1,172,032	38.7%	190,788	100.0%	$3,030,664	100.0%
2027	0	0	0.0%	0	0.0%	190,788	100.0%	$3,030,664	100.0%
2028 & Beyond	0	0	0.0%	0	0.0%	190,788	100.0%	$3,030,664	100.0%
Total	10	190,788	100.0%	$3,030,664	100.0%
(1)	Based on the underwritten rent roll.
(2)	Net Rentable Area Expiring is inclusive of 5,756 square feet of outparcel space ground leased by Chili’s.

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,991,555	$3,043,093	$3,054,927	$3,033,111	$3,030,664	$15.88	78.1%
Vacant Income	0	0	0	0	124,110	0.65	3.2
Gross Potential Rent	$2,991,555	$3,043,093	$3,054,927	$3,033,111	$3,154,774	$16.54	81.3%
Total Reimbursements	584,259	661,366	753,638	704,288	$726,044	3.81	18.7
Net Rental Income	$3,575,814	$3,704,459	$3,808,565	$3,737,399	$3,880,818	$20.34	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(194,041)	(1.02)	(5.0)
Other Income	0	0	0	0	0	0.00	0.0
Effective Gross Income	$3,575,814	$3,704,459	$3,808,565	$3,737,399	$3,686,777	$19.32	95.0%

Total Expenses	$622,489	$740,369	$820,162	$607,194	$795,612	$4.17	21.6%

Net Operating Income	$2,953,325	$2,964,090	$2,988,403	$3,130,205	$2,891,166	$15.15	78.4%

Total TI/LC, Capex/RR	0	0	0	0	57,236	0.30	1.6
Net Cash Flow	$2,953,325	$2,964,090	$2,988,403	$3,130,205	$2,833,929	$14.85	76.9%

Occupancy(3)	100.0%	100.0%	100.0%	98.1%	95.0%
(1)	TTM column represents the trailing 12-month period ending November 30, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Historical Occupancies are as of December 31 of each respective year. TTM Occupancy is as of November 1, 2016. Underwritten Occupancy represents economic occupancy.

Right of First Refusal. Target, which is a shadow anchor for the property and which occupies an adjacent parcel, has a right of first refusal to purchase the property under a recorded agreement with the borrowers. The right of first refusal does not apply in the event of a foreclosure or deed-in-lieu of foreclosure by the lender, but would apply to subsequent sales by the trust following foreclosure.

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11200 Rockville Pike

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$33,250,000	Title:	Fee
Cut-off Date Principal Balance:	$33,250,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	3.0%	Net Rentable Area (SF):	185,219
Loan Purpose:	Acquisition	Location:	Rockville, MD
Borrower:	11200 Rockville Pike, LLC	Year Built / Renovated:	1986 / N/A
Sponsors:	William F. Peel and	Occupancy:	79.0%
	Barbara K. Peel	Occupancy Date:	11/23/2016
Interest Rate:	4.77500%	Number of Tenants:	18
Note Date:	12/22/2016	2013 NOI:	$3,268,795
Maturity Date:	1/1/2027	2014 NOI(1):	$3,150,823
Interest-only Period:	36 months	2015 NOI(1):	$3,809,881
Original Term:	120 months	TTM NOI (as of 10/2016):	$3,797,324
Original Amortization:	360 months	UW Economic Occupancy:	81.7%
Amortization Type:	IO-Balloon	UW Revenues:	$5,241,842
Call Protection:	L(26),Def(92),O(2)	UW Expenses:	$1,887,448
Lockbox:	CMA	UW NOI:	$3,354,394
Additional Debt:	N/A	UW NCF:	$3,031,273
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$45,100,000 / $243
Additional Debt Type:	N/A	Appraisal Date:	12/6/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$180
Taxes:	$172,630	$43,157	N/A	Maturity Date Loan / SF:	$158
Insurance:	$12,951	$3,548	N/A	Cut-off Date LTV:	73.7%
Replacement Reserves:	$4,014	$4,014	N/A	Maturity Date LTV:	64.9%
TI/LC(2)(3):	$300,000	$19,294	$1,157,640	UW NCF DSCR:	1.45x
Other(4):	$280,627	$0	N/A	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,250,000	73.2%	Purchase Price	$43,550,000	95.8%
Sponsor Equity	12,189,049	26.8	Closing Costs	1,118,828	2.5
			Upfront Reserves	770,222	1.7
Total Sources	$45,439,049	100.0%	Total Uses	$45,439,049	100.0%
(1)	The increase from 2014 NOI to 2015 NOI is primarily due to an average increase in base rent from $23.86 per square foot to $26.93 per square foot (an increase of $568,930).
(2)	The borrower is also required to deposit all lease termination fees into the Monthly TI/LC Escrows and Reserves.
(3)	The Initial TI/LC Escrows and Reserves deposit is excluded for purposes of calculating the TI/LC Initial Cap.
(4)	Initial Other Escrows and Reserves consists of a free rent reserve of $232,617, an outstanding tenant improvements and leasing commissions reserve of $34,228 and an upfront deferred maintenance reserve of $13,781.

The Loan. The 11200 Rockville Pike loan has an outstanding principal balance as of the Cut-off Date of $33.25 million and is secured by a first mortgage lien on the borrower’s fee interest in a 185,219 square foot office building located in Rockville, Maryland. The loan has a 10-year term and, following a three-year interest-only period, will amortize on a 30-year schedule. The borrowing entity for the 11200 Rockville Pike loan is 11200 Rockville Pike, LLC, a Maryland limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are William F. Peel and Barbara K. Peel, who are the founders of Peel Properties. Founded in 1971, Peel Properties currently has a portfolio consisting of 620,657 square feet encompassing 18 commercial properties, 373 multifamily units and a marina. William F. Peel and Barbara K. Peel are the co-owners of Red Coats, Inc. (“Red Coats”) and Datawatch Systems. With more than 4,500 employees, Red Coats provides commercial office cleaning services to hundreds of customers in the Mid-Atlantic region and Florida. Datawatch Systems specializes in access control systems and currently serves more than 4,000 commercial buildings throughout the United States and Canada.

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The Property. 11200 Rockville Pike is a five-story, 185,219 square foot Class A/B multi-tenant office building constructed in 1986 that features an attached three-level subterranean parking garage with 425 parking spaces (resulting in a parking ratio of 2.29 per 1,000 square feet), located in Rockville, Maryland.

As of November 23, 2016 the property was 79.0% occupied by 18 tenants under 19 leases. The largest tenant at the property, RR Donnelley Financial, Inc. (“RR Donnelley”) (NASDAQ: RRD; rated B2/B+ by Moody’s and S&P) leases 15.2% of the net rentable area through February 2021. RR Donnelley has been a tenant at the property since 1998, and in September 2015, expanded into the fifth floor of the property for an additional 13,922 square feet. RR Donnelley is a national consulting organization that helps companies develop more efficient ways to communicate, manage and deliver financial information. RR Donnelley accounts for 18.3% of the underwritten base rent and its lease contains two three-year renewal options. The second largest tenant at the property, Snyder Cohn PC (“Snyder Cohn”), leases 10.6% of the net rentable area through November 2022 and has been in occupancy at the property since December 2010. Snyder Cohn is a mid-sized accounting and business advisory firm with clientele primarily based in the Washington D.C. metropolitan area. Snyder Cohn accounts for 13.4% of the underwritten base rent and its lease contains two five-year renewal options. The third largest tenant at the property, the American Society for Biochemistry and Molecular Biology (the “ASBMB”), leases 10.1% of the net rentable area through April 2021 and has been a tenant at the property since May 2011. The ASBMB is a nonprofit scientific and educational organization that strives to advance the sciences of biochemistry and molecular biology through publication, scientific meetings, advocacy for funding and promotion of science education. ASBMB accounts for 12.2% of the underwritten base rent and its lease contains one five-year renewal option.

The Market. The property is located along Rockville Pike which is a six-lane thoroughfare that provides direct access to the Washington D.C. central business district. In addition, the 11200 Rockville Pike property is served by public transportation with both the Metro bus and Montgomery County’s Ride-On buses stopping within 0.2 miles of the property. The property is approximately 0.5 miles south of the White Flint Metro rail station and 1.0 mile south of the Grosvenor-Strathmore Metro station.

The property is adjacent to North Bethesda Market which offers retail shopping and dining and is anchored by a Whole Foods Market and an LA Fitness. Pike and Rose, a new mixed-use property, is located 0.8 miles north of the property and offers dining and retail, including a movie theatre and bowling alley. According to the appraisal, the immediate area surrounding the property features multiple approved development sites which are anticipated to bring more than 14,000 housing units and 13.0 million square feet of commercial space to the area over the next 25 years. The property is located within the Rockville Pike office submarket, which as of the third quarter of 2016, had an office inventory of approximately 8.2 million square feet and a vacancy rate of 12.4%. As of third quarter 2016, asking rents within the Rockville Pike office submarket were $30.82 per square foot. The appraisal analyzed a set of four directly competitive properties within the immediate competitive area of the property and concluded an office market rental range of $29.00 to $32.42 per square foot, which is in line with the weighted average underwritten office rents of $31.81 per square foot at the property.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
RR Donnelley Financial, Inc.(3)	B2 / B+ / NA	28,116	15.2%	$30.41	18.3%	2/28/2021
Snyder Cohn PC(4)	NA / NA / NA	19,709	10.6%	$31.91	13.4%	11/30/2022
ASBMB	NA / NA / NA	18,747	10.1%	$30.58	12.2%	4/30/2021
Capreit	NA / NA / NA	14,934	8.1%	$31.46	10.0%	12/31/2021
Berlin, Ramos & Company, P.A.	NA / NA / NA	11,929	6.4%	$36.55	9.3%	11/30/2019
Marketresearch.com, Inc	NA / NA / NA	8,142	4.4%	$31.34	5.4%	5/31/2019
Metropolitan Eye Care	NA / NA / NA	6,154	3.3%	$39.90	5.2%	3/31/2018
Agency Two	NA / NA / NA	6,100	3.3%	$32.00	4.2%	3/31/2021
C.R.I., Inc.(5)	NA / NA / NA	5,835	3.2%	$27.80	3.5%	4/30/2018
Clear Choice	NA / NA / NA	5,710	3.1%	$33.01	4.0%	9/30/2020
(1)	Based on the underwritten rent roll dated November 23, 2016.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	RR Donnelley has the right to terminate its lease or contract its leased space by the entire third or fifth floors on February 28, 2019, with 12 months’ notice and the payment of a termination/contraction fee.
(4)	Snyder Cohn PC has the right to terminate its lease on November 30, 2020, with 210 days’ notice and the payment of a termination fee.
(5)	C.R.I., Inc. has the right to terminate its lease at any time with 30 days’ notice.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	38,884	21.0%	NAP	NAP	38,884	21.0%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	38,884	21.0%	$0	0.0%
2018	4	13,038	7.0	433,404	9.3	51,922	28.0%	$433,404	9.3%
2019(2)	3	20,072	10.8	691,147	14.8	71,994	38.9%	$1,124,552	24.0%
2020	2	7,342	4.0	237,039	5.1	79,336	42.8%	$1,361,591	29.1%
2021	5	72,512	39.1	2,241,834	47.9	151,848	82.0%	$3,603,424	76.9%
2022	4	29,575	16.0	942,875	20.1	181,423	98.0%	$4,546,300	97.0%
2023	0	0	0.0	0	0.0	181,423	98.0%	$4,546,300	97.0%
2024	1	3,796	2.0	138,212	3.0	185,219	100.0%	$4,684,512	100.0%
2025	0	0	0.0	0	0.0	185,219	100.0%	$4,684,512	100.0%
2026	0	0	0.0	0	0.0	185,219	100.0%	$4,684,512	100.0%
2027	0	0	0.0	0	0.0	185,219	100.0%	$4,684,512	100.0%
2028 & Beyond	0	0	0.0	0	0.0	185,219	100.0%	$4,684,512	100.0%
Total	19	185,219	100.0%	$4,684,512	100.0%
(1)	Based on the underwritten rent roll dated November 23, 2016.
(2)	2019 includes one square foot in antenna space with no attributable base rent.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$4,417,217	$4,419,748	$4,988,678	$5,020,092	$4,684,512	$25.29	73.1%
Vacant Income	0	0	0	0	1,170,480	6.32	18.3
Gross Potential Rent	$4,417,217	$4,419,748	$4,988,678	$5,020,092	$5,854,992	$31.61	91.3%
Total Reimbursements	733,911	573,168	575,172	536,478	557,330	3.01	8.7
Net Rental Income	$5,151,128	$4,992,916	$5,563,850	$5,556,570	$6,412,322	$34.62	100.0%
(Vacancy/Credit Loss)	0	0	1,737	(53)	(1,170,480)	(6.32)	(18.3)
Other Income	155,397	125,055	122,680	25,332	0	0.00	0.0
Effective Gross Income	$5,306,525	$5,117,970	$5,688,267	$5,581,849	$5,241,842	$28.30	81.7%

Total Expenses	$2,037,730	$1,967,147	$1,878,386	$1,784,525	$1,887,448	$10.19	36.0%

Net Operating Income(4)	$3,268,795	$3,150,823	$3,809,881	$3,797,324	$3,354,394	$18.11	64.0%

Total TI/LC, Capex/RR	0	0	0	0	323,120	1.74	6.2

Net Cash Flow	$3,268,795	$3,150,823	$3,809,881	$3,797,324	$3,031,273	$16.37	57.8%

Occupancy(5)	82.4%	86.0%	88.8%	79.0%	81.7%
(1)	TTM Column represents the trailing 12-month period ending October 31, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Rents in Place includes $142,559 in contractual rent steps through December 2017.
(4)	The increase in Net Operating Income from 2014 to 2015 is primarily due to an average increase in base rent from $23.86 per square foot to $26.93 per square foot (an increase of $568,930).
(5)	Historical Occupancies are as of December 31 of each respective year. TTM occupancy is as of November 23, 2016. Underwritten Occupancy represents economic occupancy.

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Marriott Galleria

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$32,000,000	Title:	Fee
Cut-off Date Principal Balance:	$31,921,895	Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	2.9%	Net Rentable Area (Rooms):	301
Loan Purpose:	Refinance	Location:	Houston, TX
Borrowers:	Which West Loop Owner, LLC and	Year Built / Renovated:	1976 / 2016
	Which West Loop Lessee, LLC	Occupancy / ADR / RevPAR:	68.3% / $149.77 / $102.22
Sponsors(1):	Various	Occupancy / ADR / RevPAR Date:	10/31/2016
Interest Rate:	5.25800%	Number of Tenants:	N/A
Note Date:	12/23/2016	2013 NOI(2):	$4,073,999
Maturity Date:	1/1/2022	2014 NOI(2):	$3,721,392
Interest-only Period:	None	2015 NOI(2):	$3,961,245
Original Term:	60 months	TTM NOI (as of 10/2016)(2):	$3,281,215
Original Amortization:	360 months	UW Occupancy / ADR / RevPAR:	68.3% / $149.77 / $102.22
Amortization Type:	Balloon	UW Revenues:	$15,832,406
Call Protection:	L(26),Def(10),O(24)	UW Expenses:	$12,627,330
Lockbox:	Springing	UW NOI:	$3,205,075
Additional Debt:	N/A	UW NCF:	$3,205,075
Additional Debt Balance:	N/A	Appraised Value / Per Room:	$51,000,000 / $169,435
Additional Debt Type:	N/A	Appraisal Date:	11/1/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$106,053
Taxes:	$0	Springing	N/A	Maturity Date Loan / Room:	$98,417
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.6%
FF&E:	$0	Springing	N/A	Maturity Date LTV:	58.1%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.51x
Other:	$0	$0	N/A	UW NOI Debt Yield:	10.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,000,000	88.6%	Payoff Existing Debt	$35,395,124	98.0%
Sponsor Equity	4,133,698	11.4	Closing Costs	738,575	2.0
Total Sources	$36,133,698	100.0%	Total Uses	$36,133,698	100.0%

(1)	The loan sponsors are WHI Real Estate Partners II, L.P., WHI Real Estate Partners II-PF, L.P., WHI Real Estate Partners II-TE, L.P., WHI Real Estate Partners III, L.P., WHI Real Estate Partners III-PF, L.P. and WHI Real Estate Partners III-TE, L.P.

(2)	The decrease in TTM NOI from 2013 NOI is primarily driven by the overall health of the petroleum industry as the Houston, Texas economy is closely tied to that industry, which has been adversely affected by the decline in oil and gas prices. However, despite the slowdown in the Houston economy, the property has been able to maintain its market share over its competitive set, as demonstrated by an October 2016 trailing 12-month RevPAR penetration rate of approximately 100.8%, which is up from the 2013 year end RevPAR penetration rate of approximately 89.8%.

The Loan. The Marriott Galleria loan has an outstanding principal balance as of the Cut-off Date of approximately $31.9 million and is secured by a first mortgage lien on the fee interest in the 301-room Marriott Galleria, a full service hotel located in Houston, Texas. The loan has a five-year term and will amortize on a 30-year schedule. The property was previously securitized as part of a portfolio in the BSCMS 2007-BBA8 securitization.

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Marriott Galleria

The borrowing entities for the Marriott Galleria loan are Which West Loop Owner, LLC and Which West Loop Lessee, LLC, each a Delaware limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are WHI Real Estate Partners II, L.P., WHI Real Estate Partners II-PF, L.P., WHI Real Estate Partners II-TE, L.P., WHI Real Estate Partners III, L.P., WHI Real Estate Partners III-PF, L.P. and WHI Real Estate Partners III-TE, L.P., each a Delaware limited partnership and affiliate of WHI Real Estate Partners. WHI Real Estate Partners is a real estate investment firm focused on repositioning middle-market properties throughout the United States. Founded in 2008, WHI Real Estate Partners manages a series of fully-discretionary investment funds whose investors include university endowments, foundations, health care systems, pension plans and family offices. Additionally, WHI Real Estate Partners is led by an experienced team of professionals, each with at least 25 years of real estate investment and capital markets experience. The loan sponsors for the Marriott Galleria loan collectively have investments in 26 assets, including four hospitality assets.

The loan sponsors purchased the property in January 2014 for approximately $50.3 million ($167,110 per room) and, according to the loan sponsors, subsequently invested approximately $5.0 million ($16,609 per room) into a renovation of the property’s public areas and meeting spaces since acquisition. As part of the public area renovation, the lobby was upgraded to the Marriott “Great Room” concept. Additional property renovations included back of the house improvements and upgrades to the elevators and guest rooms. According to the appraisal, there is no future property improvement renovation currently scheduled or required by Marriott for maintenance of brand standards.

The Property. Marriott Galleria is a 13-story, 301-room, full service hotel located in Houston, Texas. The property was originally developed in 1976 and, according to the loan sponsors, has undergone approximately $5.0 million ($16,609 per room) in capital expenditures between January 2014 and November 2016. The Marriott Galleria property features one food and beverage venue, 17Fifty Lounge and Bistro. 17Fifty Lounge and Bistro is a 120-seat southwestern cuisine restaurant offering hotel guests breakfast, lunch and dinner daily. Additionally, the hotel offers approximately 17,330 square feet of meeting space across eight rooms and includes an approximately 5,160 square foot ballroom. Additional amenities at the property include high-speed internet access, a business center, 24-hour fitness center, indoor swimming pool, guest self-service laundry facility and a gift and sundry shop. The hotel contains 600 parking spaces provided via an adjacent parking garage for a parking ratio of approximately 1.99 spaces per room and guests have the option to self-park or valet park, both for a fee. The parking garage is shared with an adjacent office building that is connected to the hotel. In addition to the parking garage, the hotel also shares common area spaces with the office building.

In 1998, the Marriott Galleria and attached office building split the lot, creating a Reciprocal Easements, Parking and Central Plant Agreement. The agreement outlines all easements, rights of way, parking privileges and maintenance responsibilities of the property. The office building and hotel property share a common central plant that provides both chilled water and fire protection water to both buildings. Through the agreement, the office owner leases to the property a total of 13,403 square feet on the ground floor of the office building, including meeting rooms, executive offices, the gift shop and storage space for an annual rent of approximately $117,425, with adjustments to the consumer price index. In addition to the easement payment for the ground floor space, the property reimburses the office building for the hotel’s share of electricity and water expenses (the hotel is separately metered), staff and maintenance of the parking garage and 5.0% of the office owner’s property tax and insurance expenses.

The property has 301 rooms, including 155 king rooms, 144 double-double rooms and two suites. All guest rooms feature high-speed internet access, microwave, refrigerator, pull-out sofa, coffee and tea maker, work desk area and a high definition television. The guest room suites feature the same amenities with additional living space. While there are no guest room renovations currently planned, the guest rooms underwent a full renovation in 2010 under the previous owner.

The Market. The Marriott Galleria property is located at the intersection of West Loop South and Hallmark Drive and access to the property is provided via West Loop South. The property benefits from its proximity to Interstate Highway 610, located one block east. Interstate Highway 610 provides access to downtown Houston, approximately 7.0 miles east, and regional access to the surrounding cities. The property is part of the Uptown District/Galleria district of Houston. The Uptown District/Galleria district has the largest concentration of retail in Houston and is Houston’s second largest business district with over 24.0 million square feet of office space and approximately 2,000 companies. Additionally, the property is located approximately 1.0 mile north of Houston Galleria, the largest mall in Texas and fourth largest in the United States. The Houston Galleria is one of the most visited shopping centers in the United States with over 30.0 million annual visitors.

According to the appraisal, there is a 157-room Hyatt Place Houston Galleria that opened in January 2016 that is competitive with the Marriott Galleria. Additionally there is a 1,000-room Marriott Marquis that opened in December 2016 as well as a 250-room hotel proposed to be part of a luxury mixed use development expected to open in October 2017. The appraisal did not identify these hotels as directly competitive with the Marriott Galleria, but the appraisal did note that the Landry’s development should generate additional demand for the area.

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Marriott Galleria

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Marriott Galleria(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	79.6%	$152.28	$121.18	66.7%	$163.15	$108.82	83.8%	107.1%	89.8%
2014	78.7%	$162.81	$128.14	68.6%	$160.17	$109.90	87.2%	98.4%	85.8%
2015	76.7%	$155.52	$119.28	74.7%	$149.78	$111.85	97.4%	96.3%	93.8%
TTM(5)	69.0%	$146.87	$101.41	68.3%	$149.77	$102.22	98.9%	102.0%	100.8%

(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Marriott Galleria property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third-party information provider. The competitive set contains the following properties: Hilton Houston Post Oak, Omni Houston Hotel, Hotel Derek and Sheraton Hotel Suites Galleria.
(3)	Based on operating statements provided by the borrowers.
(4)	Penetration Factor is calculated based on data provided by a third-party information provider for the competitive set and borrower-provided operating statements for the property.
(5)	TTM represents the trailing 12-month period ending on October 31, 2016.

Competitive Hotels Profile(1)

				2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Marriott Galleria(2)	301	1976	17,330	40%	25%	35%	74.7%	$149.78	$111.85
Hilton Houston Post Oak	448	1982	30,000	40%	25%	35%	74.0%	$152.00	$112.48
Omni Houston Hotel	378	1981	30,000	40%	25%	35%	78.0%	$160.00	$124.80
Hotel Derek	312	1979	10,000	30%	20%	50%	80.0%	$162.00	$129.60
Sheraton Hotel Suites Galleria	283	2000	9,000	45%	20%	35%	76.0%	$148.00	$112.48
Total(3)	1,421
(1)	Based on the appraisal.
(2)	2015 Occupancy, ADR and RevPAR are based on operating statements provided by the borrowers.
(3)	Excludes the Marriott Galleria property.

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Marriott Galleria

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	66.7%	68.6%	74.7%	68.3%	68.3%
ADR	$163.15	$160.17	$149.78	$149.77	$149.77
RevPAR	$108.82	$109.90	$111.85	$102.22	$102.22

Room Revenue	$12,053,706	$12,074,079	$12,288,726	$11,261,339	$11,230,637	$37,311	70.9%
Food and Beverage Revenue	3,699,826	3,464,022	4,419,988	4,053,729	4,042,677	13,431	25.5
Parking Revenue	559,520	741,716	494,317	417,130	415,993	1,382	2.6
Other Departmental Revenue	224,106	188,265	184,244	143,489	143,098	475	0.9
Total Revenue	$16,537,157	$16,468,082	$17,387,276	$15,875,688	$15,832,406	$52,599	100.0%

Room Expense	$2,711,725	$2,774,619	$2,789,779	$2,466,288	$2,459,564	$8,171	21.9%
Food and Beverage Expense	2,593,704	2,551,723	2,990,228	2,776,826	2,769,256	9,200	68.5
Parking Expense	327,103	299,269	55,404	74,694	74,491	247	17.9
Other Departmental Expenses	168,659	170,317	207,911	31,729	31,643	105	22.1
Departmental Expenses	$5,801,190	$5,795,927	$6,043,322	$5,349,537	$5,334,953	$17,724	33.7%

Departmental Profit	$10,735,967	$10,672,155	$11,343,953	$10,526,150	$10,497,453	$34,875	66.3%

Operating Expenses	$4,252,708	$4,491,652	$4,873,984	$4,963,478	$4,949,946	$16,445	31.3%
Gross Operating Profit	$6,483,258	$6,180,504	$6,469,970	$5,562,673	$5,547,507	$18,430	35.0%

Management Fees	$496,115	$494,042	$521,618	$476,271	$474,972	$1,578	3.0%
Property Taxes	683,806	767,136	759,155	669,900	682,712	2,268	4.3
Property Insurance	98,429	141,794	119,321	108,429	151,924	505	1.0
Other Expenses	304,052	232,735	239,267	233,073	241,204	801	1.5
FF&E	826,858	823,404	869,364	793,784	791,620	2,630	5.0
Total Other Expenses	$2,409,259	$2,459,111	$2,508,725	$2,281,457	$2,342,432	$7,782	14.8%

Net Operating Income	$4,073,999	$3,721,392	$3,961,245	$3,281,215	$3,205,075	$10,648	20.2%
Net Cash Flow	$4,073,999	$3,721,392	$3,961,245	$3,281,215	$3,205,075	$10,648	20.2%
(1)	TTM column represents the trailing 12-month period ending on October 31, 2016.
(2)	Per Room values based on 301 guest rooms.

(3)	% of Total Revenue for Room Expense, Food and Beverage Expense, Parking Expenses and Other Departmental Expenses is based on their corresponding revenue line items.

Property Management. The property is managed by Marriott Hotel Services, Inc., a Delaware corporation and an affiliate of Marriott International, Inc. pursuant to a Hotel Management Agreement (“HMA”). The HMA, dated July 10, 2007, has an initial 20-year term that commenced in 2008 and runs through 2028 with two 10-year renewal options remaining. The HMA requires a base fee of 3% and an incentive management fee (“IMF”) of 20% of available cash flow, which is equal to the net operating income less the “Owner’s Priority.” The “Owner’s Priority” is equal to (i) 10.75% of the owner’s initial invested capital plus (ii) 10.75% of capital expenditures funded by the owner plus (iii) 10.75% of the amount of the lump sum contribution by the owner to the FF&E reserve pursuant to the HMA plus (iv) 10.75% of the amount of any contribution made by the owner toward the working capital and in connection with removal of any environmentally hazardous materials at the property pursuant to the HMA. The owner’s basis for calculating the “Owner’s Priority” is $56.5 million, implying an IMF hurdle of $6.0 million.

A-3-123

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

J.P. Morgan Chase Commercial	Midland Loan Services, a Division of PNC Bank,	LNR Partners, Inc.	Pentalpha Surveillance LLC
Mortgage Securities Corp.	National Association	1601 Washington Avenue	PO Box 4839
	10851 Mastin Street	Suite 700	Greenwich, CT 06831
383 Madison Avenue	Building 82, Suite 300	Miami Beach, FL 33139
New York, NY 10179	Overland Park, KS 66210

Contact:	Contact:
Kunal Singh	Heather Wagner	Contact: www.lnrpartners.com	Contact: Don Simon
Phone Number: (212) 834-5467	Phone Number: (913) 253-9570	Phone Number: (305) 695-5600	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com <http://www.ctslink.com> for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date
Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

Directing Certificateholder:
Other identity under which the Directing Certificateholder
or its parent entity primarily operates:

Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
	0.00			0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate
MH	-	Mobile Home Park															Reduction

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	JPMCC Commercial Mortgage Securities Trust 2017-JP5 Commercial Mortgage Pass-Through Certificates Series 2017-JP5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: JPMCC Commercial Mortgage Securities Trust 2017-JP5, Commercial Mortgage Pass-Through Certificates, Series 2017-JP5
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: LNR Partners, LLC
Directing Certificateholder: LNR Securities Holdings, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List applicable mortgage loans].

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III. Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations:

a.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

b.	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

c.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

5.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each mortgage loan seller, with respect to each Mortgage Loan, represents and warrants generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a Whole Loan and not an interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than with respect to Serviced Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

D-1-1

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since February 23, 2017.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged

D-1-2

Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any

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mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation

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and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period

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beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

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(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the

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Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)       Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or

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any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced for any lien senior to, and any lien in parity with, the lien of the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien in parity with, the lien of the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

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(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with

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a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date or (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all Rating Agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of

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the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

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(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)       Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

(39)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(40)       Bankruptcy. In respect of each Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(41)       Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor

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Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(42)       Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related

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Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

(43)       Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(44)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(45)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(46)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(47)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(48)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

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For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5	TownePlace Suites Dallas Las Colinas (Loan No. 25)	(Hospitality Provisions) – The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor will issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the Mortgage Loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.
7	Hilton Hawaiian Village (Loan No. 1), Moffett Gateway (Loan No. 2), Dallas Design District (Loan No. 3), Fresno Fashion Fair Mall (Loan No. 4), Riverway (Loan No. 5) and Landmark Square (Loan No. 8)	(Lien; Valid Assignment) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
7	4400 Dixie Highway (Loan No. 24)	(Lien; Valid Assignment) – The Mortgaged Property is subject to an outstanding mechanic’s lien for claims in the amount of $1,381,419.73 in connection with certain labor performed for the Mortgaged Property’s largest tenant, Garden’s Alive. The Mortgagor has represented that it was not a party to any contract related to the mechanic’s lien but nonetheless is required under the Mortgage Loan documents to use commercially reasonable efforts to cause the mechanic’s lien to be fully bonded or discharged of record on or before the first anniversary of the Mortgage Loan origination date. The related Title Policy does not contain an exception for the lien. However, the Mortgage Loan documents contain a non-recourse carve-out for any losses resulting from the mechanic’s lien (including, without limitation, any termination of the Garden’s Alive lease, costs for “self-help”, costs, expenses and/or amounts paid to bond or discharge such lien, and reasonable counsel fees and expenses related to the foregoing).
8	Moffett Gateway (Loan No. 2)	(Permitted Liens; Title Insurance) – The sole tenant at the Mortgaged Property, Google Inc., has a right of first offer, so long as the Mortgagor or an affiliate owns the

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JPMorgan Chase Bank, National Association
Mortgaged Property, to purchase all or any portion of the Mortgaged Property that the Mortgagor is willing to sell. The right of first offer expressly does not apply to any third party (including any owner by reason of foreclosure or any successor-in-interest) who subsequently owns all or any portion of the Mortgaged Property.
8	Fresno Fashion Fair Mall (Loan No. 4)	(Permitted Liens; Title Insurance) – Pursuant to the related lease, the largest tenant at the Mortgaged Property, JC Penney, has the right to purchase its leased space at the Mortgaged Property. The Mortgagor may nullify this purchase option by releasing the tenant from its obligations under the lease, and the Mortgage Loan documents require that the Mortgagor reject any offer to purchase the leased parcel.
8	Bardmoor Palms (Loan No. 7)	(Permitted Liens; Title Insurance) – The largest tenant at the Mortgaged Property, Allstate Corporation, has a right of first refusal to purchase the Mortgaged Property in the event the Mortgagor receives an offer to purchase the Mortgaged Property from a bona fide third party buyer. The tenant has signed a subordination, non-disturbance and attornment agreement that subordinates the right to any foreclosure or deed-in-lieu or any subsequent transfer by the lender or its designee.
8	Courtyard Marriott – King Kamehameha (Loan No. 10)	(Permitted Liens; Title Insurance) – The ground leases are subordinate to a fee mortgage but the fee mortgagee provided a non-disturbance agreement with respect to the ground leases.
8	Orchard Hill Park (Loan No. 13)	(Permitted Liens; Title Insurance) – Target Corporation, a tenant on an adjacent parcel, has a right of first refusal to purchase the Mortgaged Property under a recorded agreement with the Mortgagor. The right does not apply in the context of a foreclosure or deed-in-lieu of foreclosure by the lender on the Mortgaged Property.
9	Moffett Gateway (Loan No. 2)	(Junior Liens) – There is a mezzanine loan in the amount of $50,000,000, which is held by a third party. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
9	Fresno Fashion Fair Mall (Loan No. 4)	(Junior Liens) – The Mortgage Loan documents permit the Mortgagor to incur personal property purchase money financing and leases that are (i) associated with the Mortgaged Property used in the ordinary course of operating and maintaining the Mortgaged Property whose removal would not materially damage or impair the value of the property (as determined by the borrower in its reasonable judgment) and (ii) secured only by the

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JPMorgan Chase Bank, National Association

financed property, up to an aggregate amount of not greater than $2,000,000, except that such limit does not apply to equipment leases associated with sustainability and environmental initiatives (including, but not limited to, initiatives such as solar panel installations and fuel cell installations) provided the same do not, in and of themselves, secure an aggregate amount in excess of $5,000,000.

The Mortgage Loan documents permit the Mortgagor to enter into any “Property-Assessed Clean Energy Loan” (PACE) which is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $10,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

9	Landmark Square (Loan No. 8)	(Junior Liens) – In connection with a bona fide transfer of the Mortgaged Property to an unaffiliated third party and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents, the owners of the transferee are permitted to obtain a mezzanine loan upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than 56.9%; (ii) immediately after giving effect to the mezzanine loan, the combined debt service coverage ratio based on the 12 month period immediately following the date of determination is not less than 2.25x; and (iii) the execution of an intercreditor agreement satisfactory to the lender in its sole discretion.
9	Courtyard Marriott – King Kamehameha (Loan No. 10)	(Junior Liens) – One or more direct or indirect newly-formed bankruptcy remote owners of the Mortgagor or a transferee in connection with a transfer of the Mortgaged Property to a party other than the Mortgagor or its affiliates and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents are permitted to obtain mezzanine financing upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) immediately after giving effect to the mezzanine loan, the Mortgage Loan and mezzanine loan have a combined loan-to-value ratio of not greater than 41.4%; (ii) the combined debt service coverage ratio based on the 12 month period immediately following the date of determination is not less than 1.97x; and (iii) the execution of an intercreditor agreement satisfactory to the lender and the rating agencies in their sole discretion.
9	55 Hawthorne (Loan No. 6)	(Junior Liens) – The owners of the Mortgagor are permitted to obtain one or more mezzanine loans upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than the loan-to-value ratio of the

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Mortgage Loan as of the origination date; (ii) a combined debt service coverage ratio not less than the debt service coverage ratio for the Mortgage Loan as of the origination date; and (iii) the execution of a customary intercreditor agreement reasonably acceptable to the lender.
9	Reston EastPointe (Loan No. 12)	(Junior Liens) – In connection with a bona fide transfer of the Mortgaged Property to an unaffiliated third party and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents, the owners of the transferee are permitted to obtain a mezzanine loan upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than 62.1%; (ii) immediately after giving effect to the mezzanine loan, the combined debt service coverage ratio based on the trailing three month period is not less than 2.23x; (iii) immediately after giving effect to the mezzanine loan, the combined debt yield based on the trailing three month period is not less than 9.4% and (iv) the execution of an intercreditor agreement reasonably satisfactory to the lender.
10	Hilton Hawaiian Village (Loan No. 1), Moffett Gateway (Loan No. 2), Dallas Design District (Loan No. 3), Fresno Fashion Fair Mall (Loan No. 4), Riverway (Loan No. 5) and Landmark Square (Loan No. 8)	(Assignment of Leases and Rents) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
14	Woodglen Village (Loan No. 22)	(Condemnation) – As of the origination date, the Mortgagor and the City of Houston were negotiating the sale of an unimproved portion of the Mortgaged Property (the “Outparcel”) to the City of Houston. In the event the purchase and sale of the Outparcel is not consummated, the City of Houston is expected to take the Outparcel through a condemnation proceeding. The Mortgage Loan documents permit the Mortgagor to release the Outparcel at any time during the term of the Mortgage Loan upon certain terms and conditions set forth in the Mortgage Loan documents.
15	Woodglen Village (Loan No. 22)	(Actions Concerning Mortgage Loans) – Swapnil Agarwal, the guarantor and a principal of Nitya Capital, the Mortgage Loan sponsor, is currently a defendant in a civil lawsuit. The claims against the sponsor are for tortious interference and misappropriation of trade secrets. The plaintiff is claiming damages of $200,000 to $1,000,000. No trial date has been set.
18	Hilton Hawaiian Village (Loan No. 1)	(Insurance) – The threshold at or above which the lender has the right to hold and disburse insurance proceeds in

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respect of a casualty loss is $60,000,000, rather than five percent (5%) of the then outstanding principal balance of the Mortgage Loan.

The Mortgagor may maintain property all-risk insurance with a deductible that does not exceed $500,000 per occurrence, and the Mortgagor may utilize a $5,000,000 aggregate deductible in conjunction with a per occurrence deductible which will not exceed $500,000 per occurrence except with respect to flood, wind and earthquake coverage (which may contain a deductible not to exceed 5% of the total insurable value of the Mortgaged Property subject to a $1,000,000 minimum). The Mortgagor is permitted to maintain flood, wind and earthquake coverage with a maximum deductible of 15% of the total insurable value of the Mortgaged Property if the guarantor delivers a guaranty of that portion that exceeds the 15% limit. In addition, subject to Rating Agency approval, the Mortgagor is permitted to provide coverage for named windstorm in an amount equal to the greater of $500,000,000 per occurrence and the 1,000 year Probable Maximum Loss as indicated in a risk analysis for all risk locations under the policy.

The Mortgage Loan documents permit the Mortgagor to maintain commercial general liability insurance with a combined limit of not less than $1,500,000 in the aggregate.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of insurance coverage is provided by insurance companies having a claims paying ability rating of “A” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company) and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “BBB+” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company).

The Mortgagors may maintain a portion of their coverage with United Specialty Insurance Company (“United”) in its current participation amounts and positions within the syndicate, provided that the Mortgagors obtain reinsurance with a cut-through endorsement, acceptable to the lender and the Rating Agencies, with respect to

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United from an insurance company which is rated at least “A” with S&P and “A2” with Moody’s, to the extent Moody’s rates the certificates and rates the applicable insurance company, or such higher rating as may be required by a Rating Agency, not to exceed “A+” with S&P and “A1” with Moody’s, to the extent Moody’s rates the certificates and rates the applicable insurance company.
18	Moffett Gateway (Loan No. 2)	(Insurance) – The Mortgage Loan documents permit the Mortgagor to maintain a portion of the earthquake insurance coverage with Aspen Specialty Insurance Company in its current participation amount within the syndicate, provided that the AM Best rating of the insurer is not withdrawn or downgraded below its rating as of the origination date and, upon renewal of the current policy, the Mortgagor replaces Aspen Specialty Insurance Company with an insurance company meeting the requirements of the Mortgage Loan documents.
18	Fresno Fashion Fair Mall (Loan No. 4)

(Insurance) – The Mortgagor may maintain property all-risk insurance with a deductible that does not exceed (i) 5% of the insured value for windstorm coverage (subject to a $1,000,000 minimum), (ii) 5% of the insured value for earthquake coverage (subject to a $1,000,000 minimum), (iii) 5% of the insured value for flood coverage (subject to a $1,000,000 minimum for high hazard flood zones) and (iv) $100,000 for all other such coverage.

The Mortgage Loan documents permit the Mortgagor to maintain general liability insurance coverage with a deductible or self-insured retention of $100,000.

The Mortgage Loan documents require insurers to have (i) an S&P rating of at least “A” or better and Moody’s rating of at least “A2”, if Moody’s is rating the Certificates and rates the applicable insurance company (however for multilayered blanket policies, up to 20% of such coverage may be written by carriers with a rating of not less than “BBB” by S&P and “Baa2” by Moody’s, if Moody’s is rating the Certificates and rates the applicable insurance company) and (ii) an AM Best rating of “A-:VIII” or better.

The Mortgagor may obtain insurance policies which (i) have coverages, deductibles and/or other related provisions other than those required by the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements of the Mortgage Loan documents, provided that the Mortgagor receives the lender’s prior written consent and, if required by the lender, a rating agency confirmation.

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18	Landmark Square (Loan No. 8)	(Insurance) – The Mortgagor may maintain property all-risk insurance with a deductible that does not exceed $100,000. In addition, the Mortgagor may maintain commercial general liability insurance with a deductible or self-insured retention that does not exceed $125,000 or such other higher amount as may be agreed to by the lender.
18	55 Hawthorne (Loan No. 6)	(Insurance) – The Mortgagor may maintain property all-risk insurance with a deductible that does not exceed 10% of the insured value for earthquake coverage.
18	Courtyard Marriott – King Kamehameha (Loan No. 10)

(Insurance) – The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that (i) if four (4) or fewer insurance companies issue the policies, then at least seventy-five percent (75%) of the required coverage is required to be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (ii) if five (5) or more insurance companies issue the policies, then at least sixty percent (60%) of the required coverage is required to be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies.

The Mortgagor is permitted to maintain insurance coverage with Starr Surplus Lines Insurance Company, Atain Specialty Insurance Company, Maxum Indemnity Company, United National Insurance Company and Ironshore Indemnity Inc. in their current participation amounts and positions within the syndicate, provided that (x) the respective AM Best rating of Starr Surplus Lines Insurance Company, Atain Specialty Insurance Company, Maxum Indemnity Company, and United National Insurance Company is not withdrawn or downgraded below the rating of such company on the origination date and (y) at renewal of the current policy term, the Mortgagor is required to replace Starr Surplus Lines Insurance Company, Atain Specialty Insurance Company, Maxum Indemnity Company, and United National Insurance Company with insurance companies meeting the ratings requirements set forth in the Mortgage Loan documents.

The Mortgagor is permitted to maintain the Worker’s Compensation and Employer’s Liability coverage through DTRIC Insurance Underwriters, Limited, provided the parent of such company, Aioi Nissay Dowa

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Insurance Company, Limited, continues to maintain the rating requirements set forth in the Mortgage Loan documents.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $2,000,000, rather than five percent (5%) of the then outstanding principal balance of the Mortgage Loan.

18	Marriott Galleria (Loan No. 15)

(Insurance) – The Mortgagor may maintain property all-risk insurance with a deductible that does not exceed $100,000. In addition, the Mortgagor may maintain commercial general liability insurance with a deductible that does not exceed $50,000.

The Mortgagor may maintain flood hazard insurance in the amount not to exceed the maximum amount available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (the “NFIP Policy”) plus $10,000,000. In addition, such NFIP Policy will be waived so long as the Mortgagor provides a private flood policy comparable to the NFIP Policy as determined by the lender.

19	Riverway (Loan No. 5)	(Access; Utilities; Separate Tax Lots) – A portion of the Mortgaged Property is a part of a tax parcel that contains additional land that is not part of the Mortgaged Property. The Mortgage Loan agreement requires that the Mortgagor cause the appropriate governmental authority to cause such portion of the Mortgaged Property to be assessed as a separate tax parcel prior to January 1, 2018. The Mortgagor is required to deposit into the monthly tax escrow reserve sufficient funds to cover the Mortgaged Property and additional land, until a separate parcel identification number is obtained.
19	Landmark Square (Loan No. 8)	(Access; Utilities; Separate Tax Lots) – A portion of the Mortgaged Property constituting the Mortgagor’s leasehold interest in an air rights parcel is taxed as part of the larger fee estate. The Mortgagor is required to pay 50% of the real estate taxes assessed against the entire parcel.
28	Hilton Hawaiian Village (Loan No. 1)	(Recourse Obligations) – The aggregate liability of the guarantor with respect to all full recourse carve-outs in the Mortgage Loan documents may not exceed an amount equal to 10% of the principal balance of the Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender (including reasonable attorneys’ fees and costs reasonably incurred).

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The guarantor is not a party to the environmental indemnity, and the Mortgagors are the sole parties liable for any breaches or violations of the environmental indemnity.

The indemnification obligations of the Mortgagors and the guarantor under the environmental indemnity will terminate three (3) years after the full and indefeasible payment of the Mortgage Loan provided that at the time of such payment, the Mortgagors or the guarantor furnish to the lender an updated environmental report from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which updated report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered in connection with the origination of the Mortgage Loan): (i) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, (ii) environmental liens encumbering the Mortgaged Property, (iii) administrative processes or proceedings or judicial proceedings directly connected with any environmental matter addressed in the indemnity, or (iv) the presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with applicable laws.

The carve-out regarding material misrepresentations is limited to material and willful misrepresentations.

The carve-outs regarding willful misconduct and waste are limited to willful misconduct that results in physical damage or waste to the Mortgaged Property.

Misapplication of gross revenues, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or conversion of such amounts is a loss carve-out.

Failure to obtain the lender’s prior consent to any transfer of the Mortgaged Property or a transfer of the ownership interests in the Mortgagors (excluding permitted transfers under the Mortgage Loan documents) is a loss carve-out.

28	Moffett Gateway (Loan No. 2)	(Recourse Obligations) – Following the repayment and satisfaction of the Mortgage Loan, provided that upon or after such repayment, the indemnitors deliver to the lender a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Property is free from hazardous substances, the Mortgagor and the guarantor will be released from their liabilities and obligations under the environmental indemnity on the second (2nd) anniversary of the date

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that the lender received such acceptable Phase I environmental report.

The carve-out for waste excludes the failure of the Mortgagor to repair or maintain, or to pay any expense in connection with the repair or maintenance of, all or any portion of the Mortgaged Property if funds sufficient to prevent such waste were, at the time in question, held in the cash management account and available to be used for property repairs or maintenance (i.e. not ear-marked for another purpose) and the lender fails to make such funds available to pay for such repairs or maintenance as required pursuant to the terms of the Mortgage Loan documents.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to conversion or application of such funds in a manner prohibited by the Mortgage Loan documents.

The carve-out for filing an answer consenting to or otherwise acquiescing in any involuntary bankruptcy filing is limited to the extent the Mortgagor has a good faith basis to object to such application.

Any transfer resulting from the death or legal incapacity of the individual nonrecourse carve-out guarantor, Jay Paul, will not trigger liability under the carve-out for transfers in violation of the Mortgage Loan documents.

The Mortgage Loan documents provide that there will be no recourse liability against the Mortgagor or the guarantors to the extent that such liability is solely the result of an action taken by the owner’s association under the recorded declaration of covenants, conditions and restrictions affecting the Mortgaged Property due to the lender exercising its rights under the proxy delivered by the Mortgagor at origination of the Mortgage Loan.

28	Fresno Fashion Fair Mall (Loan No. 4)

(Recourse Obligations) – There is no carve-out for willful misconduct.

Misapplication of gross revenues, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or conversion of such amounts is a loss carve-out.

The carve-out for material physical waste is limited to intentional physical waste of any portion of the Mortgaged Property (except for non-income producing portions of the Mortgaged Property which would not materially and adversely affect the ongoing use, economic value of, revenue or operations of the remaining Mortgaged Property) by the Mortgagor, the guarantor or any of their affiliates.

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The Mortgagor has sixty (60) days to discharge an involuntary bankruptcy petition against the Mortgagor by anyone other than the lender for which the Mortgagor or any affiliate solicited or caused to be solicited petitioning creditors (other than the lender) for such involuntary petition prior to triggering full recourse liability for such carve-out.

There is no full recourse carve-out for acquiescence to an involuntary bankruptcy filing.

The carve-out for unauthorized transfers is limited to (i) any voluntary transfer of all or substantially all of the fee title to the real estate comprising the Mortgaged Property or (ii) any voluntary conveyance of any direct or indirect interest in the Mortgagor in which a change of control prohibited by the Mortgage Loan documents occurs; provided that there is no liability under this carve-out for a transfer with respect to which the Mortgagor or any other party has failed to provide notice to the lender or the opportunity to review any documentation in connection with such transfer, or copies of the documentation relating to such transfer, which such transfer would otherwise constitute a permitted transfer under the Mortgage Loan documents if the Mortgagor had provided such requisite notice and/or provided such documentation to the lender).

The Mortgagor and guarantor will not have full recourse liability for transfers in violation of the Mortgage Loan documents or liability for losses under the non-recourse carve-out provisions to the extent that the circumstance, event or condition which gives rise to the breach or violation is directly attributable to one or more of the following: (i) insufficient revenues from the Mortgaged Property; (ii) the Mortgagor’s lack of access to revenue from the Mortgaged Property as a result of the lender’s exercise of its remedies with respect to Mortgaged Property cash flow, or otherwise; (iii) insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Mortgagor’s debts and liabilities as they become due and payable from sources other than revenues from the Mortgaged Property (subject to the carve-out related to special purpose entities); (v) the failure to pay the Mortgage Loan as a result of (i), (ii) or (iii) above; (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor, through a judgment or exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor or (vii) a transfer with respect to which the Mortgagor or any other person or entity has failed to provide notice to the lender or the opportunity to review any documentation for such transfer, in the event

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the transfer would otherwise be allowed under the Mortgage Loan documents.

In the event that (i) the Mortgage Loan is paid in full, and (ii) not more than three (3) months prior to the second anniversary of the date on which the Mortgage Loan is paid in full (or at any time thereafter), the Mortgagor, at its sole cost and expense, delivers to the indemnitee a current Phase I environmental site assessment of the Mortgaged Property in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant chosen or approved by the indemnitee in its sole but good faith discretion (and delivers a follow up Phase II environmental report if required by the Phase I) and such other information or investigations as the indemnitee may reasonably require, which conclude that the Mortgaged Property contains no “recognized environmental conditions” (as that term is used by environmental professionals under applicable ASTM standards), the Mortgagor and guarantor are required to be released from their obligations under the environmental indemnity on the second anniversary of the date on which the Mortgage Loan is paid in full (or at any time thereafter, if such conditions are satisfied after the second anniversary of such date).

The Mortgagor has obtained environmental coverage as part of its blanket environmental insurance policy. The environmental indemnity provides that the lender is required to use commercially reasonable efforts to pursue the environmental insurance policy procured by the Mortgagor, to the extent the same is available, prior to pursuing any remedies, and any liability of the Mortgagor and guarantor under the indemnity will be reduced by the amount actually received by the lender under such environmental policy.

28	Landmark Square (Loan No. 8)	(Recourse Obligations) – The indemnification obligations of the Mortgagor the guarantor under the environmental indemnity terminate one (1) year and one (1) day following the full and indefeasible payment of the Mortgage Loan (exclusive of any indemnification or other obligations which are expressly stated in any of the Mortgage Loan documents to survive satisfaction, provided that such indemnification or other obligations are inchoate in nature) or the full and indefeasible defeasance of the Mortgage Loan in accordance with the Mortgage Loan documents, provided that (i) the Mortgagor or the guarantor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to the lender, which updated report is dated no earlier than the date of such payment of defeasance and discloses, as of the date of such report, no actual or threatened (A) non-compliance with or violation of

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applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or its operations, which has not been cured in accordance with applicable law, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the indemnity, (D) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws and (E) no significant risk of contamination to the Mortgaged Property from any offsite hazardous substances in violation of the representations, warranties and covenants set forth in the indemnity and in other Mortgage Loan documents; (ii) no environmental claim involving or alleging any non-compliance with any applicable environmental laws or the existence of any unsafe or hazardous condition resulting from or related to a release of hazardous substances is pending or threatened in writing with respect to the Mortgaged Property; (iii) no change has occurred in applicable environmental laws which could reasonably be expected to result in the lender being held responsible for causing the Mortgaged Property not to be in material compliance with environmental laws and (iv) all periods of time have expired within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of such payment could be filed or asserted with (x) no such claim having been filed or asserted, or (y) the final, non-appealable decision of a court of competent jurisdiction denying the claim or assertion.

The carve-out for material physical waste is limited to the intentional acts or intentional omissions of the Mortgagor (excluding normal wear and tear and damage by casualty).

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to misapplication which remains uncured under the Mortgage Loan documents.

The carve-out for failure to deliver security deposits to the lender after an event of default excludes security deposits that were applied after an event of default with the express written consent of the lender.

28	55 Hawthorne (Loan No. 6)	(Recourse Obligations) – The carve-out for intentional misrepresentations is limited to material misrepresentations in any of the Mortgage Loan documents (i) by the guarantor or any of their respective authorized representatives, or (ii) by the Mortgagor, any affiliate of the Mortgagor or any of their respective

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authorized representatives, which was known by the Mortgagor or guarantor to be false when made.

The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by the Mortgagor or the guarantor.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication, intentional misappropriation or intentional conversion by the Mortgagor or the guarantor of any funds in violation of the Mortgage Loan documents (and less only that portion of such revenues which is actually used by the Mortgagor to operate the Mortgaged Property in the ordinary course of business and provided such use is approved in writing by the lender), except to the extent that the Mortgagor or the guarantor, as applicable, did not have the legal right to direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

There is no carve-out for failure to deliver security deposits to the lender after an event of default, but the Mortgage Loan documents include a loss carve-out for intentional misappropriation, intentional misapplication or intentional conversion of security deposits after an event of default.

The obligations and liabilities of the Mortgagor and the guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full or defeased, and (iii) indemnitee shall have received, at the Mortgagor’s and guarantor’s expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carve-out for

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losses for any material breach of any representation, warranty or indemnification obligation by the Mortgagor or the guarantor under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to the Mortgagor and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in the Mortgagor in violation of the Mortgage Loan documents.

The full recourse carve-outs for voluntary and involuntary bankruptcy do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for the Mortgagor, the guarantor or any of their affiliates requesting, agreeing or colluding with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor.

28	Bardmoor Palms (Loan No. 7)

(Recourse Obligations) – The liabilities and obligations of the Mortgagor and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee has received, at indemnitor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (iv) three (3) years have passed since date that the Mortgage Loan has been paid in full.

The carve-out for material physical waste is limited to intentional material physical waste.

The carve-out for voluntary bankruptcy filings excludes filings made at the consent or direction of the lender or servicer or their affiliates, and the carve-out for involuntary bankruptcy filings excludes filings by the lender, servicer or their affiliates.

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28	Centre Market Building (Loan No. 9)

(Recourse Obligations) – Involuntary transfers or other transfers made without the lender’s consent when the lender’s consent is required pursuant to the Mortgage Loan documents is a loss carve-out under the Mortgage Loan documents. The following transfers (excluding certain permitted transfers under the Mortgage Loan documents) will trigger full recourse liability under the Mortgage Loan documents: (i) any voluntary granting of a mortgage or other lien upon the Mortgaged Property, or (ii) any voluntary transfer which results in a failure of the guarantors to own at least 8.0% of the Mortgagor (directly or indirectly through trusts or other entities owned by the guarantors) and control the Mortgagor, or (iii) a sale or pledge of an interest in the Mortgagor by Newark Center Building Company, L.P., a New York limited partnership, KS Newark, LLC, a New Jersey limited liability company, the single purpose entity principal of the Mortgagor, the guarantors or the JBK Trust. Notwithstanding the foregoing, any sale of pledge arising from the death or incapacity of the guarantors will not trigger liability if the Mortgagor is unable to satisfy the requirements of a Permitted Change in Control. A “Permitted Change of Control” means the replacement of the guarantors as the controlling parties of the Mortgagor with an approved replacement guarantor in accordance with the provisions of the Mortgage Loan agreement.

The carve-out for material physical waste excludes waste occurred during a time when there was sufficient cash flow from the Mortgaged Property to prevent such waste (and such waste was preventable by the payment of money), but the lender or a receiver was in control of such revenue and did not allow it to be used to prevent such waste after request for such revenue was made by the Mortgagor.

The carve-out for willful misconduct excludes any action that requires the expenditure of any funds in order to perform the obligation in question to the extent there was (i) insufficient cash flow from the Mortgaged Property to allow the Mortgagor or the guarantors to perform the obligation or (ii) sufficient cash flow to perform such obligations, but the lender or a receiver was in control of such revenue and did not allow it to be used to allow the Mortgagor or guarantors to perform the obligation in question.

Acquiescence or filing an answer consenting to any involuntary bankruptcy action if such action is brought by the lender is not a full recourse carve-out.

The liabilities and obligations of the Mortgagor and the guarantors under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following

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conditions are satisfied in full (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee has received, at indemnitor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (iv) two years have passed since date that the Mortgage Loan has been paid in full.
28	Courtyard Marriott – King Kamehameha (Loan No. 10)	(Recourse Obligations) – There is no carve-out for misappropriation of rents, insurance proceeds or condemnation awards. There is a loss carve-out for misapplication or conversion of such amounts.
28	Reston EastPointe (Loan No. 12)

(Recourse Obligations) – The full recourse carve-out for failure to obtain the lender’s prior written consent to any transfer as required by the Mortgage Loan documents provides that there will be no liability to the Mortgagor if a transfer is otherwise permitted under the Mortgage Loan documents but for the Mortgagor failing to provide a required notice to the lender.

Following the repayment and satisfaction of the Mortgage Loan, provided that upon or after such repayment, the Mortgagor or guarantor delivers to the lender a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Property is free from hazardous substances, the Mortgagor and guarantor are required to be released from their liabilities and obligations set forth in the environmental indemnity on the third (3rd) anniversary of the date that the lender received such acceptable Phase I environmental report.

28	Orchard Hill Park (Loan No. 13)	(Recourse Obligations) – The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity will terminate two (2) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, the Mortgagor or the guarantor furnishes to the lender a Phase I environmental report, which report is from an environmental consultant reasonably acceptable to the lender and the rating agencies, and which discloses, as

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of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered in connection with the origination of the Mortgage Loan) (i) noncompliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or its operations, (ii) environmental liens encumbering the Mortgaged Property, (iii) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the environmental indemnity agreement or (iv) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
28	11200 Rockville Pike (Loan No. 14)	(Recourse Obligations) – Following the repayment and satisfaction of the Mortgage Loan, provided that upon or after such repayment, the Mortgagor and the guarantors deliver to the lender a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Property is free from hazardous substances, the Mortgagor and the guarantors will be released from their liabilities and obligations under the environmental indemnity on the third (3rd) anniversary of the date that the lender received such acceptable Phase I environmental report.
28	Marriott Galleria (Loan No. 15)

(Recourse Obligations) – The loss carve-out for material physical waste excludes material physical waste resulting from (i) the failure of the lender to make insurance or condemnation proceeds available for restoration of the Mortgaged Property as provided in the Mortgage Loan documents, (ii) the failure of the lender to make available funds on deposit in the reserve funds pursuant to the terms of the Mortgage Loan documents, (iii) the Mortgagor’s failure to remedy deferred maintenance items at the Mortgaged Property because it lacks sufficient cash flow (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by the Mortgagor, its single purpose entity principal or the guarantor or any of their affiliates), and (iv) the Mortgagor’s failure to restore the Mortgaged Property after a casualty or condemnation if the Mortgagor was, at the time of such casualty or condemnation, maintaining the insurance coverage required pursuant to the terms of the Mortgage Loan documents and the cost of such restoration exceeds the amount of the net proceeds actually made available to the Mortgagor to pay the costs of the restoration.

The obligations and liabilities of the Mortgagor and the guarantors with respect to environmental issues will terminate and be of no further force and effect with

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respect to any unasserted claim starting twenty-four (24) months after payment in full of the Mortgage Loan when all of the following conditions are satisfied: (i) the Mortgage Loan is paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date of the origination and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the loan documents, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee has received, at the Mortgagor’s and the guarantors’ expense, an updated Phase I environmental report dated within sixty (60) days of the requested release date showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the Mortgage Loan documents.
28	Royal Oaks Plaza (Loan No. 16)

(Recourse Obligations) – The obligations and liabilities of the Mortgagor and the guarantors under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan is paid in full or defeased and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full or defeased, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the Mortgage Loan is paid in full or defeased, (iii) the lender receives, at the borrower’s or guarantors’ expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (iv) two (2) years have passed since date that the Mortgage Loan has been paid in full or defeased.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in the Mortgagor, in each case in violation of the Mortgage Loan documents.

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28	4400 Dixie Highway (Loan No. 24)	(Recourse Obligations) – The obligation of the Mortgagor and the guarantors to indemnify the lender under the environmental indemnity will terminate and be of no further force and effect starting two (2) years after the payment in full of the Mortgage Loan, provided that at the time of such payment, the Mortgagor delivers to the lender, at the Mortgagor’s and the guarantors’ sole cost and expense, a Phase I environmental report from an environmental consultant reasonably acceptable to the lender and the rating agencies, and which report discloses, as of the date of such repayment, no actual or threatened (i) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or its operations, (ii) any environmental liens encumbering the Mortgaged Property, (iii) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Mortgage Loan documents or (iv) presence or release of any hazardous substances in, on, above, or under the Mortgaged Property that has not been fully remediated in accordance with all applicable laws.
29	Hilton Hawaiian Village (Loan No. 1)

(Mortgage Releases) – The Mortgagor is permitted to release the ground leased parcel at the Mortgaged Property after the expiration of the lockout period upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, the payment of the parcel release price of $2,500,000.

The Mortgagor is permitted to release the retail component at the Mortgaged Property and certain other parcels of property that do not materially and adversely affect the ongoing operations of the Mortgaged Property (other than the lost income associated with the parcels being released) at the Mortgaged Property after the expiration of the lockout period upon satisfaction of certain terms and conditions in the Mortgage Loan documents.

The release price for the retail component of the Mortgaged Property is required to be the product of (i) 110% and (ii) the product of (A) the greater of (1) 100% of the difference in value of the Mortgaged Property including the retail component and excluding the retail component (based on a new appraisal) and (2) the net sales proceeds and (B) 57.2%.

The release price for the other parcels of the Mortgaged Property is required to be the product of (a) 110% and (b) (i) the product of 100% of the difference in value of the Mortgaged Property including such parcel(s) and excluding such parcel(s) (based on a new appraisal) and

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(ii) 57.2%. In each case, the partial release requires the delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release.
29	Moffett Gateway (Loan No. 2)	(Mortgage Releases) – The Mortgagor may release an individual building at the Mortgaged Property and the related ownership interests in the owner’s association with a partial defeasance after the occurrence of the permitted defeasance date upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the defeasance of the “Adjusted Release Amount”, which is equal to (i) the allocated Mortgage Loan amount for the building plus (ii) if the Google Tenancy Condition is not satisfied, 25% of the allocated Mortgage Loan amount. The “Google Tenancy Condition” means (a) there is no excess cash flow sweep period caused by a tenant trigger event and (b) either the Google lease or a lease for the same premises with a tenant that has a long term unsecured debt rating of BBB or its equivalent is in full force and effect for the remaining Mortgaged Property.
29	Woodglen Village (Loan No. 22)	(Mortgage Releases) – The Mortgagor is permitted to release an unimproved outparcel at the Mortgaged Property at any time during the term of the Mortgage Loan upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, compliance with REMIC requirements and the payment of a release price equal to the greater of (i) $47,438 and (ii) the purchase price of the outparcel based on a sale to a party unaffiliated with the Mortgagor less reasonable and customary costs and expenses in connection with the sale. The related appraisal allocated a value of $55,000 to the outparcel.
30	Hilton Hawaiian Village (Loan No. 1)	(Financial Reporting; Rent Rolls) – The Mortgage Loan documents require the Mortgagor to deliver a complete copy of the guarantor’s (or its publicly traded parent’s) annual financial statements audited by a “Big Four” accounting firm or other independent certified accountant acceptable to the lender, and the financial information for the Mortgaged Property and the Mortgagor is required to be included a part of such annual audited financial statements.
31	Hilton Hawaiian Village (Loan No. 1)	(Acts of Terrorism Exclusion) – If (i) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension, or reauthorization is no longer in effect, (ii) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute, extension or reauthorization is

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modified which results in a material increase in terrorism coverage premiums or (iii) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States, then provided that terrorism insurance is commercially available, the Mortgagors are not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagors are required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In addition, In addition, the amount of terrorism coverage required under the Mortgage Loan documents is an amount equal to the lesser of (a) the amounts required for the all risk property coverage and (b) $1,275,000,000 (provided that, in the event such limit is an annual aggregate and said limit is eroded by five percent (5%) or more due to claims, the Mortgagors must reinstate the available limits within 90 days to the limits required in the Mortgage Loan documents.
31	Fresno Fashion Fair Mall (Loan No. 4)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension, or reauthorization is no longer in effect, the Mortgagor is not required to pay any annual premiums solely with respect to such terrorism coverage in excess of the 200% of the amount of the then annual premiums paid by the Mortgagor for all-risk coverage under a standalone all-risk policy (including property/casualty coverage and loss of rents/business interruption coverage), provided that if the premiums payable with respect to such terrorism coverage exceeds the cap amount, the lender may, at its option (i) purchase such stand-alone terrorism policy, with the Mortgagor paying such portion of the premiums with respect thereto equal to the cap and the lender paying such portion of the premiums in excess of the cap amount or (ii) modify the deductible amounts, policy limits and other required policy terms to reduce the premiums payable with respect to such stand-alone terrorism policy to the cap amount.
31	Landmark Square (Loan No. 8)

(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar statute is not in effect and provided that terrorism insurance is commercially available, the Mortgagor is not required to spend more than two (2) times the amount of

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the then-current premiums for the property all-risk and business interruption/rent loss coverage on a stand-alone basis (excluding the terrorism components under such policies) required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such capped amount.

31	55 Hawthorne (Loan No. 6)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar statute is not in effect and provided that terrorism insurance is commercially available, the Mortgagor is not required to spend more than 200% of the amount of the then-current premiums for the property all-risk and business interruption/rent loss coverage on a stand-alone basis (excluding the terrorism components under such policies) required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such capped amount.
31	Centre Market Building (Loan No. 9)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor or similar statute) is discontinued or not renewed, the Mortgagor is not required to spend more than 200% of the amount of the then-current annual premiums paid by the Mortgagor under a stand-alone all-risk policy (including property/casualty coverage and loss of rents/business interruption coverage), and if the cost exceeds such capped amount, the Mortgagor is required to purchase the maximum amount of coverage available with funds equal to the cap amount.
31	Courtyard Marriott – King Kamehameha (Loan No. 10)	(Acts of Terrorism Exclusion) – The insurance coverage for acts of terrorism is subject to a sublimit of not less than $75,000,000 per occurrence or as otherwise agreed to by the lender.
31	Orchard Hill Park (Loan No. 13)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2007 or any similar statute is not in effect, the Mortgagor is not required to spend more than two (2) times amount of the then-current premium paid by the Mortgagor with respect to the property all-risk and business interruption/rent loss insurance required under the Mortgage Loan documents.
31	Marriott Galleria (Loan No. 15)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute is no longer in effect and provided that terrorism insurance is commercially available, the Mortgagor is not required to spend more

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than two (2) times the amount of the insurance premium that is payable at such time on a stand-alone basis in respect of the Mortgaged Property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism components of such insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
33	Moffett Gateway (Loan No. 2)	(Single-Purpose Entity) – In addition to the Mortgaged Property, the Mortgagor also owns 100% of the equity interests in a related owner’s association under a declaration of covenants, conditions, restrictions, easements and charges for commercial planned development covering the two parcels of the Mortgaged Property. The Mortgagor delivered a proxy for such equity interests to the lender at origination of the Mortgage Loan.
33	Fresno Fashion Fair Mall (Loan No. 4)	(Single-Purpose Entity) – Prior to the origination date, the Mortgagor conveyed the parcel of real property containing the Forever 21 store to an affiliate of the Mortgagor.
34	55 Hawthorne (Loan No. 6)	(Defeasance) – The Mortgage Loan documents require the Mortgagor to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that the Mortgagor will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for the servicer is limited to a maximum amount of $25,000.
36	Hilton Hawaiian Village (Loan No. 1)

(Ground Leases) – A portion of the Mortgaged Property is comprised of a leasehold estate under a ground lease. The expiration date of the ground lease (including all extension options) is July 31, 2035, which is not more than 20 years beyond the maturity date of the Mortgage Loan.

The lender is not permitted to assign the Mortgagor’s leasehold interest in the ground lease without the ground lessor’s consent following an assignment of such leasehold interest to the lender by foreclosure, assignment in lieu of foreclosure or otherwise.

36	Dallas Design District (Loan No. 3)	(Ground Leases) – The Mortgagor ground leases a portion of the Mortgaged Property located at 1621 Oak Lawn. The ground lease does not expressly provide for the following: (i) that the ground lease may not be

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amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns; (ii) that any notice of default which is not delivered to the lender is ineffective as to the lender; (iii) that the lender or a mortgagee will be given time necessary to institute foreclosure proceedings or to acquire title to the Mortgaged Property to cure a default or that all non-curable defaults will be waived upon the acquisition of title to the leased premises; (iv) the requirement for a ground lessor estoppel upon request; (v) the application of insurance proceeds or condemnation awards to the restoration of the Mortgaged Property or paydown of the Mortgage Loan, with the lender or insurance trustee holding the proceeds or award; or (vi) the right to a new lease in the event of a termination or rejection of the lease in bankruptcy.
36	Landmark Square (Loan No. 8)	(Ground Leases) – A portion of the Mortgaged Property is comprised of the Mortgagor’s leasehold interest in an air rights parcel. The lease for the air rights parcel does not require that the lessor supply an estoppel.
36	Courtyard Marriott – King Kamehameha (Loan No. 10)

(Ground Leases) – The ground leases provide that to the extent that the Mortgagor operates a hotel on the Mortgaged Property, such hotel is required to (i) maintain a nationally or regionally recognized brand flag with a reputation, rating, quality and standards at least comparable to or higher than the reputation, rating, quality and standards of Courtyard by Marriott, (ii) be operated by an affiliate of the lessee, or (iii) be operated by a first-rate independent operator with an excellent reputation and track record of operating comparable hotel and resort properties with adequate financial ability in consideration of the leasehold obligations. Any change in the operator of the hotel not permitted by the preceding sentence requires the prior written consent of the ground lessor, which may not be unreasonably withheld, conditioned or delayed.

The leasehold mortgagee’s consent for amendments or modifications of the ground leases is only required to the extent that a proposed amendment of either ground lease affects the mortgagee’s rights under the applicable ground lease, shortens the term, materially decreases the fair market value of the leasehold interest, increases base rent, percentage rent or additional rent or otherwise materially increases lessee’s obligations. The Mortgage Loan documents include full recourse carveouts if, (i) the ground leases are canceled, terminated or surrendered without lender’s prior written consent, or (ii) without lender’s prior written consent, there is any amendment or modification of either ground lease that would (a) reduce the term (including any extension options), (b) increase

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the rent or any other material obligation of the Mortgagor or (c) modify any mortgagee protections.

The ground leases are subordinate to a fee mortgage but the fee mortgagee provided a non-disturbance agreement with respect to the ground leases.

The ground lessor’s consent is generally required for transfers of the Mortgaged Property, which consent may not be unreasonably withheld or conditioned. However, (i) a leasehold mortgagee may assign the ground leases after foreclosure or conveyance in lieu of foreclosure without lessor’s consent, (ii) interests in the Mortgaged Property can be transferred to affiliates of the lessee without consent, and (iii) space leases and subleases do not require the ground lessor’s consent so long as they do not cover more than 10,000 rentable square feet of space, are for a term in excess of 10 years, or require rent in excess of $150,000 per annum.

42	Las Palmas (Loan No. 17)	(Environmental Conditions) – The environmental assessment obtained at origination disclosed the historic presence of a gas station at the Mortgaged Property. The assessment characterized the former presence of a gas station as a recognized environmental condition and recommended that the Mortgagor further evaluate the potential impacts to the Mortgaged Property from the former gas station and, depending on the results of such investigation, the installation of a vapor mitigation system at the Mortgaged Property. The assessment provided an estimated cost of $80,000-$110,000 for the additional investigation and, if recommended by the investigation, the design and installation of a vapor mitigation system. Prior to origination, the Mortgagor spent $15,000 to conduct the additional testing, which recommended that the Mortgagor install and maintain the vapor mitigation system at an estimated cost of $65,000. At origination, the Mortgagor was required to reserve $80,000 for costs and expenses associated with the installation, maintenance and monitoring of the vapor mitigation system as recommended by the additional investigation.
42	Partridge Inn Augusta (Loan No. 23)	(Environmental Conditions) – The environmental assessment obtained at origination noted the presence of a fill cap and vent pipe at the Mortgaged Property, which the assessment indicated may be evidence that there is an underground storage tank at the Mortgaged Property. A review of regulatory records did not reveal the presence of any registered underground storage tanks at the Mortgaged Property, and the property manager was not aware of the existence of any underground storage tanks. The assessment recommended that a geophysical survey, including a ground penetrating radar (GPR) survey and/or

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magnetometer survey, be conducted in order to determine whether an underground storage tank is located on the eastern portion of the Mortgaged Property in the area of the observed vent and fill pipe, at an estimated cost of $3,500.

The assessment also indicated that a review of historical city directories indicated that Crystal Cleaners occupied the Mortgaged Property from 1948 until 1958, but the environmental consultant was unable to obtain additional information from municipal records regarding the former cleaners. The assessment recommended that a limited subsurface investigation be conducted in the vicinity of the former cleaning facility, in order to determine whether historical dry cleaning operations have impacted the Mortgaged Property and provided an estimated cost of $12,000 - $15,000 for such subsurface investigation.

At origination, the Mortgagor was required to obtain environmental insurance from Great American Insurance Group. The policy has individual and aggregate limits of $1,000,000, with a $50,000 deductible and a term expiring on November 30, 2029.

43	Landmark Square (Loan No. 8)	(Lease Estoppels) – As of the origination date, the Mortgage Loan Seller received lease estoppels accounting for approximately 64.05% of the in-place base rent for the Mortgaged Property.
46	Hilton Hawaiian Village (Loan No. 1), Moffett Gateway (Loan No. 2), Dallas Design District (Loan No. 3), Fresno Fashion Fair Mall (Loan No. 4), Riverway (Loan No. 5), Landmark Square (Loan No. 8) and Courtyard Marriott – King Kamehameha (Loan No. 10)	(Cross-Collateralization) – The Mortgage Loans are cross-collateralized and cross-defaulted with the related Companion Loan(s).

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5	Hilton Durham (Loan No. 21) and Hampton Inn & Suites Huntsville (Loan No. 34)	(Hospitality Provisions) – The related comfort letter provided at the Mortgage Loan origination is not enforceable by the securitization trust. The related comfort letter provides that upon written notice from the lender to the franchisor (within certain time frames specified in the comfort letter), the franchisor will recognize the trustee as “lender” under the comfort letter.
5	Holiday Inn Express Orangeburg (Loan No. 35)	(Hospitality Provisions) – The related comfort letter provided at the Mortgage Loan origination is not enforceable by the securitization trust. The related comfort letter provides that upon written notice and a request from the lender to the franchisor to issue a replacement comfort letter (within certain time frames specified in the comfort letter), a replacement comfort letter will be issued to the trustee.
8	The Shoppes at Letson Farms (Loan No. 28)	(Permitted Liens; Title Insurance) The largest tenant, Piggly Wiggly, has a right of first refusal to purchase the related leased premises in the event the Mortgagor intends to sell the leased premises separate and apart from the entire Mortgaged Property. The right of first refusal does not apply to any foreclosure or deed-in-lieu of foreclosure of the Mortgage Loan or the initial sale by the lender or purchaser following foreclosure.
8	Walgreens Cooper City (Loan No. 41)	(Permitted Liens; Title Insurance) The sole tenant, Walgreens, has a right of first refusal to purchase its leased premises at the same price and terms as contained in the bona fide third party offer provided that the tenant submits an offer to purchase such leased premises within 10 business days of receipt of notice of such offer from the landlord. The right of first refusal does not apply to any foreclosure of the Mortgage Loan or deed-in-lieu of foreclosure with respect to the Mortgage Loan.
9	Liberty Center (Loan No. 18)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than 80.0%; (ii) the debt service coverage ratio is equal to or greater than 1.20x; and (iii) the execution of an intercreditor agreement acceptable to the lender.
9	Hilton Durham (Loan No. 21)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined

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loan-to-value ratio of not greater than 75.0%; (ii) the debt service coverage ratio is equal to or greater than 1.40x; (iii) a debt yield not less than 10.0%; and (iv) the execution of an intercreditor agreement acceptable to the lender.
9	Pangea 15 (Loan No. 27)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than 70.0%; (ii) the debt service coverage ratio is equal to or greater than 1.50x; (iii) a debt yield not less than 9.5%; and (iv) the execution of an intercreditor agreement acceptable to the lender.
9	Studio City Apartments (Loan No. 31)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than 80.0%; (ii) the debt service coverage ratio is equal to or greater than 1.25x; and (iii) the execution of an intercreditor agreement reasonably acceptable to the lender.
18	Walgreens Cooper City (Loan No. 41)	(Insurance) – The Mortgagor’s obligation to provide required insurance will be suspended, subject to certain conditions set forth in the Mortgage Loan documents being met, including that the sole tenant of the Mortgaged Property provides third party insurance or elects to self-insure in accordance with the terms of its lease, provided that the Mortgagor will be obligated to provide commercial general liability insurance, rent loss and/or business interruption insurance, umbrella liability insurance and such other insurance as the lender may reasonably request. The sole tenant or a third party-agent appointed by the sole tenant has the right to hold and disburse insurance proceeds as the repair or restoration progresses instead of the lender (or a trustee appointed by the lender).
18	Rite Aid Sugar Hill (Loan No. 43)	(Insurance) – The Mortgagor’s obligation to provide required insurance (other than with respect to general commercial liability insurance) will be suspended, subject to certain conditions set forth in the Mortgage Loan documents being met, including that the sole tenant of the Mortgaged Property provides third party insurance or elects to self-insure in accordance with the terms of its lease, provided that on or after January 14, 2022, the Mortgagor will be obligated to provide rent loss and/or business interruption insurance. The sole tenant of the Mortgaged Property is required under the terms of the related lease to rebuild regardless of the receipt or the amount of insurance proceeds, provided that in the event of a casualty to the Mortgaged Property on or after January 14, 2022 and if the restoration cost would be greater than 1/3rd of the replacement value of the Mortgaged Property, the tenant has the option to

D-2-29

terminate the related lease and such tenant will be required to deliver all insurance proceeds to the Mortgagor.
26	Pangea 15 (Loan No. 27)	(Local Law Compliance) – Certain Mortgaged Properties are legal non-conforming with respect to use due to changes in in zoning regulations subsequent to their development, and the applicable zoning regulations provide that the related individual Mortgaged Properties may not be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to a casualty or destruction, (a) in the case of the 10 West 137th Street, the 2062 West 135th Place, the 2066 West 135th Place Mortgaged Properties, if any of the legal non-conforming use is discontinued for six consecutive months, the cost of restoration after such casualty or destruction exceeds 50% of the cost of restoration of the entire structure, or the cost of restoration after such casualty or destruction is less than 50% of the cost of restoration of the entire structure and such restoration is not started within one year of the date of such damage and diligently prosecuted, and (b) otherwise, if either the legal non-conforming use is discontinued for 18 continuous months or a building permit to replace the structure is not obtained within 18 months of the date of such casualty or destruction, or such structure was intentionally damaged by causes within the control of the Mortgagor.
26	Neilson Square (Loan No. 30)	(Local Law Compliance) – The Mortgaged Property is legal nonconforming as to use due to changes in zoning regulations subsequent to its construction, and the applicable zoning regulation provides that the Mortgaged Property may not be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to a casualty or destruction if either the legal non-conforming use is discontinued for one year or more or if the cost of restoration after such casualty or destruction exceeds 50% of the replacement value of the Mortgaged Property.
26	Studio City Apartments (Loan No. 31)	(Local Law Compliance) – The Mortgaged Property is legal nonconforming as to use due to changes in zoning regulations subsequent to its development whereby multifamily is permitted with a conditional zoning certificate, and the applicable zoning regulation provides that the Mortgaged Property may not be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to a casualty or destruction if either the legal non-conforming use is discontinued for six months or more or if the cost of restoration after such casualty or destruction equals or exceeds 60% of the replacement cost of the Mortgaged Property.

D-2-30

28	Liberty Center (Loan No. 18)	(Recourse Obligations) – The Mortgage Loan documents limit the recourse for material physical waste to intentional material physical waste.
28	Hilton Durham (Loan No. 21)	(Recourse Obligations) – The Mortgage Loan documents limit the recourse for material physical waste to intentional acts or intentional omissions of the related Mortgagor, guarantor, and/or any person or entity acting on their behalf or at their direction.
31	Liberty Center (Loan No. 18)	(Acts of Terrorism Exclusion) – Whether or not TRIA (or subsequent statute, extension or reauthorization) is in effect, the Mortgagor is not required to pay annual premiums for terrorism coverage in excess of two times the premium for a separate “special form” or “all risks” policy or equivalent policy insuring the Mortgaged Property (for purposes of such calculation, excluding coverage for catastrophe loss perils) on a stand-alone basis at the time the Mortgage Loan was closed.
31	Hilton Durham (Loan No. 21)	(Acts of Terrorism Exclusion) – If TRIA (or subsequent statute, extension or reauthorization) is not in effect, the Mortgagor is not required to pay annual premiums for terrorism coverage in excess of two times the premium for a separate “special form” or “all risks” policy or equivalent policy insuring the Mortgaged Property (for purposes of such calculation, excluding coverage for catastrophe loss perils).
42	Liberty Center (Loan No. 18)	(Environmental Conditions) – The related Environmental Insurance Policy has a $25,000 self-insured retention and extends for three years (instead of five years) past the maturity date of the Mortgage Loan.

D-2-31

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)	Distribution Date	Balance($)
4/15/2017	69,023,000.00	11/15/2021	69,023,000.00
5/15/2017	69,023,000.00	12/15/2021	69,023,000.00
6/15/2017	69,023,000.00	1/15/2022	69,022,685.38
7/15/2017	69,023,000.00	2/15/2022	68,015,894.56
8/15/2017	69,023,000.00	3/15/2022	66,725,238.44
9/15/2017	69,023,000.00	4/15/2022	65,708,855.49
10/15/2017	69,023,000.00	5/15/2022	64,595,325.05
11/15/2017	69,023,000.00	6/15/2022	63,570,061.17
12/15/2017	69,023,000.00	7/15/2022	62,447,899.96
1/15/2018	69,023,000.00	8/15/2022	61,413,681.15
2/15/2018	69,023,000.00	9/15/2022	60,375,152.59
3/15/2018	69,023,000.00	10/15/2022	59,240,100.38
4/15/2018	69,023,000.00	11/15/2022	58,192,506.42
5/15/2018	69,023,000.00	12/15/2022	57,048,644.15
6/15/2018	69,023,000.00	1/15/2023	55,991,909.23
7/15/2018	69,023,000.00	2/15/2023	54,930,769.42
8/15/2018	69,023,000.00	3/15/2023	53,590,816.41
9/15/2018	69,023,000.00	4/15/2023	52,519,646.45
10/15/2018	69,023,000.00	5/15/2023	51,352,872.23
11/15/2018	69,023,000.00	6/15/2023	50,272,364.72
12/15/2018	69,023,000.00	7/15/2023	49,096,515.96
1/15/2019	69,023,000.00	8/15/2023	48,006,593.08
2/15/2019	69,023,000.00	9/15/2023	46,912,124.98
3/15/2019	69,023,000.00	10/15/2023	45,722,708.86
4/15/2019	69,023,000.00	11/15/2023	44,618,709.00
5/15/2019	69,023,000.00	12/15/2023	43,420,029.62
6/15/2019	69,023,000.00	1/15/2024	42,306,418.54
7/15/2019	69,023,000.00	2/15/2024	41,188,162.09
8/15/2019	69,023,000.00	3/15/2024	39,886,014.69
9/15/2019	69,023,000.00	4/15/2024	38,757,647.82
10/15/2019	69,023,000.00	5/15/2024	37,535,287.71
11/15/2019	69,023,000.00	6/15/2024	36,397,106.38
12/15/2019	69,023,000.00	7/15/2024	35,165,208.22
1/15/2020	69,023,000.00	8/15/2024	34,017,130.57
2/15/2020	69,023,000.00	9/15/2024	32,864,261.74
3/15/2020	69,023,000.00	10/15/2024	31,618,089.76
4/15/2020	69,023,000.00	11/15/2024	30,455,202.10
5/15/2020	69,023,000.00	12/15/2024	29,199,293.45
6/15/2020	69,023,000.00	1/15/2025	28,026,303.39
7/15/2020	69,023,000.00	2/15/2025	26,858,101.06
8/15/2020	69,023,000.00	3/15/2025	25,424,538.88
9/15/2020	69,023,000.00	4/15/2025	24,245,469.11
10/15/2020	69,023,000.00	5/15/2025	22,975,004.61
11/15/2020	69,023,000.00	6/15/2025	21,785,712.95
12/15/2020	69,023,000.00	7/15/2025	20,505,314.48
1/15/2021	69,023,000.00	8/15/2025	19,305,715.72
2/15/2021	69,023,000.00	9/15/2025	18,101,112.93
3/15/2021	69,023,000.00	10/15/2025	16,805,834.59
4/15/2021	69,023,000.00	11/15/2025	15,590,797.07
5/15/2021	69,023,000.00	12/15/2025	14,285,377.91
6/15/2021	69,023,000.00	1/15/2026	13,059,818.65
7/15/2021	69,023,000.00	2/15/2026	11,829,145.59
8/15/2021	69,023,000.00	3/15/2026	10,338,919.62
9/15/2021	69,023,000.00	4/15/2026	9,096,875.33
10/15/2021	69,023,000.00	5/15/2026	7,765,210.02

E-1

Distribution Date	Balance($)	Distribution Date	Balance($)
6/15/2026	6,512,418.69	9/15/2026	2,637,778.14
7/15/2026	5,170,309.03	10/15/2026	1,280,010.70
8/15/2026	3,906,681.02	11/15/2026 and
		thereafter	0.00

E-2

ANNEX F

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT GATEWAY MORTGAGE LOAN

Monthly Payment Date	A-Note Principal ($)	Mortgage Loan Principal ($)
4/1/2017	0.00	0.00
5/1/2017	0.00	0.00
6/1/2017	0.00	0.00
7/1/2017	0.00	0.00
8/1/2017	0.00	0.00
9/1/2017	0.00	0.00
10/1/2017	0.00	0.00
11/1/2017	0.00	0.00
12/1/2017	0.00	0.00
1/1/2018	0.00	0.00
2/1/2018	0.00	0.00
3/1/2018	0.00	0.00
4/1/2018	0.00	0.00
5/1/2018	0.00	0.00
6/1/2018	0.00	0.00
7/1/2018	0.00	0.00
8/1/2018	0.00	0.00
9/1/2018	0.00	0.00
10/1/2018	0.00	0.00
11/1/2018	0.00	0.00
12/1/2018	0.00	0.00
1/1/2019	0.00	0.00
2/1/2019	0.00	0.00
3/1/2019	0.00	0.00
4/1/2019	0.00	0.00
5/1/2019	0.00	0.00
6/1/2019	0.00	0.00
7/1/2019	0.00	0.00
8/1/2019	0.00	0.00
9/1/2019	0.00	0.00
10/1/2019	0.00	0.00
11/1/2019	0.00	0.00
12/1/2019	0.00	0.00
1/1/2020	0.00	0.00
2/1/2020	0.00	0.00
3/1/2020	0.00	0.00
4/1/2020	0.00	0.00
5/1/2020	0.00	0.00
6/1/2020	0.00	0.00
7/1/2020	0.00	0.00
8/1/2020	0.00	0.00
9/1/2020	0.00	0.00
10/1/2020	0.00	0.00
11/1/2020	0.00	0.00
12/1/2020	0.00	0.00
1/1/2021	0.00	0.00
2/1/2021	0.00	0.00
3/1/2021	0.00	0.00
4/1/2021	0.00	0.00
5/1/2021	0.00	0.00
6/1/2021	0.00	0.00
7/1/2021	0.00	0.00
8/1/2021	0.00	0.00
9/1/2021	0.00	0.00
10/1/2021	0.00	0.00
11/1/2021	476,999.17	157,036.76
12/1/2021	515,088.77	169,576.55
1/1/2022	480,259.40	158,110.09
2/1/2022	481,837.65	158,629.68
3/1/2022	592,517.52	195,067.49

F-1

Monthly Payment Date	A-Note Principal ($)	Mortgage Loan Principal ($)
4/1/2022	485,368.23	159,792.01
5/1/2022	523,214.48	172,251.68
6/1/2022	488,682.68	160,883.19
7/1/2022	526,432.55	173,311.13
8/1/2022	492,018.58	161,981.43
9/1/2022	493,635.47	162,513.74
10/1/2022	531,241.33	174,894.26
11/1/2022	497,003.46	163,622.54
12/1/2022	534,511.38	175,970.83
1/1/2023	500,393.26	164,738.52
2/1/2023	502,037.68	165,279.89
3/1/2023	610,822.66	201,093.88
4/1/2023	505,694.80	166,483.88
5/1/2023	542,949.99	178,748.97
6/1/2023	509,140.89	167,618.40
7/1/2023	546,295.88	179,850.50
8/1/2023	512,609.31	168,760.27
9/1/2023	514,293.86	169,314.85
10/1/2023	551,299.02	181,497.62
11/1/2023	517,795.65	170,467.71
12/1/2023	554,698.98	182,616.95
1/1/2024	521,320.13	171,628.03
2/1/2024	523,033.31	172,192.04
3/1/2024	594,816.56	195,824.38
4/1/2024	526,706.83	173,401.42
5/1/2024	563,351.04	185,465.36
6/1/2024	530,289.02	174,580.75
7/1/2024	566,829.07	186,610.39
8/1/2024	533,894.41	175,767.71
9/1/2024	535,648.91	176,345.32
10/1/2024	572,033.11	188,323.66
11/1/2024	539,289.01	177,543.71
12/1/2024	575,567.36	189,487.20
1/1/2025	542,952.70	178,749.86
2/1/2025	544,736.97	179,337.27
3/1/2025	649,516.50	213,832.59
4/1/2025	548,661.57	180,629.32
5/1/2025	584,667.38	192,483.09
6/1/2025	552,385.96	181,855.46
7/1/2025	588,283.47	193,673.57
8/1/2025	556,134.47	183,089.54
9/1/2025	557,962.06	183,691.21
10/1/2025	593,697.43	195,455.95
11/1/2025	561,746.68	184,937.18
12/1/2025	597,372.01	196,665.68
1/1/2026	565,555.82	186,191.22
2/1/2026	567,414.37	186,803.08
3/1/2026	670,066.63	220,598.07
4/1/2026	571,481.03	188,141.90
5/1/2026	606,823.30	199,777.22
6/1/2026	575,353.21	189,416.70
7/1/2026	610,582.89	201,014.94
8/1/2026	579,250.48	190,699.75
9/1/2026	581,154.03	191,326.43
10/1/2026	616,215.04	202,869.15
11/1/2026	585,088.87	192,621.85
12/1/2026	620,035.46	204,126.90
1/1/2027	589,049.20	193,925.66
2/1/2027	590,984.95	194,562.95
3/1/2027	691,426.15	227,630.01
4/1/2027	207,031,779.95	68,158,610.68

F-2

ANNEX G

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE COURTYARD MARRIOTT – KING

KAMEHAMEHA MORTGAGE LOAN

Monthly Payment Date	Whole Loan Interest ($)	Whole Loan Principal ($)	A-Note Interest ($)	A-Note Principal ($)	B-Note Interest ($)	B-Note Principal ($)
4/1/2017	268,641.61	49,881.89	165,450.21	36,277.74	103,191.40	13,604.15
5/1/2017	259,739.64	58,783.86	159,967.69	42,751.90	99,771.95	16,031.96
6/1/2017	268,110.11	50,413.39	165,122.87	36,664.28	102,987.24	13,749.11
7/1/2017	259,222.78	59,300.72	159,649.37	43,127.80	99,573.41	16,172.92
8/1/2017	267,573.49	50,950.01	164,792.38	37,054.55	102,781.11	13,895.46
9/1/2017	267,324.29	51,199.21	164,638.90	37,235.79	102,685.39	13,963.42
10/1/2017	258,458.58	60,064.92	159,178.72	43,683.58	99,279.86	16,381.34
11/1/2017	266,780.08	51,743.42	164,303.74	37,631.58	102,476.34	14,111.84
12/1/2017	257,929.35	60,594.15	158,852.78	44,068.47	99,076.58	16,525.68
1/1/2018	266,230.63	52,292.87	163,965.34	38,031.18	102,265.29	14,261.69
2/1/2018	265,974.86	52,548.64	163,807.82	38,217.20	102,167.04	14,331.45
3/1/2018	240,003.20	78,520.30	147,812.47	57,105.67	92,190.73	21,414.63
4/1/2018	265,333.78	53,189.72	163,413.00	38,683.43	101,920.79	14,506.29
5/1/2018	256,522.86	62,000.64	157,986.55	45,091.37	98,536.31	16,909.26
6/1/2018	264,770.37	53,753.13	163,066.00	39,093.18	101,704.37	14,659.94
7/1/2018	255,974.96	62,548.54	157,649.11	45,489.85	98,325.85	17,058.69
8/1/2018	264,201.53	54,321.97	162,715.67	39,506.89	101,485.86	14,815.08
9/1/2018	263,935.83	54,587.67	162,552.03	39,700.12	101,383.80	14,887.55
10/1/2018	255,163.39	63,360.11	157,149.29	46,080.08	98,014.11	17,280.03
11/1/2018	263,358.94	55,164.56	162,196.73	40,119.68	101,162.20	15,044.88
12/1/2018	254,602.38	63,921.12	156,803.77	46,488.09	97,798.61	17,433.03
1/1/2019	262,776.48	55,747.02	161,838.01	40,543.29	100,938.47	15,203.73
2/1/2019	262,503.81	56,019.69	161,670.08	40,741.59	100,833.73	15,278.10
3/1/2019	236,852.74	81,670.76	145,872.17	59,396.92	90,980.56	22,273.84
4/1/2019	261,830.35	56,693.15	161,255.31	41,231.38	100,575.04	15,461.77
5/1/2019	253,115.87	65,407.63	155,888.26	47,569.19	97,227.61	17,838.45
6/1/2019	261,233.14	57,290.36	160,887.51	41,665.71	100,345.64	15,624.64
7/1/2019	252,535.09	65,988.41	155,530.58	47,991.57	97,004.52	17,996.84
8/1/2019	260,630.17	57,893.33	160,516.15	42,104.24	100,114.02	15,789.09
9/1/2019	260,347.01	58,176.49	160,341.76	42,310.17	100,005.25	15,866.31
10/1/2019	251,673.35	66,850.15	154,999.85	48,618.29	96,673.50	18,231.86
11/1/2019	259,735.49	58,788.01	159,965.14	42,754.91	99,770.36	16,033.09
12/1/2019	251,078.67	67,444.83	154,633.60	49,050.79	96,445.07	18,394.05
1/1/2020	259,118.07	59,405.43	159,584.88	43,203.95	99,533.19	16,201.48
2/1/2020	258,827.52	59,695.98	159,405.93	43,415.26	99,421.58	16,280.72
3/1/2020	241,855.82	76,667.68	148,953.46	55,758.31	92,902.37	20,909.37
4/1/2020	258,160.55	60,362.95	158,995.16	43,900.33	99,165.38	16,462.62
5/1/2020	249,547.07	68,976.43	153,690.32	50,164.68	95,856.75	18,811.75
6/1/2020	257,527.93	60,995.57	158,605.55	44,360.41	98,922.38	16,635.15
7/1/2020	248,931.87	69,591.63	153,311.43	50,612.10	95,620.44	18,979.54
8/1/2020	256,889.22	61,634.28	158,212.18	44,824.93	98,677.04	16,809.35
9/1/2020	256,587.76	61,935.74	158,026.52	45,044.18	98,561.24	16,891.57
10/1/2020	248,017.57	70,505.93	152,748.34	51,277.04	95,269.23	19,228.89
11/1/2020	255,939.97	62,583.53	157,627.56	45,515.30	98,312.41	17,068.24
12/1/2020	247,387.61	71,135.89	152,360.36	51,735.19	95,027.25	19,400.70
1/1/2021	255,285.93	63,237.57	157,224.75	45,990.96	98,061.18	17,246.61
2/1/2021	254,976.63	63,546.87	157,034.26	46,215.91	97,942.37	17,330.96
3/1/2021	230,020.74	88,502.76	141,664.50	64,365.65	88,356.24	24,137.12
4/1/2021	254,232.94	64,290.56	156,576.24	46,756.77	97,656.70	17,533.79
5/1/2021	245,727.57	72,795.93	151,337.98	52,942.50	94,389.59	19,853.44
6/1/2021	253,562.43	64,961.07	156,163.29	47,244.41	97,399.14	17,716.65
7/1/2021	245,075.52	73,447.98	150,936.39	53,416.71	94,139.12	20,031.27
8/1/2021	252,885.46	65,638.04	155,746.36	47,736.76	97,139.10	17,901.28
9/1/2021	252,564.42	65,959.08	155,548.64	47,970.24	97,015.78	17,988.84
10/1/2021	244,104.97	74,418.53	150,338.66	54,122.57	93,766.31	20,295.96

Monthly Payment Date	Whole Loan Interest ($)	Whole Loan Principal ($)	A-Note Interest ($)	A-Note Principal ($)	B-Note Interest ($)	B-Note Principal ($)
11/1/2021	251,877.81	66,645.69	155,125.77	48,469.59	96,752.04	18,176.10
12/1/2021	243,437.27	75,086.23	149,927.43	54,608.17	93,509.83	20,478.06
1/1/2022	251,184.59	67,338.91	154,698.83	48,973.75	96,485.76	18,365.16
2/1/2022	250,855.23	67,668.27	154,495.98	49,213.29	96,359.24	18,454.98
3/1/2022	226,279.97	92,243.53	139,360.65	67,086.20	86,919.32	25,157.33
4/1/2022	250,073.08	68,450.42	154,014.28	49,782.12	96,058.80	18,668.30
5/1/2022	241,682.21	76,841.29	148,846.53	55,884.58	92,835.67	20,956.72
6/1/2022	249,362.44	69,161.06	153,576.61	50,298.95	95,785.83	18,862.11
7/1/2022	240,991.13	77,532.37	148,420.91	56,387.18	92,570.22	21,145.19
8/1/2022	248,644.95	69,878.55	153,134.72	50,820.77	95,510.22	19,057.79
9/1/2022	248,303.16	70,220.34	152,924.23	51,069.34	95,378.94	19,151.00
10/1/2022	239,961.01	78,562.49	147,786.48	57,136.36	92,174.52	21,426.13
11/1/2022	247,575.45	70,948.05	152,476.05	51,598.58	95,099.40	19,349.47
12/1/2022	239,253.32	79,270.18	147,350.64	57,651.04	91,902.69	21,619.14
1/1/2023	246,840.72	71,682.78	152,023.54	52,132.93	94,817.18	19,549.85
2/1/2023	246,490.11	72,033.39	151,807.61	52,387.92	94,682.50	19,645.47
3/1/2023	222,318.00	96,205.50	136,920.56	69,967.64	85,397.44	26,237.86
4/1/2023	245,667.23	72,856.27	151,300.82	52,986.38	94,366.41	19,869.89
5/1/2023	237,397.63	81,125.87	146,207.76	59,000.63	91,189.87	22,125.24
6/1/2023	244,914.09	73,609.41	150,836.97	53,534.12	94,077.11	20,075.29
7/1/2023	236,665.22	81,858.28	145,756.68	59,533.30	90,908.53	22,324.99
8/1/2023	244,153.68	74,369.82	150,368.65	54,087.14	93,785.02	20,282.68
9/1/2023	243,789.93	74,733.57	150,144.63	54,351.69	93,645.30	20,381.88
10/1/2023	235,572.00	82,951.50	145,083.39	60,328.37	90,488.60	22,623.14
11/1/2023	243,018.67	75,504.83	149,669.63	54,912.60	93,349.04	20,592.23
12/1/2023	234,821.97	83,701.53	144,621.47	60,873.84	90,200.50	22,827.69
1/1/2024	242,239.98	76,283.52	149,190.05	55,478.93	93,049.93	20,804.60
2/1/2024	241,866.87	76,656.63	148,960.26	55,750.28	92,906.61	20,906.35
3/1/2024	225,911.80	92,611.70	139,133.90	67,353.96	86,777.90	25,257.74
4/1/2024	241,038.96	77,484.54	148,450.37	56,352.40	92,588.59	21,132.15
5/1/2024	232,896.74	85,626.76	143,435.77	62,274.00	89,460.98	23,352.75
6/1/2024	240,241.16	78,282.34	147,959.02	56,932.61	92,282.14	21,349.73
7/1/2024	232,120.91	86,402.59	142,957.95	62,838.25	89,162.96	23,564.34
8/1/2024	239,435.67	79,087.83	147,462.94	57,518.42	91,972.73	21,569.41
9/1/2024	239,048.84	79,474.66	147,224.70	57,799.75	91,824.14	21,674.91
10/1/2024	230,961.41	87,562.09	142,243.84	63,681.52	88,717.57	23,880.57
11/1/2024	238,231.84	80,291.66	146,721.53	58,393.93	91,510.31	21,897.72
12/1/2024	230,166.90	88,356.60	141,754.52	64,259.35	88,412.38	24,097.25
1/1/2025	237,406.97	81,116.53	146,213.51	58,993.84	91,193.46	22,122.69
2/1/2025	237,010.22	81,513.28	145,969.16	59,282.39	91,041.06	22,230.90
3/1/2025	213,713.64	104,809.86	131,621.33	76,225.35	82,092.31	28,584.51
4/1/2025	236,098.89	82,424.61	145,407.90	59,945.17	90,690.99	22,479.44
5/1/2025	228,092.65	90,430.85	140,477.04	65,767.89	87,615.62	24,662.96
6/1/2025	235,253.43	83,270.07	144,887.20	60,560.05	90,366.24	22,710.02
7/1/2025	227,270.47	91,253.03	139,970.67	66,365.84	87,299.80	24,887.19
8/1/2025	234,399.82	84,123.68	144,361.48	61,180.86	90,038.34	22,942.82
9/1/2025	233,988.36	84,535.14	144,108.07	61,480.10	89,880.29	23,055.04
10/1/2025	226,040.22	92,483.28	139,212.99	67,260.57	86,827.23	25,222.71
11/1/2025	233,122.55	85,400.95	143,574.83	62,109.78	89,547.71	23,291.17
12/1/2025	225,198.23	93,325.27	138,694.43	67,872.92	86,503.80	25,452.35
1/1/2026	232,248.38	86,275.12	143,036.45	62,745.54	89,211.93	23,529.58
2/1/2026	231,826.40	86,697.10	142,776.56	63,052.44	89,049.83	23,644.66
3/1/2026	209,008.58	109,514.92	128,723.59	79,647.22	80,284.98	29,867.71
4/1/2026	230,866.70	87,656.80	142,185.51	63,750.40	88,681.19	23,906.40
5/1/2026	223,004.48	95,519.02	137,343.35	69,468.38	85,661.13	26,050.64
6/1/2026	229,970.77	88,552.73	141,633.73	64,401.99	88,337.04	24,150.74
7/1/2026	222,133.21	96,390.29	136,806.75	70,102.03	85,326.46	26,288.26
8/1/2026	229,066.19	89,457.31	141,076.62	65,059.86	87,989.57	24,397.45
9/1/2026	228,628.65	89,894.85	140,807.14	65,378.08	87,821.50	24,516.78

Monthly Payment Date	Whole Loan Interest ($)	Whole Loan Principal ($)	A-Note Interest ($)	A-Note Principal ($)	B-Note Interest ($)	B-Note Principal ($)
10/1/2026	220,828.03	97,695.47	136,002.92	71,051.25	84,825.11	26,644.22
11/1/2026	227,711.12	90,812.38	140,242.06	66,045.37	87,469.06	24,767.01
12/1/2026	219,935.76	98,587.74	135,453.39	71,700.18	84,482.36	26,887.57
1/1/2027	226,784.74	91,738.76	139,671.53	66,719.10	87,113.22	25,019.66
2/1/2027	226,336.04	92,187.46	139,395.18	67,045.43	86,940.86	25,142.03

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	19
Risk Factors	51
Description of the Mortgage Pool	120
Transaction Parties	202
Credit Risk Retention	232
Description of the Certificates	241
Description of the Mortgage Loan Purchase Agreements	275
Pooling and Servicing Agreement	283
Certain Legal Aspects of Mortgage Loans	385
Certain Affiliations, Relationships and Related
Transactions Involving Transaction Parties	401
Pending Legal Proceedings Involving Transaction Parties	403
Use of Proceeds	403
Yield and Maturity Considerations	403
Material Federal Income Tax Considerations	416
Certain State and Local Tax Considerations	428
Method of Distribution (Underwriter)	428
Incorporation of Certain Information by Reference	429
Where You Can Find More Information	430
Financial Information	430
Certain ERISA Considerations	430
Legal Investment	434
Legal Matters	435
Ratings	435
Index of Defined Terms	439

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$944,063,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.

Depositor

JPMCC
Commercial Mortgage
Securities Trust 2017-JP5

Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2017-JP5

Class A-1	$43,930,000
Class A-2	$82,828,000
Class A-3	$38,000,000
Class A-4	$135,000,000
Class A-5	$396,306,000
Class A-SB	$69,023,000
Class X-A	$836,131,000
Class X-B	$51,917,000
Class X-C	$56,015,000
Class A-S	$71,044,000
Class B	$51,917,000
Class C	$56,015,000

PRELIMINARY PROSPECTUS

J.P. Morgan
Lead Manager and Sole Bookrunner

Drexel Hamilton
Co-Manager

Academy Securities
Co-Manager

March           , 2017